 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-197002
PROSPECTUS
8,333,333 Shares

Townsquare Media, Inc.
Class A Common Stock
$11.00 per share

This is an initial public offering of shares of Class A common stock of Townsquare Media, Inc. We are offering shares of our Class A common stock.
Prior to this offering, there has been no public market for our Class A common stock. Our shares of Class A common stock have been approved for listing on the New York Stock Exchange under the symbol “TSQ.”
Following completion of this offering, there will be three classes of authorized common stock outstanding: Class A, Class B and Class C common stock, each par value $0.01 per share. Each holder of Class A common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Each holder of Class B common stock is entitled to ten votes per share on each matter submitted to a vote of stockholders. Holders of shares of Class C common stock are not entitled to any voting rights with respect to such shares of Class C common stock. Following completion of this offering, certain funds managed by Oaktree Capital Management, L.P. will own a majority of the voting power of the Company through their ownership of Class B common stock.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, may elect to comply with certain reduced public company reporting requirements. See “Implications of Being an Emerging Growth Company” on page v.
Investing in our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 22 of the prospectus.

	Per Share	Total
Public offering price	$11.00	$91,666,663
Underwriting discounts and commissions	$0.77	$6,416,666
Proceeds, before expenses, to us	$10.23	$85,249,997

The underwriters have an option to purchase up to 1,250,000 additional shares from us at the initial public offering price, less the underwriting discount. The underwriters can exercise this option at any time and from time to time within 30 days from the date of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the shares of Class A common stock will be made on or about July 29, 2014.

BofA Merrill Lynch	Jefferies	RBC Capital Markets

Guggenheim Securities	Macquarie Capital

The date of this prospectus is July 23, 2014.

We have not and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
i

ABOUT THIS PROSPECTUS
Unless we state otherwise or the context otherwise requires, the terms the “Company,” “Townsquare,” “we,” “our,” or “us” refer, prior to the Conversion discussed in the section entitled “Prospectus Summary—Background and Corporate Information,” to Townsquare Media, LLC, and its consolidated subsidiaries, which will be converted into Townsquare Media, Inc. prior to the completion of this offering. Accordingly, all financial and other information herein relating to periods prior to the completion of the Conversion is that of, or derived from, Townsquare Media, LLC.
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
MARKET, RANKING AND OTHER INDUSTRY DATA
In this prospectus we rely on and refer to information and statistics regarding our industry, the size of certain markets and our position within the sectors in which we compete. Some of the market and industry data contained in this prospectus are based on independent industry publications or other publicly available information, while other information is based on our good faith estimates, which are derived from our review of internal surveys, as well as independent sources listed in this prospectus, and our management’s knowledge and experience in the markets in which we operate. Our estimates have also been based on information obtained from our customers, suppliers and other contacts in the markets in which we operate. We believe that these independent sources and our internal data are reliable as of their respective dates.
TRADEMARKS, SERVICE MARKS AND TRADE NAMES
We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are owned by us or licensed by us. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, trade names and copyrights.
This prospectus may include trademarks, service marks or trade names of other companies. Our use or display of other parties’ trademarks, service marks, trade names or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, service mark or trade name owners.
NON-GAAP FINANCIAL MEASURES
We believe that our financial statements and the other financial data included in this prospectus have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the United States, or GAAP, and are consistent with current practice with the exception of the presentation of certain non-GAAP financial measures, including Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures (each as defined below).
We define Direct Profit as net income before the deduction of income taxes, other income (expense), net, net loss on derivative instruments, loss on early extinguishment of debt, interest expense, net, change in fair value of contingent consideration, transaction and other restructuring costs, corporate expenses, net (loss) gain on sale of assets and depreciation and amortization. Adjusted EBITDA is defined as Direct Profit less corporate expenses (excluding stock-based compensation). Adjusted EBITDA excluding duplicative corporate expenses is Adjusted EBITDA as further adjusted for pro forma adjustments to corporate expenses to reflect the removal of duplicative acquired company corporate expenses. Adjusted EBITDA adjusted for certain expenditures is calculated from Adjusted EBITDA by subtracting net cash interest expense, capital expenditures and cash paid for taxes and, in the case of Adjusted EBITDA adjusted for certain expenditures pro forma for the year ended December 31, 2013, as adjusted to reflect the removal of duplicative acquired company corporate expenses. Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures do not represent, and should not be considered as alternatives to, net income or cash flows from operations, as determined under U.S. generally accepted accounting principles, or GAAP. We use Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses to facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we rely upon Direct Profit to analyze the performance of our segments, as it reflects all revenue and expenses directly attributable to our segments’ operations, including all corporate overhead expenses that are directly attributed to a segment and necessary to support its revenue, without regard to corporate overhead that is not directly attributable to a segment’s operations (such as expenses related to HR, finance, and accounting functions and expenses incurred in connection with an initial public offering). As a result, by removing these expenses, management can better analyze the factors that are, in fact, directly affecting the profitability of its core business segments at and within the segments. Further, while discretionary bonuses for members of management are not determined with reference to specific targets, our Board of Directors may consider Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses when determining discretionary bonuses.
We further believe that Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures are used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures measures when reporting their results. We present Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures because we believe that they are useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe Direct Profit is also useful to investors because it aids in analyzing the performance of our segments, as it reflects all revenue and expenses directly attributable to our segments’ operations, including all corporate overhead expenses that are directly attributed to a segment and necessary to support its revenue, without regard to corporate overhead that is not directly attributable to a segment’s operations (such as expenses related to HR, finance and accounting functions and expenses incurred in connection with an initial public offering). We believe that by removing these expenses, investors can better analyze the factors that are, in fact, directly affecting the profitability of its core business operations. Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. For further information, see “Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data” and “Unaudited Pro Forma Condensed Consolidated Financial Information.”
Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:
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  Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures do not reflect changes in, or cash requirements for, our working capital needs;
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  Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
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  Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses do not reflect our income tax expense or the cash requirements to pay our income taxes;

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  Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
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  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses do not reflect any cash requirements for such replacements;
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  Direct Profit does not reflect corporate expenses (excluding stock-based compensation); and
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  other companies in our industry may calculate Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures differently, limiting their usefulness as comparative measures.
Because of these limitations, Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures should not be considered as discretionary cash available to us to reinvest.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an emerging growth company as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by Section 102 of the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include:
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  reduced disclosure about our executive compensation arrangements;
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  not being subject to non-binding shareholder advisory votes on executive compensation or golden parachute arrangements; and
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  an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.
We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earlier of (i) the last day of the fiscal year in which our annual gross revenue exceeds $1.0 billion, (ii) the last day of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. We may choose to take advantage of some or all of these reduced disclosure obligations. The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.
v

PROSPECTUS SUMMARY
This summary highlights material information about our business and about this offering. This is a summary of material information contained elsewhere in this prospectus and is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, you should read this entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Business,” “The Transactions” and the financial statements and the related notes thereto included elsewhere in this prospectus.
Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us,” “Townsquare Media,” “Townsquare” and the “Company” are to Townsquare Media, LLC and its consolidated subsidiaries, which will be converted into Townsquare Media, Inc. prior to the completion of the offering. An indirect, wholly owned subsidiary of Townsquare Media, LLC, Townsquare Radio, LLC, together with Townsquare Radio, Inc., are the co-borrowers under our Senior Secured Credit Facility and co-issuers of our 9.00% Senior Notes due 2019. Unless the context requires otherwise, references in this prospectus to the “borrower” and “Townsquare Radio” are to Townsquare Radio, LLC.
OUR COMPANY
Townsquare Media is an integrated and diversified media and entertainment company that owns and operates market leading radio stations, digital and social properties and live events in small and mid-sized markets across the United States, delivering national scale and expertise to the communities we serve on a local level. Our integrated and diversified product and service offerings, which we refer to as Townsquare Everywhere, enable local, regional and national advertisers to target audience engagement across multiple platforms, including on-air, online and at live events. For national advertisers, we supplement our local offerings with the nationwide reach of our owned, operated and affiliated music and entertainment websites, which, on a combined basis, attracted approximately 78 million U.S. based unique visitors in March 2014 as well as certain larger scale live events. Our Townsquare Everywhere capabilities, combined with our leading market position in small and mid-sized markets, together enable us to generate higher total revenue per audience member than radio station owners focused on larger markets. Townsquare offers our audience original entertainment, music and lifestyle media experiences that connect them with content they love, people they trust and products they want.
In the year ended December 31, 2013, pro forma for the Transactions (as defined in “—The Transactions”), the Company recorded $345.1 million of net revenue, $17.3 million of net income and $94.9 million of Adjusted EBITDA excluding duplicative corporate expenses. Pro forma for the Transactions, net revenue in 2013 grew 2.2% year-over-year and, excluding the effect of political advertising revenue, grew 4.7% year-over-year. In the year ended December 31, 2013, on an as reported basis, the Company recorded $268.6 million of net revenue, $10.1 million of net income and $62.2 million of Adjusted EBITDA, which represented 20.6%, 58.0% and 20.0% year-over-year growth, respectively. In the year ended December 31, 2012, on an as-reported basis the Company recorded $222.7 million of net revenue, $6.4 million of net income and $51.9 million of Adjusted EBITDA. In the three months ended March 31, 2014, we derived approximately 26% of our net revenue from sources other than the sale of terrestrial radio station advertising. We refer to this revenue as non-spot revenue. As of March 31, 2014, we had $645.0 million of outstanding indebtedness, substantially all of which was incurred in relation to the Transactions. As of March 31, 2014, after giving effect to this offering and the application of the net proceeds, together with the use of $38.9 million of cash on hand, as described in “Use of Proceeds,” we would have had approximately $523.9 million of outstanding indebtedness and $18.4 million of cash on hand. We believe that the reduced post-offering cash balance, together with our un-drawn revolver and cash generated by operating activities, will be sufficient to fund our operations, service our debt obligations and pursue our strategy in the future.

Townsquare Media Local Advertising Footprint

Townsquare Market
Corporate Headquarters
(Greenwich, CT)

Key Company Highlights

1.
  Based on Nielsen Fall 2013 data, our radio stations reach a weekly cumulative audience of approximately 11.6 million listeners, representing approximately 70% of the population aged 12 years and older in our Local Advertising Nielsen defined Metro Survey Areas.

Local Advertising
Our Local Advertising segment is composed of 312 owned and operated radio stations and over 325 owned and operated local websites in 66 small and mid-sized markets. Our radio stations capture the number one market share of radio revenue in 43 out of our 66 markets, with 22 capturing the number two market share. Almost all of our radio stations have local companion websites that utilize the station brands and are populated with proprietary, original content created or curated by our local media personalities.
We are the third largest owner of radio stations in the United States, based on the number of radio stations owned, and we believe that we are the largest, best-capitalized owner and operator of radio stations focused solely on serving audiences and advertisers in small and mid-sized markets. Our markets have historically exhibited lower volatility in radio advertising spending, unemployment rates and real estate values as compared to U.S. national averages. These markets also typically have fewer media competitors than their large market counterparts. Our Local Advertising operations are organized around a regional strategy with cluster concentrations in and around the Northeast, Upper Midwest, Texas and the Mountain West.
The largest market in which we operate our Local Advertising segment is Monmouth-Ocean, New Jersey, which is ranked by Nielsen Holdings N.V. (“Nielsen”) as the 53rd largest radio market in the United States by population. Approximately 90% of our Nielsen rated markets are ranked between 100 and 300 by population size. Based on Nielsen Fall 2013 data, our radio stations reach a weekly cumulative audience of approximately 11.6 million listeners, representing approximately 70% of the population aged 12 years and older in our Local Advertising Nielsen defined Metro Survey Areas.
Our Local Advertising segment represented approximately 89% and 86% of our revenue for the years ended December 31, 2012 and 2013, respectively. Our primary source of Local Advertising revenue is the sale of advertising and sponsorship on our radio stations, websites, radio stations’ online streams and mobile applications.
Our radio stations and local websites are broadly diversified in terms of brand, music format and target demographics. Many of our brands enjoy a long, often multi-decade, heritage in our markets, increasing their relevance and resonance with our audience. The strength of our brands, combined with the size and targeted nature of our audience, enables us to compete for advertising expenditures against television and print media as well as other radio and local digital competitors.
Our local websites leverage our radio brands, extensive and integrated on-air promotion and the relevancy of the content to drive audience engagement. We also use our brands’ social media channels to drive traffic to our local websites where we are able to monetize the resulting audience engagement. All of our local websites are search engine and mobile optimized. In March 2014, our local websites aggregated approximately 12 million U.S. based unique visitors according to Google Analytics. The number of monthly U.S. based unique visitors reached by our local websites in March 2014 was larger than our radio stations’ weekly cumulative audience, based on the latest available information from Nielsen.
In March 2014, our local media personalities created or curated approximately 40,000 pieces of original local content on our local websites, in addition to the audio content provided by our radio stations’ online streams. Our local websites also feature a growing portion of video content, which is generally locally focused. In addition to providing a more robust content offering to our audience, our video platform enables us to offer digital video advertising solutions to our advertisers, thereby allowing Townsquare to participate in the rapidly growing digital video advertising marketplace.
Other Media and Entertainment
Our Other Media and Entertainment business is composed of our live events, digital marketing services offering, e-commerce offering and national digital assets. These assets extend our audience and advertiser reach into and beyond our Local Advertising markets.
Other Media and Entertainment represented approximately 11% and 14% of our revenue for the years ended December 31, 2012 and 2013, respectively. Our primary source of Other Media and Entertainment revenue is from ticket sales, national digital advertising and digital marketing services. Additionally, our live events generate substantial revenue through the sale of sponsorships, concessions, merchandise and other ancillary products.

Live Events.
We create, promote and produce a diverse range of live events, including musical concerts, multi-day music festivals, consumer expositions and trade shows, lifestyle events and other forms of entertainment. Our live events are local and community-based in nature and offer unique, out-of-home experiences to our audience as well as sponsorship, exhibit space and activation opportunities to our advertisers. We often customize live events that we operate in our Local Advertising markets to offer entertainment that complements the formats of our radio stations and local websites, reinforcing our brand integration while allowing us to further monetize our existing audience and advertiser relationships. Our live events in our Local Advertising markets are typically executed by our in-market teams, while leveraging in-house centralized underwriting, talent booking and general and administration infrastructure. We replicate live events that demonstrate a track record of success in additional markets, many of which are within our Local Advertising footprint, where we are able to utilize existing assets and employees. Over the twelve months ended March 31, 2014, pro forma for the Transactions, we produced approximately 500 live events, approximately 90% of which are annually-recurring branded franchises, that attracted approximately 600,000 attendees in total.
Digital Marketing Services.
We offer digital marketing solutions, on a subscription basis, to small and mid-sized local and regional businesses (“SMBs”) in small and mid-sized markets across the United States, including markets in which we operate our Local Advertising segment. Our digital marketing services, offered under the brand name Townsquare Interactive, include traditional and mobile-enabled website development and hosting services, search engine and online directory optimization services, online reputation management and social media management. In each of our Local Advertising markets, our local sales force, together with promotion across our radio, digital and live events assets, provides a natural and meaningful source of sales lead generation for Townsquare Interactive.
National Digital Assets.
We own and operate a portfolio of 16 music and entertainment focused national websites, including Taste of Country, PopCrush, ScreenCrush, Ultimate Classic Rock, Loudwire, The Boombox and ComicsAlliance. Our national websites published approximately 4,000 pieces of original content in March 2014, catering to music and entertainment enthusiasts. Many of our national websites are category leaders. For example, in March 2014, according to ComScore, PopCrush amassed the largest digital audience among pop music focused websites. Taste of Country, Ultimate Classic Rock and Loudwire were also their category leaders during the same period. We employ a dedicated national digital advertising sales force based in New York with a presence in Los Angeles, Chicago, Dallas, San Francisco and Detroit, which is among the largest sales forces pursuing music targeted advertising in the digital landscape.
We own and operate the nation’s largest digital advertising network focused on music content. This digital advertising network provides services such as advertising sales representation and advertising trafficking to approximately 150 third-party music and entertainment focused affiliate websites, such as Just Jared, Hype Machine and Contact Music. In most cases, the digital properties we represent through our digital advertising network do not employ a sales force to pursue advertising revenue. We are compensated for the services we provide to our affiliate websites through revenue-sharing arrangements. While such revenue-sharing arrangements are each individually negotiated, in general, revenue is split on a percentage basis. For the year ended December 31, 2013, pro forma for the Transactions, approximately 60% of our national digital revenue was derived from revenue-sharing arrangements with our affiliate websites. In March 2014, our digital properties reached over 78 million unique visitors (consisting of approximately 9 million unique visitors to websites we own and operate and approximately 69 million unique visitors to our affiliated websites), which represented the single largest audience reach among music focused digital advertising networks in the United States, according to ComScore. In March 2014, the digital properties we represent, together with our owned and operated national websites, generated more monthly U.S. unique visitors than any other digital advertising network focused on music content, including MTV Networks and Q1Media, which in March 2014 were the next largest digital advertising networks focused on music content.

Business Integration
Across our businesses and throughout the Townsquare Media ecosystem, we are able to distribute our proprietary content across a variety of mediums including terrestrial radio, online radio streams, local and national websites, social media channels, mobile phone and tablet-based applications, as well as at our live events. This multi-channel exploitation of our content creates numerous monetization opportunities against the same content with little or no incremental cost and increases our audience engagement as well as our relevance to advertisers.

Competitive Strengths
We believe that we are well-positioned to capitalize on the following competitive strengths to achieve further growth in revenue, Adjusted EBITDA and Adjusted EBITDA adjusted for certain expenditures:
National Scale and Media Expertise, on a Local Level, in Small and Mid-Sized Markets.
Our scale, national reach and expertise in media and entertainment across our portfolio of Local Advertising assets in small and mid-sized markets provide significant competitive advantages.
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  Large-Market Products, Technology and Practices Deployed in Small and Mid-Sized Markets. Our flexible and customized content management system, digital advertising products and delivery capabilities, mobile applications, digital marketing services capabilities, online video content and repeatable live event templates allow us to deliver world-class products supported by advanced technology in small and mid-sized markets. We believe we can offer superior solutions for advertisers and audiences alike as compared to many of our local competitors.
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  National Scale with Local Focus. We believe we are the largest and best-capitalized owner and operator of radio stations focused solely on small and mid-sized markets in the United States. This national scale allows us to have greater relevance to, and awareness from, our advertising clients while sharing best practices for strategy and operations across our asset portfolio.

Captive Local Audience Drives Superior Opportunity in Small and Mid-Sized Markets.
The competitive and economic environments found in small and mid-sized markets, particularly the markets where we have an established presence, provide significant advantages to us and, we believe, reduce the volatility in our financial results.
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  Attractive Competitive Landscapes. There are fewer and less well-capitalized, local media competitors across our small and mid-sized markets relative to larger markets. In 43 of our 66 local markets, we do not compete against any of the five largest English language national radio competitors, as measured by revenue. We believe this competitive landscape allows our brands to gain a greater share of both audience and advertising expenditures in our markets than what is generally achieved by peers operating in large markets.
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  Lower Economic Volatility in Small and Mid-Sized Markets. Our markets have, on average, exhibited lower volatility in radio advertising spending, unemployment rates and real estate values as compared to national averages, resulting in more stable radio advertising revenue compared to the national average over the last five years.
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  Strategically Assembled Market Portfolio Characterized by Stable, Locally Significant Institutions. We have assembled a collection of small and mid-sized markets, organized in regional clusters, supported by stable, locally significant institutions such as universities, military bases, state capitals, regional medical centers and retail hubs, and state fairs. We believe these stabilizing institutions will further reduce volatility of advertising spending in our markets.
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  #1 or #2 Revenue Market Share in Nearly All of Our Markets. Our brands, in the aggregate, capture the largest or the second largest radio revenue share in 65 of our 66 markets, 43 of which are ranked number one. This leading market share position is indicative of our audience reach and engagement as well as our relevance to advertisers in our markets.
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  Strong Relationships with Local and Regional Advertisers. In the three months ended March 31, 2014, we generated approximately 80% of our revenue from a broad array of local and regional advertisers across a number of industries. We generate substantially all of our Local Advertising revenue by selling directly to local advertisers, as well as to local and regional advertising agencies which affords us the opportunity to better present our products to advertisers, cross sell products and more directly influence their advertising expenditure decisions.
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  Geographic Diversification with Strength in Northeast, Upper Midwest, Texas and Mountain West. Our Local Advertising assets are geographically diversified, which helps to mitigate potential regional economic volatility and inclement weather events. By clustering our markets in certain geographic regions we are able to create compelling audience coverage for regional advertisers and to benefit from scale economies.
Diversified and Integrated Product Offering—Townsquare Everywhere.
Our diversified product offerings substantially differentiate us from our competition. This allows us to provide superior solutions to both our audience and advertisers, underpins our growth strategy and, we believe, helps to mitigate the risks associated with advertising revenue concentration.
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  Audience Engagement In and Out-of-Home, Across Multiple Platforms. We offer our audience the ability to access our branded content on-air, online and on-site across multiple distribution channels. We believe that leveraging technology to make our branded content experiences accessible between devices and locations strengthens our audience engagement.
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  Targeted Audience Reach, Closer to the Point of Sale, to Local, Regional and National Advertisers. A significant portion of our audience engagement occurs when our audience is out-of-home, particularly in the car, in the office or at our live events. Our audience frequently interacts with our content in close proximity to purchase events.

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  Launch Point for Non-Radio Products. Our radio reach and engagement provide a powerful promotional vehicle from which we are able to grow our existing and new websites, online radio streams, mobile applications, digital marketing services and live events. We believe that the increased interaction with consumers across these new products and platforms in turn reinforces consumer loyalty and affinity toward our radio brands and enables us to develop and grow complementary products in our markets.
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  Diversified Revenue Base. We generate revenue from a diversified base of products and services, advertisers and markets. In the three months ended March 31, 2014, approximately 26% of our net revenue was derived from non-spot revenue. For the twelve months ended March 31, 2014, no single advertiser represented more than 2% of our revenue, no advertising category represented more than 20% of our revenue and we did not generate more than 10% of our revenue in any one market or 15% of our revenue in any one state.
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  Monetization of Our Audience Relationships. Our Townsquare Everywhere capabilities, combined with our leading market position in small and mid-sized markets based on radio revenue share, together enable us to generate higher total revenue per audience member than radio station owners focused on larger markets. In 2013, both on an as reported basis and pro forma for the Transactions, we realized approximately $30 of revenue per listener, based on Nielsen’s Fall 2013 weekly cumulative audience data.
Influential Local and National Brands.
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  Strong Brand Recognition with Deep Local Heritage. Our brands are well positioned, both to defend their competitive position in the radio medium and to expand their competitive position online, on mobile devices and in live events, which will allow for greater audience reach and deeper, more frequent interaction with our audience.
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  Original Live Events and Nationally Oriented Digital Brands Delivering Exponential Audience Growth. In addition to our heritage brands, we have established several new brands that have experienced significant audience growth since their inception. We have also established a number of new branded live events, including craft beer festivals, concerts, tours, fairs and expos, as well as a multi-day music festival, all of which together attracted nearly 200,000 attendees over the twelve months ended March 31, 2014.
Focus On Providing Original Entertainment, Music and Lifestyle Media Experiences to Our Audience.
We believe that our focus on providing original entertainment, music and lifestyle media experiences to our audience is a key driver of our powerful audience reach and engagement metrics.
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  Market Leadership in High-Quality, Live and Locally-Focused Content. In our markets, we are among the largest providers of locally-focused content available to consumers, including in-car commuters. The quality and availability of our locally-focused content allows our brands to distinguish themselves from other local advertising offerings, attract larger audiences and build a loyal audience base. Several of our competitors, particularly in print media, are reducing the amount of original local content they are producing or creating pay-walls that restrict access to their digital content. We believe these trends will continue to advantage our offerings to our audience versus other media mediums.
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  Expertise in Music and Entertainment. We believe that our expertise in the creation of music and entertainment content represents the foundation of our audience value proposition and is, in part, responsible for many of the strong metrics evidencing our broad and deep audience engagement, our ability to attract employees who excel at content production and our success with advertisers seeking to reach the valuable consumers attracted by our premium content.

Attractive Radio Industry Fundamentals.
The local media industry is an important medium for advertisers to reach targeted local consumers and for consumers to engage with relevant local content and events. Radio is a significant component of local advertising spend as it remains a highly relevant and important medium for consumers.
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  Stable and Engaged Audience Base. Despite the increased number of alternative mediums, terrestrial radio has experienced negligible audience fragmentation over the past 40 years and remains a significant source of daily media exposure. According to the Radio Advertising Bureau, in 2013 terrestrial radio broadcasts reached approximately 92% of American consumers each week, approximately unchanged since 1970.
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  Cost-Effective Value Proposition to Advertisers. Given the stability of its audience, its broad reach and its relatively low cost as compared to competing advertising mediums such as television, we believe radio continues to offer an attractive value proposition to advertisers. According to SNL Kagan, radio advertising expenditures are projected to grow 1.0% on an average annual basis for the next 5 years.
•
  Trusted and Socially-Influential Local Media Personalities. Recent research suggests that radio personalities are trusted by their audience and are socially influential. Six out of ten listeners in a joint Clear Channel/University of Southern California study, released in April 2014, say radio on-air personalities are “like a friend,” whose opinions they trust. Additionally, more than half of the study participants agreed that they trust brands, products, and services recommended by their favorite on-air personality.
•
  Free Delivery of Local Content to End-Users. Terrestrial radio’s free content distribution model provides an effective competitive advantage against other mediums, particularly those that deploy a subscription-based business model or rely on costs associated with internet connectivity or bandwidth use. In most of our markets, radio represents the only local content available to consumers free of charge.
Key Provider of Safety Information and Charitable Support in the Communities We Serve.
Our radio stations and local websites, together with our employees, play a vital role in the communities we serve by providing emergency information in times of crisis and by supporting a wide variety of charitable endeavors. During weather and other emergencies, our audience and government officials rely on our radio stations to disseminate critical, occasionally life-saving, information. Our radio stations and local websites also routinely support charity and community events through on-air and digital promotions to bolster fundraising activities and emergency relief efforts. These efforts further strengthen our position with both our audience and our advertisers.
Reliable and Substantial Cash Flow Generation.
Our business enjoys strong cash flow generation owing to the relatively limited capital needs of our operation. During the year ended December 31, 2013, pro forma for the Transactions, we recorded $9.9 million of capital expenditures which represented 2.9% of net revenue during the same period. In addition, we benefit from certain tax attributes to generate tax deductions which have historically limited the amount of cash taxes we pay. As a result, during the year ended December 31, 2013, capital expenditures and cash tax expenses together represented 36.4% of our cash flow from operations.
Strong, Experienced and Incentivized Management Team and Committed, Well-Capitalized Sponsors.
We have an experienced senior management team with a proven, multi-disciplinary track record of delivering results for stakeholders. Further, certain funds managed by Oaktree Capital Management, L.P. (“Oaktree”) own a majority of our equity. Oaktree is a leading global investment management firm focused on alternative markets and provides strong sponsorship, strategic support and financial resources for our continued growth.

Operating Strategy
The principal features of our operating strategy are:
Diversify Revenue Mix by Continuing to Grow Digital and Live Events Revenue Streams.
The natural synergies between our products allow us to leverage our operating structure and better monetize existing audience and advertiser relationships. Based on our recent success, we intend to continue to drive our digital audience, roll out new digital products and increase the number of live events we operate, both organically and through acquisitions.
Solidify Our Position in Our Markets.
Our market positioning is supported by the demonstrable and consistent positive results our products produce for advertisers. The price point for radio advertising on a cost per thousand basis is lower than most other local media which deliver similar scale. This makes radio more affordable and accessible for the type of small and mid-sized businesses typically found in our markets.
Continue to Develop New Products That Foster Interaction with Our Audience Across Multiple Mediums and Increase Monetization Opportunities.
Our audience reach, combined with our direct relationship with local advertisers in our markets, positions us to launch and monetize new products and services, further diversifying and growing our revenue. In recent years, we have introduced mobile station streaming applications (radioPup), an e-commerce product (Seize the Deal) and a digital presence and marketing services platform (Townsquare Interactive). In addition to delivering non-spot revenue growth, these products and services frequently appeal to advertisers in our markets who may not access our radio products, thereby increasing our overall customer base and advertising market share.
Continue to Build Our Premium Portfolio of Brands.
Our branding strategy is fundamental to growing our audience and revenue. Across our markets, we have a large portfolio of distinct local brands that resonate with and appeal to our audiences. Many of our brands have several decades of heritage in our markets. Consumers associate our brands with high quality, locally-relevant content and entertainment. We intend to continue to invest in marketing and promotions in support of our brands and to actively participate in community events to increase our local market presence.
Focus on Differentiated Live and Local Content.
We generally provide a larger proportion of live and local content relative to other local media offerings in our markets. We believe such live and local content is more engaging to our audience and significantly differentiates our offerings in an increasingly crowded media landscape, mitigating the threat of audience attrition. Many audio media offerings that we compete with, including Pandora, Spotify and SiriusXM, do not offer local content in our markets. For the three months ended March 31, 2014, approximately 90% of our net revenue was tied to live and local programming and other original content.
Deepen Relationships with Advertisers to Increase Share of Advertising Spend.
We are committed to growing our sales force, training our sales personnel and investing in programs that allow us to deepen relationships with our advertisers, including developing new products that will allow our content, and our advertisers, to reach a broader audience more frequently and in more locations. Over time, we believe we can capture a greater share of the advertising expenditure in our markets across all mediums.
Capitalize on Strong Positions and Brands in Country, News/Talk/Sports and Rock Formats.
We own 67, 66 and 54 radio stations, representing approximately 21%, 21% and 17% of our radio stations, respectively, which are formatted with Country, News/Talk/Sports and Rock content, respectively. The majority of our radio stations airing these formats capture the largest audience among radio stations airing similar content in their respective markets, as ranked by Nielsen or other ratings services. We create audio programming, online content and live events which leverage our strength in these formats, together with the strength of our brands. We intend to continue to use our expertise and knowledge in these formats to share best practices and optimize content across our portfolio, in order to maximize audience aggregation within these formats.
Leverage Scalable Structure and Continue to Improve Operating Efficiencies Across Our Company.
Our various media products share common, largely fixed-cost operating infrastructure, resulting in significant scale economies. We also negotiate vendor contracts with key suppliers on a centralized basis, which reduces costs. As a result, as we grow our revenue, a significant majority of each incremental dollar of revenue is converted into incremental Adjusted EBITDA.
Recent Developments
Preliminary Estimated Second Quarter Financial Results
We expect to report financial results related to the quarter ended June 30, 2014 on or about August 7, 2014. We expect our net revenue for the three months ended June 30, 2014 to be in the range of $105.0 million to $106.5 million. We expect our net income for the three months ended June 30, 2014 to be in the range of $11.5 million to $12.5 million. We expect Adjusted EBITDA for the three months ended June 30, 2014 to be in the range of $28.0 million to $29.0 million. Adjusted EBITDA is a non-GAAP measure. For a definition of Adjusted EBITDA, as well as reasons why management believes the inclusion of Adjusted EBITDA is appropriate to provide additional information to investors about our performance and certain limitations of the measure, see “Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data.”
The unaudited estimates and statements above are the opinion of management and represent estimates and expectations based on the most current information available. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our second quarter are finalized. You should evaluate all forward-looking statements contained in this prospectus in the context of these risks and uncertainties. Important factors that could cause actual results to differ materially from our expectations, are disclosed under “Forward-Looking Statements” contained elsewhere in this prospectus. The preliminary financial data included in this prospectus have been prepared by and is the responsibility of management. Our independent registered public accounting firm, McGladrey LLP, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, McGladrey LLP does not express an opinion or any other form of assurance with respect thereto.
Revolving Credit Facility Expansion
On July 11, 2014, the Company entered into an amendment to the Senior Secured Credit Facility, providing for an increase in the amount of the Revolving Credit Facility from $10.0 million to $25.0 million.
Equity Compensation Charge Related to Conversion
In connection with the Company’s conversion from a limited liability company to a Delaware corporation, the Company will replace its existing management equity compensation program with 186,921 shares of the Company’s Class A common stock and 267,624 shares of the Company’s Class B common stock and a new grant of options to purchase 3,073,583 shares of Class A common stock and options to purchase 3,876,040 shares of Class B common stock, in each case based on the offering price of $11.00 per share. In connection with these grants, in the third calendar quarter of 2014, the Company will record a one-time, non-recurring, non-cash stock based compensation expense, of approximately $37.5 million, based on the offering price of $11.00 per share. Were the Company to complete this offering as a limited liability company, the Company would not have replaced its existing management equity compensation program and would therefore not need to record any stock-based compensation expense in connection therewith.
Background and Corporate Information
Townsquare Media, LLC was formed on February 26, 2010. On March 1, 2010, one of our now wholly-owned subsidiaries, which was formerly known as Regent Communications, Inc. (“Regent”), filed for relief under Chapter 11 of the United States Bankruptcy Code. Pursuant to a pre-arranged plan of reorganization, Regent emerged from bankruptcy protection on April 27, 2010. As a result of the Regent bankruptcy, the Company owned 100% of Regent, Oaktree became our controlling equity holder, our current senior management team joined the Company and we began to pursue our current business strategy. Our various subsidiaries were assembled under common control since our formation in a series of transactions executed under the direction of our current senior management team, together with certain funds managed by Oaktree. For additional information on the reorganization, the Transactions and other material transactions since the reorganization, see “The Transactions.” As of March 31, 2014, funds managed by Oaktree and affiliates of GE Capital Corporation (“GE Capital”) owned approximately 62% and 18%, respectively, of Townsquare Media, LLC’s equity.
In connection with this offering, Townsquare Media, LLC will be converted into a Delaware corporation and be renamed Townsquare Media, Inc. It is contemplated that, pursuant to such conversion, each unit and warrant to purchase units of Townsquare Media, LLC will be exchanged for a number of shares of Townsquare Media, Inc. Class A, Class B and Class C common stock, and options and warrants to purchase shares of Class A common stock of Townsquare Media, Inc. The conversion will be structured so as to retain the relative equity interests of each of the respective equityholders in the Company. Each holder of Class A common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Each holder of Class B common stock is entitled to ten votes per share on each matter submitted to a vote of stockholders. Holders of shares of Class C common stock are not entitled to any voting rights with respect to such shares of Class C common stock. The foregoing transactions in this paragraph are herein called the “Conversion.” See “Description of Capital Stock” for more information.
Our principal executive offices are located at 240 Greenwich Avenue, Greenwich, Connecticut 06830 and our telephone number is (203) 861-0900. Our website can be found on the internet at www.townsquaremedia.com. The information contained on our website or that can be accessed through our website is not part of this prospectus and you should not rely on that information when making a decision as to whether to invest in our Class A common stock.

Our corporate organization structure immediately upon completion of this offering is described below:

(1)
  Does not include economic or voting interest of warrants to purchase approximately 9.5 million shares of Class A common stock, which are immediately exercisable for a de minimis exercise price per share.
(2)
  To be repaid in connection with this offering. See “Use of Proceeds.”
(3)
  Co-issued by Townsquare Radio, Inc., a wholly-owned subsidiary of Townsquare Radio, LLC.
The Transactions
We have a successful track record of integrating acquisitions. Since our current senior management team joined the Company in May 2010, we have expanded our radio station portfolio from 60 stations to 312 stations by successfully completing 11 transactions. We intend to continue to pursue attractively-priced acquisitions of radio stations, websites and live events. We target assets that have strong brands, enjoy leading market share positions, generate strong cash flow and generally possess traits consistent with our existing assets. We use the term “Transactions” to refer to all acquisitions and divestitures that were completed from January 1, 2012 to March 31, 2014. The Transactions include, but are not limited to, the acquisition of MAC Events (“MAC”), which closed on November 20, 2013, the acquisition of our Boise market from Peak II Holding, LLC (“Boise” or “Peak”), which closed on November 14, 2013, the acquisitions of certain assets from Cumulus Media, Inc. (“Cumulus II,” which closed on November 14, 2013 and “Cumulus I,” which closed on July 31, 2012), the acquisition of Country Jam, which closed on July 12, 2013, certain smaller acquisitions of live events acquired from January 1, 2012 through March 31, 2014, the acquisition of MMN Media, Inc. (“MMN”), which closed on August 10,

2012, and the acquisition of certain assets from Double O Corporation (“Double O”), which closed on February 29, 2012. The Transactions are disclosed in more detail in our annual consolidated financial statements included elsewhere in this prospectus and in the section entitled “The Transactions.”
Our Equity Sponsor
Prior to the completion of this offering, certain funds managed by Oaktree collectively hold a majority of the equity of the Company. Oaktree is a leader among global investment managers specializing in alternative investments, with $86.2 billion in assets under management as of March 31, 2014. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, California, the firm has over 800 employees and offices in 16 cities worldwide.
Immediately after the consummation of this offering, certain funds managed by Oaktree will beneficially own approximately 2.2 million shares of our Class B common stock and approximately 8.6 million shares of our Class A common stock underlying warrants, which together will represent approximately 55.2% of the voting power of our common stock. Pursuant to a Stockholders’ Agreement we intend to enter into with Oaktree, FiveWire Media Ventures LLC (“FiveWire”) (an entity formed for the purpose of investing in the Company by certain members of management, including Steven Price, Stuart Rosenstein, Alex Berkett and Dhruv Prasad (together with FiveWire, the “FiveWire Holders”)) and the other FiveWire Holders upon consummation of this offering (the “Stockholders’ Agreement”), Oaktree will have an irrevocable proxy to vote the shares held by the FiveWire Holders, subject to certain ownership thresholds described below and as a result, Oaktree will control approximately 77.5% of the voting power on matters presented to our stockholders, assuming the underwriters do not exercise their option to purchase additional shares. If the underwriters exercise in full their option to purchase additional shares, Oaktree will beneficially own approximately 2.2 million shares of our Class B common stock and approximately 8.6 million shares of our Class A common stock underlying warrants, which together will represent approximately 53.5% of the voting power of our common stock and as a result of the terms of the Stockholders’ Agreement will control approximately 75.1% of the voting power on matters presented to our stockholders. As a result of its ownership, Oaktree, so long as it controls a majority of the voting power on matters presented to our stockholders, will have the ability to control the outcome of matters submitted to a vote of stockholders and, through our Board of Directors, the ability to control decision-making with respect to our business direction and policies. Pursuant to the Stockholders’ Agreement, the irrevocable proxy that the FiveWire Holders will grant to Oaktree to vote their shares of Class B common stock shall remain in effect for so long as Oaktree beneficially owns at least 50% of the number of shares of common stock it held immediately following the consummation of this offering. In addition, pursuant to the Stockholders’ Agreement, until Oaktree ceases to beneficially own at least 33.3% of the number of shares of common stock it will hold immediately following the consummation of this offering, Oaktree will have the right to designate three directors to our board of directors. Each of these directors will have two votes on each matter submitted to the board of directors, until Oaktree ceases to beneficially own at least 70% of the number of shares of common stock it will hold immediately following the consummation of this offering. See “Management—Board of Directors Composition” and “—Controlled Company.” In addition, pursuant to a Selldown Agreement to be entered into upon completion of this offering (the “Selldown Agreement”), the FiveWire Holders and certain other members of our management will be subject to certain restrictions on sales of our common stock held by them. See “Certain Relationships and Related Party Transactions—Selldown Agreement.”

THE OFFERING
Issuer
Townsquare Media, Inc.
Class A common stock offered by us
8,333,333 shares.
Underwriters’ option to purchase additional shares of Class A common stock
We have granted the underwriters a 30-day option to purchase up to an additional 1,250,000 shares at the public offering price less underwriting discounts and commissions.
Class A common stock and warrants to be outstanding immediately after completion of this offering
Immediately following the consummation of this offering, we will have 8,767,242 shares of Class A common stock outstanding, or 10,017,242 shares, if the underwriters’ option to purchase additional shares is exercised in full, and warrants to purchase 9,508,878 shares of Class A common stock (which will be immediately exercisable for a de minimis exercise price per share).
Class B common stock to be outstanding immediately after completion of this offering
Immediately following the consummation of this offering, we will have 3,022,484 shares of Class B common stock outstanding. The shares of Class B common stock entitle the holder to ten votes per share on matters presented to the stockholders of Townsquare Media, Inc. In connection with the transfer of shares of Class B common stock, unless the transferee is an affiliate or related party of Oaktree or FiveWire, such transferred shares automatically convert into an equal number of shares of Class A common stock.
Class C common stock to be outstanding immediately after completion of this offering
Immediately following the consummation of this offering, we will have 4,894,480 shares of Class C common stock outstanding. The shares of Class C common stock do not vote on matters presented to the stockholders of Townsquare Media, Inc. In connection with the transfer of shares of Class C common stock, unless prior to such transfer, the transferor or transferee sends a notice to the Company requesting that the shares of Class C common stock remain shares of Class C common stock following such transfer, such transferred shares will automatically convert into an equal number of shares of Class A common stock.
Use of proceeds
We estimate that the proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, will be approximately $82.2 million.
We intend to use the net proceeds from the sale of Class A common stock by us in this offering to repay our outstanding 10% Senior PIK Notes due 2019, to repay a portion of the outstanding term loans under our Senior Secured Credit Facility and to pay related fees and expenses. For additional information, see “Use of Proceeds.”
Dividend policy
We currently expect to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness; therefore, we do not anticipate paying any cash dividends in the foreseeable future. For additional information, see “Dividend Policy.”
Conflicts of interest
RBC Capital Markets, LLC and Macquarie Capital (USA) Inc., underwriters in this offering, or their affiliates, will receive more than 5% of the net proceeds of this offering in connection with the prepayment of a portion of the outstanding term loans under the Senior Secured Credit Facility and, with respect to Macquarie Capital (USA) Inc., in connection with the repayment of our outstanding 10% Senior PIK Notes due 2019, see “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of Financial Industry Regulatory Authority, or FINRA, Rule 5121, which requires a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated has served in that capacity and will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. To comply with FINRA Rule 5121, RBC Capital Markets, LLC and Macquarie Capital (USA) Inc. will not confirm sales to any account over which it exercises discretionary authority without the specified written approval of the transaction of the accountholder, see “Underwriting (Conflicts of Interest)—Other Relationships.”
Directed share program
At our request, the underwriters have reserved for sale, at the initial public offering price, 263,860 shares of common stock offered in this prospectus for our directors, officers, employees, business associates and other related persons. These purchases will reduce the number of shares to be sold to the general public. See “Underwriting (Conflicts of Interest).”
Symbol for trading on the New York Stock Exchange
“TSQ.”

Risk factors
For a discussion of risks relating to the Company, our business and an investment in our Class A common stock, see “Risk Factors” on page 22 of this prospectus and all other information set forth in this prospectus before investing in our Class A common stock.
Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock to be outstanding immediately after this offering:
•
  assumes the effectiveness of our certificate of incorporation and bylaws, which we will adopt prior to the completion of this offering;
•
  assumes the effectiveness of the Conversion;
•
  is based on the number of shares outstanding after giving effect to the Conversion;
•
  excludes 3,073,583 shares of Class A common stock and 3,876,040 shares of Class B common stock issuable upon the exercise of stock options to be granted upon completion of this offering at a weighted average exercise price of $11.00 per share;
•
  includes 9,508,878 shares of Class A common stock issuable upon the exercise of outstanding warrants; and
•
  assumes (1) no exercise by the underwriters of their option to purchase up to 1,250,000 additional shares from us and (2) the initial public offering price of $11.00 per share.

Summary Historical and unaudited pro forma Consolidated Financial and Other Data
The following tables set forth our summary historical consolidated financial information for the periods ended and as of the dates set forth below. The summary historical financial data as of December 31, 2012 and 2013 and for fiscal years ended December 31, 2012 and 2013 have been derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The summary historical financial data as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 have been derived from our unaudited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The summary historical financial data as of March 31, 2013 have been derived from our unaudited consolidated financial statements and related notes, which are not included elsewhere in this prospectus. We have derived the summary unaudited pro forma condensed consolidated financial data for the year ended December 31, 2013 and for the three months ended March 31, 2014 from the unaudited pro forma condensed consolidated financial statements set forth under “Unaudited Pro Forma Condensed Consolidated Financial Information.” Our unaudited consolidated financial statements and related notes contain all adjustments, consisting of normal recurring adjustments that management considers necessary for a fair statement of our financial position and results of operations for the periods presented included elsewhere in this prospectus. Operating results for the three month periods are not necessarily indicative of results for a full fiscal year or any other periods.
The following summary historical financial information should be read in conjunction with the sections titled “Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the related notes thereto included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
					Pro Forma Year Ended December 31, 2013	Pro Forma Three Months Ended March 31, 2014
($ in thousands, except share and per share data)	2012	2013	2013	2014
Statement of Operations Data:
Net revenue	$222,736	$268,578	$53,473	$79,161	$345,111	$79,161
Operating costs and expenses:
Direct operating expenses, excluding depreciation and amortization	153,103	185,214	40,476	57,742	229,071	57,742
Depreciation and amortization	14,824	15,189	4,026	4,386	18,714	4,386
Corporate expenses	17,750	21,124	3,791	5,437	23,846	5,437
Transaction and other restructuring costs	1,782	2,001	1	28	2,001	28
Change in fair value of contingent consideration	—	(1,100)	—	—	(1,100)	—
Net loss (gain) on sale of assets	123	(36)	(45)	(110)	(33)	(110)
Total operating costs and expenses	187,582	222,392	48,249	67,483	272,499	67,483
Operating income	35,154	46,186	5,224	11,678	72,612	11,678
Other (expense) income:
Interest expense, net	(28,291)	(35,620)	(7,409)	(12,080)	(46,919)	(10,852)
Loss on early extinguishment of debt	—	—	—	—	(199)	—
Net loss on derivative instruments	(129)	(1)	(1)	—	(1)	—
Other income (expense), net	6	(114)	(12)	(37)	(114)	(37)
Total other expense	(28,414)	(35,735)	(7,422)	(12,117)	(47,233)	(10,889)
Income (loss) before income taxes	6,740	10,451	(2,198)	(439)	25,379	789
Provision for income taxes	340	340	85	91	9,872	307
Net income (loss)	$6,400	$10,111	$(2,283)	$(530)	$15,507	$482
Balance Sheet Data (at end of period):
Cash	$22,305	$45,647	$28,896	$57,339
Working capital	31,440	58,486	30,679	60,681
Total assets	610,121	939,203	613,783	941,897
Total debt, including current maturities	367,447	653,472	367,156	653,518
Members’ equity:
Controlling interest	207,896	234,039	205,613	233,668
Non-controlling interest	442	492	442	492
Cash Flow Data:
Cash flow provided by operating activities	$19,847	$26,204	$9,116	$14,195
Cash flow used in investing activities	(142,200)	(286,170)	(2,061)	(2,079)
Cash flow provided by (used in) financing activities	119,666	283,308	(464)	(424)
Pro forma C corporation data (unaudited):
Historical profit (loss) before taxes		10,451		(439)
Pro forma income taxes		4,065		(171)
Pro forma net income (loss)		$6,386		$(268)
Pro forma net income (loss) per share(1):
Basic		$0.84		$(0.03)	$0.95	$0.03
Diluted		$0.38		$(0.03)	$0.61	$0.02
Weighted average shares outstanding(1)(2):
Basic		7,567,623		7,887,109	16,355,501	16,674,987
Diluted(3)		16,736,145		7,887,109	25,524,024	26,183,865
Other Financial Data:
Direct Profit(4)	69,633	83,364	12,997	21,419	116,040	21,419
Adjusted EBITDA(4)	51,883	62,240	9,206	16,141	92,194	16,141
Adjusted EBITDA excluding duplicative corporate expenses(4)					94,916	16,141
Capital expenditures	9,894	9,526	1,941	1,995	9,855	1,995
Adjusted EBITDA adjusted for certain expenditures(4)	$21,996	$20,829	$6,215	$12,242	$41,505	$12,994

(1)
  Pro forma net income per share of common stock and the weighted average shares of common stock outstanding reflect the estimated number of shares of Class A, Class B and Class C common stock we expect to have outstanding upon the completion of the Conversion, and reflect the income tax effects of our conversion to a corporation, and, for the pro forma periods only, reflect the estimated number of shares of each such class of common stock that we expect to have outstanding upon completion of this offering. For further information, see Note 15 to our annual consolidated financial statements and Note 13 to our unaudited interim period financials included elsewhere in this prospectus.
(2)
  Historical data does not reflect (i) 8,333,333 million shares of Class A common stock expected to be issued upon completion of this offering or (ii) 186,921 shares of Class A common stock and 267,624 shares of Class B common stock expected to be issued upon the conversion of the current management equity compensation plan.
(3)
  Includes warrants to purchase a weighted average of 9,143,845 shares of Class A common stock for the year ended December 31, 2013, and warrants to purchase a weighted average of 9,508,878 shares of Class A common stock for the three months ended March 31, 2014. Does not include the effect of options to purchase 3,073,583 shares of Class A common stock and options to purchase 3,876,040 shares of Class B common stock that are expected to be granted prior to completion of this offering, because there are no incremental shares as a result of applying the treasury stock method.
(4)
  We define Direct Profit as net income before the deduction of income taxes, other income (expense), net, net loss on derivative instruments, loss on early extinguishment of debt, interest expense, net, change in fair value of contingent consideration, transaction and other restructuring costs, corporate expenses, net (loss) gain on sale of assets and depreciation and amortization. Adjusted EBITDA is defined as Direct Profit less corporate expenses (excluding stock-based compensation). Adjusted EBITDA excluding duplicative corporate expenses is Adjusted EBITDA as further adjusted for pro forma adjustments to corporate expenses to reflect the removal of duplicative acquired company corporate expenses. Adjusted EBITDA adjusted for certain expenditures is calculated from Adjusted EBITDA by subtracting net cash interest expense, capital expenditures and cash paid for taxes and, in the case of Adjusted EBITDA adjusted for certain expenditures pro forma for the year ended December 31, 2013, as adjusted to reflect the removal of duplicative acquired company corporate expenses. Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures do not represent, and should not be considered as alternatives to, net income or cash flows from operations, as determined under U.S. generally accepted accounting principles, or GAAP. We use Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses to facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we rely upon Direct Profit to analyze the performance of our segments, as it reflects all revenue and expenses directly attributable to our segments’ operations, including all corporate overhead expenses that are directly attributed to a segment and necessary to support its revenue, without regard to corporate overhead that is not directly attributable to a segment’s operations (such as expenses related to HR, finance, and accounting functions and expenses incurred in connection with an initial public offering). As a result, by removing these expenses, management can better analyze the factors that are, in fact, directly affecting the profitability of its core business segments at and within the segments. Further, while discretionary bonuses for members of management are not determined with reference to specific targets, our Board of Directors may consider Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses when determining discretionary bonuses.
We further believe that Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures are used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures measures when reporting their results. We present Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures because we believe that they are useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe Direct Profit is also useful to investors because it aids in analyzing the performance of our segments, as it reflects all revenue and expenses directly attributable to our segments’ operations, including all corporate overhead expenses that are directly attributed to a segment and necessary to support its revenue, without regard to corporate overhead that is not directly attributable to a segment’s operations (such as expenses related to HR, finance and accounting functions and expenses incurred in connection with an initial public offering). We believe that by removing these expenses, investors can better analyze the factors that are, in fact, directly affecting the profitability of its core business operations. Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. For further information, see “Unaudited Pro Forma Condensed Consolidated Financial Information.”
Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:
•
  Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures do not reflect changes in, or cash requirements for, our working capital needs;
•
  Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•
  Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses do not reflect our income tax expense or the cash requirements to pay our income taxes;
•
  Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Direct Profit, Adjusted EBITDA and Adjusted EBITDA excluding duplicative corporate expenses do not reflect any cash requirements for such replacements;
•
  Direct Profit does not reflect corporate expenses (excluding stock-based compensation); and
•
  other companies in our industry may calculate Direct Profit, Adjusted EBITDA, Adjusted EDITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures differently, limiting their usefulness as comparative measures.
Because of these limitations, Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures should not be considered as discretionary cash available to us to reinvest.

The following tables reconcile net income to Direct Profit, Adjusted EBITDA, Adjusted EBITDA excluding duplicative corporate expenses and Adjusted EBITDA adjusted for certain expenditures:

	Year Ended December 31,		Three Months Ended March 31,		Pro Forma Year Ended December 31, 2013	Pro Forma Three Months Ended March 31, 2014
($ in thousands)	2012	2013	2013	2014
Net income (loss)	$6,400	$10,111	$(2,283)	$(530)	$15,507	$482
Provision for income taxes	340	340	85	91	9,872	307
Interest expense, net	28,291	35,620	7,409	12,080	46,919	10,852
Transaction and other restructuring costs(a)	1,782	2,001	1	28	2,001	28
Depreciation and amortization	14,824	15,189	4,026	4,386	18,714	4,386
Corporate expenses(b)	17,750	21,124	3,791	5,437	23,846	5,437
Other(c)	246	(1,021)	(32)	(73)	(819)	(73)
Direct Profit	69,633	83,364	12,997	21,419	116,040	21,419
Corporate expenses(b)	(17,750)	(21,124)	(3,791)	(5,437)	(23,846)	(5,437)
Stock-based compensation	—	—	—	159	—	159
Adjusted EBITDA	51,883	62,240	9,206	16,141	92,194	16,141
Adjustment to corporate expenses to reflect removal of duplicative acquired company corporate expenses(d)					2,722	—
Adjusted EBITDA excluding duplicative corporate expenses					94,916	16,141
Net cash interest expense	(19,757)	(31,392)	(930)	(1,894)	(44,216)	(1,426)
Capital expenditures	(9,894)	(9,526)	(1,941)	(1,995)	(9,855)	(1,995)
Cash paid for taxes(e)	(236)	(493)	(120)	(10)	(493)	(10)
Adjusted EBITDA adjusted for certain expenditures	$21,996	$20,829	$6,215	$12,242	$40,352	$12,710

(a)
  Transaction and other restructuring costs include merger and acquisition transaction costs and restructuring costs incurred by Townsquare Media, LLC, the substantial majority of which were incurred in connection with the acquisitions of Cumulus I, Cumulus II and Peak.
(b)
  Includes $159,000 of stock-based compensation expense for the first quarter of 2014.
(c)
  Other includes, net loss (gain) on sale of assets, net loss on derivative instruments, loss on early extinguishment of debt, change in fair value of contingent consideration, and other expense (income), net.
(d)
  Represents duplicative allocated corporate expense of Cumulus II and Boise of $2.5 million and $0.2 million, respectively, which was not acquired in the transactions.
(e)
  Is not reduced by $0.1 million of allocated Cumulus II carve out taxes for the year ended December 31, 2013.

RISK FACTORS
Investing in our Class A common stock involves a number of risks. Before you purchase our Class A common stock, you should carefully consider the risks described below and the other information contained in this prospectus, including our consolidated financial statements and accompanying notes. If any of the following risks actually occurs, our business, financial condition, results of operation or cash flows could be materially adversely affected. In any such case, the trading price of our Class A common stock could decline, and you could lose all or part of your investment.
Risks Related to Our Business
Decreased spending by advertisers, decline in attendance of our live events and changes in the economy may have a material adverse effect on our business.
Because a substantial majority of our net revenue is generated from the sale of local, regional and national advertising for broadcast or display on our radio stations, websites, online radio streams and at our live events, a downturn in the U.S. economy may have a material adverse impact on our business, financial condition and results of operations, as advertisers generally reduce their spending during economic downturns. Furthermore, because a substantial portion of our revenue is derived from local advertisers, our ability to generate advertising revenue in specific markets could be adversely affected by local or regional economic downturns. A downturn in the U.S. economy could also adversely affect our ability to collect accounts receivable from advertisers.
In addition, a significant percentage of our advertising revenue is generated from the sale of advertising to the automotive, financial services and retail industries. These industries, among others, have been adversely affected by prior downturns in the economy, and may be adversely affected by any future downturns in the economy, and a significant decrease in revenue in the future could have a material adverse effect on our business, financial condition and results of operations.
A decline in attendance at or reduction in the number of musical concerts, multi-day music festivals, consumer expositions and trade shows, lifestyle events and other forms of entertainment may have an adverse effect on revenue and operating income from our live events business. In addition, during periods of economic slowdown and recession, many consumers have historically reduced their discretionary spending and advertisers have reduced their advertising expenditures. Consumer discretionary spending is sensitive to many factors such as employment, fuel and energy prices, and general economic conditions. The impact of economic slowdowns on our business is difficult to predict, but they may result in reductions in ticket sales, sponsorships and our ability to generate revenue. The risks associated with our live events business may become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at our live events. Many of the factors affecting the number and availability of live events are beyond our control. There can be no assurance that consumer spending will not be adversely impacted by economic conditions, or by any future deterioration in economic conditions, thereby possibly impacting the operating results and growth of our live events business.
We may lose audience ratings, market share and advertising revenue to competing radio stations or other types of media competitors.
We operate in a highly competitive industry. Our business competes for audiences and advertising market share with other radio stations and radio station groups, radio networks, other syndicated content and other media such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, internet radio, the internet, outdoor advertising and hand-held programmable devices such as iPods and cellular phones.
Any adverse change in a particular market or in the relative market positions of the radio stations located in a particular market, or any adverse change in audiences’ preferences could have a material adverse effect on our ratings or revenue. Other radio broadcasting companies may enter the markets in which we operate or may operate in the future or offer syndicated content that competes with our content and these companies may be larger and have more financial resources than we do. In addition, from time to time, other radio stations may change their format or content, or a radio station may adopt a format to compete directly with us for audiences and advertisers. These tactics could result in lower ratings, lower market share and lower advertising revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us.
We face substantial competition for advertising revenue in our various markets from free and paid newspapers, magazines, websites, digital platforms and applications, television, radio, other forms of media, direct marketing and online advertising networks and exchanges. Competition for advertising is generally based on audience levels and demographics, price, service and advertising results. It has intensified both as a result of the continued development and fragmentation of digital media and adverse economic conditions. Competition from all of these media and services affects our ability to attract and retain advertisers and consumers and to maintain or increase our advertising rates.
Audience preferences as to format or content may also shift due to demographic changes, personnel or other content changes, a decline in broadcast listening trends or other reasons. We may not be able to adapt to these changes or trends, any of which would have a material adverse impact on our business, financial condition and results of operations.
We face intense competition in the live events industry, and we may not be able to maintain or increase our current revenue, which could adversely affect our business, financial condition and results of operations.
The live events industry is highly competitive, and we may not be able to maintain or increase our current revenue due to such competition. The live events industry competes with other forms of music and non-music entertainment for consumers’ discretionary spending and within this industry we compete with other venues to book talent, and, in the markets in which we promote music concerts and festivals, we face competition from other promoters and venue operators. Our competitors compete with us for key employees who have existing talent relationships and that have a history of being able to book talent for concerts and tours. Our competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential talent and venues. Our competitors may develop services, advertising options or venues that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. In addition, although many live events formats are annual in nature, there is risk that they will reach the end of their product cycle lives as consumer tastes evolve and we are unable to develop new events that cater to new consumer preferences. It is possible that new competitors may emerge and rapidly acquire significant market share.
Poor weather adversely affects attendance at our live events, which could negatively impact our financial performance from period to period.
We promote and/or ticket many live events. Weather conditions surrounding these events affect sales of tickets, concessions and merchandise, among other things. Poor weather conditions can have a material effect on our results of operations particularly because we promote and/or ticket a finite number of events. Due to weather conditions, we may be required to reschedule an event to another available day or a different venue, which would increase our costs for the event and could negatively impact the attendance at the event, as well as food, beverage and merchandise sales. Poor weather can affect current periods as well as successive events in future periods, any of which would adversely affect our business, financial condition and results of operations.
There is the risk of personal injuries and accidents in connection with our live events, which could subject us to personal injury or other claims and increase our expenses, as well as reduce attendance at our live events, causing a decrease in our revenue.
There are inherent risks involved with producing live events. As a result, personal injuries and accidents have, and may, occur from time to time, which could subject us to claims and liabilities for personal injuries. Incidents in connection with our live events at any of our venues or festival sites that we own or rent could also result in claims, reducing operating income or reducing attendance at our events, which could cause a decrease in our revenue. While we maintain insurance policies that provide coverage within limits that are sufficient, in management’s judgment, to protect us from material financial loss for personal injuries sustained by persons at our venues or events or accidents in the ordinary course of business, there can be no assurance that such insurance will be adequate at all times and in all circumstances.
Our business, financial condition and results of operations may be adversely affected if our broadcast rights contracts are not renewed on sufficiently favorable terms.
We sometimes enter into broadcast rights contracts in the ordinary course of business for both the acquisition and distribution of media content and products, including contracts for both the acquisition and distribution of content rights for sporting events and other programs, and contracts relating to content produced by third parties on our radio stations. As these contracts expire, the parties must renew or renegotiate the contracts, and if we are unable to renew them on acceptable terms, we may lose these rights, the related content and the related revenue. Even if these contracts are renewed, the cost of obtaining content rights may increase (or increase at faster rates than in the past) or the revenue from distribution of content may be reduced (or increase at slower rates than in the past). With respect to the acquisition of content rights, the impact of these broadcast rights contracts on our results over the terms of the contracts will depend on a number of factors beyond our control, including the strength of advertising markets, effectiveness of marketing efforts, the size of audiences, and the related contract expenses and costs. There can be no assurance that revenue from content based on these rights will exceed the cost of the rights plus the other costs of producing and distributing the content.
If we lose key members of our senior management team, our business could be disrupted and our financial performance could suffer.
Our business depends upon the continued efforts, abilities and expertise of our senior management team. We believe that the skills and experience of our senior management team would be difficult to replace, and the loss of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations, including impairing our ability to execute our business strategy. We believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel.
We may lose key on-air talent to competing radio stations or other types of media competitors.
We compete for creative and performing on-air talent with other radio stations and radio station groups, radio networks, and other providers of syndicated content and other media such as broadcast television, cable television, satellite television, the internet and satellite radio. Our employees and other on-air talent are subject to change and may be lost to competitors or for other reasons. Any adverse changes in particular programs, formats or on-air talent could have a material adverse effect on our ratings and our ability to attract advertisers, which would negatively impact our business, financial condition or results of operations.
Our results are dependent on radio advertising revenue, which can vary from even to odd-numbered years based on the volatility and unpredictability of political revenue.
Approximately 0.6% and 3.0% of our net revenue, pro forma for the Transactions, for the years ended December 31, 2013 and 2012, respectively, consisted of political advertising revenue. Political advertising revenue from elections, which is generally greater in even-numbered years, has the potential to create fluctuations in our operating results on a year-to-year basis. For example, during 2012, we had political advertising revenue of $10.1 million, compared to $2.2 million in 2013, pro forma for the Transactions. In addition, political advertising revenue is dependent on the level of political ad spend and competitiveness of elections within each local market.
The rates we charge for in-stream and mobile advertisements are currently less than those we charge for terrestrial radio advertisements.
The rates we charge for in-stream and mobile advertisements are currently less than those we charge for terrestrial radio advertisements. Listeners are increasingly shifting toward online radio streams and mobile applications. If we are unable to sufficiently increase the rates we charge for in-stream and mobile advertisements, a significant shift in listeners could have a material adverse impact on our business, financial condition and results of operations.
To remain competitive, we must respond to changes in technology, services and standards that characterize our industry.
The radio broadcasting industry is subject to technological change, evolving industry standards and the emergence of new media technologies and trends. We may not have the resources to acquire new technologies or to introduce new services that could compete with these new technologies and may allow us to adapt to new trends.
Various new media technologies and services are being developed or introduced, including:
•
  satellite-delivered digital audio radio service, which has resulted in the introduction of new subscriber-based satellite radio services with numerous niche formats;
•
  audio content by cable systems, direct-broadcast satellite systems, personal communications systems, content available over the internet and other digital audio broadcast formats;
•
  in-band on-channel digital radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services;
•
  the FCC has authorized many new Low-Power FM radio stations, and is likely to authorize many more, which will result in additional FM radio broadcast outlets, although such radio stations are required to operate on a non-commercial basis;
•
  iPhone/iPod/iPad and similar mobile devices; and
•
  streaming internet services such as Pandora.
The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, including the introduction of new technologies used in automobiles, as a result, in part, of a growing population, greater use of the automobile and increased commuter times. We cannot guarantee that this historical growth will continue. Some of the new technologies, particularly satellite digital audio radio service and internet radio, compete for the consumer’s attention in the car, workplace, outdoors and elsewhere. In addition, we cannot predict the effect, if any, that competition arising from new technologies or regulatory changes may have on the radio broadcasting industry or on our business, financial condition and results of operations, some of which could result in the imposition of significant costs and expenses not previously part of our business operations.
The failure or destruction of transmitter and other facilities that we depend upon to distribute our content could materially adversely affect our business, financial condition and results of operations.
We use studios, satellite systems, transmitter facilities and the internet to originate and/or distribute our content. We rely on third-party contracts and services to operate our origination and distribution facilities. These third-party contracts and services include, but are not limited to, electrical power, satellite downlinks, telecom circuits and internet connectivity. Distribution may be disrupted due to one or more third parties losing their ability to provide particular services to us, which could adversely affect our distribution capabilities. A disruption can be caused as a result of any number of events such as local disasters (accidental or environmental), various acts of terrorism, power outages, major telecom and internet connectivity failures or satellite failures. Our ability to distribute content to radio station audience and/or network affiliates may be disrupted for an undetermined period of time until alternate facilities are engaged and put on-line. Furthermore, until we fix issues that arise or third-party services resume when applicable, the inability to originate or distribute content could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to retain and grow our digital audience, our business will be adversely affected.
The increasing number of digital media options available on the internet, through social networking tools and through mobile and other devices distributing news and other content is expanding consumer choice significantly. Faced with a multitude of media choices and a dramatic increase in accessible information, consumers may place greater value on when, where, how and at what price they consume digital content than they do on the source or reliability of such content. The increasing popularity of news aggregation websites and customized news feeds (often free to users) may reduce our traffic levels by creating a disincentive for the audience to visit our websites or use our digital applications. In addition, the undifferentiated presentation of some of our content in aggregation with other content may lead audiences to fail to distinguish our content from the content of other providers. Our reputations for quality journalism and content are important in competing for revenue in this environment and are based on consumer and advertiser perceptions. If consumers fail to differentiate our content from other content providers in digital media, or if the quality of our journalism or content is perceived as less reliable, we may not be able to increase our online traffic sufficiently or retain a base of frequent visitors to our digital properties.
Online traffic is also driven by internet search results, including search results provided by Google, the primary search engine directing traffic to our websites. Search engines frequently update and change the methods for directing search queries to websites or change methodologies or metrics for valuing the quality and performance of internet traffic on delivering cost-per-click advertisements. Any such changes could decrease the amount of revenue that we generate from online advertisements. The failure to successfully manage search engine optimization efforts across our business could result in a significant decrease in traffic to our various websites, which could result in substantial decreases in conversion rates and repeat business, as well as increased costs if we were to replace free traffic with paid traffic, any or all of which would adversely affect our business, financial condition and results of operations.
If traffic levels stagnate or decline, we may not be able to create sufficient advertiser interest in our digital properties or to maintain or increase the advertising rates of the inventory on our digital properties. Even if we maintain traffic levels, the market position of our brands may not be enough to counteract a significant downward pressure on advertising rates as a result of a significant increase in inventory.
If we fail to increase the number of subscribers or retain existing subscriber services at Townsquare Interactive, our revenue and business will be harmed.
The ability to grow Townsquare Interactive depends in large part on maintaining and expanding our subscriber base. To do so, we must convince prospective subscribers of the benefits of our technology platform and existing subscribers of the continuing value of our products and services. The digital marketing services sector is a highly competitive area with many competitors in which our customers have many competing alternatives. We believe our solutions are well positioned to serve the SMBs in the small and mid-sized markets we focus upon. However, if our subscribers stop their subscriptions with us, or if we are unable to attract new subscribers in numbers greater than the number of subscribers that we lose, our subscriber base will decrease and our business, financial condition and operating results will be adversely affected.
Our digital advertising network competes in a rapidly growing and evolving market. If our advertising solutions are not compelling or we falter on execution, we may be unable to attract new affiliates or existing clients may turn to alternative solutions.
The national digital advertising market represents a significant growth opportunity. Our success is dependent on many factors outside of our control including the quality of content on our affiliates’ websites, the number of visitors they attract and their level of user engagement. The execution of our own business strategy including the effectiveness of the advertising solutions we provide and the abilities of our national digital sales force will impact our level of success. We also face a variety of competitors who have greater scale, market share and platforms that could hinder our ability to compete effectively. The success of our strategy will depend on our ability to convince new advertisers of the benefits of our advertising platform and existing clients of the continuing value of our solutions. Failure to deliver on those objectives could significantly affect our business operations and our ability to compete effectively.
Our national digital businesses are dependent on technology and technical and sales talent.
Future success and growth in our national digital businesses will depend upon our continued ability to develop and maintain technology and identify, hire, develop, motivate and retain highly skilled technical and sales talent. Competition for employees with these skill sets is intense and our continued

ability to compete effectively depends, in part, upon our ability to attract new employees. We will also need to be able to balance the costs of recruiting and retaining these employees with profitable growth. If we are unable to do so, our business, financial condition or results of operations may be adversely affected.
Future losses could be caused by future asset impairment of our FCC licenses and/or goodwill.
Under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 350, “Intangibles—Goodwill and Other,” goodwill and indefinite-lived intangibles, including FCC licenses, are not amortized but instead are tested for impairment at least annually, or more frequently if events or circumstances indicate that there may be an impairment. Impairment is measured as the excess of the carrying value of the goodwill or intangible asset over its fair value. Intangible assets that have finite useful lives continue to be amortized over their useful lives and are also measured for impairment if events or circumstances indicate that they may be impaired. Impairment losses are recorded as operating expenses.
As of December 31, 2013, our FCC licenses and goodwill comprised approximately 75% of our consolidated total assets. The valuation of intangible assets is subjective and based on estimates rather than precise calculations. If actual future results are not consistent with the assumptions and estimates used, we may be exposed to impairment charges in the future. The fair value measurements for both our goodwill and indefinite-lived intangible assets use significant unobservable inputs which reflect our own assumptions about the estimates that market participants would use in measuring fair value including assumptions about risk.
Given the current economic environment and the potential negative impact on our business, there can be no assurance that our estimates and assumptions regarding the duration of the ongoing economic downturn, or the period and strength of recovery, made for the purpose of our non-amortizable intangible fair value estimates will prove to be accurate.
Interim and/or annual impairment testing, as applicable, could result in future impairment losses. The fair value of FCC licenses and goodwill is primarily dependent on the expected future cash flows of our business. If actual market conditions and operational performance underlying the intangible assets were to deteriorate, or if facts and circumstances change that would more likely than not reduce the estimated fair value of the FCC licenses or goodwill below their adjusted carrying amounts, the Company may be required to recognize additional non-cash impairment charges in future periods, which could have a material impact on the Company’s business, financial condition and results of operations.
Our business depends upon licenses issued by the FCC, and if licenses were not renewed or we were to be out of compliance with FCC regulations and policies, our business could be materially impaired.
Our radio stations depend upon maintaining their broadcasting licenses issued by the FCC, which are currently issued for a maximum term of eight years and are renewable. Interested parties may challenge a renewal application. On rare occasions, the FCC has revoked licenses, not renewed them, or renewed them with significant qualifications, including renewals for less than a full term of eight years. In the last renewal cycle, the FCC granted nearly all of the license renewal applications that were filed for our radio stations. A few are still pending, as indicated on the station list on page 90. However, we cannot be certain that our future license renewal applications will be approved, or that the renewals will not include conditions or qualifications that could adversely affect our business, financial condition and results of operations, could result in material impairment and could adversely affect our liquidity and financial condition. If any of our FCC licenses are not renewed, it could prevent us from operating the affected radio station and generating revenue from it. Further, the FCC has a general policy restricting the transferability of a radio station license while a renewal application for that radio station is pending. In addition, we must comply with extensive FCC regulations and policies governing the ownership and operation of our radio stations. FCC regulations limit the number of radio stations that a licensee can own in a market, which could restrict our ability to consummate future transactions. The FCC’s rules governing our radio station operations impose costs on our operations and changes in those rules could have an adverse effect on our business. The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. If the FCC relaxes these technical requirements, it could impair the signals transmitted by our radio stations and could have a material adverse effect on our business. Moreover, governmental regulations and policies may change over time, and the changes may have a material adverse impact upon our business, financial condition and results of operations. For further details on federal regulation of radio broadcasting, see “Business—Federal Regulation of Radio Broadcasting.”
We may be adversely affected by the FCC’s enforcement of its indecency regulations against the broadcast industry as well as by the increased amounts of the potential fines.
The FCC’s rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 a.m. and 10 p.m. Broadcasters risk violating the prohibition against broadcasting indecent material because of the vagueness of the FCC’s definition of indecent material, coupled with the spontaneity of live content. The FCC vigorously enforces its indecency rules against the broadcasting industry as a whole and violations of these rules may result in fines or, in some instances, revocation of an FCC license. The FCC also can impose separate fines for each allegedly indecent “utterance” within radio content. In addition, in 2006 Congress increased the maximum forfeiture for a single indecency violation to $325,000, with a maximum forfeiture exposure of $3,000,000 for any continuing violation arising from a single act or failure to act. Several appeals of certain of the FCC’s recent enforcement actions and of the FCC’s underlying indecency standards are pending in the federal courts. We cannot predict the outcome of these court proceedings or whether Congress will consider or adopt further legislation in this area. In the ordinary course of business, we have received complaints or the FCC has received complaints about whether a limited number of our radio stations have broadcast indecent content. To the extent these complaints or other proceedings by the FCC result in the imposition of fines, a settlement with the FCC, revocation of any of our radio station licenses or denials of license renewal applications, our business, financial condition and results of operations could be materially adversely affected.
We may be adversely affected by the FCC’s proceedings with respect to Revitalization of AM Radio.
In October 2013, the FCC released a Notice of Proposed Rulemaking titled “Revitalization of AM Radio,” proposing several modifications to its technical rules for AM radio stations. The stated purpose of this FCC rulemaking proceeding is to enhance the broadcast quality of AM stations. Included in the possible rule changes is the elimination of a rule which requires certain AM stations to reduce nighttime interference when seeking to modify their facilities. Also proposed is a relaxation of the FCC’s requirements for AM stations to provide their communities of license with a specific level of signal coverage, with the intended purpose of permitting AM stations to change the locations of their transmitting facilities. If the FCC adopts these rule changes, it is possible that some of our stations may experience increased nighttime interference from other stations in connection with facility modifications. It is also possible that stations owned by others and not serving our markets could move into our markets and become new competitors. We cannot predict at this time to what extent, if any, the FCC’s proposals will be adopted or the impact the adoption of any one or more of the proposals will have on our Company.
Proposed legislation requires radio broadcasters to pay royalties to record labels and recording artists.
Legislation has been introduced that would require radio broadcasters to pay royalties to record labels and performing artists for exhibition or use of the over the air broadcast of their recorded songs. Currently, we pay royalties to song composers and publishers through Broadcast Music, Inc., the American Society of Composers, Authors and Publishers and SESAC, Inc. The proposed legislation would add an additional layer of royalties to be paid directly to the record labels and artists. It is currently unknown what proposed legislation, if any, will become law, and what significance this royalty would have on our business, financial condition and results of operations.
We are required to obtain prior federal approval for each station acquisition, which approvals may be subject to our compliance with certain conditions, possibly including asset divestitures, which may be material.
Acquisitions have been and may continue to be, a critical component of our overall strategy. The acquisition of a radio station requires the prior approval of the FCC and may require approvals by other governmental agencies, such as the Department of Justice (“DOJ”) or the Federal Trade Commission (“FTC”). To obtain that approval, a proposed acquirer is required to file a transfer of control or assignment of license application with the FCC. The Communications Act of 1934, as amended (the “Communications

Act”) and FCC rules allow members of the public and other interested parties to file petitions to deny or other objections to the FCC with respect to the grant of any transfer or assignment application. The FCC could rely on those objections or its own initiative to deny a transfer or assignment application or to require changes in the transaction, including the divestiture of radio stations and other assets, as a condition to having the application granted. Although we do not currently expect such divestitures to be material to our financial position or results of operations, no assurances can be provided that we would not be required to divest additional radio stations in connection with obtaining such approval, or that any such required divestitures would not be material to our financial position or results of operations. The FCC could also change its existing rules and policies to reduce the number of radio stations that we would be permitted to acquire in some markets. For these and other reasons, there can be no assurance that the FCC will approve potential future acquisitions that we deem material to our business.
There are risks associated with our radio station acquisition strategy.
We intend to continue to grow by acquiring radio station clusters and individual radio stations in the future. We cannot predict whether we will be successful in pursuing these acquisitions or what the consequences of these acquisitions will be. Any acquisitions in the future may be subject to various conditions, such as compliance with FCC and antitrust regulatory requirements. The FCC requirements include:
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  approval of license assignments and transfers;
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  limits on the number of radio stations a broadcaster may own in a given local market; and
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  other rules and policies, such as the ownership attribution rules, that could limit our ability to acquire radio stations in certain markets where one or more of our stockholders, officers or directors have other media interests.
The antitrust regulatory requirements include:
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  filings with the DOJ and the FTC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), where applicable;
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  expiration or termination of any applicable waiting period under the HSR Act; and
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  possible review by the DOJ or the FTC of antitrust issues under the HSR Act or otherwise.
Completion of any acquisition may also only be approved subject to our compliance with certain conditions. These conditions may be onerous, and may include the requirement that we divest certain assets, which may include radio stations we already own or we propose to acquire. We cannot be certain whether any of these conditions will be satisfied, the timing thereof, or the potential impact on us any such conditions may have. In addition, the FCC has in the past asserted the authority to review levels of local radio market concentration as part of its acquisition approval process, even where proposed assignments would comply with the numerical limits on local radio station ownership in the FCC’s rules and the Communications Act.
Our acquisition strategy involves numerous other risks, including risks associated with:
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  identifying acquisition candidates and negotiating definitive purchase agreements on satisfactory terms;
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  integrating operations and systems and managing a large and geographically diverse group of radio stations;
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  diverting our management’s attention from other business concerns;
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  potentially losing key employees at acquired radio stations; and
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  a diminishing number of properties available for sale in appropriately sized and located markets.

We cannot be certain that we will be able to successfully integrate any acquisitions or manage the resulting business effectively, or that any acquisition will achieve the benefits that we anticipate. In addition, we are not certain that we will be able to acquire properties at valuations as favorable as those of previous acquisitions. Depending upon the nature, size and timing of potential future acquisitions, we may be required to raise additional financing in order to consummate additional acquisitions. Our debt agreements, as may be in place at any time, may not permit us to consummate an acquisition or access the necessary additional financing because of certain covenant restrictions. Furthermore, we cannot be certain that additional financing will be available to us or, if available, that financing would be on terms acceptable to our management.
Due to various market and financial conditions, we may not be able to successfully complete future dispositions of our radio stations or future acquisitions of other radio stations.
We engage in strategic sales of our radio stations, as it makes financial sense to do so and meets our overall business needs, and have also been required by the FCC to divest radio stations, which radio stations are now held in trust pending sale. We pursue strategic acquisitions of stations when such acquisitions are strategic and financially additive and such acquisitions meet our overall business needs. However, in light of the current financial and economic market conditions, both in the radio industry and in the overall U.S. economy, our consummation of future radio station acquisitions or dispositions, even those required divestitures, is uncertain and may be very difficult.
Our success is dependent upon audience acceptance of our content, particularly our radio programs and live events, which is difficult to predict.
Media and radio content production and distribution is an inherently risky business because the revenue derived from the production and distribution of media content or a radio program, and the licensing of rights to the intellectual property associated with the content or program, depend primarily upon their acceptance by the public, which is difficult to predict. The commercial success of content or a program also depends upon the quality and acceptance of other competing programs released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which are difficult to predict.
Ratings for broadcast radio stations and traffic or visitors on a particular website are also factors that are weighed when advertisers determine which outlets to use and in determining the advertising rates that the outlet receives. Poor ratings or traffic levels can lead to a reduction in pricing and advertising revenue. For example, if there is an event causing a change of programming at one of our radio stations, there could be no assurance that any replacement programming would generate the same level of ratings, revenue or profitability as the previous programming. In addition, changes in ratings methodology and technology could adversely impact our ratings and negatively affect our advertising revenue. Nielsen, the leading supplier of ratings data for U.S. radio markets, developed technology to passively collect data for its ratings service. The Portable People Meter™ (“PPM™”) is a small, pager-sized device that does not require any active manipulation by the end user and is capable of automatically measuring radio, television, internet, satellite radio and satellite television signals that are encoded for the service by the broadcaster. Some of our market ratings are being measured by PPM™. In each market, there has been a compression in the relative ratings of all radio stations in the market, enhancing the competitive pressure within the market for advertising dollars. In addition, ratings for certain radio stations when measured by PPM™ as opposed to the traditional diary methodology can be materially different. PPM™ based ratings may be scheduled to be introduced in some of our other markets. Because of the competitive factors we face and the introduction of PPM™, we cannot assure investors that we will be able to maintain or increase our current audience ratings and advertising revenue, which could have an adverse impact on our business, financial condition and results of operations. Our live events business is highly sensitive to rapidly changing public tastes and is dependent on the availability of popular artists. Our live events business depends in part on our ability to anticipate the tastes of consumers and to offer events that appeal to them. Since we rely on unrelated parties to create and perform at live events, any lack of availability of popular artists could limit our ability to generate revenue.

In addition, our live events business typically plans and makes certain commitments to future events up to 18 months in advance of the event, and often agrees to pay an artist or other service providers or venues a fixed guaranteed deposit amount prior to our receiving any revenue as is standard in the live events industry. Therefore, if the public is not receptive to the event, or we or an artist cancel the event, we may incur a loss for the event depending on the amount of the fixed guaranteed or incurred costs relative to any revenue earned, as well as revenue we could have earned at the event. For certain events, we have cancellation insurance policies in place to cover a portion of our losses but it may not be sufficient and is subject to deductibles. Furthermore, consumer preferences change from time to time, and our failure to anticipate, identify or react to these changes could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.
New or changing federal, state or international privacy legislation or regulation could hinder the growth of our internet properties.
A variety of federal and state laws govern the collection, use, retention, sharing and security of consumer data that our internet properties use to operate certain services and to deliver certain advertisements to its customers, as well as the technologies used to collect such data. Not only are existing privacy-related laws in these jurisdictions evolving and subject to potentially disparate interpretation by governmental entities, new legislative proposals affecting privacy are now pending at both the federal and state level in the U.S. Changes to the interpretation of existing law or the adoption of new privacy-related requirements could hinder the growth of our internet presence. Also, a failure or perceived failure to comply with such laws or requirements or with our own policies and procedures could result in significant liabilities, including a possible loss of consumer or investor confidence or a loss of customers or advertisers, and could adversely affect our business, financial condition and results of operations.
New technologies could block our ads, which would harm our business.
Technologies have been developed that can block the display of our ads and that provide tools to users to opt out of our advertising products. Most of our revenue from our digital businesses are derived from fees paid to us by advertisers in connection with the display of ads on web pages for our users. As a result, such technologies and tools could adversely affect our operating results.
We rely on third parties to provide the technologies necessary to deliver content, advertising, and services to our audience, and any change in the licensing terms, costs, availability, or acceptance of these formats and technologies could adversely affect our business.
We rely on third parties to provide the technologies that we use to deliver content, advertising, and services to our audience. There can be no assurance that these providers will continue to license their technologies or intellectual property to us on reasonable terms, or at all. Providers may change the fees they charge users or otherwise change their business model in a manner that slows the widespread acceptance of their technologies. In order for our services to be successful, there must be a large base of users of the technologies necessary to deliver our content, advertising, and services. We have limited or no control over the availability or acceptance of those technologies, and any change in the licensing terms, costs, availability, or user acceptance of these technologies could adversely affect our business.
Certain components of our online business depends on continued and unimpeded access to the internet by us and our audience. Internet access providers may be able to block, degrade, or charge for access to certain of our products and services, which could lead to additional expenses and the loss of our audience and advertisers.
Certain of our products and services depend on the ability of our audience to access the internet, and certain of our products require significant bandwidth to work effectively. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Some of these providers have taken, or have stated that they may take, measures that could degrade, disrupt, or increase the cost of access to certain of our products by restricting or prohibiting the use of their infrastructure to support or facilitate our offerings, or by charging increased fees to us or our audience to provide our offerings. Such interference could result in a loss of existing audience and advertisers, and increased costs, and could impair our ability to attract new audience and advertisers, thereby harming our revenue and growth.

We are controlled by a financial sponsor, whose interests may not be aligned with ours or yours.
We are controlled by funds managed by Oaktree, and therefore they have the power to control our affairs and policies, including entering into mergers, sales of substantially all of our assets and other extraordinary transactions as well as decisions to issue shares, declare dividends, and make other decisions, and they may have an interest in our doing so. The interests of Oaktree could conflict with your interests in material respects. Furthermore, Oaktree is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, as well as businesses that represent major customers of our business. Oaktree may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as Oaktree continues to own a significant amount of our outstanding capital stock, they will continue to be able to strongly influence or effectively control our decisions.
We may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks or natural disasters.
The occurrence of extraordinary events, such as terrorist attacks, natural disasters, intentional or unintentional mass casualty incidents or similar events may substantially impact our operations in specific geographic areas, as well as nationally, and it may decrease the use of and demand for advertising, which may decrease our revenue or expose us to substantial liability. The September 11, 2001 terrorist attacks, for example, caused a nationwide disruption of commercial activities. The occurrence of future terrorist attacks, military actions by the U.S., contagious disease outbreaks or other unforeseen similar events cannot be predicted, and their occurrence can be expected to further negatively affect the economies where we do business generally, specifically the market for advertising. In addition, an act of God or a natural disaster could adversely impact any one or more of the markets where we do business, thereby impacting the Company’s business, financial condition and results of operations.
Capital requirements necessary to operate our business or implement acquisitions could pose risks.
Our business requires a certain level of capital expenditures. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face liquidity problems and could be forced to reduce or delay investments and capital expenditures, adversely impacting our business, financial condition and results of operations. We face competition from other media companies for acquisition opportunities. If the prices sought by sellers of these companies were to rise, we would find fewer acceptable acquisition opportunities. In addition, the purchase price of possible acquisition could require additional debt or equity financing on our part. Since the terms and availability of this financing depend to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the acquisition opportunity we are presented with, we may decide to forego that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.
Our substantial indebtedness could have an adverse impact on us.
We have a significant amount of indebtedness. As of March 31, 2014, we had $645.0 million of outstanding indebtedness with annual debt service requirements of approximately $46.4 million, which represents 48.9% of Adjusted EBITDA excluding duplicative corporate expenses for the year ended December 31, 2013. On an as reported basis, debt service for the year ended December 31, 2013 was $32.4 million, which represented 123.7% of cash flow from operating activities. Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. Our substantial indebtedness could have other significant effects on our business.

For example, it could:
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  increase our vulnerability to adverse changes in general economic, industry and competitive conditions;
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  require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;
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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
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  restrict us from taking advantage of opportunities to grow our business;
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  make it more difficult to satisfy our financial obligations;
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  place us at a competitive disadvantage compared to our competitors that have less debt obligations; and
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  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes on satisfactory terms or at all.
For the years ended December 31, 2012 and 2013 and for the three months ended March 31, 2014 we have serviced our debt obligations solely from funds generated from operating activities and have not drawn down any amount on our outstanding revolving credit facility. As of March 31, 2014, after giving effect to this offering and the application of the net proceeds, together with the use of $38.9 million of cash on hand, as described in “Use of Proceeds,” we would have had $18.4 million of cash on hand. We believe that the reduced post-offering cash balance, together with our un-drawn revolver and cash generated by operating activities, will be sufficient to fund our operations, service our debt obligations and pursue our strategy in the future.
In addition, the agreements evidencing or governing our current indebtedness do contain, and the agreements evidencing or governing our future indebtedness may contain, restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.
Risks Related to this Offering and Ownership of Our Class A Common Stock
As an “emerging growth company” under the JOBS Act we are eligible to take advantage of certain exemptions from various reporting requirements.
We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are not required to provide five years of selected financial data in this prospectus. We have not made a decision whether to take advantage of any or all of these exemptions. We do not know if some investors will find our securities less attractive because we may rely on these exemptions. The result may be a less active trading market for our securities and our security prices may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.
Following the offering, we will be classified as a “controlled company” and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
After the closing of this offering, certain funds managed by Oaktree will continue to control a majority of the voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the applicable stock exchange corporate governance standards. Under the rules of the New York Stock Exchange, a company of which more than 50% of the outstanding voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain stock exchange corporate governance requirements, including:
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  the requirement that a majority of the board of directors consists of independent directors;
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  the requirement that nominating and corporate governance matters be decided solely by independent directors; and
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  the requirement that employee and officer compensation matters be decided solely by independent directors.
Following this offering, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors and our nominating and corporate governance and compensation functions may not be decided solely by independent directors. Accordingly, you would not have the same protections afforded to stockholders of companies that are subject to all of the stock exchange corporate governance requirements.
An active trading market for our Class A common stock may not develop.
Prior to this offering, there has been no public market for any class of our common stock or the common stock of our subsidiaries. The initial public offering price for our Class A common stock will be determined through negotiations between us and the underwriters, and market conditions, and may not be indicative of the market price of our Class A common stock after this offering. If you purchase shares of our Class A common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in the Company will lead to the development of an active trading market on the New York Stock Exchange or how liquid that market might become. An active public market for our Class A common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of Class A common stock at a price that is attractive to you, or at all.
Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.
After this offering, the market price for our Class A common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our Class A common stock may fluctuate significantly in response to a number of factors, many of which we cannot control, including those described under “—Risks Related to Our Business” and the following:
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  changes in financial estimates by any securities analysts who follow our Class A common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our Class A common stock;

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  downgrades by any securities analysts who follow our Class A common stock;
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  future sales of our common stock;
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  market conditions or trends in our industry or the economy as a whole and, in particular, in the retail sales environment;
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  investors’ perceptions of our prospects;
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  announcements by us or our competitors of significant contracts, acquisitions, joint ventures or capital commitments; and
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  changes in key personnel.
In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including companies in the retail industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs, and our resources and the attention of management could be diverted from our business.
Our majority stockholder will have the ability to control significant corporate activities after the completion of this offering and our majority stockholder’s interests may not coincide with yours.
Immediately after the consummation of this offering, certain funds managed by Oaktree will beneficially own approximately 2.2 million shares of our Class B common stock and approximately 8.6 million shares of our Class A common stock underlying warrants, which together will represent approximately 55.2% of the voting power of our common stock, pursuant to a Stockholders’ Agreement we intend to enter into with Oaktree, FiveWire (an entity formed for the purpose of investing in the Company by certain members of management, including Steven Price, Stuart Rosenstein, Alex Berkett and Dhruv Prasad) and the other FiveWire Holders upon consummation of this offering (the “Stockholders’ Agreement”), Oaktree will control approximately 77.5% of the voting power on matters presented to our stockholders, assuming the underwriters do not exercise their option to purchase additional shares. If the underwriters exercise in full their option to purchase additional shares, Oaktree will beneficially own approximately 2.2 million shares of our Class B common stock and approximately 8.6 million shares of our Class A common stock underlying warrants, which together will represent approximately 53.5% of the voting power of our common stock and pursuant to the Stockholders’ Agreement will control approximately 75.1% of the voting power on matters presented to our stockholders. As a result of its ownership, Oaktree, so long as it holds a majority of the voting power on matters presented to our stockholders, will have the ability to control the outcome of matters submitted to a vote of stockholders and, through our Board of Directors, the ability to control decision-making with respect to our business direction and policies. Pursuant to the Stockholders’ Agreement, each FiveWire Holder will grant to Oaktree an irrevocable proxy to vote their shares of Class B common stock, which shall remain in effect for so long as Oaktree beneficially owns at least 50% of the number of shares of common stock it held immediately following the consummation of this offering. In addition, pursuant to the Stockholders’ Agreement, until Oaktree ceases to beneficially own at least 33.3% of the number of shares of common stock it will hold immediately following the consummation of this offering, Oaktree will have the right to designate three directors to our board of directors, each of whom will have, until Oaktree ceases to beneficially own at least 70.0% of the number of shares of common stock it will hold immediately following the consummation of this offering, two votes on each matter. Matters over which Oaktree will, directly or indirectly, exercise control following this offering include:
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  the election of our Board of Directors and the appointment and removal of our officers;
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  mergers and other business combination transactions, including proposed transactions that would result in our stockholders receiving a premium price for their shares;
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  other acquisitions or dispositions of businesses or assets;
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  incurrence of indebtedness and the issuance of equity securities;
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  repurchase of stock and payment of dividends; and
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  the issuance of shares to management under our equity incentive plans.

Even if the voting power of certain funds managed by Oaktree falls below a majority and those funds no longer have the right to designate directors to our board of directors pursuant to the Stockholders’ Agreement, they may continue to be able to strongly influence or effectively control our decisions. Under our certificate of incorporation, Oaktree and its affiliates will not have any obligation to present to us, and Oaktree may separately pursue, corporate opportunities of which they become aware, even if those opportunities are ones that we would have pursued if granted the opportunity. See “Description of Capital Stock—Corporate Opportunity.”
Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.
Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our Class A common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have 8,767,242 shares of Class A common stock outstanding, outstanding warrants to purchase 9,508,878 shares of Class A common stock, 3,022,484 shares of Class B common stock outstanding and 4,894,480 shares of Class C common stock outstanding. The shares of Class A common stock offered in this offering will be freely tradable without restriction under the Securities Act, except for any shares of our Class A common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.
We, each of our officers and directors, Oaktree and certain other security holders have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of the shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus (subject to extension in certain circumstances), except, in our case, for the issuance of common stock upon exercise of options under our existing management incentive plan. Merrill Lynch, Pierce, Fenner & Smith Incorporated may, in their sole discretion, release any of these shares from these restrictions at any time without notice. See “Underwriting (Conflicts of Interest).”
All of our shares of Class A common stock outstanding as of the date of this prospectus may be sold in the public market by existing stockholders 180 days after the date of this prospectus (subject to extension in certain circumstances) and applicable volume and other limitations imposed under federal securities laws. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our Class A common stock after this offering.
After this offering, subject to any lock-up restrictions described above with respect to certain holders, holders of approximately 17.7 million shares of our Class A common stock (including shares underlying outstanding warrants and assuming the conversion of all shares of Class B and Class C common stock into shares of Class A common stock, each on a one-for-one basis) will have the right to require us to register the sales of their shares under the Securities Act, under the terms of an agreement between us and the holders of these securities. See “Shares Eligible for Future Sale—Registration Rights” for a more detailed description of these rights.
In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock.
As a public company, we will be subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy and may divert management’s attention from our business.
As a public company, we will be required to file annual and quarterly reports and other information pursuant to the Exchange Act with the Securities and Exchange Commission (the “SEC”). We will be required to ensure that we have the ability to prepare consolidated financial statements that comply with SEC reporting requirements on a timely basis. We will also be subject to other reporting and corporate governance requirements, including the applicable stock exchange listing standards and certain provisions of the Sarbanes-Oxley Act and the regulations promulgated thereunder, which impose significant compliance obligations upon us. Specifically, we will be required to:
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  prepare and distribute periodic reports and other stockholder communications in compliance with our obligations under the federal securities laws and applicable stock exchange rules;
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  create or expand the roles and duties of our Board of Directors and committees of the Board of Directors;
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  institute compliance and internal audit functions that are more comprehensive;
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  evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”) and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;
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  enhance our investor relations function;
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  maintain internal policies, including those relating to disclosure controls and procedures; and
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  involve and retain outside legal counsel and accountants in connection with the activities listed above.
As a public company, we will be required to commit significant resources and management time and attention to the above-listed requirements, which will cause us to incur significant costs and which may place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns. In addition, we might not be successful in implementing these requirements. Compliance with these requirements will place significant demands on our legal, accounting and finance staff and on our accounting, financial and information systems and will increase our legal and accounting compliance costs as well as our compensation expense as we may be required to hire additional accounting, tax, finance and legal staff with the requisite technical knowledge.
In addition, the Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur certain additional annual expenses related to these activities and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.
Failure to comply with requirements to design, implement and maintain effective internal controls could have a material adverse effect on our business and stock price.
We are not currently required to comply with Section 404, and are therefore not yet required to make a formal assessment of the effectiveness of our internal controls for that purpose. Upon becoming a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on effectiveness of our internal controls. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our stock.
Our independent registered public accounting firm will not be required to attest formally to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an emerging growth company. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.
Our certificate of incorporation upon consummation of this offering will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our certificate of incorporation upon consummation of this offering will provide that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our by-laws, or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.
Under our Amended and Restated Certificate of Incorporation, individuals or entities that bring certain claims or join such claims may be obligated to reimburse the Company for the expenses it reasonably incurs in connection with such actions if the claim proves unsuccessful.
Our Amended and Restated Certificate of Incorporation provides, to the fullest extent permitted by law, in the event that any person or entity (the “Claimant”) (x) initiates or asserts (1) any derivative action or proceeding brought on behalf of the Company, (2) any claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or its stockholders, (3) any action against the Company or any of its directors, officers, employees or agents arising pursuant to any provision of the General Corporation Law of the State of Delaware, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine (each of the foregoing, a “Claim”), or joins any such Claim as a named party, and (y) does not thereby obtain a judgment on the merits that substantially achieves the full remedy or relief sought in the Claim, such Claimant shall be jointly and severally obligated to reimburse the Company for all fees, costs and expenses (including attorneys’ fees and the fees of experts) actually and reasonably incurred by the Company in defending such Claim. This provision of our Amended and Restated Certificate of Incorporation may deter shareholder litigation that may be in the best interests of the Company or our stockholders.
If you purchase shares of Class A common stock sold in this offering, you will incur immediate and substantial dilution.
If you purchase shares of Class A common stock in this offering, you will incur immediate and substantial dilution in the amount of $26.37 per share because the initial public offering price of $11.00 is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. Dilution results from the fact that the initial public offering price per share of the Class A common stock is substantially in excess of the book value per share of common stock attributable to the existing stockholders for the presently outstanding shares of common stock. In addition, you may also experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our employees and directors under our management incentive plan. See “Dilution.”
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We may not obtain research coverage of our Class A common stock by securities or industry analysts. If no securities or industry analysts commence coverage of our Class A common stock, the trading price for our Class A common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Class A common stock could decrease, which could cause our stock price and trading volume to decline.
Provisions of our certificate of incorporation could have the effect of preventing the Company from having the benefit of certain business opportunities that it may otherwise be entitled to pursue.
Our certificate of incorporation will provide that certain funds managed by Oaktree and its affiliates are not required to offer corporate opportunities of which they become aware to us and could, therefore, offer such opportunities instead to other companies, including affiliates of Oaktree. In the event that Oaktree obtains business opportunities from which we might otherwise benefit but chooses not to present such opportunities to us, these provisions of our certificate of incorporation could have the effect of preventing us from pursuing transactions or relationships that would otherwise be in the best interests of our stockholders. See “Description of Capital Stock—Corporate Opportunity.”
Anti-takeover provisions in our certificate of incorporation or bylaws may delay, discourage or prevent a change in control.
Our certificate of incorporation and bylaws will contain provisions that may delay, discourage or prevent a merger or acquisition that a shareholder may consider favorable. As a result, shareholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock.”
Because we do not intend to pay cash dividends in the foreseeable future, you may not receive any return on investment unless you are able to sell your Class A common stock for a price greater than your purchase price.
The continued operation and expansion of our business will require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our Class A common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, including agreements governing our indebtedness, any potential indebtedness we may incur, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our Class A common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.
We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.
We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers from our subsidiaries to meet our obligations. The deterioration of income from, or other available assets of, our subsidiaries for any reason could limit or impair their ability to pay dividends or other distributions to us.

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected earnings, revenue, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies, or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:
•
  the impact of general economic conditions in the United States or in the specific markets in which we currently do business;
•
  industry conditions, including existing competition and future competitive technologies;
•
  the popularity of radio as a broadcasting and advertising medium;
•
  cancellations, disruptions or postponements of advertising schedules in response to national or world events;
•
  our dependence on key personnel;
•
  our capital expenditure requirements;
•
  our continued ability to identify suitable acquisition targets, and consummate and integrate any future acquisitions;
•
  legislative or regulatory requirements;
•
  risks and uncertainties relating to our leverage;
•
  changes in interest rates;
•
  our ability to obtain financing at times, in amounts and at rates considered appropriate by us;
•
  our ability to access the capital markets as and when needed and on terms that we consider favorable to us; and
•
  other factors mentioned in the section entitled “Risk Factors.”
While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us of approximately $9.4 million will be approximately $82.2 million.
We intend to use the net proceeds from this offering, together with approximately $38.9 million of cash on hand, to repay our outstanding 10% Senior PIK Notes due 2019, to repay approximately $90.0 million of the outstanding term loans under our Senior Secured Credit Facility. Our 10% Senior PIK Notes due 2019 were issued on November 14, 2013 to finance the Cumulus II Transaction. As of March 31, 2014 the total amount owed on our Senior PIK Notes was approximately $31.2 million, composed of $30.0 million of principal and $1.2 million of accreted interest. A portion of the outstanding term loans under our Senior Secured Credit Facility were incurred in November, 2013 to finance the Cumulus II and Peak transactions. As of March 31, 2014 we had approximately $202.5 million of term loans outstanding.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Class A common stock will be limited by restrictions on the ability of our subsidiaries and us to pay dividends or make distributions under the terms of current and any future agreements governing our indebtedness. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to compliance with covenants in our current and future agreements governing our indebtedness, and will depend upon our results of operations, financial condition, capital requirements and other factors that our Board of Directors deems relevant.
In addition, since we are a holding company, substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries. Accordingly, our earnings, cash flow and ability to pay dividends are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends.

CAPITALIZATION
The following table sets forth our combined cash and combined capitalization as of March 31, 2014 (i) on a historical basis and (ii) pro forma for the application of the net proceeds, together with cash on hand, as described in “Use of Proceeds” and the Conversion. This information should be read in conjunction with the sections entitled “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Unaudited Pro Forma Condensed Consolidated Financial Information” and the financial statements and the related notes thereto included elsewhere in this prospectus.

	As of March 31, 2014
(in thousands)	Actual	Pro Forma
Cash(1)	$57,339	$18,437
Debt:
Senior Secured Credit Facility
Revolving credit facility(2)	—	—
Term loans	202,468	112,468
Senior PIK Notes	31,151	—
Capitalized obligations	525	525
Total Secured Debt	234,144	112,993
Senior Notes(3)	410,900	410,900
Total Debt	645,044	523,893
Total Members’ Equity/Stockholders’ Equity(4)	234,160	315,494
Total Capitalization	$879,204	$839,387

(1)
  Actual cash and pro forma cash includes approximately $0.9 million of restricted cash. Pro forma cash reflects the payment of certain fees and expenses related to the offering and the application of the net proceeds, together with cash on hand, as described in “Use of Proceeds.”
(2)
  As of March 31, 2014, we had $10.0 million available to draw under our revolving credit facility excluding approximately $0.4 million of letters of credit. On July 11, 2014 we amended our revolving credit facility to increase the borrowing capacity to $25.0 million.
(3)
  Excludes $8.5 million of bond premium.
(4)
  Pro forma balance includes $0.9 million write-off of deferred financing costs related to term loans paid down.

DILUTION
If you invest in our Class A common stock, you will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of your shares. Dilution in pro forma as adjusted net tangible book value represents the difference between the public offering price per share of our Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after the offering.
Our net tangible book value as of March 31, 2014 (before giving effect to the offering and after giving effect to the Conversion) was $(484.7) million, or $(27.14) per share of common stock. Our net tangible book value per share (before giving effect to the offering and after giving effect to the Conversion) represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of March 31, 2014, after giving effect to the Conversion.
After giving effect to our sale in our initial public offering of 8,333,333 shares of Class A common stock and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2014 would have been approximately $(402.5) million, or $(15.37) per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $11.78 per share to our existing stockholders and an immediate dilution of $26.37 per share to investors purchasing shares in this offering.
The following table illustrates this per share dilution:

Initial public offering price per share		$11.00
Net tangible book value per share as of March 31, 2014 after giving effect to the Conversion	$(27.14)
Increase per share attributable to new investors	$11.78

Pro forma net tangible book value per share after this offering		$(15.37)
Dilution per share to new investors		$26.37

The following table summarizes on a pro forma as adjusted basis as of March 31, 2014, after giving effect to the Conversion, the differences between the number of shares of our common stock purchased from us, the total cash consideration paid and the average price per share paid by our existing stockholders and by our new investors purchasing shares of Class A common stock in our initial public offering at the initial public offering price of the common stock of $11.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount (millions)	Percent
Existing stockholders	433,909	4.9%	$5.0	5.2%	$11.59
New investors	8,333,333	95.1%	$91.7	94.8%	$11.00
Total	8,767,242	100.0%	$96.7	100.0%

If the underwriters exercise their option to purchase additional shares in full, (i) our existing stockholders would own 50.9% (including shares underlying outstanding warrants to purchase Class A common stock) and our new investors would own 49.1% of the total number of shares of our Class A common stock outstanding after this offering and (ii) our existing stockholders would own 65.1% (including shares underlying outstanding warrants to purchase Class A common stock) and our new investors would own 34.9% of the total number of shares of Class A common stock, Class B common stock and Class C common stock, considered together as a single class.
To the extent that we grant options to our employees in the future and those options are exercised or other issuances of common stock are made, there will be further dilution to new investors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables set forth our selected historical consolidated financial information for the periods ended and as of the dates set forth below. The selected historical financial data as of December 31, 2012 and 2013 and for fiscal years ended December 31, 2012 and 2013 have been derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The selected historical financial data as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 have been derived from our unaudited consolidated financial statements and related notes, which are included elsewhere in this prospectus. Our unaudited consolidated financial statements and related notes contain all adjustments, consisting of normal recurring adjustments that management considers necessary for a fair statement of our financial position and results of operations for the periods presented included elsewhere in this prospectus. Operating results for the three month periods are not necessarily indicative of results for a full fiscal year or any other periods.
The following selected historical financial information should be read in conjunction with the sections titled “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
($ in thousands, except share and per share data)	2012	2013	2013	2014
Statement of Operations Data:
Net revenue	$222,736	$268,578	$53,473	$79,161
Operating costs and expenses:
Direct operating expenses, excluding depreciation and amortization	153,103	185,214	40,476	57,742
Depreciation and amortization	14,824	15,189	4,026	4,386
Corporate expenses	17,750	21,124	3,791	5,437
Transaction and other restructuring costs	1,782	2,001	1	28
Change in fair value of contingent consideration	—	(1,100)	—	—
Net loss (gain) on sale of assets	123	(36)	(45)	(110)
Total operating costs and expenses	187,582	222,392	48,249	67,483
Operating income	35,154	46,186	5,224	11,678
Other (expense) income:
Interest expense, net	(28,291)	(35,620)	(7,409)	(12,080)
Net loss on derivative instruments	(129)	(1)	(1)	—
Other income (expense), net	6	(114)	(12)	(37)
Total other expense	(28,414)	(35,735)	(7,422)	(12,117)
Income (loss) before income taxes	6,740	10,451	(2,198)	(439)
Provision for income taxes	340	340	85	91
Net income (loss)	$6,400	$10,111	$(2,283)	$(530)
Pro forma C corporation data (unaudited):
Historical profit (loss) before taxes		10,451		(439)
Pro forma income taxes		4,065		(171)
Pro forma net income (loss)		$6,386		$(268)
Pro forma net income (loss) per share(1):
Basic		$0.84		$(0.03)
Diluted		$0.38		$(0.03)
Weighted Average Shares Outstanding(1)(2):
Basic		7,567,623		7,887,109
Diluted(3)		16,736,145		7,887,109

	Year Ended December 31,		Three Months Ended March 31, 2014
($ in thousands)	2012	2013
Selected Balance Sheet Data (at end of period):
Cash	$22,305	$45,647	$57,339
Working capital	31,440	58,486	60,681
Total assets	610,121	939,203	941,897
Total debt, including current maturities	367,447	653,472	653,518
Members’ equity:
Controlling interest	207,896	234,039	233,668
Non-controlling interest	442	492	492

(1)
  Pro forma net income per share of common stock and the weighted average shares of common stock outstanding reflect the estimated number of shares of Class A, Class B and Class C common stock we expect to have outstanding upon the completion of the Conversion, but exclude shares to be issued in this offering, and reflect the income tax effects of our conversion to a corporation. For further information, see Note 15 to our annual consolidated financial statements and Note 13 to our unaudited interim period financials included elsewhere in this prospectus.
(2)
  Does not reflect (i) 8,333,333 million shares of Class A common stock expected to be issued upon completion of this offering or (ii) 186,921 shares of Class A common stock and 267,624 shares of Class B common stock to be issued upon the conversion of the current management equity compensation plan.
(3)
  Includes warrants to purchase a weighted average of 9,143,845 shares of Class A common stock for the year ended December 31, 2013, and warrants to purchase a weighted average of 9,508,878 shares of Class A common stock for the three months ended March 31, 2014. Does not include the effect of options to purchase 3,073,583 shares of Class A common stock and options to purchase 3,876,040 shares of Class B common stock that are expected to be granted prior to completion of this offering, because there are no incremental shares as a result of applying the treasury stock method.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The unaudited pro forma condensed consolidated financial statements of the Company are presented to show how the Company might have looked if the Pro Forma Transactions (as defined below) and the related financings as well as this offering and the use of proceeds thereof had occurred on the dates and for the periods indicated below. The unaudited pro forma condensed consolidated income statements give pro forma effect to the consummation of the Pro Forma Transactions and the related financings, as well as this offering and the use of proceeds hereof, as if they had occurred on January 1, 2013.
We use the term “Pro Forma Transactions” to refer to all acquisitions and divestitures that were completed from January 1, 2013 to March 31, 2014. The Pro Forma Transactions include, but are not limited to, the acquisition of MAC Events (“MAC”), which closed on November 20, 2013, the acquisition of our Boise market from Peak II Holding, LLC (“Boise” or “Peak”), which closed on November 14, 2013, the acquisitions of certain assets from Cumulus Media, Inc. (“Cumulus II”), which closed on November 14, 2013, the acquisition of Country Jam, which closed on July 12, 2013, and certain smaller acquisitions of live events acquired from January 1, 2013 through March 31, 2014 (which we refer to in this section, together with Country Jam and MAC, as the “Live Events”). The Pro Forma Transactions are disclosed in more detail in our annual consolidated financial statements included elsewhere in this prospectus and in “The Transactions.”
The unaudited pro forma condensed consolidated financial information should not be considered indicative of actual results that would have been achieved had the Pro Forma Transactions or this offering and the use of proceeds hereof been consummated on January 1, 2013 and do not purport to indicate consolidated balance sheet data or statement of operations data or other financial data as of any future date or for any future period.
The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Capitalization,” “Use of Proceeds,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Income Statement For the Three Months Ended
March 31, 2014

($ in thousands)	Townsquare Media, LLC	Pro Forma Adjustments for the Offering		Townsquare Media, LLC Pro Forma for the Offering
Local Advertising net revenue	65,272			65,272
Other Media and Entertainment net revenue	13,889			13,889
Net revenue	$79,161	$—		$79,161
Local Advertising direct operating expenses	45,074			45,074
Other Media and Entertainment direct operating expenses	12,668			12,668
Direct operating expenses, excluding depreciation and amortization	57,742	—		57,742
Depreciation and amortization	4,386			4,386
Corporate expenses	5,437			5,437
Transaction and other restructuring costs	28			28
Net gain on sale of assets	(110)			(110)
Total operating costs and expenses	67,483	—		67,483
Operating income	11,678	—		11,678
Other (expense) income:
Interest expense, net	(12,080)	1,228	(1)	(10,852)
Other expense, net	(37)	—		(37)
(Loss) income before income taxes	(439)	1,228		789
Provision for income taxes	91	216	(2)	307
Net (loss) income	$(530)	$1,012		$482

Notes to Unaudited Pro Forma Condensed Consolidated Income Statement
(1)
  Pro forma adjustments to net interest expense related to this offering and the use of proceeds thereof:

Removal of cash interest expense on incremental term loans related to $51.1 million contemplated paydown with proceeds of this offering, assuming historical 1-month LIBOR (3.66% for the period)	$468
Removal of non-cash interest expense on Senior PIK Notes related to contemplated paydown with proceeds of this offering	760
Total	$1,228

(2)
  Pro forma adjustments to provision for income taxes related to the conversion of Townsquare Media to a corporation:

Removal of historical Townsquare Media provision for income taxes	$(91)
Inclusion of provision for income taxes at an assumed 38.9% corporate tax rate	307
Total	$216

Unaudited Pro Forma Condensed Consolidated Income Statement For the Year Ended
December 31, 2013

($ in thousands)	Townsquare Media, LLC	Boise Jan 1, – Nov 13, 2013	Cumulus II Jan 1, – Nov 13, 2013	Live Events	Divestitures(1)	Pro Forma Adjustments for the Transactions		Townsquare Media, LLC Pro Forma for the Transactions	Pro Forma Adjustments for the Offering		Townsquare Media, LLC Pro Forma for the Offering
Local Advertising net revenue	$229,653	$7,075	$58,338	$—	$(2)	$—		$295,064	$—		$295,064
Other Media and Entertainment net revenue	38,925	730	3,153	7,239	—	—		50,047	—		50,047
Net revenue	268,578	7,805	61,491	7,239	(2)	—		345,111	—		345,111
Local Advertising direct operating expenses	147,720	5,346	31,888	—	(10)	—		184,944	—		184,944
Other Media and Entertainment direct operating expenses	37,494	316	846	5,472	(1)	—		44,127	—		44,127
Direct operating expenses, excluding depreciation and amortization	185,214	5,662	32,734	5,472	(11)	—		229,071	—		229,071
Depreciation and amortization	15,189	560	4,439	—	—	(1,474	)(2)	18,714	—		18,714
Corporate expenses	21,124	238	2,484	—	—	—		23,846	—		23,846
Change in fair value of contingent consideration	(1,100)	—	—	—	—	—		(1,100)	—		(1,100)
Transaction and other restructuring costs	2,001	—	—	—	—	—		2,001	—		2,001
Net (gain) loss on sale of assets	(36)	—	3	—	—	—		(33)	—		(33)
Total operating costs and expenses	222,392	6,460	39,660	5,472	(11)	(1,474)		272,499	—		272,499
Operating income	46,186	1,345	21,831	1,767	9	1,474		72,612	—		72,612
Other (expense) income:
Interest expense, net	(35,620)	(785)	(6,839)	—	—	(8,661	)(3)	(51,905)	4,986	(4)	(46,919)
Loss on early extinguishment of debt	—	—	(199)	—	—	—		(199)	—		(199)
Net loss on derivative instruments	(1)	—	—	—	—	—		(1)	—		(1)
Other expense, net	(114)	—	—	—	—	—		(114)	—		(114)
Income before income taxes	10,451	560	14,793	1,767	9	(7,187)		20,393	4,986		25,379
Provision for income taxes	340	—	5,956	—	—	(5,956	)(5)	340	9,532	(6)	9,872
Net income (loss)	$10,111	$560	$8,837	$1,767	$9	$(1,231)		$20,053	$(4,546)		$15,507

Notes to Unaudited Pro Forma Condensed Consolidated Income Statement

(1)	Divestitures include results of operations for KDOK-AM sold in January 2013 and KDBN-FM sold in July 2013.
(2)	Pro forma adjustments to depreciation and amortization include the following:
	Removal of Cumulus II depreciation	$(4,439)
	Removal of Boise depreciation	(560)
	Inclusion of Boise depreciation for period January 1, 2013 through November 13, 2013 at fair market value	285
	Inclusion of Cumulus II depreciation for period January 1, 2013 through November 13, 2013 at fair market value	3,240
	Total	$(1,474)
(3)	Pro forma adjustments to net interest expense for the period January 1, 2013 through November 13, 2013 related to acquisitions and related financings that occurred in 2013:
	Removal of historical net interest expense for debt not assumed
	Removal of historical Boise net interest expense	$785
	Removal of historical Cumulus II net interest expense	6,839
	Sub-total	$7,624
	Inclusion of net interest expense for acquisition financing
	Inclusion of cash interest expense on $145.9 million of add-on Unsecured Senior Notes at an interest rate of 9.0%	$(11,417)
	Inclusion of non-cash bond premium amortization on $145.9 million of add-on Unsecured Senior Notes which were issued at a premium	1,474
	Net interest expense on $145.9 million of add-on Unsecured Senior Notes	$(9,943)
	Inclusion of cash interest expense on $102.0 million of incremental term loans at an interest rate of L+350 basis points, assuming historical 1-month LIBOR (3.69% for the period)	(3,309)
	Inclusion of non-cash interest expense on $30.0 million of Senior PIK Notes	(2,693)
	Sub-total	$(15,945)
	Inclusion of non-cash deferred financing costs related to acquisition financing
	Inclusion of non-cash amortization of deferred financing costs on $145.9 million of add-on Unsecured Senior Notes	$(238)
	Inclusion of non-cash amortization of deferred financing costs on $102.0 million of incremental term loans	(102)
	Sub-total	$(340)
	Total	$(8,661)
(4)	Pro forma adjustments to net interest expense related to this offering and the use of proceeds thereof:
	Removal of cash interest expense on incremental term loans related to $51.1 million contemplated paydown with proceeds of this offering, assuming historical 1-month LIBOR (3.69% for the period)	$1,902
	Removal of non-cash interest expense on Senior PIK Notes related to contemplated paydown with proceeds of this offering	3,084
	Total	$4,986
(5)	Reflects removal of historical Cumulus II provision for income taxes	$(5,956)
(6)	Pro forma adjustments to provision for income taxes related to conversion of Townsquare Media to a corporation:
	Removal of historical Townsquare Media provision for income taxes	$(340)
	Inclusion of provision for income taxes at an assumed 38.9% corporate tax rate	9,872
	Total	$9,532

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following management’s discussion and analysis (“MD&A”) is intended to provide the reader with an overall understanding of our financial condition, results of operations, cash flows and sources and uses of cash. This section also includes general information about our business and a discussion of our management’s analysis of certain trends, risks and opportunities in our industry. In addition, we also provide a discussion of accounting policies that require critical judgments and estimates as well as discuss certain risks and uncertainties that could cause our actual future results to differ materially from our historical results or our current expectations. This discussion should be read in conjunction with the “Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under “Forward-Looking Statements” and in “Risk Factors.”
We use the term “Transactions” to refer to all acquisitions and divestitures that were completed from January 1, 2012 to March 31, 2014. The Transactions include, but are not limited to, the acquisition of MAC Events (“MAC”), which closed on November 20, 2013, the acquisition of our Boise market from Peak II Holding, LLC (“Boise” or “Peak”), which closed on November 14, 2013, the acquisitions of certain assets from Cumulus Media, Inc. (“Cumulus II,” which closed on November 14, 2013 and “Cumulus I,” which closed on July 31, 2012), the acquisition of Country Jam, which closed on July 12, 2013, certain smaller acquisitions of live events acquired from January 1, 2012 through March 31, 2014 (which we refer to in this section, together with Country Jam and MAC, as the “Live Events”), the acquisition of MMN Media, Inc. (“MMN”), which closed on August 10, 2012 and the acquisition of certain assets from Double O Corporation (“Double O”), which closed on February 29, 2012. The Transactions are disclosed in more detail in our annual consolidated financial statements included elsewhere in this prospectus and under “The Transactions.”
We use the term “pro forma” to refer to results that include the Transactions as if they had been completed as of January 1, 2012.
Capitalized terms used but not otherwise defined in the MD&A shall have the meanings ascribed to them in our annual consolidated financial statements included elsewhere in this prospectus. This supplemental pro forma is a non-GAAP presentation.
Overview
Format of Presentation
Townsquare Media is an integrated and diversified media and entertainment company that owns and operates market leading radio stations, digital and social properties and live events in small and mid-sized markets across the United States, delivering national scale and expertise to the communities we serve on a local level. Our integrated and diversified product and service offerings, which we refer to as Townsquare Everywhere, enable local, regional and national advertisers to target audience engagement across multiple platforms, including on-air, online and at live events. For national advertisers, we supplement our local offerings with the nationwide reach of our owned, operated and affiliated music and entertainment websites, which, on a combined basis, attracted approximately 78 million U.S. based unique visitors in March 2014. Our Townsquare Everywhere capabilities, combined with our leading market position in small and mid-sized markets, together enable us to generate higher total revenue per audience member than radio station owners focused on larger markets. Townsquare offers our audience original entertainment, music and lifestyle media experiences that connect them with content they love, people they trust and products they want.
Our discussion is presented on both a consolidated and segment basis. We have one reportable operating segment, which is Local Advertising, and report the remainder of our business in an Other Media and Entertainment category. Our Local Advertising segment offers broadcast, digital and mobile advertising within our local markets. The Other Media and Entertainment business principally includes live events, digital marketing services, e-commerce solutions and our national digital assets.

We manage our company to maximize Direct Profit from Local Advertising and Other Media and Entertainment. Direct Profit is defined as net revenue less direct operating expenses, and excludes depreciation and amortization, corporate expenses, transaction and other restructuring costs, change in fair value of contingent consideration, and net loss on sale of assets, which are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.
Local Advertising
Our Local Advertising segment is composed of 312 owned and operated radio stations and over 325 owned and operated local websites in 66 small and mid-sized markets. Our radio stations capture the number one market share of radio revenue in 43 out of our 66 markets, with 22 capturing the number two market share. Almost all of our radio stations have local companion websites that utilize the station brands and are populated with proprietary, original content created or curated by our local media personalities.
Our Local Advertising revenue is generated primarily through the integrated sale of the following solutions:
•
  Spot radio advertisements sold to local, regional and national advertisers.
•
  Sponsorships, live reads and endorsements sold to local, regional and national advertisers.
•
  Remote broadcasts of our radio stations at advertisers’ places of business sold to local and regional advertisers.
•
  Barter-based auctions sold to local and regional advertisers.
•
  Display, sponsorship and video advertising, including custom developed digital advertisement products, on our owned and operated local websites to local, regional and national advertisers.
•
  Advertising and sponsorships in our radio stations’ online radio streams accessible on computing devices as well as on mobile devices through our mobile application, radioPup, sold to local, regional and national advertisers.
•
  Sponsored video content, including branded content series, often featuring musicians or other celebrities, and distributed across our portfolio of digital properties and social media channels, sold to local, regional and national advertisers.
•
  Display and sponsorship advertising on our mobile application, radioPup, sold to local, regional and national advertisers.
Our primary source of Local Advertising revenue is the sale of advertising and sponsorship on our radio stations, websites, radio stations’ online streams and mobile applications. Our sales of advertisements and sponsorship are primarily affected by the demand for advertising from local, regional and national advertisers and the advertising rates we charge. We believe that the sale of our online (in-stream) and mobile advertisements, which currently have rates per advertisement that are less than those of terrestrial radio advertisements, has not negatively impacted our terrestrial radio advertising revenue. Should a significant and sudden shift in demand for these products toward in-stream and mobile occur, there could be a material adverse impact on our financial condition and results of operations if we are unable to increase rates accordingly. We believe that as a result of our strong brands and quality in-stream and mobile offerings we are well positioned to increase rates as demand increases for these products. Advertising demand and rates are based primarily on our ability to attract audiences to our various products in the demographic groups targeted by its advertisers, as measured principally by various services on a periodic basis. We endeavor to develop strong audience loyalty and believe that the diversification of formats on our radio stations and websites helps to insulate our radio stations and websites from the effects of changes in musical tastes of the public with respect to any particular format.
We strive to maximize revenue by managing our advertising inventory time and adjusting prices up or down based on supply and demand. Our selling and pricing activity is based on demand for our advertising inventory and, in general, we respond to this demand by varying prices rather than by varying our target inventory levels. The optimal number of advertisements available for sale depends on the platform and, in the case of our radio stations and their streams, the programming format of a particular radio station. Each of our products has a general target level of inventory available for advertising.
We seek to broaden our base of advertisers in each of our markets by providing a wide array of audience demographic segments across our platforms, thereby providing each of our potential advertisers with an effective means of reaching a targeted demographic group. Our Local Advertising contracts are generally short-term. In the local media industry, companies sometimes utilize barter agreements that exchange advertising time for goods or services such as travel or lodging, instead of cash. Barter revenue totaled $8.0 million and $9.3 million for the years ended December 31, 2012 and 2013, respectively, and $1.7 million and $2.7 million for the three months ended March 31, 2013 and 2014, respectively. Barter expense totaled $7.5 million and $8.5 million for the years ended December 31, 2012 and 2013, respectively, and $1.5 million and $2.4 million for the three months ended March 31, 2013 and 2014, respectively.
Our most significant Local Advertising expenses are sales, programming, digital, marketing and promotional, engineering and general and administrative expenses. We strive to control these expenses by closely monitoring and managing each Local Advertising market and through efficiencies gained from the centralization of finance, accounting, legal and human resources functions and management information systems. We also use our scale and diversified geographic portfolio to negotiate favorable rates with vendors, where feasible.
A portion of our Local Advertising segment’s expenses are variable. These variable expenses primarily relate to sales costs, such as commissions as well as certain programming costs, such as music license fees. Other programming, digital, engineering and general and administrative expenses are primarily fixed costs. Marketing and promotions expenses are discretionary and are primarily incurred in an effort to maintain and/or increase our audience share.
In 2013, we grew our portfolio of owned and operated ratio stations to 312 radio stations in 66 markets through the Peak and Cumulus II transactions, whereby we acquired 71 radio stations in 15 markets. These acquisitions were consistent with our strategy to prudently invest in market leading media properties in small and mid-sized markets.
We believe that our management team is well versed in asset integration as a result of our acquisitive history. Since our current senior management team joined the Company in May 2010, we have expanded our radio station portfolio from 60 to 312 radio stations by completing 11 transactions. We have developed a detailed integration plan that we have implemented during each of the acquisitions that we have completed. The integration plan helps the management team manage all aspects of transition and impending culture change. Key items that are addressed in this plan include employee management and transition, process and infrastructure, including information technology, accounting and finance integration, and business plan development. We are generally confident in our ability to integrate an acquisition within one hundred days from the date of acquisition. Our ability to integrate an acquisition is dependent upon a number of factors, including the number of acquired employees, the similarity of the acquired technologies and financial systems and management’s familiarity with the industry within which the acquired business operates.
Acquisitions may lead to an increase in operating expense, capital expenditures or working capital requirements, which may have an adverse impact on our operating results. We believe that these risks are mitigated, to an extent, by the diligence that is performed prior to an acquisition by our management team and the scalability of our operating platform. As of March 31, 2014, the acquisitions described above have been fully integrated within our Company.
Other Media and Entertainment
The Other Media and Entertainment business is composed of our live events, digital marketing services offering, e-commerce offering and national digital assets. These assets extend our audience and advertiser reach into and beyond our Local Advertising markets.

Our Other Media and Entertainment revenue is generated primarily through the sale of the following:
•
  Tickets, merchandise and concessions sold to our audience.
•
  Sponsorships, exhibit space and activations sold to our local, regional and national advertisers.
•
  Sponsored events, generally featuring musicians, sponsored by and custom produced on behalf of our advertisers, sold to national advertisers.
•
  Traditional and mobile-enabled website development and hosting services, search engine and online directory optimization services, online reputation management and social media management sold to local and regional small and mid-sized businesses.
•
  E-Commerce offerings, including daily deals, ongoing deals and auctions sold to local and regional advertisers.
•
  Display, sponsorship and video advertising, including custom developed digital advertisement products, on our owned and operated national websites as well as our affiliate websites sold to local, regional and national advertisers.
•
  Revenue generated from leasing space on our own tower facilities sold generally to communications companies and local authorities.
•
  Revenue related to local media personality appearances sold to local and regional businesses.
Our primary source of Other Media and Entertainment revenue is from ticket sales, national digital advertising and digital marketing services. Demand for digital advertising is primarily for display advertisements. Our live events generate substantial revenue through the sale of sponsorships, concessions, merchandise and other ancillary products. Live event ticket pricing is based on consumer demand for each event and the geographic location and target audience demographic of each event. Unforeseen events such as inclement weather conditions can have an adverse impact on our live event revenue. We mitigate this risk with insurance policies, which cover a portion of lost revenue as a result of unforeseen events including inclement weather. Our national digital assets are subject to general advertising trends as well as advertisers’ perception and demand for our products. A downturn in advertising spending or the economy could have an adverse effect on this revenue. We believe this risk is mitigated by the subscription nature of our digital marketing services as well as the level of investment in our advertising products, services and brand.
A portion of the expenses attributable to the Other Media and Entertainment business is variable. These variable expenses primarily relate to sales costs, such as commissions. Live events talent and production costs and certain technology infrastructure related to our digital marketing services, e-commerce and national digital assets are general fixed costs in nature.
In 2013, we grew our live events business with a number of acquisitions, including Country Jam, a Colorado-based music festival and MAC Events, LLC, a New Jersey-based consumer and trade show producer.
Equity Compensation Charge Related to Conversion
In connection with the Company’s conversion from a limited liability company to a Delaware corporation, the Company will replace its existing management equity compensation program with 186,921 shares of the Company’s Class A common stock and 267,624 shares of the Company’s Class B common stock and a new grant of options to purchase 3,073,583 shares of Class A common stock and options to purchase 3,876,040 shares of Class B common stock, in each case based on the offering price of $11.00 per share. This will occur through the conversion of the Company’s outstanding Class B incentive units, which constitute the Company’s current management equity compensation program, into the shares of Class A Common stock and Class B common stock pursuant to the Conversion, and via a grant of the options referenced above following the Conversion but prior to the completion of this offering. The options granted will have an exercise price equal to the public offering price in this offering. In connection with these grants, in the third calendar quarter of 2014, the Company will record a one-time, non-recurring, non-cash stock based compensation expense, of approximately $37.5 million, based on the offering price of $11.00 per share. This amount is expected to consist of approximately $5.0 million with respect to the conversion of Class B units into shares of Class A common stock and Class B common stock, and approximately $32.5 million with respect to the options granted. Based on an estimated effective tax rate of 38.9% we expect that this one-time charge will reduce our net income for the third calendar quarter of 2014 by approximately $24.9 million. The Company does not expect to record any future stock based compensation expense with the respect to the conversion of its Class B units pursuant to the Conversion or the grant of options described above. Were the Company to complete this offering as a limited liability company, the Company would not have replaced its existing management equity compensation program and would therefore not need to record any stock based compensation expense in connection therewith.
Seasonality
Our revenue varies throughout the year. We expect our first calendar quarter will produce the lowest revenue for the year, as advertising expenditures generally decline following the winter holidays, and the second and third calendar quarters will generally produce the highest revenue for the year. During even-numbered years, revenue generally includes increased advertising expenditures by political candidates, political parties and special interest groups. This political spending is typically heaviest during the fourth quarter. Our operating results in any period may be affected by the incurrence of advertising and promotion expenses that typically do not have an effect on revenue generation until future periods, if at all. In addition to advertising revenue seasonality, our Other Media and Entertainment revenue related to live events exhibits seasonality resulting in the second quarter being the highest revenue period.
Macroeconomic Indicators
Our advertising revenue for our businesses is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2013 was 1.9%.
Executive Summary
The key developments in our business for the year ended December 31, 2013 are summarized below:
•
  Consolidated net revenue for 2013 increased $45.8 million, or 20.6%, primarily due to several acquisitions made during the year.
•
  Local Advertising net revenue increased $31.3 million, or 15.8%.
•
  Other Media and Entertainment net revenue increased $14.5 million, or 59.3%.
•
  Pro forma consolidated net revenue increased $7.4 million, or 2.2%.
•
  Pro forma Local Advertising net revenue decreased $0.2 million, or 0.1%, driven by increased national, network and digital sales that were offset by a $7.9 million decrease in political revenue.
•
  Pro forma Other Media and Entertainment net revenue increased $7.6 million, or 18.0%, primarily due to growth across live events, digital marketing services and our national digital assets.
•
  We acquired the assets of Country Jam in Colorado and MAC Events, LLC based in New Jersey.
•
  On November 14, 2013, we acquired 100% of the equity interests of Peak II Holdings, LLC. Through a simultaneous asset purchase and asset exchange, we acquired the assets of 14 markets from Cumulus Media, Inc. (“Cumulus”) while divesting Peak’s Fresno, CA market to Cumulus. Total consideration was $285.1 million paid with $268.9 million of cash and $16.2 million of equity.

•
  We borrowed $102.0 million of incremental term loans under our existing credit agreement (our “Incremental Term Loans”).
•
  We issued $145.9 million of 9% Unsecured Senior Notes due in April 2019 as an add-on to our existing Notes and $30.0 million of 10.0% Senior PIK Notes due in September 2019 (our “Senior PIK Notes”).
Consolidated Results of Operations
Year Ended December 31, 2012 compared to Year Ended December 31, 2013
The following table summarizes our historical consolidated results of operations:

	Year Ended December 31,
($ in thousands)	2012	2013	$ Change	% Change
Statement of Operations Data:
Local Advertising net revenue	$198,306	$229,653	$31,347	15.8%
Other Media and Entertainment net revenue	24,430	38,925	14,495	59.3%
Net revenue	222,736	268,578	45,842	20.6%
Operating Costs and Expenses:
Local Advertising direct operating expenses	133,255	147,720	14,465	10.9%
Other Media and Entertainment direct operating expenses	19,848	37,494	17,646	88.9%
Direct operating expenses, excluding depreciation and amortization	153,103	185,214	32,111	21.0%
Depreciation and amortization	14,824	15,189	365	2.5%
Corporate expenses	17,750	21,124	3,374	19.0%
Transaction and other restructuring costs	1,782	2,001	219	12.3%
Change in fair value of contingent consideration	—	(1,100)	(1,100)	—
Net loss (gain) on sale of assets	123	(36)	(159)	—
Total operating costs and expenses	187,582	222,392	34,810	18.6%
Operating income	35,154	46,186	11,032	31.4%
Other (expense) income:
Interest expense, net	(28,291)	(35,620)	(7,329)	25.9%
Net loss on derivative instruments	(129)	(1)	128	99.2%
Other income (expense), net	6	(114)	(120)	—
Total other expense	(28,414)	(35,735)	(7,321)	25.8%
Income before income taxes	6,740	10,451	3,711	55.1%
Provision for income taxes	340	340	—	—
Net income	$6,400	$10,111	$3,711	58.0%

Net Revenue
Consolidated net revenue for the year ended December 31, 2013 increased $45.8 million, or 20.6%, as compared to the year ended December 31, 2012. The increase was composed of $7.3 million of growth from our existing business and $38.5 million of growth from acquisitions made during the years ended December 31, 2012 and 2013, including their subsequent performance from the date of acquisition. The $38.5 million of growth related to acquisitions is attributable to (i) $0.1 million from Double O, (ii) $25.5 million from Cumulus I assets, (iii) $5.0 million from MMN, (iv) $1.2 million from Peak’s Boise market, (v) $9.3 million from Cumulus II assets and (vi) $3.7 million from various live event acquisitions, offset by

(vii) a $6.3 million decline in net revenue from markets divested to Cumulus as part of the Cumulus I transaction. The $7.3 million of growth related to our existing business was driven by a $3.0 million increase in Local Advertising net revenue and a $4.3 million increase in Other Media and Entertainment net revenue, as further detailed below.
Local Advertising net revenue for the year ended December 31, 2013 increased $31.3 million, or 15.8%, as compared to the year ended December 31, 2012. The increase was composed of $3.0 million of growth from our existing business and $28.3 million of growth from acquisitions made during the years ended December 31, 2012 and 2013, including their subsequent performance from the date of acquisition. The $28.3 million of growth related to acquisitions is attributable to (i) $24.0 million from Cumulus I assets, (ii) $1.2 million from Peak’s Boise market and (iii) $9.0 million from Cumulus II assets, offset by (iv) a $0.1 million decline in net revenue attributable to Double O and (v) a $5.8 million decline in net revenue attributable to markets divested to Cumulus as part of the Cumulus I transaction. The $3.0 million of growth related to our existing business was primarily driven by a (i) $2.2 million increase in non-political broadcast net revenue and (ii) $3.5 million increase in local digital advertising net revenue, offset by (iii) a cyclical $2.7 million decrease in political advertising net revenue.
Other Media and Entertainment net revenue for the year ended December 31, 2013 increased $14.5 million, or 59.3%, as compared to the year ended December 31, 2012. The increase was composed of $4.3 million of growth from our existing business and $10.2 million of growth from acquisitions made during the years ended December 31, 2012 and 2013, including their subsequent performance from the date of acquisition. The $10.2 million of growth related to acquisitions is attributable to (i) $0.1 million from Double O, (ii) $1.6 million from Cumulus I assets, (iii) $5.0 million from MMN, (iv) $0.1 million from Peak’s Boise market, (v) $0.3 million from Cumulus II assets and (vi) $3.7 million from various live events acquisitions, offset by (vii) a $0.6 million decline in net revenue attributable to markets divested to Cumulus as part of the Cumulus I transaction. The $4.3 million of growth related to our existing business was a result of strong growth within our digital marketing service business, which completed its second full year of operations. Additionally, our live events business grew with the launch of a new multi-day country music festival in Hunter Mountain, NY scheduled to take place annually in June. This growth was offset by a decline in e-commerce net revenue.
Direct Operating Expenses
Direct operating expenses for the year ended December 31, 2013 increased $32.1 million, or 21.0%, as compared to the year ended December 31, 2012. The increase was composed of $5.0 million of increased expense related to our existing business and $27.1 million of increased expense from acquisitions made during the year ended December 31, 2012 and 2013, including their subsequent performance from the date of acquisition. The $27.1 million of increased expense related to acquisitions is attributable to (i) $0.1 million from Double O, (ii) $16.8 million from Cumulus I assets, (iii) $6.2 million from MMN, (iv) $0.8 million from Peak’s Boise market, (v) $4.6 million from Cumulus II assets and (vi) $3.4 million is attributable to various live events acquisitions, offset by (vii) a $4.8 million decline in direct operating expense attributable to markets divested to Cumulus as part of the Cumulus I transaction. The $5.0 million of increased expense related to our existing business was driven by a $7.0 million increase in Other Media and Advertising direct operating expense offset by a $2.0 million decline in Local Advertising direct operating expenses, as further detailed below.
Local Advertising direct operating expenses for the year ended December 31, 2013 increased $14.5 million, or 10.9%, as compared to the year ended December 31, 2012. The increase was composed of a $2.0 million decline in expense related to our existing business, offset by a $16.5 million increase in expense due to acquisitions made during the years ended December 31, 2012 and 2013, including their subsequent performance from the date of acquisition. The $16.5 million of increased expense related to acquisitions is attributable to (i) $15.6 million from Cumulus I assets, (ii) $0.8 million from Peak’s Boise market and (iii) $4.5 million from Cumulus II assets, offset by (iv) a $4.4 million decline in direct operating expenses attributable to markets divested to Cumulus as part of the Cumulus I transaction. The $2.0 million decline in expense related to our existing business was a result of (i) reduced sales expense due to initiatives to reduce account executive turnover and optimize commission compensation plans, (ii) reduced promotion and general and administrative expenses due to expense management and (iii) reduced local digital expense in the legacy business as a result of amortizing fixed digital costs over a larger portfolio of markets.

Other Media and Entertainment direct operating expenses for the year ended December 31, 2013 increased $17.6 million, or 88.9%, as compared to the year ended December 31, 2012. The increase was composed of $7.0 million of increased expense related to our existing business and $10.6 million of increased expense from acquisitions made during the year ended December 31, 2012 and 2013, including their subsequent performance from the date of acquisition. The $10.6 million of increased expense related to acquisitions is attributable to (i) $0.2 million from Double O, (ii) $1.2 million from Cumulus I assets, (iii) $6.2 million from MMN, (iv) $0.1 million from Cumulus II assets and (v) $3.3 million from various live events acquisitions, offset by (vi) a $0.4 million decline in direct operating expense attributable to markets divested to Cumulus as part of the Cumulus I transaction. The $7.0 million of increased expense related to our existing business was primarily attributable to increased expenses within our digital marketing services company commensurate with net revenue growth and live events expenses growth as a result of an increase in the number and size of events, as well as expenses related to the new multi-day country musical festival held at Hunter Mountain, NY in June 2013.
Depreciation and Amortization
Depreciation and amortization expense for the year ended December 31, 2013 increased $0.4 million, or 2.5%, as compared to the year ended December 31, 2012. The increase was primarily composed of an increase in depreciation and amortization for assets acquired in the Cumulus II and Peak transactions.
Corporate Expenses
Corporate expense for the year ended December 31, 2013 increased $3.4 million, or 19.0%, as compared to the year ended December 31, 2012. The increase was primarily composed of an increase of $4.9 million in salaries, bonus and benefits, as a result of our continued investment in additional headcount to support the growth of our business, which was partially offset by a decrease in legal fees of $1.8 million. The reduction in legal fees was primarily a result of the April 18, 2013 dismissal of the Brill lawsuit, whereby we reversed $2.1 million of the remaining liability.
Transaction and Other Restructuring Costs
Transaction and other restructuring costs for the year ended December 31, 2013 increased $0.2 million, or 12.3%, as compared to the year ended December 31, 2012. The prior year expenses were primarily related to the Cumulus I transaction. The current year expenses were primarily related to the acquisition costs associated with the Cumulus II and Peak transactions.
Change in Fair Value of Contingent Consideration
The earn-out arrangement in connection with our acquisition of MMN was not met in the year ended December 31, 2012 and 2013. As a result, the contingent consideration of $1.1 million, which was classified as a liability on our consolidated balance sheet as of December 31, 2012, was reversed as income in our consolidated statement of operations for the year ended December 31, 2013.
Loss (Gain) on Sale of Assets
Loss (gain) on sale of assets for the year ended December 31, 2013 decreased $0.2 million as compared to the year ended December 31, 2012. In the comparable prior year period, the loss primarily consisted of a $0.3 million loss related to the sale of our Odessa-Midland market in June 2012, which was partially offset by a $0.1 million gain related to insurance proceeds received as a result of one of our towers sustaining damage in a fire. In the current period, the gain primarily consisted of a $35 thousand gain for the sale of KDOK (AM) in Tyler, Texas to Chalk Hill Communications, LLC, which closed on January 31, 2013.
Other (Expense) Income
Interest Expense, net is the major component of other (expense) income. Interest expense, net for the year ended December 31, 2013 increased $7.3 million, or 25.9%, as compared to the year ended December 31, 2012. The increase was primarily a result of the financings for the Cumulus II and Peak transactions. The below table illustrates the current year and prior year components of our interest expense, net.

	Year Ended December 31,
($ in thousands)	2012	2013
Bank borrowings—term loan and revolving credit facilities	$2,972	$—
Senior Notes	17,689	27,668
Incremental Term Loans	3,912	5,353
Subordinated Notes	979	392
Capital loans and other	155	98
Loan origination cost	2,605	2,111
Interest income	(21)	(2)
Interest expense, net	$28,291	$35,620

Provision for income taxes
Provision for income taxes is primarily comprised of the Texas gross receipts tax and remained unchanged for the year ended December 31, 2013 from the year ended December 31, 2012 since our markets in Texas were consistent in each year.
Three Months Ended March 31, 2013 compared to Three Months Ended March 31, 2014
The following table summarizes our historical consolidated results of operations:

	Three Months Ended March 31,
($ in thousands)	2013	2014	$ Change	% Change
Statement of Operations Data:
Local Advertising net revenue	$47,324	$65,272	$17,948	37.9%
Other Media and Entertainment net revenue	6,149	13,889	7,740	125.9%
Net revenue	53,473	79,161	25,688	48.0%
Operating Costs and Expenses:
Local Advertising direct operating expenses	34,507	45,074	10,567	30.6%
Other Media and Entertainment direct operating expenses	5,969	12,668	6,699	112.2%
Direct operating expenses, excluding depreciation and amortization	40,476	57,742	17,266	42.7%
Depreciation and amortization	4,026	4,386	360	8.9%
Corporate expenses	3,791	5,437	1,646	43.4%
Transaction and other restructuring costs	1	28	27	—
Net gain on sale of assets	(45)	(110)	(65)	144.4%
Total operating costs and expenses	48,249	67,483	19,234	39.9%
Operating income	5,224	11,678	6,454	123.5%
Other Expense:
Interest expense, net	(7,409)	(12,080)	(4,671)	63.0%
Net loss on derivative instruments	(1)	—	1	(100)%
Other expense, net	(12)	(37)	(25)	208.3%
Total other expense	(7,422)	(12,117)	(4,695)	63.3%
Loss before income taxes	(2,198)	(439)	1,759	—
Provision for income taxes	85	91	6	7.1%
Net loss	$(2,283)	$(530)	$1,753	—

Net Revenue
Net revenue for the three months ended March 31, 2014 increased $25.7 million, or 48.0%, as compared to the three months ended March 31, 2013. The increase was composed of $6.7 million of growth from our existing business and $19.0 million of growth from acquisitions made since January 1, 2013, including their subsequent performance from the date of acquisition. The $19.0 million of growth related to acquisitions is attributable to (i) $2.2 million from Peak’s Boise market, (ii) $14.8 million from Cumulus II assets and (iii) $2.0 million from various live events acquisitions. The $6.7 million of growth related to our existing business was driven by a $1.7 million increase in Local Advertising net revenue and a $5.0 million increase in Other Media and Entertainment net revenue, as further detailed below.
Local Advertising net revenue for the three months ended March 31, 2014 increased $17.9 million, or 37.9%, as compared to the three months ended March 31, 2013. The increase was composed of $1.8 million of growth from our existing business and $16.1 million of growth from acquisitions made since January 1, 2013, including their subsequent performance from the date of acquisition. The $16.1 million of growth related to acquisitions is attributable to $2.0 million from Peak’s Boise market and $14.1 million from Cumulus II assets. The $1.8 million of growth related to our existing business was driven by (i) a $0.2 million increase in non-political net revenue, (ii) a $0.2 million increase in political net revenue and (iii) a $1.4 million increase in local digital advertising net revenue.
Other Media and Entertainment net revenue for the three months ended March 31, 2014 increased $7.8 million, or 125.9%, as compared to the three months ended March 31, 2013. The increase was composed of $5.0 million of growth from our existing business and $2.8 million of growth from acquisitions made since January 1, 2013, including their subsequent performance from the date of acquisition. The $2.8 million of growth related to acquisitions is attributable to (i) $0.1 million from Peak’s Boise market, (ii) $0.7 million from Cumulus II assets and (iii) $2.0 million from various live events acquisitions. The $5.0 million of growth related to our existing business was driven by strong growth within our digital marketing service, national digital and live events businesses, partially offset by a decline in e-commerce net revenue.
Direct Operating Expenses
Direct operating expenses for the three months ended March 31, 2014 increased $17.3 million, or 42.7%, as compared to the three months ended March 31, 2013. The increase was composed of $5.6 million of increased expense from our existing business and $11.7 million of increased expense from acquisitions made since January 1, 2013, including their subsequent performance from the date of acquisition. The $11.7 million of increased expense related to acquisitions is attributable to (i) $1.5 million from Peak’s Boise market, (ii) $9.0 million from Cumulus II assets and (iii) $1.2 million from various live events acquisitions. The $5.6 million of increased expense related to our existing business was driven by a $0.5 million increase in Local Advertising direct operating expenses and a $5.1 million increase in Other Media and Entertainment direct operating expenses, as further detailed below.
Local Advertising direct operating expenses for the three months ended March 31, 2014 increased $10.6 million, or 30.6%, as compared to the three months ended March 31, 2013. The increase was composed of $0.5 million of increased expense from our existing business and $10.1 million of increased expense from acquisitions made since January 1, 2013, including their subsequent performance from the date of acquisition. The $10.1 million of increased expense related to acquisitions is attributable to $1.4 million from Peak’s Boise market and $8.7 million from Cumulus II assets. The $0.5 million of increased expense related to our existing business was driven by increased local digital expense and broadcasting expenses commensurate with revenue growth, partially offset by reduced sales expense as a result of continuing optimization of commission compensation plans.
Other Media and Entertainment direct operating expenses for the three months ended March 31, 2014 increased $6.7 million, or 112.2%, as compared to the three months ended March 31, 2013. The increase was composed of $5.1 million of increased expense from our existing business and $1.6 million of increased expense from acquisitions made since January 1, 2013, including their subsequent performance from the date of acquisition. The $1.6 million of increased expense related to acquisitions is attributable to (i) $0.1 million from Peak’s Boise market, (ii) $0.3 million from Cumulus II assets and (iii) $1.2 million from various live events acquisitions. The $5.1 million of increased expense related to our existing business was primarily driven by increased live events expenses related to new events as well as increased expenses within our digital marketing service and digital national businesses, which was partially offset by reduced e-commerce expense.

Depreciation and Amortization
Depreciation and amortization expense for the three months ended March 31, 2014 increased $0.4 million, or 8.9%, as compared to the three months ended March 31, 2013. The increase was primarily composed of an increase in depreciation and amortization for assets acquired in the Cumulus II and Peak transactions.
Corporate Expenses
Corporate expense for the three months ended March 31, 2014 increased $1.6 million, or 43.4%, as compared to the three months ended March 31, 2013. The increase was primarily composed of an increase of $1.5 million in salaries and benefits, as a result of our continued investment in additional headcount to support the growth of our business.
Transaction and Other Restructuring Costs
Transaction and other restructuring costs were not significant during the three months ended March 31, 2013. During the three months ended March 31, 2014 transaction and other restructuring costs primarily consisted of costs associated with the Cumulus II and Peak transactions.
Gain on Sale of Assets
Gain on sale of assets for the three months ended March 31, 2014 increased $0.1 million, or 144.4%, as compared to the three months ended March 31, 2013. In the comparable prior year period, the gain was a result of proceeds received in connection with the sale of KDOK (AM) in Tyler, Texas to Chalk Hill Communications, LLC. In the current period, the gain consists of $0.1 million of proceeds received for the sale of a portion of land in Lubbock, Texas.
Other (Expense) Income
Interest Expense, net is the major component of other (expense) income. Interest expense, net for the three months ended March 31, 2014 increased $4.7 million, or 63.0%, as compared to the three months ended March 31, 2013. The increase was primarily a result of the financings for the Cumulus II and Peak transactions. The below table illustrates the current year and prior year components of our interest expense, net.

	Three Months Ended March 31,
($ in thousands)	2013	2014
Senior Notes	$5,963	$8,822
Incremental Term Loans	922	1,865
Subordinated Notes	—	760
Capital loans and other	8	10
Loan origination cost	517	624
Interest income	(1)	(1)
Interest expense, net	$7,409	$12,080

Provision for income taxes
Provision for income taxes is primarily comprised of the Texas gross receipts tax and remained relatively unchanged for the three months ended March 31, 2013 and 2014, since our markets in Texas were consistent in each year.
Supplemental Pro Forma Net Revenue
For comparative purposes and to enable the reader to adequately compare prior year with current year results, the following discussion and tables present net revenue for Townsquare Media, pro forma for the Transactions disclosed in more detail in our annual consolidated financial statements contained elsewhere in this prospectus and under “The Transactions.” The following tables present our historical results, which include the results of the Transactions for the period after acquisition or divestiture, and add the results of the Transactions for the periods prior to acquisition or divestiture as if they had been a part of Townsquare Media from the first day of the period.

Year Ended December 31, 2012
($ in thousands)	Townsquare Media, LLC	Double O January 1 - February 28, 2012	Cumulus I January 1 - July 30, 2012	MMN January 1 - August 9, 2012	Boise January 1 - December 31, 2012	Cumulus II January 1 - December 31, 2012	Live Events	Divestitures	Townsquare Media, LLC Pro Forma
Local Advertising net revenue	$198,306	$1,335	$22,909	$—	$7,769	$71,314	$—	$(6,342)	$295,291
Other Media and Entertainment net revenue	24,430	75	946	3,992	859	2,996	9,725	(600)	42,423
Net revenue	$222,736	$1,410	$23,855	$3,992	$8,628	$74,310	$9,725	$(6,942)	$337,714

Year Ended December 31, 2013
($ in thousands)	Townsquare Media, LLC	Boise January 1, – November 13, 2013	Cumulus II January 1, – November 13, 2013	Live Events	Divestitures	Townsquare Media, LLC Pro Forma
Local Advertising net revenue	$229,653	$7,075	$58,338	$—	$(2)	$295,064
Other Media and Entertainment net revenue	38,925	730	3,153	7,239	—	50,047
Net revenue	$268,578	$7,805	$61,491	$7,239	$(2)	$345,111

The following table summarizes our pro forma net revenue:

	Year Ended December 31,
($ in thousands)	2012	2013	$ Change	% Change
Statement of Net Revenue:
Local Advertising net revenue	$295,291	$295,064	$(227)	(0.1)%
Other Media and Entertainment net revenue	42,423	50,047	7,624	18.0%
Net revenue	$337,714	$345,111	$7,397	2.2%

On a pro forma consolidated basis, net revenue for the year ended December 31, 2013 increased by $7.4 million, or 2.2%, as compared to the year ended December 31, 2012. The increase was primarily a result of (i) a $7.7 million increase in non-political Local Advertising revenue and (ii) a $7.6 million increase in Other Media and Entertainment revenue, offset by (iii) a $7.9 million decline in political Local Advertising revenue. Political revenue, which is typically higher in even years, is primarily composed of local, state and national election advertising in even years and special issue and local elections in odd years. For the year ended December 31, 2013, excluding the cyclical effect of political advertising, net revenue increased $15.3 million, or 4.7%, as compared with the year ended December 31, 2012.
On a pro forma basis, Local Advertising net revenue for the year ended December 31, 2013 decreased $0.2 million, or 0.1%, as compared with the year ended December 31, 2012. The decrease was primarily due to a $7.9 million decline in political Local Advertising revenue, offset by significant growth in network broadcast revenue and digital revenue at our local websites. Excluding political revenue, Local Advertising net revenue increased by $7.7 million, or 2.7%, as compared with the year ended December 31, 2012.
On a pro forma basis, Other Media and Entertainment net revenue for the year ended December 31, 2013 increased $7.6 million, or 18.0%, as compared with the year ended December 31, 2012. The increase was attributable to double digit growth in all of our Other Media and Entertainment products. There is no political revenue in the Other Media and Entertainment businesses.

Liquidity and Capital Resources

	Year Ended December 31,		Three Months Ended March 31,
($ in thousands)	2012	2013	2013	2014
Cash	$22,305	$45,647	$28,896	$57,339
Cash provided by operating activities	19,847	26,204	9,116	14,195
Cash used in investing activities	(142,200)	(286,170)	(2,061)	(2,079)
Cash provided by (used in) financing activities	119,666	283,308	(464)	(424)
Net (decrease) increase in cash	$(2,687)	$23,342	$6,591	$11,692

We fund our ongoing capital and working capital requirements through a combination of cash flows from our operating, investing and financing activities. Based on current and anticipated levels of operations and conditions in our markets and industry, we believe that our cash on hand and cash flows from our operating, investing and financing activities, including funds available under our revolving credit facility, will enable us to meet our working capital, capital expenditures, debt service and other funding requirements for at least the next twelve months. As of March 31, 2014, the total amount of credit available to us was $10.0 million under our credit facilities, of which none has been drawn down. As of March 31, 2014, we had $645.0 million of outstanding indebtedness with annual debt service requirements of approximately $46.4 million, which represents 48.9% of Adjusted EBITDA excluding duplicative corporate expenses for the year ended December 31, 2013. On an as reported basis, debt service for the year ended December 31, 2013 was $32.4 million, which represented 123.7% of cash flow from operating activities. For a more detailed discussion of our indebtedness, see “—Financing Arrangements” in this section. Our anticipated uses of cash in the near term include working capital needs, debt payments and other obligations, and capital expenditures. However, our ability to fund our working capital needs, debt payments and other obligations, capital expenditures, and to comply with the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions, increases or decreases in advertising spending, rapid changes in the highly competitive industry in which we operate and other factors, many of which are beyond our control.
Additionally, on a continual basis, we evaluate and consider strategic acquisitions and divestitures to enhance our strategic and competitive position as well as our financial performance. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and such capital may not be available to us on acceptable terms, if at all.
We closely monitor the impact of capital and credit market conditions on our liquidity as related to our floating rate debt. We also routinely monitor the changes in the financial condition of our customers and the potential impact on our results of operations. There has not yet been a change in the financial condition of a customer that has had a material adverse effect on our results of operations.
Although we expect to fund our capital needs during 2014 with our available cash and cash generated from our operating, investing and financing activities, in the future, we may have to incur additional debt or issue additional debt or equity securities from time to time. Capital available to companies in our industry, whether raised through the issuance of debt or equity securities, may be limited. As a result, we may be unable to obtain sufficient financing terms on satisfactory terms or at all.
Cash Flow
As of March 31, 2014, we had a total of $57.3 million of cash in our operating bank accounts that was not subject to principal market fluctuations. As of March 31, 2014, we had accounts receivable totaling $52.9 million from our customers who have historically evidenced an average collection cycle of 60 days.
Operating Activities
Cash flows provided by operating activities during the year ended December 31, 2012 were $19.8 million, primarily driven by $26.5 million in cash generated by operations, partially offset by a net decrease in our operating assets and liabilities of $6.7 million. This net decrease in operating assets and liabilities primarily consisted of: (i) a $7.5 million increase in accounts receivable, driven by an increase in business activity during the period as a result of our continued growth through our acquisitions, (ii) a decrease of $2.4 million in accounts payable and accrued expenses and other liabilities as a result of timing of payments, offset by, (iii) an increase of $5.8 million in accrued interest as a result of the restructuring of our debt with our bond offering in April 2012 and (iv) a decrease in other long-term liabilities of $2.5 million, primarily a result of payments made for legal fees in connection with a lawsuit.
Cash flows provided by operating activities during the year ended December 31, 2013 were $26.2 million, primarily driven by $27.6 million in cash generated by operations, partially offset by a net decrease in our operating assets and liabilities of $1.4 million. This net decrease in operating assets and liabilities primarily consisted of: (i) a $4.2 million increase in accounts receivable, driven by an increase in business activity during the period as a result of our continued growth through our acquisitions, (ii) a $5.2 million increase in prepaid expenses and other assets, driven by the increase in our live event business, offset by (iii) an increase of $5.5 million in accounts payable and accrued expenses and other liabilities as a result of timing of payments for employee bonuses, (iv) an increase of $3.4 million in accrued interest as a result of Transaction financings and (v) a decrease in other long-term liabilities of $0.9 million which primarily relates to the reversal of liabilities held for asset retirement obligations that no longer exist.
Cash flows provided by operating activities for the three months ended March 31, 2013 were $9.1 million, primarily driven by $2.5 million in cash generated by operations and a net increase in our operating assets and liabilities of $6.6 million. The net increase in operating assets and liabilities primarily consisted of an increase in accrued interest of $6.0 million on our bond, payable semiannually each April 1 and October 1.
Cash flows provided by operating activities for the three months ended March 31, 2014 were $14.2 million, primarily driven by $5.3 million in cash generated by operations and a net increase in our operating assets and liabilities of $8.9 million. The net increase in operating assets and liabilities primarily consisted of an increase in accrued interest of $9.2 million on our bond, payable semiannually each April 1 and October 1. The increase in accrued interest as compared to the three months ended March 31, 2013 was a result of Transaction financings.
Investing Activities
Currently, our investing activities primarily relate to our continued investment in acquisitions which are consistent with our strategy to prudently invest in market leading media properties in small and mid-sized markets. Additionally, our investing activities include payments made for capital expenditures. Cash used in investing activities for the years ended December 31, 2012 and 2013 was $142.2 million and $286.2 million, respectively. Cash used in investing activities relating to acquisitions for the years ended December 31, 2012 and 2013 were $133.8 million and $276.8 million, respectively. Cash used in investing activities relating to capital expenditures for the years ended December 31, 2012 and 2013 were $9.9 million and $9.5 million, respectively.
Cash used in investing activities for the three months ended March 31, 2013 and 2014 was $2.1 million, respectively. Cash used in investing activities relating to acquisitions for the three months ended March 31, 2013 and 2014 were $0.2 million, respectively. Cash used in investing activities relating to capital expenditures for the three months ended March 31, 2013 and 2014 were $1.9 million and $2.0 million, respectively. We anticipate capital expenditures to be consistent with prior years and increase slightly year-over-year to support our continued growth. We believe that our capital structure provides adequate liquidity and scale for us to pursue and finance potential strategic acquisitions in the future.
Financing Activities
Cash flows provided by financing activities for the year ended December 31, 2012 were $119.7 million, primarily consisting of $265.0 million of gross proceeds from our initial bond offering, where we used substantially all of the proceeds to repay our previously outstanding bank debt of $252.3 million. Additionally, we received $15.1 million in capital contributions from our members and $105.0 million in gross proceeds from our Incremental Term Loans in connection with our Cumulus I transaction. During the year ended December 31, 2012 we paid $13.0 million in fees relating to debt financing costs.

Cash flows provided by financing activities for the year ended December 31, 2013 were $283.3 million, primarily consisting of $155.0 million of gross proceeds from our add-on bond offering, as well as $102.0 million in gross proceeds from the issuance of our Incremental Term Loans and $30.0 million in gross proceeds from our Senior PIK Notes, which were all issued in connection with the financing of our Cumulus II and Peak transactions. Additionally, during the year ended December 31, 2013 we paid $2.4 million in fees relating to debt financing costs, as well as $1.0 million of principal payments on our outstanding long-term debt.
Cash flows used in financing activities for the three months ended March 31, 2013 were $0.5 million, primarily consisting of $0.3 million of principal payments on our outstanding debt and $0.2 million in fees relating to debt financing costs.
Cash flows used in financing activities for the three months ended March 31, 2014 were $0.4 million, primarily consisting of $0.3 million of principal payments on our outstanding debt and $0.1 million in fees relating to debt financing costs, which was partially offset by $0.1 million of units held in Treasury being issued to employees in January 2014 as compensation.
Post-Offering Liquidity and Capital Resources
Gross proceeds of this offering, assuming the underwriters do not exercise their option to purchase additional shares, are estimated to be $91.7 million, with fees and expenses of approximately $9.4 million, resulting in net proceeds to the Company of approximately $82.2 million. The net proceeds will be used to reduce the existing outstanding debt obligations of the Company. We will repay $31.2 million, representing the entire outstanding balance, of our 10% Senior PIK Notes and use the remaining $51.1 million of the net proceeds, together with $38.9 million of cash on hand, as described in “Use of Proceeds,” to repay a portion of the Company’s $202.5 million Incremental Term Loans, leaving a balance of $112.5 million, in each case based upon amounts outstanding as of March 31, 2014. Giving effect to the offering and the use of proceeds, together with cash on hand, as described in “Use of Proceeds,” we would have had $18.4 million of cash on hand as of March 31, 2014, and, we expect that the resulting reduction of the Company’s outstanding long term debt will reduce our cash interest expense by $3.3 million annually. For the years ended December 31, 2012 and 2013 and for the three months ended March 31, 2014 we have serviced our debt obligations solely from funds generated from operating activities and have not drawn down any amount on our outstanding revolving credit facility. We believe that the reduced post-offering cash balance, together with our un-drawn revolver and cash generated by operating activities, will be sufficient to fund our operations, service our debt obligations and pursue our strategy in the future.
Financing Arrangements
Senior Secured Credit Facility
Townsquare Radio, a subsidiary of the Company, as borrower, is party to a Senior Secured Credit Facility with General Electric Capital Corporation, as administrative agent, and the lenders party thereto from time to time. Townsquare Radio has incurred $207 million of terms loans under the Senior Secured Credit Facility (as amended, the “Senior Secured Credit Facility”). On July 11, 2014, we entered into an amendment to the Senior Secured Credit Facility that provides for up to $25 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit).
The term loans previously incurred under the Senior Secured Credit Facility mature six years from the closing of the Senior Secured Credit Facility, ending April 4, 2018. Revolving loans and swingline loans incurred under the Senior Secured Credit Facility mature four years from the closing of the Senior Secured Credit Facility, ending April 4, 2016. Subject to certain exceptions, the Senior Secured Credit Facility is subject to mandatory prepayments in amounts equal to:
•
  100% of the net cash proceeds from issuances or the incurrence of debt by Townsquare Radio Holdings, LLC (the parent of Townsquare Radio), Townsquare Radio or any of its subsidiaries (other than certain indebtedness permitted by the Senior Secured Credit Facility);

•
  100% of the net cash proceeds from certain sales or other dispositions of assets (including as a result of casualty or condemnation) by Townsquare Radio or any of its subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; and
•
  50% (with stepdowns after the first year to 25% and 0% based upon achievement of specified senior secured leverage ratios) of annual excess cash flow of Townsquare Radio and its subsidiaries, which are applicable given that incremental term loans have been incurred under the Senior Secured Credit Facility.
In connection with this offering, we do not expect to make any excess cash flow prepayments in 2014 or 2015. Voluntary prepayments and commitment reductions are permitted in minimum amounts.
At Townsquare Radio’s election, the interest rate per annum applicable to the term loans is based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States, (b) the federal funds effective rate plus 0.5% and (c) (x) the LIBOR rate applicable for an interest period of one month, plus (y) the excess of the LIBOR applicable margin over the base rate applicable margin, in each case, plus an applicable margin or (ii) LIBOR, plus an applicable margin.
As of March 31, 2014 and December 31, 2013, we were in compliance with the covenants contained in our Senior Secured Credit Facility. For more information regarding the terms of the Senior Secured Credit Facility, see “Description of Certain Indebtedness—Senior Secured Credit Facility.”
9.00% Senior Notes Due 2019
On April 4, 2012, Townsquare Radio and Townsquare Radio, Inc. (together, the “Issuers”) issued $265.0 million aggregate principal amount of 9.00% Senior Notes Due 2019 (the “Senior Notes”) pursuant to an indenture among the Issuers, the guarantors signatory thereto and Wilmington Trust, National Association, as trustee. On November 14, 2013, the Issuers issued an addition $145.9 million aggregate principal amount of Senior Notes pursuant to the indenture. The Senior Notes are general senior obligations of the Issuers and are guaranteed by certain of the Issuers’ restricted subsidiaries that guarantee other indebtedness of the Issuers or guarantors, including the Senior Secured Credit Facility.
The Senior Notes will mature on April 1, 2019. Interest on the Senior Notes accrues at a rate of 9.00% per annum and is payable semi-annually in arrears on April 1 and October 1 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Prior to April 1, 2015, we may redeem up to 35% of the principal amount of the Senior Notes with the proceeds of certain equity offerings at a redemption price of 109.00% of the principal amount of the Senior Notes, together with accrued and unpaid interest, if any, to, but not including, the date of redemption. Prior to April 1, 2015, we may also redeem some or all of the Senior Notes at a price equal to 100% of the principal amount of the Senior Notes redeemed plus accrued and unpaid interest, if any, plus a “make-whole” premium. On or after April 1, 2015, we may redeem all or a part of the Senior Notes at our option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest, if any, on the Senior Notes to be redeemed to the applicable redemption date if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Period	Redemption Price
2015	106.750%
2016	104.500%
2017	102.250%
2018 and thereafter	100.000%

For more information regarding the terms of the Senior Notes, see “Description of Certain Indebtedness—9.00% Senior Notes Due 2019.”

Contractual Obligations and Commitments
The below table reflects our estimated contractual obligations and other commercial commitments as of December 31, 2013.

	Payments due by period
(in thousands)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Unsecured Senior Notes	$—	$—	$—	$410,900	$410,900
Incremental Term Loans	2,040	4,080	196,603	—	202,723
Senior PIK Notes	—	—	—	53,629	53,629
Capitalized obligations	150	324	85	—	559
Interest payments(1)	44,480	88,729	83,258	18,491	234,958
Significant contracts(2)	6,369	12,844	6,243	—	25,456
Operating leases	8,408	14,492	11,138	12,981	47,019
Total contractual cash obligations	$61,447	$120,469	$297,327	$496,001	$975,244

(1)
  The interest amounts related to our existing Notes and term loan facilities and represent an annual amount estimated based on interest rates in effect as of December 31, 2013.
(2)
  Significant contracts primarily relate to our agreements with Nielsen, the radio broadcast industry’s principal ratings service, which will be paid in accordance with the agreements through October 2018.
The below table reflects our estimated contractual obligations and other commercial commitments as of March 31, 2014.

	Payments due by period
(in thousands)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Unsecured Senior Notes	$—	$—	$—	$410,900	$410,900
Incremental Term Loans	2,040	4,080	196,348	—	202,468
Senior PIK Notes	—	—	—	53,629	53,629
Capitalized obligations	152	326	47	—	525
Interest payments(1)	44,437	88,657	81,459	18,491	233,044
Significant contracts(2)	6,109	12,984	4,547	—	23,640
Operating leases	8,521	14,522	11,071	12,213	46,327
Total contractual cash obligations	$61,259	$120,569	$293,472	$495,233	$970,533

(1)
  The interest amounts related to our existing term loan facilities and represent an annual amount estimated based on interest rates in effect as of March 31, 2014.
(2)
  Significant contracts primarily relate to our agreements with Nielsen, the radio broadcast industry’s principal ratings service, which will be paid in accordance with the agreements through October 2018.
Off-Balance Sheet Arrangements
We have no material off-balance sheet arrangements or transactions.
Impact of Inflation
We do not believe inflation has a significant impact on our operations. However, there can be no assurance that future inflation would not have an adverse impact on our financial condition and results of operations.
Critical Accounting Policies and Estimates
Our significant accounting policies are disclosed in our annual consolidated financial statements contained in this prospectus. The preparation of our annual consolidated financial statements requires management to make estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent items. Actual results could differ significantly from those estimates. The following discussion addresses the more critical accounting policies. These policies are important to the presentation of our operating results and financial position and require significant judgment or the use of estimates.
Revenue Recognition
Broadcast revenue for commercial broadcasting advertisements is recognized when the commercial is broadcast. Revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for advertisers that use agencies. Live event revenue and other non-broadcast advertising revenue are recognized as events are conducted. Internet revenue is derived primarily from the sale of internet-based advertising campaigns to local and national advertisers and is recognized over the duration of the campaigns.
Allowance for Doubtful Accounts
The carrying amount of accounts receivable is reduced by a valuation allowance that reflects our best estimate of the accounts that will not be collected. In addition to reviewing delinquent accounts receivable, we consider many factors in estimating our general allowance including historical data, experience, customer types, creditworthiness and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of those or other factors expected to affect collectability. Account balances are charged off against the allowance when it is probable the receivable will not be recovered.
Intangible Assets
We consider our FCC licenses to be indefinite lived intangibles. We evaluate our FCC licenses for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. We evaluate the fair value of our FCC licenses at the unit of account level and have determined it to be the geographic market level. Our lowest level of identifiable cash flow is the geographic market level. We determine the fair value of our FCC licenses using an income-based approach.
We evaluate our goodwill for impairment at least on an annual basis, or when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.
Acquisitions and Business Combinations
The Company accounts for its business acquisitions under the purchase method of accounting in accordance with ASC, Business Combination Topic 805. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values at the date of acquisition. Goodwill represents the excess of the purchase price over the fair value of net assets acquired, including the amounts assigned to identifiable intangible assets. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, liabilities may be established in the Company’s consolidated balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts.
This standard requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition date’s fair value with limited exceptions and changes in the accounting treatment for certain specific items, including:
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  acquisition costs are generally expensed as incurred; and
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  noncontrolling interests (previously referred to as “minority interests”) are valued at fair value at the acquisition date.

Income Taxes
The Company is a limited liability company and has elected to be treated as a pass-through entity under the Internal Revenue Code. Taxable income and losses of the Company are the responsibility of the members and are allocated to and reported on the income tax returns of the Company’s members. However, as part of the Conversion, the Company will become a corporation and, as such, will be required to record a provision or benefit for income taxes in the consolidated financial statements based on the results of its operations for each period.
Contingencies and Litigation
On an ongoing basis, we evaluate our exposure related to contingencies and litigation and record a liability when available information indicates that a liability is probable and estimable. We also disclose significant matters that are reasonably possible to result in a loss that is expected to be material to our operations or financial results or are probable but not estimable.
Recent Accounting Pronouncements
In July 2013, the FASB issued ASU 2013-11, “Income Taxes, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (ASU 2013-11). ASU 2013-11 states that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in ASU 2013-11 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, with early adoption permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.
In March 2013, the FASB issued ASU 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (ASU 2013-05). ASU 2013-05 resolves the diversity in practice concerning the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The guidance is effective for fiscal years and interim reporting periods within those fiscal years beginning after December 15, 2013. The amendments described in the ASU are to be applied prospectively to derecognition events occurring after the effective date; prior periods are not to be adjusted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.
In February 2013, the FASB issued ASU 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (“ASU 2013-04”). ASU 2013-04 provides guidance for the recognition, measurement and disclosure resulting from joint and several liability arrangements. Examples of obligations that fall within the scope of the ASU include certain debt arrangements, other contractual obligations and settled litigation. The new guidance is effective on a retrospective basis for fiscal years and interim periods within those fiscal years beginning after December 15, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

Interest Rate Risk
As of March 31, 2014 we were not subject to market risk from exposure to changes in interest rates with respect to borrowings under our existing unsecured senior notes or the Senior PIK Notes.
As of March 31, 2014 we were subject to market risk from exposure to changes in interest rates under our existing incremental term loans.
Our primary interest rate exposure as of March 31, 2014 and December 31, 2013 was due to interest rate fluctuations, specifically the impact of LIBOR interest rates on our variable rate borrowings. We anticipate such interest rate risk will remain a market risk exposure for the foreseeable future.

BUSINESS
Our Company
Townsquare Media is an integrated and diversified media and entertainment company that owns and operates market leading radio stations, digital and social properties and live events in small and mid-sized markets across the United States, delivering national scale and expertise to the communities we serve on a local level. Our integrated and diversified product and service offerings, which we refer to as Townsquare Everywhere, enable local, regional and national advertisers to target audience engagement across multiple platforms, including on-air, online and at live events. For national advertisers, we supplement our local offerings with the nationwide reach of our owned, operated and affiliated music and entertainment websites, which, on a combined basis, attracted approximately 78 million U.S. based unique visitors in March 2014 as well as certain larger scale live events. Our Townsquare Everywhere capabilities, combined with our leading market position in small and mid-sized markets, together enable us to generate higher total revenue per audience member than radio station owners focused on larger markets. Townsquare offers our audience original entertainment, music and lifestyle media experiences that connect them with content they love, people they trust and products they want.
In the year ended December 31, 2013, pro forma for the Transactions, the Company recorded $345.1 million of net revenue, $17.3 million of net income and $94.9 million of Adjusted EBITDA excluding duplicative corporate expenses. Pro forma for the Transactions, net revenue in 2013 grew 2.2% year-over-year and, excluding the effect of political advertising revenue, grew 4.7% year-over-year. In the year ended December 31, 2013, on an as reported basis, the Company recorded $268.6 million of net revenue, $10.1 million of net income and $62.2 million of Adjusted EBITDA, which represented 20.6%, 58.0% and 20.0% year-over-year growth, respectively. In the year ended December 31, 2012, on an as-reported basis the Company recorded $222.7 million of net revenue, $6.4 million of net income and $51.9 million of Adjusted EBITDA. In the three months ended March 31, 2014, we derived approximately 26% of our net revenue from sources other than the sale of terrestrial radio station advertising. We refer to this revenue as non-spot revenue. As of March 31, 2014, we had $645.0 million of outstanding indebtedness, substantially all of which was incurred in relation to the Transactions. As of March 31, 2014, after giving effect to this offering and the application of the net proceeds, together with the use of $38.9 million of cash on hand, as described in “Use of Proceeds,” we would have had approximately $523.9 million of outstanding indebtedness and $18.4 million of cash on hand. We believe that the reduced post-offering cash balance, together with our un-drawn revolver and cash generated by operating activities, will be sufficient to fund our operations, service our debt obligations and pursue our strategy in the future..
In the year ended December 31, 2013, the Company recorded $89.7 million of net revenue from non-acquired assets, including the legacy-Regent assets and our organically developed products. We refer to these assets as our core assets. Excluding the effect of political advertising revenue, in the year ended December 31, 2013, the Company's core assets recorded $89.2 million of net revenue. For the year ended December 31, 2013, net revenue from our core assets grew 7.1% as compared to the year ended December 31, 2012. Excluding the effect of political advertising revenue, for the year ended December 31, 2013, net revenue from our core assets grew 8.3% as compared to the year ended December 31, 2012.

Townsquare Media Local Advertising Footprint

Key Company Highlights

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  Based on Nielsen Fall 2013 data, our radio stations reach a weekly cumulative audience of approximately 11.6 million listeners, representing approximately 70% of the population aged 12 years and older in our Local Advertising Nielsen defined Metro Survey Areas.
Local Advertising
Our Local Advertising segment is composed of 312 owned and operated radio stations and over 325 owned and operated local websites in 66 small and mid-sized markets. Our radio stations capture the number one market share of radio revenue in 43 out of our 66 markets, with 22 capturing the number two market share. Almost all of our radio stations have local companion websites that utilize the station brands and are populated with proprietary, original content created or curated by our local media personalities.
We are the third largest owner of radio stations in the United States, based on the number of radio stations owned, and we believe that we are the largest, best-capitalized owner and operator of radio stations focused solely on serving audiences and advertisers in small and mid-sized markets. Our markets have historically exhibited lower volatility in radio advertising spending, unemployment rates and real estate values as compared to U.S. national averages. These markets also typically have fewer media competitors than their large market counterparts. Our Local Advertising operations are organized around a regional strategy with cluster concentrations in and around the Northeast, Upper Midwest, Texas and the Mountain West.
The largest market in which we operate our Local Advertising segment is Monmouth-Ocean, New Jersey, which is ranked by Nielsen as the 53rd largest radio market in the United States by population. Approximately 90% of our Nielsen rated markets are ranked between 100 and 300 by population size. Based on Nielsen Fall 2013 data, our radio stations reach a weekly cumulative audience of approximately 11.6 million listeners, representing approximately 70% of the population aged 12 years and older in our Local Advertising Nielsen defined Metro Survey Areas.
We manage our Local Advertising operations on a decentralized basis, giving our in-market teams the latitude to pursue business opportunities and engage audiences at the local level, while providing the tools and infrastructure of a much larger and well-capitalized organization. We develop and program our radio content and create or curate our local website content on a local basis, both heavily featuring live, in-market local media personalities. We believe the creation and distribution of content relevant to our audiences across locally-branded and operated media assets provides a competitive advantage over our competitors who deliver national content often lacking local elements. This approach to serving our audience is fundamental to our strategy.
Our radio stations and local websites are broadly diversified in terms of brand, music format and target demographics. Many of our brands enjoy a long, often multi-decade, heritage in our markets, increasing their relevance and resonance with our audience. The strength of our brands, combined with the size and targeted nature of our audience, enables us to compete for advertising expenditures against television and print media as well as other radio and local digital competitors.
Our local websites leverage our radio brands, extensive and integrated on-air promotion and the relevancy of the content to drive audience engagement. We also use our brands’ social media channels to drive traffic to our local websites where we are able to monetize the resulting audience engagement. All of our local websites are search engine and mobile optimized. In March 2014, our local websites aggregated approximately 12 million U.S. based unique visitors according to Google Analytics, as compared to 1.6 million, 3.1 million and 4.7 million in March of 2011, 2012 and 2013. The number of monthly U.S. based unique visitors reached by our local websites in March 2014 was larger than our radio stations’ weekly cumulative audience based on the latest available information from Nielsen.
In March 2014, our local media personalities created or curated approximately 40,000 pieces of original local content on our local websites, in addition to the audio content provided by our radio stations’ online streams. Our local websites also feature a growing portion of video content, which is generally locally focused. In addition to providing a more robust content offering to our audience, our video platform enables us to offer digital video advertising solutions to our advertisers, thereby allowing Townsquare to participate in the rapidly growing digital video advertising marketplace.
Mobile content distribution and its related advertising opportunities are key elements of our strategy. We are able to capitalize on the trend of increasing media consumption on mobile devices through mobile-enabled websites and our proprietary streaming radio application, radioPup. This owned and operated mobile application enables our audience to access our radio stations and local digital content on their iOS and Android-based smart phones and tablets. radioPup is available to consumers, free of charge, on the iTunes and Google Play marketplaces and had been installed approximately one million times as of March 31, 2014.

Other Media and Entertainment
Our Other Media and Entertainment business is composed of our live events, digital marketing services offering, e-commerce offering and national digital assets. These assets extend our audience and advertiser reach into and beyond our Local Advertising markets.
Live Events.
We create, promote and produce a diverse range of live events, including musical concerts, multi-day music festivals, consumer expositions and trade shows, lifestyle events and other forms of entertainment. Our live events are local and community-based in nature and offer unique, out-of-home experiences to our audience as well as sponsorship, exhibit space and activation opportunities to our advertisers. We often customize live events that we operate in our Local Advertising markets to offer entertainment that complements the formats of our radio stations and local websites, reinforcing our brand integration while allowing us to further monetize our existing audience and advertiser relationships. Our live events in our Local Advertising markets are typically executed by our in-market teams, while leveraging in-house centralized underwriting, talent booking and general and administration infrastructure.
Over the twelve months ended March 31, 2014, we produced approximately 500 live events that attracted approximately 600,000 attendees in total. Approximately 90% of these events are annually-recurring branded franchises such as El Paso’s Balloonfest, Utica’s FrogFest and Lafayette’s Louisiana Outdoor Expo. We replicate live events that demonstrate a track record of success in additional markets, many of which are within our Local Advertising footprint, where we are able to utilize existing assets and employees, a templatized syndication process we refer to as Events in a Box. The majority of our live events are produced in multiple markets. Based on the scalability and recurring nature of our live events, together with our high historical rates of profitability, we expect to increase the number of live events we hold each year and grow the contribution of live events as a percentage of our total revenue and Adjusted EBITDA. In 2010, we produced fewer than 50 live events.
Digital Marketing Services.
We offer digital marketing solutions, on a subscription basis, to SMBs in small and mid-sized markets across the United States, including markets in which we operate our Local Advertising segment. Our digital marketing services, offered under the brand name Townsquare Interactive, include traditional and mobile-enabled website development and hosting services, search engine and online directory optimization services, online reputation management and social media management.
In each of our Local Advertising markets, our local sales force, together with promotion across our radio, digital and live events assets, provides a natural and meaningful source of sales lead generation for Townsquare Interactive. Certain of our SMB subscribers that reside in our Local Advertising markets also advertise on our radio stations and local websites and sponsor our live events. This cross-sell opportunity allows us to increase monetization of our existing in-market advertiser relationships. In addition, we license and sell Townsquare Interactive on a white label basis (meaning it can be rebranded) to other media companies, allowing us to reach SMBs outside our Local Advertising footprint. As of March 31, 2014, over 15% of our SMB subscribers resided outside our Local Advertising markets.
E-Commerce.
We offer e-commerce products to consumers and advertisers through Seize the Deal, our proprietary deal and auction platform. Seize the Deal enables small businesses, some of which may not have the resources to utilize our Local Advertising products, to sell certain of their products and services online through our auction platform. Our auction platform supports over 100 local auctions annually, which are often used as a gateway to a broader advertising relationship with Townsquare Media. Our proprietary Seize the Deal technology platform also serves as the ticketing platform for certain of our live events.
National Digital Assets.
We own and operate a portfolio of 16 music and entertainment focused national websites, including Taste of Country, PopCrush, ScreenCrush, Ultimate Classic Rock, Loudwire, The Boombox and ComicsAlliance. Our national websites published approximately 4,000 pieces of original content in

March 2014, catering to music and entertainment enthusiasts. Many of our national websites are category leaders. For example, in March 2014, according to ComScore, PopCrush amassed the largest digital audience among pop music focused websites. Taste of Country, Ultimate Classic Rock and Loudwire were also their category leaders during the same period. We use our brands’ social media channels to drive traffic to our national websites, where we are able to monetize the resulting audience engagement. We employ a dedicated national digital advertising sales force based in New York with a presence in Los Angeles, Chicago, Dallas, San Francisco and Detroit, which is among the largest sales forces pursuing music targeted advertising in the digital landscape.
We own and operate the nation’s largest digital advertising network focused on music content. This digital advertising network provides services such as advertising sales representation and advertising trafficking to approximately 150 third-party music and entertainment focused affiliate websites, such as Just Jared, Hype Machine and Contact Music. In most cases, the digital properties we represent through our digital advertising network do not employ a sales force to pursue advertising revenue. We are compensated for the services we provide to our affiliate websites through revenue-sharing arrangements. While such revenue-sharing arrangements are each individually negotiated, in general, revenue is split on a percentage basis. For the year ended December 31, 2013 and the three months ended March 31, 2014, pro forma for the Transactions, approximately 60% and 65%, respectively, of our national digital revenue was derived from revenue-sharing arrangements with our affiliate websites. In March 2014, our digital properties reached over 78 million unique visitors (consisting of approximately 9 million unique visitors to websites we own and operate and approximately 69 million unique visitors to our affiliated websites), which represented the single largest audience reach among music focused digital advertising networks in the United States, according to ComScore. In March 2014, the digital properties we represent, together with our owned and operated national websites, generated more monthly U.S. unique visitors than any other digital advertising network focused on music content, including MTV Networks and Q1Media, which in March 2014 were the next largest digital advertising networks focused on music content.
The scale of our national audience reach complements our Local Advertising assets and allows us to deliver a compelling value proposition to national advertisers, such as McDonalds, Dodge and Best Buy, seeking to reach media and entertainment enthusiasts. Our audience reach, together with our national digital advertising sales force, represents a strategic asset to Townsquare, as well as a barrier to entry for potential competitors.

Business Integration
Across our businesses and throughout the Townsquare Media ecosystem, we are able to distribute our proprietary content across a variety of mediums including terrestrial radio, online radio streams, local and national websites, social media channels, mobile phone and tablet-based applications, as well as at our live events. This multi-channel exploitation of our content creates numerous monetization opportunities against the same content with little or no incremental cost and increases our audience engagement as well as our relevance to advertisers.

Competitive Strengths
We believe that we are well-positioned to capitalize on the following competitive strengths to achieve further growth in revenue, Adjusted EBITDA and Adjusted EBITDA adjusted for certain expenditures:
National Scale and Media Expertise, on a Local Level, in Small and Mid-Sized Markets.
Our scale, national reach and expertise in media and entertainment across our portfolio of Local Advertising assets in small and mid-sized markets provide significant competitive advantages.
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  Large-Market Products, Technology and Practices Deployed in Small and Mid-Sized Markets. We have made significant investments in technology, human resources and content to create a flexible and customized content management system, digital advertising products and delivery capabilities, mobile applications, digital marketing services capabilities, online video content and repeatable live event templates. These assets allow us to deliver world-class products supported by advanced technology in small and mid-sized markets. We believe we can offer superior solutions for advertisers and audiences alike as compared to many of our local competitors who have not made similar investments. In addition, our institutional expertise, best practices and systems, particularly in connection with our digital properties and live event offerings, provide meaningful competitive advantages.
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  National Scale with Local Focus. We believe we are the largest and best-capitalized owner and operator of radio stations focused solely on small and mid-sized markets in the United States. In our markets, we are a leading provider of locally-focused digital content, offering local, search engine and mobile-optimized websites and among the largest producers of live events. This national scale allows us to have greater relevance to, and awareness from, our advertising clients. Our scale allows us to share best practices for strategy and operations across our asset portfolio related to content creation, sales compensation and incentives, marketing and promotions, live events strategies, digital traffic generation and engineering strategies, among others. Finally, we centralize our vendor negotiation and purchasing, finance, legal, human-resources and administration functions in our corporate group, which allows our radio station clusters to focus on locally relevant content creation, audience engagement and revenue growth.
Captive Local Audience Drives Superior Opportunity in Small and Mid-Sized Markets.
The competitive and economic environments found in small and mid-sized markets, particularly the markets where we have an established presence, provide significant advantages to us and, we believe, reduce the volatility in our financial results.
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  Attractive Competitive Landscapes. There are fewer and less well-capitalized, local media competitors across the various mediums in our small and mid-sized markets relative to larger markets. These mediums include radio stations, broadcast television stations, pay television networks, locally focused websites, live events, outdoor advertising, newspapers, magazines and directories. In 43 of our 66 local markets, we do not compete against any of the five largest English language national radio competitors, as measured by revenue. Of our other 23 local markets, we compete with Clear Channel, Cumulus Media and Entercom in 14, 10 and 1 of these markets, respectively. We believe this competitive landscape allows our brands to gain a greater share of both audience and advertising expenditures in our markets than what is generally achieved by peers operating in large markets.
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  Lower Economic Volatility in Small and Mid-Sized Markets. Our markets have, on average, exhibited lower volatility in radio advertising spending, unemployment rates and real estate values as compared to national averages. For example, over the past five years, our markets have experienced a lower average annual unemployment rate of 7.3% compared to the national average of 8.7%, and median home price volatility less than one third of the national average. The reduced economic volatility has resulted in more stable radio advertising revenue compared to the national average over the last five years.
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  Strategically Assembled Market Portfolio Characterized by Stable, Locally Significant Institutions. We have assembled our portfolio of markets through a series of targeted acquisitions. Our acquisition vetting process includes a variety of criteria related to the type of market we target, including market size and region and the economic and competitive landscape within the market. The result of this disciplined process is a collection of small and mid-sized markets, organized in regional clusters, supported by stable, locally significant institutions such as universities, military bases, state capitals, regional medical centers and retail hubs, and state fairs. Four-year universities reside in 60 of our markets, including such major universities as The University of Alabama, Michigan State University, Texas Tech University and Colorado State University. Military installations are located in 15 of our markets, including Forts Hood, Sill and Bliss, as well as Barksdale, Sheppard and Dyess Air Force Bases. Seven of our markets are state capitals. In addition, a number of markets are home to regional medical centers, including The Mayo Clinic, and state fairs, including the Missouri State Fair. Many of our markets also serve as regional retail hubs. We believe these stabilizing institutions will further reduce volatility of advertising spending in our markets.
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  #1 or #2 Revenue Market Share in Nearly All of Our Markets. Our brands, in the aggregate, capture the largest or the second largest radio revenue share in 65 of our 66 markets, 43 of which are ranked number one. This leading market share position is indicative of our audience reach and engagement as well as our relevance to advertisers in our markets. We achieve and maintain these market share positions by creating compelling, high quality and locally-focused entertainment, music, news, traffic and lifestyle-branded content, as well as by consistently offering integrated strategic marketing solutions to advertisers. We believe our leading market share provides strong barriers to entry and pricing protection.

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  Strong Relationships with Local and Regional Advertisers. In the three months ended March 31, 2014, we generated approximately 80% of our revenue from a broad array of local and regional advertisers across a number of industries, including automotive dealers, banking and mortgage service providers, furniture and home furnishings retailers, food and beverage service providers, healthcare service providers and media and telecommunications service providers. We generate substantially all of our Local Advertising revenue by selling directly to local advertisers, as well as to local and regional advertising agencies, rather than relying on advertising representation firms. This direct relationship through our local sales force affords us the opportunity to better present our products to advertisers, cross sell products and more directly influence their advertising expenditure decisions.
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  Geographic Diversification with Strength in Northeast, Upper Midwest, Texas and Mountain West. Our Local Advertising assets are geographically diversified, which helps to mitigate potential regional economic volatility and inclement weather events. By clustering our markets in certain geographic regions we are able to create compelling audience coverage for regional advertisers and to benefit from scale economies.
Diversified and Integrated Product Offering—Townsquare Everywhere.
Our diversified product offerings substantially differentiate us from our competition. This allows us to provide superior solutions to both our audience and advertisers, underpins our growth strategy and, we believe, helps to mitigate the risks associated with advertising revenue concentration.
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  Audience Engagement In and Out-of-Home, Across Multiple Platforms. We offer our audience the ability to access our branded content on-air, online and on-site across multiple distribution channels. We believe that leveraging technology to make our branded content experiences accessible between devices and locations strengthens our audience engagement.
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  Targeted Audience Reach, Closer to the Point of Sale, to Local, Regional and National Advertisers. Based on Nielsen Fall 2013 data, our radio stations reach a weekly cumulative audience of approximately 11.6 million listeners, representing approximately 70% of the population aged 12 years and older in our Local Advertising Nielsen defined Metro Survey Areas. In March 2014, our local digital properties reached approximately 12 million U.S. based unique visitors according to Google Analytics. In addition, over the twelve months ended March 31, 2014, our live events attracted approximately 600,000 attendees. A significant portion of our audience engagement occurs when our audience is out-of-home, particularly in the car, in the office or at our live events. Our audience frequently interacts with our content in close proximity to purchase events. By employing certain measurement services, including Nielsen and ComScore metrics, we are able to demonstrate to advertisers the reach and targeting capabilities of our assets, as well as the proximity to both purchase decisions and purchases.
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  Launch Point for Non-Radio Products. Our radio reach and engagement provide a powerful promotional vehicle from which we are able to grow our existing and new websites, online radio streams, mobile applications, digital marketing services and live events. We have the ability to offer local and regional advertisers unique multi-platform advertising and marketing solutions, thereby extending our touch-points within our markets. We believe that the increased interaction with consumers across these new products and platforms in turn reinforces consumer loyalty and affinity toward our radio brands and enables us to develop and grow complementary products in our markets.
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  Diversified Revenue Base. We generate revenue from a diversified base of products and services, advertisers and markets. In the three months ended March 31, 2014, approximately 26% of our net revenue was derived from non-spot revenue. For the twelve months ended March 31, 2014, no single advertiser represented more than 2% of our revenue, no advertising category represented more than 20% of our revenue and we did not generate more than 10% of our revenue in any one market or 15% of our revenue in any one state.

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  Monetization of Our Audience Relationships. Our Townsquare Everywhere capabilities, combined with our leading market position in small and mid-sized markets based on radio revenue share, together enable us to generate higher total revenue per audience member than radio station owners focused on larger markets. In 2013, both on an as reported basis and pro forma for the Transactions, we realized approximately $30 of revenue per listener, based on Nielsen’s Fall 2013 weekly cumulative audience data.
Influential Local and National Brands.
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  Strong Brand Recognition with Deep Local Heritage. Nearly all of our radio stations enjoy a distinct brand identity. We extend these brands to our local websites, our social and mobile offerings and our live events. Many of our radio stations have maintained a leading audience share in their target demographic for more than 10 years, making them the local heritage brands in their respective formats. Our brands are well positioned, both to defend their competitive position in the radio medium and to expand their competitive position online, on mobile devices and in live events, which will allow for greater audience reach and deeper, more frequent interaction with our audience. In addition, we have acquired a number of established brands in live events, including Mountain Jam and Country Jam, which have over 10 years of heritage in the multi-day music festival space, as well as certain of our music and entertainment focused websites, including The Boombox and Comics Alliance, which have significant heritage among their respective target audiences.
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  Original Live Events and Nationally Oriented Digital Brands Delivering Exponential Audience Growth. In addition to our heritage brands, we have established several new brands that have experienced significant audience growth since their inception. We have also established a number of new branded live events, including craft beer festivals, concerts, tours, fairs and expos, as well as a multi-day music festival, all of which together attracted nearly 200,000 attendees over the twelve months ended March 31, 2014. Among our national music and entertainment focused websites, Taste of Country, PopCrush, ScreenCrush, Ultimate Classic Rock and Loudwire are new market entrants established since 2010, each of which has amassed over one million monthly unique visitors based on the most recently available ComScore information.
Focus On Providing Original Entertainment, Music and Lifestyle Media Experiences to Our Audience.
We believe that our focus on providing original entertainment, music and lifestyle media experiences to our audience is a key driver of our powerful audience reach and engagement metrics.
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  Market Leadership in High-Quality, Live and Locally-Focused Content. In our markets, we are among the largest providers of locally-focused content available to consumers, including in-car commuters. The quality and availability of our locally-focused content allows our brands to distinguish themselves from other local advertising offerings, attract larger audiences and build a loyal audience base. Several of our competitors, particularly in print media, are reducing the amount of original local content they are producing or creating pay-walls that restrict access to their digital content. We believe these trends will continue to advantage our offerings to our audience versus other media mediums. We believe our live and local focus makes it challenging for new and existing media outlets to compete for audience and advertising expenditures and strengthens our competitive position.
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  Expertise in Music and Entertainment. Music and entertainment are at the core of our content creation across both our Local Advertising and our Other Media and Entertainment assets. We believe that our expertise in the creation of music and entertainment content represents the foundation of our audience value proposition and is, in part, responsible for many of the strong metrics evidencing our broad and deep audience engagement, our ability to attract employees who excel at content production and our success with advertisers seeking to reach the valuable consumers attracted by our premium content.

Attractive Radio Industry Fundamentals.
The local media industry is an important medium for advertisers to reach targeted local consumers and for consumers to engage with relevant local content and events. Radio is a significant component of local advertising spend as it remains a highly relevant and important medium for consumers.
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  Stable and Engaged Audience Base. Despite the increased number of alternative mediums, terrestrial radio has experienced negligible audience fragmentation over the past 40 years and remains a significant source of daily media exposure. According to the Radio Advertising Bureau, in 2013 terrestrial radio broadcasts reached approximately 92% of American consumers each week, approximately unchanged since 1970. Terrestrial radio is a significant source of daily media exposure, with American adults listening to approximately 2.1 hours of radio per day in 2013.
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  Cost-Effective Value Proposition to Advertisers. In most of our markets, radio competes with television for advertising expenditures. Given the stability of its audience, its broad reach and its relatively low cost as compared to competing advertising mediums such as television, we believe radio continues to offer an attractive value proposition to advertisers. According to SNL Kagan, radio advertising expenditures are projected to grow 1.0% on an average annual basis for the next 5 years.
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  Trusted and Socially-Influential Local Media Personalities. Recent research suggests that radio personalities are trusted by their audience and are socially influential. Six out of ten listeners in a joint Clear Channel/University of Southern California study, released in April 2014, say radio on-air personalities are “like a friend,” whose opinions they trust. These listeners equate an on-air personality endorsement to a friend’s recommendation, more so than they do sponsored Facebook posts, sponsored tweets, or television commercials. According to the same study, four out of ten listeners feel personalities make more of an effort to foster a personal connection, making the radio experience inherently more social, particularly when compared to TV or online music streaming services. Additionally, more than half of the study participants agreed that they trust brands, products, and services recommended by their favorite on-air personality.
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  Free Delivery of Local Content to End-Users. Terrestrial radio’s free content distribution model provides an effective competitive advantage against other mediums, particularly those that deploy a subscription-based business model or rely on costs associated with internet connectivity or bandwidth use. In most of our markets, radio represents the only local content available to consumers free of charge.
Key Provider of Safety Information and Charitable Support in the Communities We Serve.
Our radio stations and local websites, together with our employees, play a vital role in the communities we serve by providing emergency information in times of crisis and by supporting a wide variety of charitable endeavors. During weather and other emergencies, our audience and government officials rely on our radio stations to disseminate critical, occasionally life-saving, information. For example, shortly after Hurricane Sandy, New Jersey Governor Chris Christie thanked radio stations “like [Townsquare station] New Jersey 101.5” for dedicating so much of their programming to providing vital emergency information. Our radio stations and local websites also routinely support charity and community events through on-air and digital promotions to bolster fundraising activities and emergency relief efforts. In 2013, we raised $34 million for charities through these efforts. These efforts further strengthen our position with both our audience and our advertisers.
Reliable and Substantial Cash Flow Generation.
Our business enjoys strong cash flow generation owing to the relatively limited capital needs of our operation. During the year ended December 31, 2013, pro forma for the Transactions, we recorded $9.9 million of capital expenditures which represented 2.9% of net revenue during the same period. In addition, we benefit from certain tax attributes to generate tax deductions which have historically limited the amount of cash taxes we pay. As a result, during the year ended December 31, 2013, capital expenditures and cash tax expenses together represented 36.4% of our cash flow from operations.
Strong, Experienced and Incentivized Management Team and Committed, Well-Capitalized Sponsors.
We have an experienced senior management team with a proven, multi-disciplinary track record of delivering results for stakeholders. Steven Price, our Chairman and Chief Executive Officer, and Stuart Rosenstein, our Executive Vice President and Chief Financial Officer, have worked together to assemble, grow and finance a number of prior businesses including PriCellular Corporation and LiveWire Systems. Bill Wilson, our Executive Vice President and Chief Content and Digital Officer, previously served as President of AOL Media where he had overall responsibility for global content strategy. In addition, other members of our senior management team each have over 10 years of experience at a diverse group of media and finance companies. Further, certain funds managed by Oaktree own a majority of our equity. Oaktree is a leading global investment management firm focused on alternative markets and provides strong sponsorship, strategic support and financial resources for our continued growth.
Operating Strategy
The principal features of our operating strategy are:
Diversify Revenue Mix by Continuing to Grow Digital and Live Events Revenue Streams.
We offer a variety of digital products that produce a meaningful and growing portion of our revenue across our businesses. We also operate live events that provide a distinct and growing revenue opportunity that is complementary with our Local Advertising products. The natural synergies between our products allow us to leverage our operating structure and better monetize existing audience and advertiser relationships. During the three months ended March 31, 2014, our non-spot revenue, which is principally comprised of digital revenue and live events revenue, represented approximately 26% of our net revenue, which is up from less than 10%, pro forma for the Transactions, for the three months ended March 31, 2010. Based on our recent success, we intend to continue to drive our digital audience, roll out new digital products and increase the number of live events we operate, both organically and through acquisitions. We have built and acquired several multi-day music festivals, including Mountain Jam and The Taste of Country Music Festival based in New York, Headwaters Country Jam based in Montana and Country Jam based in Colorado. We expect to continue to significantly grow our digital and live events products, as well as associated revenue and Adjusted EBITDA.
Solidify Our Position in Our Markets.
Our market positioning is supported by the demonstrable and consistent positive results our products produce for advertisers. A recent Nielsen Catalina Solutions study found that radio advertising delivered a 600% sales uplift for every dollar invested. This return on investment represents more than double the return found in similar studies of TV advertising. The price point for radio advertising on a cost per thousand basis is lower than most other local media which deliver similar scale. This makes radio more affordable and accessible for the type of small and mid-sized businesses typically found in our markets.
Continue to Develop New Products That Foster Interaction with Our Audience Across Multiple Mediums and Increase Monetization Opportunities.
Our audience reach, combined with our direct relationship with local advertisers in our markets, positions us to launch and monetize new products and services, further diversifying and growing our revenue. In recent years, we have introduced mobile station streaming applications (radioPup), an e-commerce product (Seize the Deal) and a digital presence and marketing services platform (Townsquare Interactive). In addition to delivering non-spot revenue growth, these products and services frequently appeal to advertisers in our markets who may not access our radio products, thereby increasing our overall customer base and advertising market share. In the constant pursuit of expanding and improving our platform, we currently have other new products that are in various stages of development, which we believe will further increase our audience reach and diversify our revenue across multiple products and mediums.

Continue to Build Our Premium Portfolio of Brands.
Our branding strategy is fundamental to growing our audience and revenue. Across our markets, we have a large portfolio of distinct local brands that resonate with and appeal to our audiences. Many of our brands have several decades of heritage in our markets. Consumers associate our brands with high quality, locally-relevant content and entertainment. We intend to continue to invest in marketing and promotions in support of our brands and to actively participate in community events to increase our local market presence. As we have expanded our brands into new mediums, including online and on-site, we reach a broader audience more frequently and in more locations, thereby continuing to strengthen our brands. We believe that this will expand and increase our revenue streams.
Focus on Differentiated Live and Local Content.
Our radio stations and websites create, license and distribute entertainment, music, news, traffic and lifestyle content. We deliver live, local and vital media experiences to our audiences through the trusted voices and online presence of our local media personalities. We generally provide a larger proportion of live and local content relative to other local media offerings in our markets. We believe such live and local content is more engaging to our audience and significantly differentiates our offerings in an increasingly crowded media landscape, mitigating the threat of audience attrition. Further, in such a competitive landscape, we believe the threat of audience attrition is mitigated substantially by providing such live and local content. Many audio media offerings that we compete with, including Pandora, Spotify and SiriusXM, do not offer local content in our markets. For the three months ended March 31, 2014, approximately 90% of our net revenue was tied to live and local programming and other original content. We intend to continue to provide audiences with this differentiated content and enjoy the advantages it provides us with our audience and our advertisers.
Deepen Relationships with Advertisers to Increase Share of Advertising Spend.
Our direct relationships with local advertisers are generally managed by our sales personnel in each of our markets affording us the opportunity to more directly affect their spending decisions. We are committed to growing our sales force, training our sales personnel and investing in programs that allow us to deepen relationships with our advertisers, including developing new products that will allow our content, and our advertisers, to reach a broader audience more frequently and in more locations. Over time, we believe we can capture a greater share of the advertising expenditure in our markets across all mediums.
Capitalize on Strong Positions and Brands in Country, News/Talk/Sports and Rock Formats.
We own 67, 66 and 54 radio stations, representing approximately 21%, 21% and 17% of our radio stations, respectively, which are formatted with Country, News/Talk/Sports and Rock content, respectively. The majority of our radio stations airing these formats capture the largest audience among radio stations airing similar content in their respective markets, as ranked by Nielsen or other ratings services. We create audio programming, online content and live events which leverage our strength in these formats, together with the strength of our brands. For example, our Country expertise and brands have helped us to create the Taste of Country national website, The Taste of Country Music Festival, The Taste of Country Christmas Concert Tour, the Taste of Country Nights syndicated audio program and a variety of other country-themed live events. We intend to continue to use our expertise and knowledge in these formats to share best practices and optimize content across our portfolio, in order to maximize audience aggregation within these formats.
Leverage Scalable Structure and Continue to Improve Operating Efficiencies Across Our Company.
Our various media products share common, largely fixed-cost operating infrastructure, resulting in significant scale economies. Our shared infrastructure includes office and studio facilities, engineering, information technology, digital platforms, content production, marketing and promotions and administrative systems and support. Each of our media assets and products benefits from the support provided by our corporate platform. We also negotiate vendor contracts with key suppliers on a centralized basis, which reduces costs. As a result, as we grow our revenue, a significant majority of each incremental dollar of revenue is converted into incremental Adjusted EBITDA.

Acquisition Strategy
The principal features of our acquisition strategy are:
Prudently Pursue Attractively-Valued Acquisition Opportunities.
We have a successful track record of integrating acquisitions. Since our current senior management team joined the Company in May 2010, we have expanded our radio station portfolio from 60 to 312 by completing 11 transactions. We intend to continue to pursue attractively-priced acquisitions of radio stations, websites and live events. We target assets that have strong brands, enjoy leading market share positions, generate strong cash flow and generally possess traits consistent with our existing assets. In addition, acquiring assets allows us to further achieve certain economies of scale, share best practices across a broader platform and diversify our revenue base across our properties and geographies.
Add to Our Portfolio of Attractive Radio Station Clusters.
Radio station ownership in the United States remains significantly fragmented with over 3,000 owners operating over 10,000 commercial radio stations. While FCC ownership limitations restrict, in some cases, our ability to acquire incremental radio stations in certain of our markets, there remain a large number of markets with characteristics that are consistent with Townsquare’s acquisition criteria, in which we have no presence today. Given our acquisition track record, we are viewed by many sellers of radio stations to be a potential buyer of their stations, which has provided us with the opportunity to review the majority of properties sold in the last four years. We expect to remain active and disciplined from a valuation perspective in the radio station marketplace.
Augment the Growth of Our Digital and Live Events Product Offerings Through Acquisitions.
In addition to our radio acquisition activity, since 2010 we have executed more than ten acquisitions of assets in the digital and live events sectors, including certain assets of AOL Music, multi-day music festivals Mountain Jam and Country Jam, various trade shows and other live events properties. In these acquisitions, we were able to leverage our existing platform in combination with the acquired assets to drive operating efficiencies and financial performance. In many cases, we are able to template acquired live event properties and syndicate them into additional markets across our footprint. We expect to remain active in the digital and live events acquisition marketplace.
Evaluate New Product Opportunities.
We have evaluated a number of acquisition opportunities in other sectors that we view as adjacent and complementary to our existing asset portfolio. We expect to continue to consider such opportunities and potentially transact in the event that we find assets that provide a natural extension to our core competencies, further diversify our revenue, and demonstrate a risk-reward profile that meets our stringent requirements.
Sources of Revenue
We generate revenue by selling multiple products and services across a range of media platforms. We approach our media products holistically, maximizing our revenue potential by pursuing integrated cross-platform sales and solutions for our advertising clients. Specifically, we offer advertisers cross-platform packages that incorporate our audience reach across radio, websites, social media, online video, mobile, digital marketing services, e-commerce, live events and activations.
Our revenue is generated primarily through the integrated sale of the following solutions:
Local Advertising
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  Spot radio advertisements sold to local, regional and national advertisers.
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  Sponsorships, live reads and endorsements sold to local, regional and national advertisers.
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  Remote broadcasts of our radio stations at advertisers’ places of business sold to local and regional advertisers.

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  Barter-based auctions sold to local and regional advertisers.
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  Display, sponsorship and video advertising, including custom developed digital advertisement products, on our owned and operated local websites to local, regional and national advertisers.
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  Advertising and sponsorships in our radio stations’ online radio streams accessible on computing devices as well as on mobile devices through our mobile application, radioPup, sold to local, regional and national advertisers.
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  Sponsored video content, including branded content series, often featuring musicians or other celebrities, and distributed across our portfolio of digital properties and social media channels, sold to local, regional and national advertisers.
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  Display and sponsorship advertising on our mobile application, radioPup, sold to local, regional and national advertisers.
Other Media and Entertainment
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  Tickets, merchandise and concessions sold to our audience.
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  Sponsorships, exhibit space and activations sold to our local, regional and national advertisers.
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  Sponsored events, generally featuring musicians, sponsored by and custom produced on behalf of our advertisers, sold to national advertisers.
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  Traditional and mobile-enabled website development and hosting services, search engine and online directory optimization services, online reputation management and social media management sold to local and regional small and mid-sized businesses.
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  E-Commerce offerings, including daily deals, ongoing deals and auctions sold to local and regional advertisers.
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  Display, sponsorship and video advertising, including custom developed digital advertisement products, on our owned and operated national websites as well as our affiliate websites sold to local, regional and national advertisers.
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  Revenue generated from leasing space on our own tower facilities sold generally to communications companies and local authorities.
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  Revenue related to local media personality appearances sold to local and regional businesses.
We are positioned to generate growth in revenue, Adjusted EBITDA and Adjusted EBITDA adjusted for certain expenditures by increasing audience interaction with our radio stations, local and national websites, online radio streams, mobile applications and live events, which lead to an enhanced share of advertising expenditures, as well as an increased share of consumer spending.
Our Industry
The local media industry is an important medium for advertisers to reach targeted local consumers and for consumers to engage with relevant local content and events. In 2013, local advertising spending across all U.S. major media categories totaled $71.3 billion, according to SNL Kagan. Since 2009, U.S. local advertising has increased at a 0.8% compound annual growth rate and is projected to grow at a 4.3% compound annual growth rate through 2018. In 2013, local advertising spending on radio, internet and mobile, among our target categories, totaled $28.3 billion while consumer spending on live event tickets and advertiser spending on live event sponsorships, event marketing, and activation opportunities were additional substantial and growing markets. Since 2009, U.S. local advertising spending on radio, internet and mobile has increased at a 9.5% compound annual growth rate and is projected to grow at a 10.1% compound annual growth rate through 2018.

Radio. The primary source of revenue for radio broadcasting companies is the sale of advertising time to local, regional and national spot advertisers, and national network advertisers. Over the past 10 years, radio advertising has generally represented approximately 7% to 9% of the overall U.S. advertising market, and has typically followed macroeconomic growth trends. In 2013, radio advertising revenue reached $15.5 billion of which $11.4 billion was local radio advertising. In 2014, local radio advertising is projected to grow approximately 1.2%. The radio industry has a stable and engaged audience base and continues to be one of the core methods for advertisers to reach their targeted audience. According to the Radio Advertising Bureau, in 2013 terrestrial radio broadcasts reached approximately 92% of American consumers each week, a level that has remained substantially unchanged since 1970. Radio advertising continues to be one of the most cost-effective value propositions for advertisers given the stability of audience, broad reach and relatively low cost as compared to competing advertising mediums, such as television. The terrestrial radio industry competes with traditional media assets, including newspapers, broadcast television, cable television, magazines, direct mail, coupons and outdoor advertising. In addition, the terrestrial radio industry is subject to competition from new media assets such as streaming radio, online music services and satellite-based digital radio.
Digital. The primary source of revenue for national and local websites, accessed either from a PC, tablet or mobile device, is the sale of search ads, display ads and video advertising directly to advertisers and indirectly through advertising networks and exchanges. In 2013, internet and mobile advertising revenue reached $42.7 billion of which $16.9 billion was local. Since 2009, local internet and mobile advertising has represented two of the fastest growing local media advertising categories with a combined compounded annual growth rate of 17.6%, outpacing national advertising which grew at 17.3%. These two local media advertising categories are projected to grow at a compounded annual growth rate of 11.8% through 2018 and continue to gain market share on national advertising which is projected to grow at 8.8%. North America has approximately 600,000 SMBs and the online marketing service market was estimated at approximately $24 billion in 2012, according to Borrell Associates.
Live Events. The primary source of revenue for live events is the sale of tickets to attendees and sponsorships, event marketing, and activation opportunities for local, regional and national advertisers. For 2013, Pollstar estimates the total size of the North American live concert industry at $5.1 billion, up from $3.3 billion in 2009, which represents a compound annual growth rate of 11.7%. Concert tour attendance also rose in 2013, as measured by the top 100 grossing North American concert tours, which grew total attendance by 9.2% to over 40 million. According to VSS’ Communications Industry Forecast, the total sale of sponsorships, event marketing and consumer activation opportunities at entertainment venues, tours and attractions, festivals, fairs and events grew to $2.7 billion in 2012, up from $1.8 billion in 2009, which represents a 15.6% compounded annual growth rate. The Radio Advertising Bureau has reported that event marketing represented the fastest growing category in the radio industry.
Competition
The local media industry is very competitive. The success of each of our radio stations and websites and, to a lesser extent, our live events, depends largely upon each product’s ability to attract audience, pricing, the number of local media competitors and the overall demand for advertising within individual markets. We mitigate these competitive pressures by focusing on small to mid-size markets, where there are fewer and less well-capitalized local media competitors across all broadcast mediums, including radio stations, broadcast television stations, pay television networks, locally-focused websites, live events, outdoor advertising, newspapers, magazines and directories. The lack of competition often allows our brands to garner a greater share of both the local audience and advertising expenditures in our markets.
Radio
Our radio stations compete for audiences and advertising revenue directly with other radio stations within their respective markets as well as with other alternative mediums including satellite radio, television, print and digital media. Additionally, new online music services have begun to sell advertising locally, creating additional competition for both audience and advertisers. By building strong brands with a targeted audience consisting of specific demographic groups in each of our markets, we are able to attract advertisers seeking to reach those particular audiences.

Factors that affect a radio station’s competitive position include its brand identity and loyalty, management experience, the radio station’s local audience rank in its market (which is highly affected by the competitive radio landscape in a market and format changes that occur from time to time), transmitter power and location, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations and other advertising media in the market area. We attempt to improve our competitive position in each market by constantly researching and improving the content of our radio stations and websites, implementing advertising campaigns aimed at the demographic groups for which our radio stations target content and managing our sales efforts to attract a larger share of advertising dollars for each radio station individually.
Local Digital Content
Our websites compete for audiences and advertisers directly with other local radio station websites, television station websites, newspaper websites, online directories, local sections of national digital properties, blogs and other types of locally focused websites, as well as all national and international websites. We attempt to improve our competitive position, maximize our audience and grow our revenue by focusing on high quality, differentiated local content and by providing innovative and effective advertising integration for our customers.
Live Events
Our live events compete for audiences and sponsorships with both national competitors, such as Live Nation and AEG, and several local or regional promoters and event marketing companies. Additionally, we compete with venue operators, including arenas, theaters and casinos, which bring in live entertainment directly. The majority of our competition is in music events.
Digital Marketing Services
The market for local online advertising solutions is competitive and dynamic. Some of our competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. Our competitors include large internet marketing providers; offline media companies such as yellow page publishers, newspaper and television companies as well as other local SMB marketing providers.
National Digital Content
Our national digital assets compete for audience and advertisers with a diverse and large pool of advertising, media and internet companies. We expect that this competition will persist in the future as a result of the continuing maturation of the industry and a lack of significant barriers to entry. Our success will depend upon a number of factors, including the quality of content on our owned and operated as well as our affiliate websites, the ability to manage search engine optimization efforts to direct traffic to these websites, our customer service and support efforts, our sales and marketing efforts and the ability to remain price competitive.
Employees
As of December 31, 2013, we employed approximately 2,680 full and part-time employees. None of our employees are covered by collective bargaining agreements and we consider our relations with our employees to be satisfactory.
We employ individuals in a large variety of roles. On occasion, in order to protect our interests we enter into employment agreements with certain of our employees, including members of senior management, product leaders, Local Advertising market general managers and selected sales personnel and local media personalities. We do not believe that the loss of any one these individuals, excluding certain key members of our senior management, would have a material adverse effect on our financial condition or results of operations, taken as a whole. Our risks related to losing key members of our senior management are more fully described in the section titled “Risk Factors.”

Properties
The types of properties required to support our business include offices, radio station studios as well as transmitter and tower sites. In each of our Local Advertising markets our radio station studios and offices are generally co-located. Transmitter and tower sites are generally also generally co-located. The location of our towers is generally chosen so as to provide optimal signal coverage, within the confines of FCC broadcast rules.
As of December 31, 2013, we owned 47 studio facilities and 326 towers in our 66 Local Advertising markets. Where we do not own studios or towers, we lease such facilities. In addition, we lease various office facilities across the U.S. for our corporate, digital marketing services, e-commerce and national digital asset operations, including space in Greenwich, Connecticut for our principal corporate offices. We also lease venues to host our live events from time to time.
We do not anticipate any difficulties in renewing any facility leases or in leasing alternative or additional space, if required. We own or lease substantially all of our other equipment, consisting principally of transmitting antennae, transmitters, studio equipment, certain live event production equipment and general office equipment. Where we do not own necessary equipment, we lease such equipment. In some cases, we lease the equipment in addition to our owned equipment.
No single property is material to our operations. We believe that our properties are generally in good condition and suitable for our operations; however, we continually look for opportunities to upgrade our operations. In many cases, we generate revenue from the lease of space on our tower properties to third parties. We continuously evaluate how to optimize our capital allocation as it relates to our properties.
Legal Proceedings
In the normal course of business, the Company is subject to various regulatory proceedings, lawsuits, claims and other matters related to intellectual property, employee, or other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance.
On April 18, 2013, the Company received a summary judgment order issued by the Vanderburgh Superior Court in the State of Indiana dismissing all claims in the Brill lawsuit in connection with Townsquare Media, Inc.’s (formerly known as Regent Communications, Inc.) 2003 purchase of twelve radio stations from Brill Media Company LLC and related entities in connection with their bankruptcy proceedings. The plaintiffs were seeking compensatory and punitive damages in excess of $20 million. The plaintiffs pursued an appeal, and on June 27, 2014, the Indiana Court of Appeals upheld the lower court’s grant of summary judgment to us. As a result, we believe the matter to be resolved.
Federal Regulation of Radio Broadcasting
General
The ownership, operation and sale of radio stations, including those licensed to us, are subject to the jurisdiction of the FCC, which acts under authority of the Communications Act. The Telecommunications Act of 1996 amended the Communications Act and directed the FCC to change certain of its broadcast rules. Among its other regulatory responsibilities, the FCC issues permits and licenses to construct and operate radio stations; assigns broadcast frequencies; determines whether to approve changes in ownership or control of radio station licenses; regulates transmission equipment, operating power and other technical parameters of radio stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of radio stations; regulates the content of some forms of radio broadcast content; and has the authority under the Communications Act to impose penalties for violations of its rules.
The following is a brief summary of certain provisions of the Communications Act and relevant FCC rules and published policies (collectively, the “Communications Laws”). This description does not purport to be comprehensive and reference should be made to the Communications Laws, public notices, and decisions issued by the FCC for further information concerning the nature and extent of federal regulation of radio stations. Failure to observe the provisions of the Communications Laws can result in the imposition of various sanctions, including monetary forfeitures and the grant of a “short-term” (less than the maximum term) license renewal. For particularly egregious violations, the FCC may deny a radio station’s license renewal application, revoke a radio station’s license, or deny applications in which an applicant seeks to acquire additional broadcast properties.
License Grant and Renewal
Radio broadcast licenses are generally granted and renewed for terms of eight years. Licenses are renewed by filing an application with the FCC. Petitions to deny license renewal applications may be filed by interested parties, including members of the public. While we are not currently aware of any facts that would prevent the renewal of our licenses to operate our radio stations, there can be no assurance that any of our licenses will be renewed for a full term without adverse consequences.
Service Areas
Each class of FM station has the right to broadcast with a certain amount of power from an antenna located at a certain height. The most powerful FM radio stations are Class C FM radio stations, which may operate with the equivalent of up to 100 kilowatts of effective radiated power (“ERP”) at an antenna height of up to 1,968 feet above average terrain. These radio stations typically provide service to large areas that cover one or more counties. There are also Class C0, C1, C2 and C3 FM radio stations which may operate with progressively less power and/or antenna height. Class B FM stations operate with the equivalent of up to 50 kilowatts ERP at an antenna height of up to 492 feet above average terrain. Class B radio stations typically serve large metropolitan areas and their outer suburban areas. There are also Class B1 radio stations that can operate with up to 25 kilowatts ERP at an antenna height of up to 328 feet above average terrain. Class A FM radio stations may operate with the equivalent of 6 kilowatts ERP at an antenna height of up to 328 feet above average terrain, and generally serve smaller cities and towns or suburbs of larger cities.
The area served by an AM radio station is determined by a combination of frequency, transmitter power, antenna orientation and soil conductivity. To determine the effective service area of an AM radio station, the radio station’s power, operating frequency, antenna patterns and its day/night operating modes are required. The area served by an FM radio station is determined by a combination of transmitter power and antenna height, with radio stations divided into eight classes according to these technical parameters, as set forth above.
The following tables set forth, as of May 31, 2014, the market, call letters, cities of license, frequencies and FCC license expiration dates and our station clusters’ revenue rankings as reported by Nielsen of all our owned radio stations and all stations operated under Local Marketing Agreements (“LMAs”) or Joint Sales Agreements (“JSAs”):
Owned/Operated Stations

Market (Nielsen Ranking)	Station	City of License	Frequency	License Expiration Date
Abilene, TX (#238)	KEAN-FM	Abilene, TX	105.1	August 1, 2021
	KEYJ-FM	Abilene, TX	107.9	August 1, 2021
	KULL(FM)	Abilene, TX	100.7	August 1, 2021
	KSLI(AM)	Abilene, TX	1280	August 1, 2021
	KMWX(FM)	Abilene, TX	92.5	August 1, 2021
	KYYW(AM)	Abilene, TX	1470	August 1, 2021
Albany-Schenectady-Troy, NY (#65)	WQSH(FM)	Malta, NY	105.7	June 1, 2022
	W256BU(FX)	Albany, NY	99.1	June 1, 2022
	WGNA-FM	Albany, NY	107.7	June 1, 2022
	WQBJ(FM)	Cobleskill, NY	103.5	June 1, 2022
	WQBK-FM(1)	Rensselaer, NY	103.9	June 1, 2014
	WTMM-FM	Mechanicville, NY	104.5	June 1, 2022

Market (Nielsen Ranking)	Station	City of License	Frequency	License Expiration Date
Amarillo, TX (#168)	KATP(FM)(2)	Amarillo, TX	101.9	August 1, 2013
	KIXZ(AM)	Amarillo, TX	940	August 1, 2021
	KXSS-FM	Amarillo, TX	96.9	August 1, 2021
	KMXJ-FM	Amarillo, TX	94.1	August 1, 2021
	KPRF(FM)	Amarillo, TX	98.7	August 1, 2021
Atlantic City-Cape May, NJ (#147)	WENJ(FM)	Millville, NJ	97.3	June 1, 2022
	WPGG(AM)	Atlantic City, NJ	1450	June 1, 2022
	WFPG(FM)	Atlantic City, NJ	96.9	June 1, 2022
	WPUR(FM)	Atlantic City, NJ	107.3	June 1, 2022
	WSJO(FM)	Egg Harbor City, NJ	104.9	June 1, 2022
Augusta-Waterville, ME (#260)	WEBB(FM)	Waterville, ME	98.5	April 1, 2022
	WJZN(AM)	Augusta, ME	1400	April 1, 2022
	WMME-FM	Augusta, ME	92.3	April 1, 2022
	WTVL(AM)	Waterville, ME	1490	April 1, 2022
Bangor, ME (#218)	WEZQ(FM)	Bangor, ME	92.9	April 1, 2022
	WWMJ(FM)	Ellsworth, ME	95.7	April 1, 2022
	WQCB(FM)	Brewer, ME	106.5	April 1, 2022
	WBZN(FM)	Old Town, ME	107.3	April 1, 2022
	WDEA(AM)	Ellsworth, ME	1370	April 1, 2022
Battle Creek, MI (#255)	WBCK-FM	Battle Creek, MI	95.3	October 1, 2020
	WBXX(FM)	Marshall, MI	104.9	October 1, 2020
Billings, MT (#243)	KMHK(FM)	Billings, MT	103.7	April 1, 2021
	KBUL(AM)	Billings, MT	970	April 1, 2021
	KCTR-FM	Billings, MT	102.9	April 1, 2021
	KKBR(FM)	Billings, MT	97.1	April 1, 2021
	KCHH(FM)	Worden, MT	95.5	April 1, 2021
	K236AB(FX)	Billings, MT	95.1	April 1, 2021
Binghamton, NY (#186)	WAAL(FM)	Binghamton, NY	99.1	June 1, 2022
	WHWK(FM)	Binghamton, NY	98.1	June 1, 2022
	WNBF(AM)	Binghamton, NY	1290	June 1, 2022
	WWYL(FM)	Chenango Bridge, NY	104.1	June 1, 2022
	WYOS(AM)	Binghamton, NY	1360	June 1, 2022
Bismarck, ND (#265)	KBYZ(FM)	Bismarck, ND	96.5	April 1, 2021
	KACL(FM)	Bismarck, ND	98.7	April 1, 2021
	KKCT(FM)	Bismarck, ND	97.5	April 1, 2021
	KUSB(FM)	Hazelton, ND	103.3	April 1, 2021
	KLXX(AM)	Bismarck-Mandan, ND	1270	April 1, 2021
Boise, ID (#100)	KAWO(FM)	Boise, ID	104.3	October 1, 2021
	KCIX(FM)	Garden City, ID	105.9	October 1, 2021
	KFXD(AM)	Boise, ID	630	October 1, 2021
	KIDO(AM)	Nampa, ID	580	October 1, 2021
	KSAS-FM	Caldwell, ID	103.5	October 1, 2021
	KXLT-FM	Eagle, ID	107.9	October 1, 2021
Bozeman, MT (Not Rated (“NR”))	KZMY(FM)	Bozeman, MT	103.5	April 1, 2021
	KISN(FM)	Belgrade, MT	96.7	April 1, 2021
	KMMS-FM	Bozeman, MT	95.1	April 1, 2021
	KMMS(AM)	Bozeman, MT	1450	April 1, 2021
	KPRK(AM)	Livingston, MT	1340	April 1, 2021
	KXLB(FM)	Livingston, MT	100.7	April 1, 2021
	K254AL(FX)	Livingston, MT	98.7	April 1, 2021

Market (Nielsen Ranking)	Station	City of License	Frequency	License Expiration Date
Buffalo-Niagara Falls, NY (#56)	WBLK(FM)	Depew, NY	93.7	June 1, 2022
	WBUF(FM)	Buffalo, NY	92.9	June 1, 2022
	WJYE(FM)	Buffalo, NY	96.1	June 1, 2022
	WYRK(FM)	Buffalo, NY	106.5	June 1, 2022
Casper, WY (#275)	KKTL(AM)	Casper, WY	1400	October 1, 2021
	KRNK(FM)	Casper, WY	96.7	October 1, 2021
	KRVK(FM)	Vista West, WY	107.9	October 1, 2021
	KTRS-FM	Casper, WY	104.7	October 1, 2021
	KTWO(AM)	Casper, WY	1030	October 1, 2021
	KWYY(FM)	Midwest, WY	95.5	October 1, 2021
Cedar Rapids, IA (#205)	KDAT(FM)	Cedar Rapids, IA	104.5	February 1, 2021
	KHAK(FM)	Cedar Rapids, IA	98.1	February 1, 2021
	KRNA(FM)	Iowa City, IA	94.1	February 1, 2021
	KRQN(FM)(3)	Vinton, IA	107.1	February 1, 2021
Cheyenne, WY (#273)	KIGN(FM)	Burns, WY	101.9	October 1, 2021
	KGAB(AM)	Orchard Valley, WY	650	October 1, 2021
	KLEN(FM)	Cheyenne, WY	106.3	October 1, 2021
Danbury, CT (#197)	WPUT(AM)	Brewster, NY	1510	June 1, 2022
	WINE(AM)	Brookfield, CT	940	April 1, 2022
	WRKI(FM)	Brookfield, CT	95.1	April 1, 2022
	WDBY(FM)	Patterson, NY	105.5	June 1, 2022
	WDBY-FM1	Brookfield, CT	105.5	June 1, 2022
Dubuque, IA (NR)	KLYV(FM)	Dubuque, IA	105.3	February 1, 2021
	KXGE(FM)	Dubuque, IA	102.3	February 1, 2021
	WDBQ(AM)	Dubuque, IA	1490	February 1, 2021
	WDBQ-FM	Galena, IL	107.5	December 1, 2020
	WJOD(FM)	Asbury, IA	103.3	February 1, 2021
Duluth-Superior, MN, WI (#206)	KKCB(FM)	Duluth, MN	105.1	April 1, 2021
	KLDJ(FM)	Duluth, MN	101.7	April 1, 2021
	WEBC(AM)	Duluth, MN	560	April 1, 2021
	KBMX(FM)	Proctor, MN	107.7	April 1, 2021
El Paso, TX (#74)	KLAQ(FM)	El Paso, TX	95.5	August 1, 2021
	KROD(AM)	El Paso, TX	600	August 1, 2021
	KSII(FM)	El Paso, TX	93.1	August 1, 2021
Evansville, IN (#164)	WDKS(FM)	Newburgh, IN	106.1	August 1, 2020
	WGBF(AM)	Evansville, IN	1280	August 1, 2020
	WGBF-FM	Henderson, KY	103.1	August 1, 2020
	WJLT(FM)	Evansville, IN	105.3	August 1, 2020
	WKDQ(FM)	Henderson, KY	99.5	August 1, 2020
Faribault/Owatonna, MN (NR)	KDHL(AM)	Faribault, MN	920	April 1, 2021
	KQCL(FM)	Faribault, MN	95.9	April 1, 2021
	KRFO(AM)	Owatonna, MN	1390	April 1, 2021
	KRFO-FM	Owatonna, MN	104.9	April 1, 2021
Flint, MI (#135)	WCRZ(FM)	Flint, MI	107.9	October 1, 2020
	WFNT(AM)	Flint, MI	1470	October 1, 2020
	WLCO(AM)	Lapeer, MI	1530	October 1, 2020
	WQUS(FM)	Lapeer, MI	103.1	October 1, 2020
	WRCL(FM)	Frankenmuth, MI	93.7	October 1, 2020
	WWBN(FM)	Tuscola, MI	101.5	October 1, 2020

Market (Nielsen Ranking)	Station	City of License	Frequency	License Expiration Date
Ft. Collins-Greeley, CO (#117)	KKPL(FM)	Cheyenne, WY	99.9	October 1, 2021
	KMAX-FM	Wellington, CO	94.3	April 1, 2021
	KTRR(FM)	Loveland, CO	102.5	April 1, 2021
	KUAD-FM	Windsor, CO	99.1	April 1, 2021
Grand Junction, CO (#250)	KEKB(FM)	Fruita, CO	99.9	April 1, 2021
	KBKL(FM)	Grand Junction, CO	107.9	April 1, 2021
	KMXY(FM)	Grand Junction, CO	104.3	April 1, 2021
	KKNN(FM)	Delta, CO	95.1	April 1, 2021
	KEXO(AM)	Grand Junction, CO	1230	April 1, 2021
Grand Rapids, MI (#69)	WFGR(FM)	Grand Rapids, MI	98.7	October 1, 2020
	WGRD-FM(4)	Grand Rapids, MI	97.9	October 1, 2012
	WLHT-FM	Grand Rapids, MI	95.7	October 1, 2020
	WNWZ(AM)	Grand Rapids, MI	1410	October 1, 2020
	WTRV(FM)	Walker, MI	100.5	October 1, 2020
Kalamazoo, MI (#184)	WKFR-FM	Battle Creek, MI	103.3	October 1, 2020
	WKMI(AM)	Kalamazoo, MI	1360	October 1, 2020
	WRKR(FM)	Portage, MI	107.7	October 1, 2020
	W273AR(FX)	Paw Paw, MI	102.5	October 1, 2020
Killeen-Temple, TX (#141)	KSSM(FM)	Copperas Cove, TX	103.1	August 1, 2021
	KUSJ(FM)	Harker Heights, TX	105.5	August 1, 2021
	KLTD(FM)	Temple, TX	101.7	August 1, 2021
	KTEM(AM)	Temple, TX	1400	August 1, 2021
	KOOC(FM)	Belton, TX	106.3	August 1, 2021
Lafayette, LA (#107)	KPEL-FM	Breaux Bridge, LA	96.5	June 1, 2020
	KHXT(FM)	Erath, LA	107.9	June 1, 2020
	KMDL(FM)	Kaplan, LA	97.3	June 1, 2020
	KPEL(AM)	Lafayette, LA	1420	June 1, 2020
	KROF(AM)	Abbeville, LA	960	June 1, 2020
	KTDY(FM)	Lafayette, LA	99.9	June 1, 2020
Lansing-East Lansing, MI (#127)	WFMK(FM)	East Lansing, MI	99.1	October 1, 2020
	WMMQ(FM)	East Lansing, MI	94.9	October 1, 2020
	WVFN(AM)	East Lansing, MI	730	October 1, 2020
	WITL-FM	Lansing, MI	100.7	October 1, 2020
	WJIM(AM)	Lansing, MI	1240	October 1, 2020
	WJIM-FM	Lansing, MI	97.5	October 1, 2020
Lake Charles, LA (#222)	KHLA(FM)	Jennings, LA	92.9	June 1, 2020
	KLCL(AM)	Lake Charles, LA	1470	June 1, 2020
	KJMH(FM)	Lake Arthur, LA	107.5	June 1, 2020
	KNGT(FM)	Lake Charles, LA	99.5	June 1, 2020
	KJEF(AM)	Jennings, LA	1290	June 1, 2020
	KTSR(FM)	De Quincy, LA	92.1	June 1, 2020
Laramie, WY (NR)	KCGY(FM)	Laramie, WY	95.1	October 1, 2021
	KOWB(AM)	Laramie, WY	1290	October 1, 2021
Lawton, OK (#261)	KLAW(FM)	Lawton, OK	101.3	June 1, 2021
	KVRW(FM)	Lawton, OK	107.3	June 1, 2021
	KZCD(FM)	Lawton, OK	94.1	June 1, 2021
Lubbock, TX (#174)	KFMX-FM	Lubbock, TX	94.5	August 1, 2021
	KFYO(AM)	Lubbock, TX	790	August 1, 2021
	KKAM(AM)	Lubbock, TX	1340	August 1, 2021
	KKCL(FM)	Lorenzo, TX	98.1	August 1, 2021
	KQBR(FM)	Lubbock, TX	99.5	August 1, 2021
	KZII-FM	Lubbock, TX	102.5	August 1, 2021

Market (Nielsen Ranking)	Station	City of License	Frequency	License Expiration Date
Lufkin-Nacogdoches, TX (#240)	KVLL-FM	Wells, TX	94.7	August 1, 2021
	KYKS(FM)	Lufkin, TX	105.1	August 1, 2021
	KAFX-FM	Diboll, TX	95.5	August 1, 2021
	KSFA(AM)	Nacogdoches, TX	860	August 1, 2021
	KTBQ(FM)	Nacogdoches, TX	107.7	August 1, 2021
Missoula, MT (NR)	KYSS-FM	Missoula, MT	94.9	April 1, 2021
	KGVO(AM)	Missoula, MT	1290	April 1, 2021
	KMPT(AM)	East Missoula, MT	930	April 1, 2021
	KBAZ(FM)	Hamilton, MT	96.3	April 1, 2021
	KLYQ(AM)	Hamilton, MT	1240	April 1, 2021
	KGVO-FM	Frenchtown, MT	101.5	April 1, 2021
	KENR(FM)(5)	Superior, MT	107.5	April 1, 2013
	K252BM(FX)	Seeley Lake, MT	98.3	April 1, 2021
	KENR-FM1(5)	Missoula, MT	107.5	April 1, 2013
Monmouth-Ocean, NJ (#53)	WADB(AM)	Asbury Park, NJ	1310	June 1, 2022
	WCHR-FM	Manahawkin, NJ	105.7	June 1, 2022
	WJLK(FM)	Asbury Park, NJ	94.3	June 1, 2022
	WOBM(AM)	Lakewood Township, NJ	1160	June 1, 2022
	WOBM-FM	Toms River, NJ	92.7	June 1, 2022
New Bedford-Fall River, MA (#181)	WBSM(AM)	New Bedford, MA	1420	April 1, 2022
	WFHN(FM)	Fairhaven, MA	107.1	April 1, 2022
Odessa-Midland, TX (#171)	KBAT(FM)	Monahans, TX	99.9	August 1, 2021
	KODM(FM)	Odessa, TX	97.9	August 1, 2021
	KNFM(FM)	Midland, TX	92.3	August 1, 2021
	KZBT(FM)	Midland, TX	93.3	August 1, 2021
	KMND(AM)	Midland, TX	1510	August 1, 2021
	KRIL(AM)	Odessa, TX	1410	August 1, 2021
	KGEE(FM)	Pecos, TX	97.3	August 1, 2021
Oneonta, NY (NR)	WBKT(FM)	Norwich, NY	95.3	June 1, 2022
	WCHN(AM)	Norwich, NY	970	June 1, 2022
	WDHI(FM)	Delhi, NY	100.3	June 1, 2022
	W232AS(FX)	Oneonta, NY	94.3	June 1, 2022
	WDLA(AM)	Walton, NY	1270	June 1, 2022
	WDLA-FM	Walton, NY	92.1	June 1, 2022
	WDOS(AM)	Oneonta, NY	730	June 1, 2022
	WIYN(FM)	Deposit, NY	94.7	June 1, 2022
	WKXZ(FM)	Norwich, NY	93.9	June 1, 2022
	W232AT(FX)	Norwich, NY	94.3	June 1, 2022
	W257BE(FX)	Hamilton, NY	99.3	June 1, 2022
	WSRK(FM)	Oneonta, NY	103.9	June 1, 2022
	WTBD-FM	Delhi, NY	97.5	June 1, 2022
	WZOZ(FM)	Oneonta, NY	103.1	June 1, 2022
Owensboro, KY (NR)	WBKR(FM)	Owensboro, KY	92.5	August 1, 2020
	WOMI(AM)	Owensboro, KY	1490	August 1, 2020

Market (Nielsen Ranking)	Station	City of License	Frequency	License Expiration Date
Poughkeepsie, NY (#165)	WRRB(FM)	Arlington, NY	96.9	June 1, 2022
	WCZX(FM)	Hyde Park, NY	97.7	June 1, 2022
	WPDA(FM)	Jeffersonville, NY	106.1	June 1, 2022
	WKNY(AM)	Kingston, NY	1490	June 1, 2022
	WKXP(FM)	Kingston, NY	94.3	June 1, 2022
	WALL(AM)	Middletown, NY	1340	June 1, 2022
	WRRV(FM)	Middletown, NY	92.7	June 1, 2022
	WEOK(AM)	Poughkeepsie, NY	1390	June 1, 2022
	WPDH(FM)	Poughkeepsie, NY	101.5	June 1, 2022
	WZAD(FM)	Wurtsboro, NY	97.3	June 1, 2022
Portland, ME (#91)	WBLM(FM)	Portland, ME	102.9	April 1, 2022
	WCYY(FM)	Biddeford, ME	94.3	April 1, 2022
	WHOM(FM)	Mount Washington, NH	94.9	April 1, 2022
	WJBQ(FM)	Portland, ME	97.9	April 1, 2022
Portsmouth-Dover-Rochester, NH (#123)	WSHK(FM)	Kittery, ME	105.3	April 1, 2022
	WOKQ(FM)	Dover, NH	97.5	April 1, 2022
	WSAK(FM)	Hampton, NH	102.1	April 1, 2022
	WPKQFM)	North Conway, NH	103.7	April 1, 2022
	W250AB	Manchester, NH	97.9	April 1, 2022
Presque Isle, ME (NR)	WBPW(FM)	Presque Isle, ME	96.9	April 1, 2022
	WOZI(FM)	Presque Isle, ME	101.9	April 1, 2022
	WQHR(FM)	Presque Isle, ME	96.1	April 1, 2022
Quad Cities, IA-IL (#152)	KQCS(FM)	Bettendorf, IA	93.5	February 1, 2021
	KJOC(AM)	Davenport, IA	1170	February 1, 2021
	KBOB-FM	De Witt, IA	104.9	February 1, 2021
	WXLP(FM)	Moline, IL	96.9	December 1, 2020
	KBEA-FM	Muscatine, IA	99.7	February 1, 2021
Quincy, IL-Hannibal, MO (NR)	KHMO(AM)	Hannibal, MO	1070	February 1, 2021
	KICK-FM	Palmyra, MO	97.9	February 1, 2021
	KRRY(FM)	Canton, MO	100.9	February 1, 2021
	WLIQ(AM)	Quincy, IL	1530	December 1, 2020
Richland-Kennewick-Pasco, WA (#183)	KEYW(FM)	Pasco, WA	98.3	February 1, 2022
	KFLD(AM)	Pasco, WA	870	February 1, 2022
	KOLW(FM)	Basin City, WA	97.5	February 1, 2022
	KORD-FM	Richland, WA	102.7	February 1, 2022
	KXRX(FM)	Walla Walla, WA	97.1	February 1, 2022
Rochester, MN (#225)	KFIL-FM	Chatfield, MN	103.1	April 1, 2021
	KFIL(AM)	Preston, MN	1060	April 1, 2021
	KDCZ(FM)	Eyota, MN	103.9	April 1, 2021
	KOLM(AM)	Rochester, MN	1520	April 1, 2021
	KROC(AM)	Rochester, MN	1340	April 1, 2021
	KROC-FM	Rochester, MN	106.9	April 1, 2021
	KWWK(FM)	Rochester, MN	96.5	April 1, 2021
	KDZZ(FM)	St. Charles, MN	107.7	April 1, 2021
	KVGO(FM)	Spring Valley, MN	104.3	April 1, 2021
	KYBA(FM)	Stewartville, MN	105.3	April 1, 2021
	K285EL(FX)	Rochester, MN	104.9	April 1, 2021
	K292EM(FX)	Rochester, MN	106.3	April 1, 2021
Rockford, IL (#160)	WXXQ(FM)	Freeport, IL	98.5	December 1, 2020
	WKGL-FM	Loves Park, IL	96.7	December 1, 2020
	WROK(AM)	Rockford, IL	1440	December 1, 2020
	WZOK(FM)	Rockford, IL	97.5	December 1, 2020

Market (Nielsen Ranking)	Station	City of License	Frequency	License Expiration Date
San Angelo, TX (#267)	KELI(FM)	San Angelo, TX	98.7	August 1, 2021
	KGKL(AM)	San Angelo, TX	960	August 1, 2021
	KGKL-FM	San Angelo, TX	97.5	August 1, 2021
	KKCN(FM)	Ballinger, TX	103.1	August 1, 2021
	KKCN-FM1	San Angelo, TX	103.1	August 1, 2021
	KNRX(FM)	Sterling City, TX	96.5	August 1, 2021
	KNRX-FM1	San Angelo, TX	96.5	August 1, 2021
Sedalia, MO (NR)	KSDL(FM)	Sedalia, MO	92.3	February 1, 2021
	KSIS(AM)	Sedalia, MO	1050	February 1, 2021
	KXKX(FM)	Knob Noster, MO	105.7	February 1, 2021
St. Cloud, MN (#219)	KLZZ(FM)	Waite Park, MN	103.7	April 1, 2021
	KMXK(FM)	Cold Spring, MN	94.9	April 1, 2021
	KXSS(AM)	Waite Park, MN	1390	April 1, 2021
	KZRV(FM)	Sartell, MN	96.7	April 1, 2021
	WJON(AM)	St. Cloud, MN	1240	April 1, 2021
	WWJO(FM)	St. Cloud, MN	98.1	April 1, 2021
Shelby, MT (NR)	KSEN(AM)	Shelby, MT	1150	April 1, 2021
	KZIN-FM	Shelby, MT	96.7	April 1, 2021
Shreveport, LA (#133)	KEEL(AM)	Shreveport, LA	710	June 1, 2020
	KXKS-FM	Shreveport, LA	93.7	June 1, 2020
	KRUF(FM)	Shreveport, LA	94.5	June 1, 2020
	KVKI-FM	Shreveport, LA	96.5	June 1, 2020
	KWKH(AM)	Shreveport, LA	1130	June 1, 2020
	KTUX(FM)(6)	Carthage, TX	98.9	August 1, 2013
Sioux Falls, SD (NR)	KXRB(AM)	Sioux Falls, SD	1000	April 1, 2021
	KKLS-FM	Sioux Falls, SD	104.7	April 1, 2021
	KIKN-FM	Salem, SD	100.5	April 1, 2021
	KSOO(AM)	Sioux Falls, SD	1140	April 1, 2021
	KMXC(FM)	Sioux Falls, SD	97.3	April 1, 2021
	KYBB(FM)	Canton, SD	102.7	April 1, 2021
	KDEZ(FM)	Brandon, SD	100.1	April 1, 2021
	KSOO-FM	Lennox, SD	99.1	April 1, 2021
Texarkana, TX-AR (#254)	KKYR-FM	Texarkana, TX	102.5	August 1, 2021
	KOSY(AM)	Texarkana, AR	790	June 1, 2020
	KPWW(FM)	Hooks, TX	95.9	August 1, 2021
	KYGL(FM)	Texarkana, AR	106.3	June 1, 2020
	KMJI(FM)	Ashdown, AR	93.3	June 1, 2020
Trenton, NJ (#150)	WKXW(FM)(7)	Trenton, NJ	101.5	June 1, 2014
Tuscaloosa, AL (#215)	WBEI(FM)	Reform, AL	101.7	April 1, 2020
	WDGM(FM)	Greensboro, AL	99.1	April 1, 2020
	WFFN(FM)	Coaling, AL	95.3	April 1, 2020
	WTSK(AM)	Tuscaloosa, TL	790	April 1, 2020
	WTUG-FM	Northport, AL	92.9	April 1, 2020
	WJRD(AM)(8)	Tuscaloosa, AL	1150	April 1, 2020
Twin Falls (Sun Valley), ID (#231)	KEZJ-FM	Twin Falls, ID	95.7	October 1, 2021
	KLIX(AM)	Twin Falls, ID	1310	October 1, 2021
	KLIX-FM	Twin Falls, ID	96.5	October 1, 2021
	KSNQ(FM)	Twin Falls, ID	98.3	October 1, 2021
Tyler-Longview, TX (#145)	KISX(FM)	Whitehouse, TX	107.3	August 1, 2021
	KNUE(FM)	Tyler, TX	101.5	August 1, 2021
	KTYL-FM	Tyler, TX	93.1	August 1, 2021
	KKTX-FM	Kilgore, TX	96.1	August 1, 2021

Market (Nielsen Ranking)	Station	City of License	Frequency	License Expiration Date
Utica/Rome, NY (#167)	WFRG-FM	Utica, NY	104.3	June 1, 2022
	WIBX(AM)	Utica, NY	950	June 1, 2022
	WLZW(FM)	Utica, NY	98.7	June 1, 2022
	WODZ-FM	Rome, NY	96.1	June 1, 2022
Victoria, TX (NR)	KIXS(FM)	Victoria, TX	107.9	August 1, 2021
	KLUB(FM)	Bloomington, TX	106.9	August 1, 2021
	KQVT(FM)	Victoria, TX	92.3	August 1, 2021
	KTXN-FM(9)	Victoria, TX	98.7	August 1, 2021
Waterloo, IA (#242)	KOEL(AM)	Oelwein, IA	950	February 1, 2021
Wichita Falls, TX (#252)	KBZS(FM)	Wichita Falls, TX	106.3	August 1, 2021
	KNIN-FM(10)	Wichita Falls, TX	92.9	August 1, 2013
	KWFS(AM)	Wichita Falls, TX	1290	August 1, 2021
	KWFS-FM	Wichita Falls, TX	102.3	August 1, 2021
Yakima, WA (#195)	KDBL(FM)	Toppenish, WA	92.9	February 1, 2022
	KATS(FM)	Yakima, WA	94.5	February 1, 2022
	KFFM(FM)	Yakima, WA	107.3	February 1, 2022
	KIT(AM)	Yakima, WA	1280	February 1, 2022
	KUTI(AM)	Yakima, WA	1460	February 1, 2022
	KIT-FM	Naches, WA	99.3	February 1, 2022
	K232CV(FX)	Ellensburg, WA	94.3	February 1, 2022

(1)
  The license renewal application for WQBK-FM was filed with the FCC on a timely basis and remains pending.
(2)
  The license renewal application for KATP(FM) was filed with the FCC on a timely basis and remains pending.
(3)
  Townsquare Media Cedar Rapids, LLC programs KRQN(FM) pursuant to a TBA.
(4)
  The license renewal application for WGRD-FM was filed with the FCC on a timely basis and remains pending.
(5)
  The license renewal application for KENR-FM and its associated booster station was filed with the FCC on a timely basis and remains pending.
(6)
  The license renewal application for KTUX was filed with the FCC on a timely basis and remains pending.
(7)
  The license renewal application for WKXW(FM) was filed with the FCC on a timely basis and remains pending.
(8)
  Townsquare Media Tuscaloosa, LLC sells the advertising time for broadcast on WJRD(AM) pursuant to a JSA.
(9)
  Townsquare Media Victoria, LLC programs KTXN-FM pursuant to an LMA.
(10)
  The license renewal application for KNIN-FM was filed with the FCC on a timely basis and remains pending.
Regulatory Approvals
The Communications Laws prohibit the assignment or transfer of control of a broadcast license without the prior approval of the FCC. In determining whether to grant an application for assignment or transfer of control of a broadcast license, the Communications Act requires the FCC to find that the assignment or transfer would serve the public interest. The FCC considers a number of factors in making this determination, including (i) compliance with various rules limiting common ownership of media properties, (ii) the financial and “character” qualifications of the assignee or transferee (including those parties holding an “attributable” interest in the assignee or transferee), (iii) compliance with the Communications Act’s foreign ownership restrictions, and (iv) compliance with other Communications Laws, including those related to content and filing requirements.
As discussed in greater detail below, the FCC may also review the effect of proposed assignments and transfers of broadcast licenses on economic competition and diversity. See “—Antitrust and Market Concentration Considerations.”
Ownership Matters
The Communications Act restricts us from having more than one-fourth of our equity owned or voted by non-U.S. persons, foreign governments or non-U.S. entities.
The Communications Laws also generally restrict (i) the number of radio stations one person or entity may own, operate or control in a local market and (ii) the common ownership, operation or control of radio stations and television broadcast stations serving the same local market and the common ownership, operation or control of a radio station and a daily newspaper serving the same local market.
None of these multiple and cross ownership rules requires any change in our current ownership of radio stations. The Communications Laws could limit the number of additional radio stations that we may acquire in the future in our existing markets as well as new markets.
The FCC generally applies its television/radio/newspaper cross-ownership rules and its broadcast multiple ownership rules by considering the “attributable” or cognizable interests held by a person or entity. With some exceptions, a person or entity will be deemed to hold an attributable interest in a radio station, television station or daily newspaper if the person or entity serves as an officer, director, partner, stockholder, member, or, in certain cases, a debt holder of a company that owns that broadcast station or newspaper. Whether that interest is attributable and thus subject to the FCC’s multiple ownership rules is determined by the FCC’s attribution rules. If an interest is attributable, the FCC treats the person or entity who holds that interest as an “owner” of the radio station, television station or daily newspaper in question, and that interest thus counts against the person in determining compliance with the FCC’s ownership rules.
With respect to a partnership (or limited liability company), only the interest of a general partner (or managing member) is attributable if the entity’s organizational documents include certain terms. With respect to a corporation, officers, directors and persons or entities that directly or indirectly hold 5.0% or more of the corporation’s voting stock (20.0% or more of such stock in the case of insurance companies, investment companies, bank trust departments and certain other “passive investors” that hold such stock for investment purposes only) generally are attributed with ownership of the radio stations, television stations and daily newspapers owned by the corporation. As discussed below, participation in an LMA or a JSA also may result in an attributable interest. See “—Local Marketing Agreements” and “—Joint Sales Agreements.”
The following interests generally are not attributable:
(1)
  debt instruments, non-voting stock, and options and warrants for voting stock, partnership interests, or membership interests that have not yet been exercised;
(2)
  limited partnership or limited liability company membership interests where (a) the limited partner or member is not “materially involved” in the media-related activities of the partnership or limited liability company, and (b) the limited partnership agreement or limited liability company agreement expressly “insulates” the limited partner or member from such material involvement by inclusion of provisions specified in FCC rules; and
(3)
  holders of less than 5.0% of an entity’s voting stock. Non-voting equity and debt interests which, in the aggregate, constitute more than 33.0% of a radio station’s “enterprise value” (which consists of the total equity and debt capitalization) are considered attributable in certain circumstances.

In March 2014, as part of its periodic review of broadcast ownership rules required by the Communications Act, the FCC issued a Further Notice of Proposed Rulemaking seeking comment on its multiple ownership rules and certain proposed changes to them. The proposals include permitting local radio/newspaper cross-ownership. The FCC also asked for comment on whether to eliminate its radio/television cross-ownership rule. We cannot predict the outcome of this or other proceedings or whether any new rules adopted by the FCC will have a material adverse effect on us.
Content and Operation
The Communications Act requires broadcasters to serve the “public interest.” To satisfy that obligation, broadcasters are required by the Communications Laws to present content that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from audiences concerning a radio station’s content may be filed at any time and will be considered by the FCC both at the time they are filed and in connection with a licensee’s renewal application. FCC rules also require broadcasters to provide equal employment opportunities (“EEO”) in the hiring of new personnel, to abide by certain procedures in advertising employment opportunities, to make information available on employment opportunities on their websites (if they have one), and maintain certain records concerning their compliance with EEO rules. The FCC will entertain individual complaints concerning a broadcast licensee’s failure to abide by the EEO rules and also conducts random audits on broadcast licensees’ compliance with EEO rules. We have been the subject of several EEO audits. To date, none of those audits has disclosed any major violation that would have a material adverse effect on our operations. Radio stations also must follow provisions in the Communications Laws that regulate a variety of other activities, including political advertising, the broadcast of obscene or indecent content, sponsorship identification, the broadcast of contests and lotteries, and technical operations (including limits on radiofrequency radiation).
On May 31, 2007, the FCC proposed the adoption of certain rules and other measures to enhance the ability of radio stations to provide content responsive to the needs and interests of their respective communities. The measures proposed include the establishment of guidelines in FCC rules to evaluate the nature and quantity of non-entertainment content provided by the broadcaster, and the requirement that radio stations make their local public inspection files available over the internet. We cannot predict at this time to what extent, if any, the FCC’s proposals will be adopted or the impact which adoption of any one or more of those proposals will have on our Company.
Local Marketing Agreements
A number of radio stations, including certain of our radio stations, have entered into LMAs. In a typical LMA, the licensee of a radio station makes available, for a fee, airtime on its radio station to a party which supplies content to be broadcast during that airtime and collects revenue from advertising aired during such content. LMAs are subject to compliance with the antitrust laws and the Communications Laws, including the requirement that the licensee must maintain independent control over the radio station and, in particular, its personnel, content and finances. The FCC has held that such agreements do not violate the Communications Laws as long as the licensee of the radio station receiving content from another station maintains ultimate responsibility for, and control over radio station operations and otherwise ensures compliance with the Communications Laws.
A radio station that brokers more than 15.0% of the weekly content hours on another radio station in its market will be considered to have an attributable ownership interest in the brokered radio station for purposes of the FCC’s ownership rules. As a result, a radio station may not enter into an LMA that allows it to program more than 15.0% of the weekly content hours of another radio station that it could not own under the FCC’s multiple ownership rules.
Joint Sales Agreements
From time to time, radio stations enter into JSAs. A typical JSA authorizes one radio station to sell another radio station’s advertising time and retain the revenue from the sale of that airtime. A JSA typically includes a periodic payment to the radio station whose airtime is being sold (which may include a share of the revenue being collected from the sale of airtime). Like LMAs, JSAs are subject to compliance with antitrust laws and the Communications Laws, including the requirement that the licensee must maintain independent control over the radio station and, in particular, its personnel, content and finances. The FCC has held that such agreements do not violate the Communications Laws as long as the licensee of the radio station whose time is being sold by another station maintains ultimate responsibility for, and control over, radio station operations and otherwise ensures compliance with the Communications Laws.
Under the Communication Laws, a radio station owner that sells more than 15.0% of the weekly advertising time of another radio station in the same market will be attributed with the ownership of that other station. In that situation, a station cannot have a JSA with another station in the same market if the FCC’s ownership rules would otherwise prohibit that common ownership.
Antitrust and Market Concentration Considerations
Potential future acquisitions, to the extent they meet specified size thresholds, will be subject to applicable waiting periods and possible review under the HSR Act, by the DOJ or the FTC, either of whom can be required to evaluate a transaction to determine whether that transaction should be challenged under the federal antitrust laws. Transactions are subject to the HSR Act only if the acquisition price or fair market value of the radio stations to be acquired is above a certain threshold that increases periodically (presently $68.2 million). Our acquisitions have not met this threshold. Acquisitions that are not required to be reported under the HSR Act may still be investigated by the DOJ or the FTC under the antitrust laws before or after consummation. At any time before or after the consummation of a proposed acquisition, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary, including seeking to enjoin the acquisition or seeking divestiture of the business acquired or certain of our other assets. The DOJ has reviewed numerous radio station acquisitions where an operator proposes to acquire additional radio stations in its existing markets or multiple radio stations in new markets and has challenged a number of such transactions. Some of these challenges have resulted in consent decrees requiring the sale of certain radio stations, the termination of LMAs or other relief. In general, the Department of Justice has more closely scrutinized radio mergers and acquisitions resulting in local market shares in excess of 35.0% of local radio advertising revenue, depending on format, signal strength and other factors. There is no precise numerical rule, however, and certain transactions resulting in more than 35.0% revenue shares have not been challenged, while certain other transactions may be challenged based on other criteria such as audience shares in one or more demographic groups as well as the percentage of revenue share. We estimate that we have more than a 35.0% share of radio advertising revenue in many of our markets.
The DOJ enforces the antitrust laws in the broadcasting industry and there can be no assurance that one or more of our pending or future acquisitions will not be the subject of an investigation or enforcement action by the DOJ. Similarly, there can be no assurance that the DOJ, the FTC or the FCC will not prohibit such acquisitions, require that they be restructured, or require that we divest radio stations we already own. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition.
As part of its review of certain radio station acquisitions, the DOJ has stated publicly that it believes that commencement of operations under LMAs, JSAs and other similar agreements customarily entered into in connection with radio station ownership assignments and transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act. In connection with acquisitions subject to the waiting period under the HSR Act, we will not commence operation under an LMA, a JSA, or similar agreement of any affected radio station to be acquired until the waiting period has expired or been terminated.

THE TRANSACTIONS
Regent Bankruptcy
On March 1, 2010, one of our now wholly-owned subsidiaries, which was formerly known as Regent Communications, Inc., filed for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. 101-1532 in the United States Bankruptcy Court for the District of Delaware, Case No. 10-10632 (KG). Pursuant to a pre-arranged plan of reorganization, Regent emerged from bankruptcy protection on April 27, 2010. As a result of the Regent bankruptcy, the Company owned 100% of Regent, Oaktree became our controlling equity holder, our current senior management team joined the Company and we began to pursue our current business strategy. The plan of reorganization was pre-arranged among Regent’s pre-petition lenders, including Oaktree, and equity holders of Regent, and provided for, among other things, (i) the exchange of pre-petition debt and swap liability for (a) $95 million of new senior debt, (b) $25 million of new subordinated debt and (c) new equity securities, each issued to the pre-petition liability holders on a pro rata basis based on the amount of their pre-petition claims, (ii) the extinguishment of all pre-petition equity interests in Regent and (iii) the payment in full in cash of general unsecured claims, all upon the effective date.
GAP Acquisition
On August 12, 2010, we acquired all the outstanding equity interests in GAP Holdings, LLC (“GAP”), the indirect parent company of GAP Radio Broadcasting, LLC, which owned 111 radio stations in 23 markets at the time of the transaction. Oaktree was the controlling equity holder of GAP at the time of the transaction. The consideration paid by the Company in the acquisition consisted entirely of equity interests of Townsquare Media, LLC valued at $43.5 million, together with the assumption of GAP’s debt of approximately $76.1 million.
Millennium Acquisition
On August 19, 2011, we acquired all the outstanding equity interests of Millennium Radio Holdings, LLC (“Millennium”), from affiliates of Oaktree and GE Capital. Millennium owned 11 radio stations in 3 markets at the time of the transaction. The consideration paid by the Company in the acquisition consisted entirely of equity interests of Townsquare Media, LLC valued at $57.3 million, together with the assumption of Millennium’s debt of approximately $62.6 million.
Double O
On February 29, 2012, we acquired certain assets and liabilities related to 26 stations in 5 markets from Double O Corporation for approximately $11.0 million in cash and equity interests of Townsquare Media, LLC valued at $0.3 million. We borrowed $12.0 million in connection with this acquisition.
Cumulus I
On July 31, 2012, we acquired through an asset purchase and asset exchange, certain assets and liabilities of Cumulus. We acquired substantially all of the assets and liabilities related to 55 radio stations in 11 markets. In exchange for these assets and liabilities, the Company transferred to Cumulus substantially all of the assets and liabilities related to 10 radio stations in Bloomington and Peoria, Illinois and approximately $114.9 million in cash, net of adjustments at closing. We borrowed $105.0 million in Incremental Term Loans under the Company's existing credit agreement in connection with this acquisition.
MMN
On August 10, 2012, we acquired certain assets and liabilities related to the MOG Music Network business, a music-focused digital advertising network, from MMN Media, Inc. for approximately $7.0 million in cash, net of adjustment at closing.
Country Jam
On July 12, 2013, we acquired certain assets related to Country Jam, a Colorado-based annual music festival, for $4.1 million, net of adjustments at closing. Approximately $3.7 million was paid through closing and $0.4 million will be paid in the third quarter of 2014.

Peak
On November 14, 2013, we acquired all the outstanding equity interests of Peak, which owned 6 radio stations in Boise, Idaho and 5 radio stations in Fresno, California, for approximately $33.9 million of cash and equity interests of Townsquare Media, LLC valued at $16.2 million. We borrowed $37.0 million in Incremental Term Loans under the Company’s existing credit agreement in connection with this acquisition.
Cumulus II
On November 14, 2013, we acquired certain assets and liabilities related to 50 radio stations in 12 markets from Cumulus and its subsidiaries for approximately $235.9 million in cash, net of adjustments at closing, plus the acquisition of net working capital. We borrowed $65.0 million in Incremental Term Loans under the Company’s existing credit agreement, issued $145.9 million of 9% Unsecured Senior Notes and issued $30.0 million of 10% Senior PIK Notes in connection with this acquisition.
On November 14, 2013, we acquired through an asset exchange certain assets and liabilities related to 15 radio stations owned by Cumulus in and around Dubuque, Iowa and Poughkeepsie, New York. In exchange for these assets and liabilities, we transferred to Cumulus certain assets and liabilities related to 5 radio broadcast stations in Fresno, California acquired by the Company from Peak. We received approximately $0.9 million in cash from Cumulus pursuant to this exchange.
MAC Events
On November 20, 2013, we acquired certain assets of MAC Events, LLC, a New Jersey-based consumer and trade show producer for approximately $3.4 million in cash, net of adjustments at closing.
Other
In addition to the transactions described above, we have completed a number of smaller transactions in the radio, digital and live events sectors since our current management team joined the Company in May 2010.

MANAGEMENT
Executive Officers and Directors
The names, ages and current positions of our anticipated executive officers and directors upon the consummation of this offering are listed in the table below. There are no family relationships among the executive officers or directors and there are no agreements or understandings between any officer or any director and any other person pursuant to which the officer or director was elected.

Name	Age	Position
Steven Price	52	Chairman and Chief Executive Officer
B. James Ford	46	Director
Gary Ginsberg	51	Director
Stephen Kaplan	55	Director
David Lebow	52	Director
David Quick	34	Director
Amy Miles	47	Director
Stuart Rosenstein	53	Executive Vice President and Chief Financial Officer
Bill Wilson	46	Executive Vice President and Chief Content and Digital Officer
Alex Berkett	39	Executive Vice President, Business Development and Mergers and Acquisitions
Erik Hellum	49	Executive Vice President
Dhruv Prasad	36	Executive Vice President, Live Events
Mark Stewart	54	Executive Vice President and Chief Strategic Officer

The following is a brief biography of each executive officer and director:
Steven Price, Chairman and Chief Executive Officer
Mr. Price co-founded Townsquare in May 2010 and is the Co-Founder and Managing Director of FiveWire, an entity formed for the purpose of investing in the Company. Prior to co-founding FiveWire in January 2009, Mr. Price was a Senior Managing Director at New York-based private equity firm Centerbridge Partners from 2006 to January 2009 and, before that, he held a similar position at Spectrum Equity Investors from 2004 to 2006. Before joining the private equity business, Mr. Price served in the Pentagon as Deputy Assistant Secretary of Defense (Spectrum, Space, and Communications) from 2001 to 2004. Prior to joining the Pentagon, he served as President and CEO of LiveWire Ventures from 1998 to 2001, a software and services company he founded in 1998 with Mr. Rosenstein. Mr. Price was also formerly the President and CEO of PriCellular Corporation, a publicly traded cellular phone operator focused on small to mid-sized markets, which was sold in 1998 for $1.4 billion. Earlier in his career, Mr. Price worked as an attorney at Davis, Polk & Wardwell and as an investment banker at Goldman Sachs. Mr. Price graduated magna cum laude from Brown University where he was elected Phi Beta Kappa, and earned a J.D. from the Columbia University School of Law. Mr. Price is qualified to serve on our Board of Directors due to his substantial experience in our industry and with our Company in particular, and his extensive management experience.
B. James Ford, Director
Mr. Ford joined our board of directors in 2010. Mr. Ford is a Managing Director and Co-Portfolio Manager (U.S.) at Oaktree. Mr. Ford joined Oaktree in 1996 following graduation from the Stanford Graduate School of Business. Prior thereto, Mr. Ford served as a consultant at McKinsey & Co. and a financial analyst in the Investment Banking Department of PaineWebber Incorporated. Previously, he was an acquisitions analyst for National Partnership Investments Corp., a real estate investment firm. In addition to an M.B.A. from Stanford, Mr. Ford received a B.A. degree in Economics from the University of California at Los Angeles. Mr. Ford is qualified to serve on our Board of Directors due to his substantial management and finance experience.

Gary Ginsberg, Director
Mr. Ginsberg joined our board of directors in 2010. Mr. Ginsberg is the Executive Vice President of Corporate Marketing and Communications at Time Warner Inc. Before joining Time Warner in February 2010, Mr. Ginsberg was the Executive Vice President of Global Marketing and Corporate Affairs at News Corporation. Mr. Ginsberg coordinated and executed the Company’s global marketing and investor relations programs, as well as its corporate affairs, strategic communications and philanthropic efforts. Mr. Ginsberg joined News Corporation in 1999 as Executive Vice President of Corporate Communications. He was appointed to the Company’s Executive Management Committee in 2000 and to the seven-member Office of the Chairman in 2007. Prior to News Corp., Mr. Ginsberg was a managing director at the New York-based strategic consulting firm of Clark & Weinstock. Previously, he was a senior editor and counsel at George, the monthly political magazine, and a former Assistant Counsel to President Clinton. Mr. Ginsberg began his professional career as an attorney with Simpson Thacher & Bartlett. He is a graduate of the Columbia University School of Law, where he was a Harlan Fiske Stone Scholar. He received his undergraduate degree magna cum laude from Brown University, where he was elected to Phi Beta Kappa. Mr. Ginsberg is qualified to serve on our Board of Directors due to his substantial experience in our industry and his strong background in corporate strategy and business development.
Stephen Kaplan, Director
Mr. Kaplan joined our board of directors in 2010. Mr. Kaplan is a Principal and Portfolio Manager at Oaktree. Mr. Kaplan joined Oaktree in 1995, having previously served as a Managing Director of TCW and portfolio manager of TCW Special Credits Fund V—The Principal Fund. Prior to joining TCW in 1993, Mr. Kaplan was a partner with the law firm of Gibson, Dunn & Crutcher and responsible for that firm’s East Coast bankruptcy and workout practice. During his career as an attorney, Mr. Kaplan specialized in transactions involving the purchase and sale of companies undergoing financial restructurings. Mr. Kaplan graduated with a B.S. degree in Political Science summa cum laude from the State University of New York at Stony Brook and a J.D. from the New York University School of Law. He is a member of the board of directors of numerous public and private companies. Mr. Kaplan is qualified to serve on our Board of Directors due to his substantial management, finance and legal experience.
David Lebow, Director
Mr. Lebow joined our board of directors in 2010. Mr. Lebow is Senior Vice President and General Manager of National Markets at YP. Prior to joining YP in January 2013, Mr. Lebow served as President-Revenue of Group Commerce in NYC, a role he assumed in June 2011. He served as Acting Chief Executive Officer and a director of Oberon Media, Inc. from October 2010 through February 2011 and served as Chief Executive Officer/President of Internet Broadcasting Systems, from July 2007 through June 2010. He also served as a board member of Internet Broadcasting Systems. Mr. Lebow was Executive Vice President and General Manager of AOL Media Networks from 2002 to 2007. In this role, he oversaw the AOL Commerce business, AOL’s advertising operations, and played a large role transforming AOL from a dialup ISP into a consumer web portal. He served as senior vice president of Emmis Communications, a diversified media company. He also oversaw media properties for AMFM/Chancellor Media. In January 2010, he was elected to the Ithaca College Board of Trustees where he serves as Vice Chairman. Mr. Lebow graduated from Ithaca College in 1983 with a degree in broadcast communications management. Mr. Lebow is qualified to serve on our Board of Directors due to his substantial experience in our industry and his management experience.
David Quick, Director
Mr. Quick joined our board of directors in 2010. Mr. Quick is a Senior Vice President at Oaktree. Prior to joining Oaktree in 2004, Mr. Quick spent two years as an Investment Banking Analyst at UBS in Los Angeles, gaining experience in mergers and acquisitions, leveraged buyouts, initial public offerings and debt financings. Prior experience includes internships at Johnson Controls, Inc. and Paine Webber, Inc. Mr. Quick received a B.B.A. degree with distinction with an emphasis in Finance and Accounting from the School of Business Administration at the University of Michigan. Mr. Quick is qualified to serve on our Board of Directors due to his substantial finance and investment banking experience.

Amy Miles, Director
Ms. Miles joined our board of directors in June 2014. Ms. Miles has served as the Chief Executive Officer of Regal Entertainment Group since June 2009. Prior to serving in her new role, Ms. Miles served as Regal Entertainment Group’s Executive Vice President, Chief Financial Officer and Treasurer from March 2002 to June 2009. Ms. Miles also served as the Executive Vice President, Chief Financial Officer and Treasurer of Regal Cinemas, Inc. from January 2000 to March 2002. Prior thereto, Ms. Miles served as Senior Vice President of Finance from April 1999 to January 2000. Prior to joining Regal, Ms. Miles was a Senior Manager with Deloitte & Touche from 1998 to 1999 and served in various capacities with PricewaterhouseCoopers, LLC from 1989 to 1998. Ms. Miles currently serves as a Director and Vice Chair for the National Association of Theatre Owners. She also serves as a Director on the boards of Regal Entertainment Group, Open Road Films, National CineMedia, Variety of Eastern Tennessee, the Regal Foundation and Radio Systems. Ms. Miles is qualified to serve on our Board of Directors due to her substantial management, finance and accounting experience and her substantial experience in the media industry.
Stuart Rosenstein, Executive Vice President and Chief Financial Officer
Mr. Rosenstein co-founded Townsquare in May 2010 and is the Co-Founder and Managing Director of FiveWire, an entity formed for the purpose of investing in the Company. Prior to co-founding FiveWire in January 2009, Mr. Rosenstein was previously the owner and managing principal from 2004 to January 2009 of AMG Financial, a private lending firm that extended financing and provided collateralized loans and other services principally to the real estate industry. Prior to founding AMG Financial in 2005, he co-founded LiveWire Ventures in 1998 with Mr. Price and served as the company’s Executive Vice President and Chief Financial Officer. Prior to that, he served as the Executive Vice President and Chief Financial Officer of PriCellular Corporation. Mr. Rosenstein started his career at Ernst & Young and was a senior manager at the firm until leaving to join PriCellular in 1990. Mr. Rosenstein earned his B.S. magna cum laude in Business Administration (Accounting) from the State University of New York at Buffalo. He is a member of the American Institute of Certified Public Accountants (AICPA) and the New York Society of Certified Public Accountants.
Bill Wilson, Executive Vice President and Chief Content and Digital Officer
Mr. Wilson joined Townsquare in September 2010. Previously, Mr. Wilson was President of AOL Media from 2006 to May 2010 where he had overall responsibility for the Company’s global content strategy. In his nine years at AOL, he also served in a number of roles including President, AOL Programming & Studios and Executive Vice President, AOL Programming. Under his leadership, AOL’s content sites grew to reach more than 75 million monthly unique visitors domestically and over 150 million worldwide. Prior to joining AOL in 2001, Mr. Wilson served as Senior Vice President for Worldwide Marketing at Bertelsmann Music Group (BMG), where he was responsible for worldwide marketing including artist, digital and non-traditional marketing across over 50 countries for the world’s biggest artists including Christina Aguilera, Dave Matthews Band, Outkast, Whitney Houston and Santana. Mr. Wilson started his career at BMG subsidiary Arista Records where he was a product manager working with artists across numerous genres including Notorious B.I.G., Kenny G, Sarah McLachlan and Spiritualized. Mr. Wilson graduated summa cum laude from the State University of New York at Stony Brook with a B.A. in economics and a B.S. in business management and earned an M.B.A. with honors in finance and marketing from Rutgers University’s Graduate School of Management.
Alex Berkett, Executive Vice President, Business Development and Mergers and Acquisitions
Mr. Berkett co-founded Townsquare in May 2010 and is a Managing Director of FiveWire, an entity formed for the purpose of investing in the Company, which he joined in February 2009. Prior to joining FiveWire, Mr. Berkett worked in J.P. Morgan’s Technology, Media & Telecom Investment Banking Group, from May 2008 to February 2009, which he joined following the firm’s acquisition of Bear, Stearns & Co. Inc. Mr. Berkett spent 11 years in the investment banking division of Bear Stearns, most recently as a Managing Director, focused on mergers and acquisitions for media and entertainment companies. During his tenure at Bear Stearns, he worked on a variety of transactions across numerous media sectors and was responsible for the execution of multi-billion dollar transactions for such clients as Time Warner, Walt Disney, Time Warner Cable, Viacom, The News Corporation, Digitas, and Take-Two Interactive Software. While at Bear Stearns, Mr. Berkett was involved in transactions totaling over $175 billion in aggregate value. Mr. Berkett received a B.A. summa cum laude from the University of Pennsylvania.
Erik Hellum, Executive Vice President
Mr. Hellum joined Townsquare in August 2010 following the acquisition of GAP Radio Broadcasting, where he served as President of GAP West from May 2008 to August 2010. Prior to joining GAP West, Mr. Hellum worked at Bonneville International Communications, where he was Vice President/Market Manager of WIL/WRTH in St. Louis, MO from October 2002 to November 2004 and spent 4 years as Vice President/Market Manager of KTAR AM/FM and KPKX in Phoenix, AZ from November 2004 to April 2008. Previously, Mr. Hellum was Vice President—Sales for AM/FM and oversaw Clear Channel’s early cross-platform sales efforts. He began his career at Katz Radio, where he held positions of increasing responsibility in Boston, Philadelphia, Chicago, Los Angeles, and New York. Mr. Hellum received a B.A. from the University of Wisconsin.
Dhruv Prasad, Executive Vice President, Live Events
Mr. Prasad co-founded Townsquare in May 2010 and is a Managing Director of FiveWire, an entity formed for the purpose of investing in the Company, which he joined in June 2009. Prior to joining FiveWire, Mr. Prasad spent nearly a decade in private equity investing and corporate finance, completing transactions in media, communications, financial services, real estate, and energy/infrastructure. Most recently, he was with Thomas H. Lee Partners from August 2007 to June 2009, a $22 billion global private equity firm based in Boston. Previously, Mr. Prasad worked at Spectrum Equity Investors from 2003 through 2005, where he first worked directly with Mr. Price. He began his career in the investment banking division of Salomon Smith Barney, where he worked in New York and Hong Kong. Mr. Prasad received an A.B. cum laude from Dartmouth College and an M.B.A. from the Wharton School at the University of Pennsylvania.
Mark Stewart, Executive Vice President and Chief Strategic Officer
Mr. Stewart joined Townsquare Media in May 2012 from Kraft Foods where he held the position of Vice President Global Media. In this position, Mr. Stewart managed over $2 billion in media spending, contemporized their approach and drove a dramatic increase in digital investment. Prior to joining Kraft Foods in 2009, Mr. Stewart was Executive Vice President and Managing Director, OMD N.Y., where he oversaw all client and business activities. Prior to joining OMD, Mr. Stewart spent 10 years with McCann Worldgroup where he held the positions of Media Director; Managing Director, Universal McCann North America; and Chief Strategy Officer, Universal McCann Worldwide. Mr. Stewart founded and managed Media First International and he has held various executive positions at J. Walter Thompson in both New York and Sydney, Australia. Mr. Stewart was named Adweek Magazine’s “Media Director of the Year” and “Media Maven” by Ad Age Magazine. He has served on the 4A’s Media Policy Council, the ANA Media Leadership Committee, was Jury President at the 2005 Cannes International Advertising Festival, and currently sits on the board of the Wharton School Future of Advertising Program.
Board of Directors Composition
Upon completion of this offering, our board of directors will consist of 7 members, 3 of whom qualify as “independent” according to the New York Stock Exchange corporate governance rules. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.
Our certificate of incorporation and bylaws provide that our board of directors is divided into three classes whose members serve three-year terms expiring in successive years. The terms of office of members of our board of directors are divided into three classes:
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  Class I directors, whose term will expire at the annual meeting of the stockholders to be held in 2015;

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  Class II directors, whose term will expire at the annual meeting of the stockholders to be held in 2016; and
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  Class III directors, whose term will expire at the annual meeting of the stockholders to be held in 2017.
Our Class I directors will be Mr. Ford and Mr. Lebow, our Class II directors will be Mr. Price, Mr. Quick and Mr. Ginsberg and our Class III directors will be Mr. Kaplan and Ms. Miles. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following such election. Any vacancies in our classified board of directors will be filled by the remaining directors and the elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Upon completion of this offering, we will enter into the Stockholders’ Agreement. Under this agreement, Oaktree will have the right to designate three director designees to our board of directors so long as Oaktree beneficially owns at least 33.3% of the number of shares of common stock it will hold immediately following the consummation of this offering. Each of the directors designated by Oaktree will have two votes on each matter until Oaktree ceases to beneficially own at least 70.0% of the number of shares of common stock it will hold immediately following the consummation of this offering. These director designees will be voted upon by our stockholders.
Controlled Company
Upon completion of this offering, certain funds managed by Oaktree will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” under the corporate governance standards. As a controlled company, exemptions under the standards will free us from the obligation to comply with certain corporate governance requirements, including the requirements:
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  that a majority of our Board of Directors consists of “independent directors,” as defined under the rules of the New York Stock Exchange;
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  that we have, to the extent applicable, a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
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  that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
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  for an annual performance evaluation of the nominating and governance committees and compensation committee.
Since we intend to avail ourselves of the “controlled company” exception under the rules of the New York Stock Exchange, we do not expect to have a majority of independent directors on our Board of Directors and our compensation committee and nominating and corporate governance committee is not expected to be composed entirely of independent directors. These exemptions do not modify the independence requirements for our Audit Committee, and we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and the rules of the New York Stock Exchange within the applicable time frame. These rules require that our Audit Committee be composed of at least three members, a majority of whom will be independent within 90 days of the date of this prospectus, and all of whom will be independent within one year of the date of this prospectus.
Board Committees
Upon completion of this offering, our Board of Directors will have three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees will report to the Board of Directors as they deem appropriate, and as the Board of Directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee
The Audit Committee is responsible for, among other matters: (1) appointing, compensating; retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related person transactions.
Upon completion of this offering, our Audit Committee will consist of Ms. Miles, Mr. Ginsberg and Mr. Lebow, with Ms. Miles serving as chairwoman. The SEC rules and the New York Stock Exchange rules require us to have one independent Audit Committee member upon the listing of our Class A common stock on the New York Stock Exchange, a majority of independent directors on the Audit Committee within 90 days of the date of the completion of this offering and all independent Audit Committee members within one year of the date of the completion of this offering. Our Board of Directors has affirmatively determined that each of Ms. Miles, Mr. Ginsberg and Mr. Lebow meets the definition of “independent director” for purposes of serving on the Audit Committee under applicable SEC and the New York Stock Exchange rules, and we intend to comply with these independence requirements within the time periods specified. In addition, Ms. Miles will qualify as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.
Our Board of Directors will adopt a new written charter for the Audit Committee, which will be available on our corporate website at www.townsquaremedia.com upon the completion of this offering. Our website is not part of this prospectus.
Compensation Committee
The Compensation Committee will be responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.
Upon completion of this offering, our Compensation Committee will consist of Mr. Quick, Mr. Ginsberg and Mr. Lebow, with Mr. Quick serving as chairman. Our Board of Directors has affirmatively determined that each of Mr. Lebow and Mr. Ginsberg meets the definition of “independent director” for purposes of serving on the Compensation Committee under applicable New York Stock Exchange rules.
Our Board of Directors will adopt a new written charter for the Compensation Committee, which will be available on our corporate website at www.townsquaremedia.com upon the completion of this offering. The information contained on our website does not constitute a part of this prospectus.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee is responsible for, among other matters: (1) identifying and recommending candidates for membership on our Board of Directors, including nominees recommended by stockholders, (2) reviewing and recommending the composition of our committees, (3) overseeing our code of business conduct and ethics, corporate governance guidelines and reporting and (4) making recommendations to our Board of Directors concerning governance matters.
Upon completion of this offering, our Corporate Governance and Nominating Committee will consist of Mr. Price, Mr. Quick and Mr. Ginsberg, with Mr. Price serving as chairman. Our Board of Directors has affirmatively determined that Mr. Ginsberg meets the definition of “independent director” for purposes of serving on the Corporate Governance and Nominating Committee under applicable New York Stock Exchange rules.

Our Board of Directors will adopt a new written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at www.townsquaremedia.com upon the completion of this offering. The information contained on our website does not constitute a part of this prospectus.
Risk Oversight
Our Board of Directors is currently responsible for overseeing our risk management process. The Board of Directors focuses on our general risk management strategy and the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Following the completion of this offering, our Board of Directors will delegate to the Audit Committee oversight of our risk management process. Our other board committees will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Code of Ethics
We have adopted a written Code of Business Conduct and Ethics (“Code of Business Conduct”) which applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and controller. In addition, we have adopted a written Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”) which applies to our principal executive officer, principal financial officer, controller and other designated members of our management. Copies of each code will be available on our corporate website www.townsquaremedia.com upon completion of this offering. The information contained on our website does not constitute a part of this prospectus. We will provide any person, without charge, upon request, a copy of our Code of Business Conduct or Code of Ethics. Such requests should be made in writing to the attention of Chief Financial Officer at the following address: 240 Greenwich Avenue, Greenwich, Connecticut 06830.

EXECUTIVE COMPENSATION
The following sets forth all plan and non-plan compensation awarded to our Named Executive Officers.
Summary Compensation Table
The following table sets forth the total compensation that was paid or accrued for the Named Executive Officers for the fiscal years ended December 31, 2013 and 2012. The Named Executive Officers (“NEOs”) are our Chief Executive Officer, our Executive Vice President and Chief Financial Officer and our Executive Vice President and Chief Content and Digital Officer. The NEOs consist of our principal executive officer and the two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at the end of the last completed fiscal year.

Name and principal position	Year	Salary	Bonus(2)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified deferred compensation earnings	All Other Compensation(3)	Total
Steven Price(1) Chief Executive Officer	2013	$400,000	$600,000	—	—	—	—	$55,257	$1,055,257
	2012	$400,000	$500,000	—	—	—	—	$49,907	$949,907
Stuart Rosenstein Executive Vice President and Chief Financial Officer	2013	$300,000	$600,000	—	—	—	—	$55,257	$955,257
	2012	$300,000	$500,000	—	—	—	—	$51,532	$851,532
Bill Wilson Executive Vice President and Chief Content and Digital Officer	2013	$650,000	$450,000	—	—	—	—	$30,543	$1,130,543
	2012	$650,000	$450,000	—	—	—	—	$26,514	$1,126,514

(1)
  Mr. Price also serves as the Chairman of the Board of Directors, but receives no compensation for such service on the Board of Directors.
(2)
  The bonus paid to NEOs is a discretionary cash bonus granted by the Board of Directors based upon an annual review of the NEO’s performance for the year.
(3)
  The narrative and chart below under “All Other Compensation” sets forth information regarding all other types of compensation to our NEOs for the fiscal years ended December 31, 2013 and 2012.
Narrative Disclosure to Summary Compensation Table
Employment Agreements
The Company does not have any employment agreements in place for the NEOs.
Bonus
The bonus awarded to each NEO is a cash bonus awarded annually by the Board of Directors (the “Board”) that is subject to annual review. The Company does not have a non-equity incentive plan in place, and the bonus amounts are determined without reference to specific targets. The Board, in its sole and complete discretion, determines the amount of the bonus based on employee performance for the year.
All Other Compensation
We maintain for the benefit of our United States employees a 401(k) Retirement and Savings Plan which is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Our employees are eligible for participation in the plan after completing three months of service with the Company once they have attained age 21. Employees may make pre-tax contributions of up to the lesser of 60% of such employee’s compensation or the maximum amount permitted under the Code. Distributions are generally payable in a lump sum after termination of employment, retirement, death, disability, plan termination, attainment of age 70.5, disposition of substantially all of our assets or upon financial hardship. The plan also provides for loans to participants. No loans to executive officers exist as of the date of this filing.

Name	Year	Commuting(1)	Healthcare Benefits(2)	Total
Steven Price	2013	$18,000	$37,257	$55,257
	2012	$18,000	$31,907	$49,907
Stuart Rosenstein	2013	$18,000	$37,257	$55,257
	2012	$18,000	$33,532	$51,532
Bill Wilson	2013	—	$30,543	$30,543
	2012	—	$26,514	$26,514

(1)
  The commuting benefits column represents the annual automobile allowance granted to both Mr. Price and Mr. Rosenstein for the years 2012 and 2013. Mr. Wilson does not have an automobile allowance.
(2)
  The healthcare benefits column represents the cost of insurance premiums for the health insurance of Mr. Price, Mr. Rosenstein and Mr. Wilson.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of December 31, 2013. The market value of the shares in the following table is the fair value of such shares at December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(1)
Steven Price	700,000	—	—	—
Stuart Rosenstein	350,000	—	—	—
Bill Wilson	385,000	—	—	—

(1)
  The total share awards for each of Mr. Price and Mr. Rosenstein vested an additional 25% on May 1, 2013, leaving 25% of their respective share awards unvested as of December 31, 2013. The total share award for Mr. Wilson vested an additional 20% on May 1, 2013, leaving 55% of his total share award unvested as of December 31, 2013.
Options Exercised and Stock Vested
The following table sets forth certain information with respect to the vesting or exercise of stock awards during the fiscal year ended December 31, 2013 with respect to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Steven Price	—	—	700,000	—
Stuart Rosenstein	—	—	350,000	—
Bill Wilson	—	—	140,000	—

(1)
  The number of shares acquired on vesting was calculated as follows: Mr. Price and Mr. Rosenstein’s awards both vested 25% on May 1, 2013 and the calculation came from applying 25% to each of their total awards. Mr. Wilson’s award vested 20% on May 1, 2013 and the calculation came from applying 20% to his total award.

Annual Performance Bonus Plan
In connection with this offering, we will adopt the Townsquare Media, Inc. Annual Performance Bonus Plan (the “Annual Bonus Plan”). The Annual Bonus Plan will provide for the grant of bonus awards to employees of us and our subsidiaries and will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee will, in its sole discretion, grant bonus awards to participants in whole or in part in cash, common stock or other property, based on any or all of the following: (i) attainment of time-based vesting conditions; (ii) attainment of any performance goal established by the Compensation Committee with respect to any performance period; or (iii) the Compensation Committee’s evaluation of a participant’s individual performance for us and/or our subsidiaries. Unless otherwise agreed by the Compensation Committee, an employee must be employed by us or our subsidiaries on the applicable date of payment of a bonus award in order to receive payment.
2014 Omnibus Incentive Plan
In connection with this offering, we intend to adopt the 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”). The 2014 Incentive Plan will provide for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, will be eligible for grants under the 2014 Incentive Plan. The purpose of the 2014 Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. Set forth below is a summary of the material terms of the 2014 Incentive Plan. For further information about the 2014 Incentive Plan, we refer you to the complete copy of the 2014 Incentive Plan.
Administration
The 2014 Incentive Plan will be administered by the Compensation Committee of our Board of Directors. Among the Compensation Committee’s powers will be to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2014 Incentive Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2014 Incentive Plan as it deems necessary or proper. The Compensation Committee will have the authority to administer and interpret the 2014 Incentive Plan, to grant discretionary awards under the 2014 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2014 Incentive Plan and the awards thereunder as the Compensation Committee deems necessary or desirable and to delegate authority under the 2014 Incentive Plan to our executive officers.
Available Shares
The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2014 Incentive Plan or with respect to which awards may be granted may not exceed 12,000,000 shares including shares of Class A common stock and Class B common stock underlying options to be granted in connection with this offering. The number of shares that will be available for issuance under the 2014 Incentive Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares that will be available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2014 Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2014 Incentive Plan.

Eligibility for Participation
Members of our Board of Directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates will be eligible to receive awards under the 2014 Incentive Plan.
Award Agreement
Awards granted under the 2014 Incentive Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Compensation Committee.
Stock Options
The Compensation Committee will be able to grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Compensation Committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a ten percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee.
Stock Appreciation Rights
The Compensation Committee will be able to grant stock appreciation rights, which we refer to as SARs, either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, which we refer to as a Tandem SAR, or independent of a stock option, which we refer to as a Non-Tandem SAR. A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the Compensation Committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee will also be able to grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2014 Incentive Plan, or such other event as the Compensation Committee may designate at the time of grant or thereafter.
Restricted Stock
The Compensation Committee will be able to award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient will generally have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee will be able to determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.
Recipients of restricted stock will be required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2014 Incentive Plan and are discussed in general below.
Other Stock-Based Awards
The Compensation Committee will be able to, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2014 Incentive Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Compensation Committee will be able to determine the terms and conditions of any such other awards. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2014 Incentive Plan and discussed in general below.
Other Cash-Based Awards
The Compensation Committee will be able to grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the Compensation Committee will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee will be able to accelerate the vesting of such award in its discretion.
Performance Awards
The Compensation Committee will be able to grant a performance award to a participant payable upon the attainment of specific performance goals. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Compensation Committee. Based on service, performance and/or other factors or criteria, the Compensation Committee will be able to, at or after grant, accelerate the vesting of all or any part of any performance award.
Performance Goals
Awards of stock options, restricted stock, performance awards, and other stock-based awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the committee: (1) income per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) income before interest and taxes; (13) income before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenue; (19) gross revenue; (20) revenue growth; (21) annual recurring revenue; (22) recurring revenue; (23) license revenue; (24) sales or market share; (25) total stockholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the Compensation Committee; (28) the fair market value of a share of our common stock; (29) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.

To the extent permitted by law, the Compensation Committee will also be able to exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles.
Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee.
In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee will be able to designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.
Change in Control
In connection with a change in control, as defined in the 2014 Incentive Plan, the Compensation Committee will be able to accelerate vesting of outstanding awards under the 2014 Incentive Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The Compensation Committee will also be able to provide for accelerated vesting or lapse of restrictions of an award at any time.
Stockholder Rights
Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.
Amendment and Termination
Notwithstanding any other provision of the 2014 Incentive Plan, our Board of Directors will be able to, at any time, amend any or all of the provisions of the 2014 Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2014 Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.
Transferability
Awards granted under the 2014 Incentive Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the Compensation Committee will be able to provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.
Recoupment of Awards
The 2014 Incentive Plan will provide that awards granted under the 2014 Incentive Plan are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.
Effective Date; Term
We expect that the 2014 Incentive Plan will be adopted by the Board of Directors and approved by the stockholders in connection with this offering. Any award outstanding under the 2014 Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Option Grants Upon Completion of this Offering
As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Equity Compensation Charge Related to Conversion,” as part of the replacement of our current management equity compensation program, upon completion of this offering, we intend to grant to members of our management options to purchase 3,073,583 shares of our Class A common stock and 3,876,040 shares of our Class B common stock, based on the public offering price on the cover page of this prospectus. Pursuant to these grants, Messrs. Price and Rosenstein will receive options to purchase 1,824,019 and 912,009 shares of our Class B common stock, respectively, and Mr. Wilson will receive options to purchase 456,005 shares of our Class A common stock.
The exercise price of these options will be equal to the public offering price in this offering. The options granted at this time shall be fully vested and exercisable on the date of grant, and upon expiration of the option, any unexercised portion will be cancelled. Exercised options are subject to transfer restrictions and grantees may not directly or indirectly sell, transfer, hypothecate, pledge, encumber, or dispose of any rights or interests in the shares until the transfer restrictions lapse. The transfer restrictions shall lapse as follows: (i) the transfer restrictions shall lapse 100% on the first to occur of: (A) the eighth anniversary of the Effective Date of the 2014 Omnibus Incentive Plan, (B) a Change in Control as described in clause (a) or (c) in the definition in the 2014 Omnibus Incentive Plan, or (C) the death of the grantee and (ii) the transfer restrictions will lapse in the following percentages if the grantee is still employed by the Company at the time of lapsing: (A) 20% on the first anniversary of the Effective Date, (B) an additional 25% on the second anniversary of the Effective Date, (C) an additional 25% on the third anniversary of the Effective Date, and (D) an additional 30% on the fourth anniversary of the Effective Date. Grantees must pay the full amount of required withholding of tax in cash with respect to any options that are exercised prior to the lapsing of the transfer restrictions, and are required to exercise all options without any transfer restrictions before exercising any options with transfer restrictions still in place.
Compensation of Directors
The table below summarizes the compensation paid to Messrs. Ford, Ginsberg, Kaplan, Lebow, and Quick during fiscal year 2013:
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
B. James Ford(1)	—	—	—	—	—	—	—
Gary Ginsberg(2)	$25,000	—	—	—	—	—	$25,000
Stephen Kaplan(1)	—	—	—	—	—	—	—
David Lebow(2)	$25,000	—	—	—	—	—	$25,000
David Quick(1)	—	—	—	—	—	—	—

(1)
  Mr. Ford, Mr. Kaplan and Mr. Quick are the Oaktree Directors and they did not individually receive any compensation for serving on the Board nor did they receive any grants of carry units in 2013.
(2)
  Mr. Ginsberg and Mr. Lebow served as directors of the Company for the full year and received a director fee of $25,000 for 2013.
(3)
  Mr. Ginsberg and Mr. Lebow were each granted 25,000 equity units on March 15, 2011, and each of them had 25,000 equity units outstanding as of December 31, 2013. The units granted to Mr. Ginsberg and Mr. Lebow will only vest on the occurrence of a liquidation event, and each individual must be a director at the time of the liquidation event in order to have his units vest. Mr. Ginsberg and Mr. Lebow were not granted any equity units in 2013.

PRINCIPAL STOCKHOLDERS
The following table shows information about the beneficial ownership of our common stock, as of July 21, 2014 by:
•
  each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our voting securities;
•
  each of our directors;
•
  each of our executive officers;
•
  all of our directors and executive officers as a group; and
•
  in each case giving effect to the Conversion and the grants of options to management that will be made in connection with this offering.
We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, a person is generally deemed to beneficially own a security if such person has sole or shared voting or investment power with respect to that security, including with respect to options and warrants that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to community property laws where applicable. Each of the persons and entities named in the table below acquired their shares of common stock pursuant to the Conversion.
Applicable percentage ownership is based on 433,909 shares of Class A common stock, 3,022,484 shares of Class B common stock and 4,894,480 shares of Class C common stock outstanding at July 21, 2014, and the public offering price of $11.00 per share, and assuming the completion of the Conversion. The table below reflects the issuance by us of 8,333,333 shares of Class A common stock in our initial public offering and, except where otherwise noted, assumes that the underwriters will not exercise their option to purchase up to an additional 1,250,000 shares of Class A common stock. Upon completion of this offering, we expect to have 8,767,242 shares of Class A common stock outstanding, 3,022,484 shares of Class B common stock outstanding, 4,894,480 shares of Class C common stock outstanding, warrants to purchase 9,508,878 shares of Class A common stock outstanding, options to purchase 3,073,583 shares of Class A common stock outstanding, and options to purchase 3,876,040 shares of Class B common stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares.

	Common stock owned before the offering(18)							% of total voting power before the offering(20)
	Class A		Class B		Class C		Total
Name of Beneficial Owner(1)	Number	%	Number	%	Number	%	Number(19)
5% Stockholders
Certain funds managed by Oaktree(2)	8,605,491	95.2%	2,151,373	71.2%	—	—	10,756,864	70.2%
GE Capital and its affiliates(3)	—	—	—	—	3,258,139	66.6%	3,258,139	—
Funds affiliated with MSD Capital Management(4)	—	—	—	—	1,636,341	33.4%	1,636,341	—
Non-Employee Directors
B. James Ford(5)	8,605,491	95.2%	2,151,373	71.2%	—	—	10,756,864	70.2%
Gary Ginsberg(6)	27,857	6.1%	—	—	—	—	27,857	*
Stephen Kaplan(7)	8,605,491	95.2%	2,151,373	71.2%	—	—	10,756,864	70.2%
David Lebow(8)	27,857	6.1%	—	—	—	—	27,857	*
Amy Miles(9)	10,000	2.3%	—	—	—	—	10,000	—
David Quick(10)	8,605,491	95.2%	2,151,373	71.2%	—	—	10,756,864	70.2%
Executive Officers
Steven Price(11)	—	—	2,524,940	52.1%	—	—	2,524,940	22.9%
Stuart Rosenstein(12)	—	—	974,980	24.8%	—	—	974,980	2.1%
Bill Wilson(13)	591,237	66.4%	—	—	—	—	591,237	*
Alex Berkett(14)	—	—	499,342	14.4%	—	—	499,342	1.4%
Erik Hellum(15)	232,233	36.0%	—	—	—	—	232,233	*
Dhruv Prasad(16)	—	—	499,342	14.4%	—	—	499,342	1.4%
Mark Stewart(17)	69,641	14.0%	—	—	—	—	69,641	—
All Directors and Current Executive Officers as a Group (13 persons)	9,564,315	97.3%	6,649,978	99.7%	—	—	16,214,293	98.4%

	Common stock owned after the offering if underwriters’ option is not exercised(18)							% of total voting power after the offering if underwriters’ option is not exercised(20)
	Class A		Class B		Class C		Total
Name of Beneficial Owner(1)	Number	%	Number	%	Number	%	Number(19)
5% Stockholders
Certain funds managed by Oaktree(2)	8,605,491	49.5%	2,151,373	71.2%	—	—	10,756,864	55.2%
GE Capital and its affiliates(3)	—	—	—	—	3,258,139	66.6%	3,258,139	—
Funds affiliated with MSD Capital Management(4)	—	—	—	—	1,636,341	33.4%	1,636,341	—
Non-Employee Directors
B. James Ford(5)	8,605,491	49.5%	2,151,373	71.2%	—	—	10,756,864	55.2%
Gary Ginsberg(6)	29,857	*	—	—	—	—	29,857	*
Stephen Kaplan(7)	8,605,491	49.5%	2,151,373	71.2%	—	—	10,756,864	55.2%
David Lebow(8)	34,557	*	—	—	—	—	34,557	*
Amy Miles(9)	10,000	*	—	—	—	—	10,000	—
David Quick(10)	8,605,491	49.5%	2,151,373	71.2%	—	—	10,756,864	55.2%
Executive Officers
Steven Price(11)	—	—	2,524,940	52.1%	—	—	2,524,940	18.0%
Stuart Rosenstein(12)	—	—	974,980	24.8%	—	—	974,980	1.6%
Bill Wilson(13)	591,237	6.4%	—	—	—	—	591,237	*
Alex Berkett(14)	—	—	499,342	14.4%	—	—	499,342	1.1%
Erik Hellum(15)	232,233	2.6%	—	—	—	—	232,233	*
Dhruv Prasad(16)	—	—	499,342	14.4%	—	—	499,342	1.1%
Mark Stewart(17)	69,641	*	—	—	—	—	69,641	—
All Directors and Current Executive Officers as a Group (13 persons)	9,573,015	52.7%	6,649,978	99.7%	—	—	16,222,993	77.4%

	Common stock owned after the offering if underwriters’ option is exercised in full(18)							% of total voting power after the offering if underwriters’ option is exercised in full(20)
	Class A		Class B		Class C		Total
Name of Beneficial Owner(1)	Number	%	Number	%	Number	%	Number(19)
5% Stockholders
Certain funds managed by Oaktree(2)	8,605,491	46.2%	2,151,373	71.2%	—	—	10,756,864	53.5%
GE Capital and its affiliates(3)	—	—	—	—	3,258,139	66.6%	3,258,139	—
Funds affiliated with MSD Capital Management(4)	—	—	—	—	1,636,341	33.4%	1,636,341	—
Non-Employee Directors
B. James Ford(5)	8,605,491	46.2%	2,151,373	71.2%	—	—	10,756,864	53.5%
Gary Ginsberg(6)	29,857	*	—	—	—	—	29,857	*
Stephen Kaplan(7)	8,605,491	46.2%	2,151,373	71.2%	—	—	10,756,864	53.5%
David Lebow(8)	34,557	*	—	—	—	—	34,557	*
Amy Miles(9)	10,000	*	—	—	—	—	10,000	—
David Quick(10)	8,605,491	46.2%	2,151,373	71.2%	—	—	10,756,864	53.5%
Executive Officers
Steven Price(11)	—	—	2,524,940	52.1%	—	—	2,524,940	17.4%
Stuart Rosenstein(12)	—	—	974,980	24.8%	—	—	974,980	1.6%
Bill Wilson(13)	591,237	5.6%	—	—	—	—	591,237	*
Alex Berkett(14)	—	—	499,342	14.4%	—	—	499,342	1.1%
Erik Hellum(15)	232,233	2.3%	—	—	—	—	232,233	*
Dhruv Prasad(16)	—	—	499,342	14.4%	—	—	499,342	1.1%
Mark Stewart(17)	69,641	*	—	—	—	—	69,641	—
All Directors and Current Executive Officers as a Group (13 persons)	9,573,015	49.3%	6,649,978	99.7%	—	—	16,222,993	75.0%

*
  Represents less than 1%.
(1)
  Unless otherwise indicated, the address of each beneficial owner in the table above is c/o Townsquare Media, Inc., 240 Greenwich Avenue, Greenwich, Connecticut 06830.
(2)
  Includes 8,605,491 shares of Class A common stock that can be acquired upon exercise of outstanding warrants. Includes 1,513,122 shares of Class B common stock and warrants to purchase 6,052,487 shares of Class A common stock, which will be immediately exercisable for a de minimus exercise price per share, directly beneficially owned by OCM POF IV AIF GAP Holdings, L.P. (“GAP Holdings”) and 638,251 shares of Class B common stock and warrants to purchase 2,553,004 shares of Class A common stock directly beneficially owned by OCM PF/FF Radio Holdings PT, L.P. (“Radio Holdings”). Oaktree Capital Group Holdings GP, LLC (“OCGH”) is the general partner of Oaktree Capital Group Holdings, L.P. (“Capital Group LP”). Captial Group LP is the sole voting shareholder of Oaktree AIF Holdings, Inc. (“AIF Holdings”). AIF Holdings is the general partner of Oaktree AIF Investments, L.P. (“AIF Investments”). AIF Investments is the general partner of Oaktree Fund GP III, L.P. (“Oaktree GP III”). Oaktree GP III is the sole member of Oaktree Fund GP AIF, LLC (“Fund GP AIF LLC”). Fund GP AIF LLC is the general partner of Oaktree Fund AIF Series, L.P.-Series B (“Series B”), Oaktree Fund AIF Series, L.P.-Series I (“Series I”) and Oaktree Fund AIF Series, L.P.-Series D (“Series D”). Series B is the general partner of OCM Principal Opportunities Fund IV AIF (Delaware), L.P. (“Principal Opportunities”). Principal Opportunities is the sole shareholder of OCM/GAP Holdings IV, Inc. (“OCM/GAP”). OCM/GAP is the general partner of GAP Holdings. Series I and Series D are general partners of Radio Holdings. OCGH is a limited liability company managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan, John B. Frank, David M. Kirchheimer and Kevin L. Clayton (each, an “OCGH Member” and collectively, the “OCGH Members”). In such capacity, the OCGH Members may be deemed indirect beneficial owners of the securities directly beneficially owned by GAP Holdings and Radio Holdings. Except to the extent of their respective pecuniary interest, each OCGH Member and each of the general partners, managers and members described above disclaims beneficial ownership of these securities. The address for all of the entities and individuals identified above is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.
(3)
  Includes 2,996,283 shares of Class C common stock directly beneficially owned by GE Capital Equity Holdings, Inc. (“GECEH”), 144,284 shares of Class C common stock directly beneficially owned by GE Business Financial Services Inc. (“GEBFS”), and 117,572 shares of Class C common stock directly beneficially owned by Antares Capital Corporation (“Antares”). Each of GECEH, GEBFS and Antares is a subsidiary of and controlled by General Electric Capital Corporation, which is a wholly-owned subsidiary of General Electric Company, a public company listed on the New York Stock Exchange.
(4)
  Includes 189,493 shares of Class C common stock directly beneficially owned by SOF Investments, L.P. (“SOF Investments”) and 1,446,848 shares of Class C common stock directly beneficially owned by SOF Investments, L.P.-Private V (“SOF Private V”). MSD Capital, L.P. (“MSD Capital”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, SOF Investments and SOF Private V. MSD Capital Management LLC (“MSD Capital Management”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital Management. Michael S. Dell is the controlling member of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital Management.
(5)
  Includes 8,605,491 shares of Class A common stock that can be acquired upon exercise of outstanding warrants, which will be immediately exercisable for a de minimus exercise price per share, and 2,151,373 shares of Class B common stock, in each case held by funds managed by Oaktree. These securities are owned directly by OCM POF IV AIF GAP Holdings, L.P. (“GAP Holdings”) and OCM PF/FF Radio Holdings PT, L.P. (“Radio Holdings”). These securities may be deemed beneficially owned by Mr. Ford by virtue of being an officer of OCM/GAP Holdings IV, Inc. (“OCM/GAP”). OCM/GAP is the general partner of GAP Holdings. Oaktree Fund GP AIF, LLC is the general partner of Oaktree Fund AIF Series, L.P.-Series B (“Series B”), Oaktree Fund AIF Series, L.P.-Series I (“Series I”) and Oaktree Fund AIF Series, L.P.-Series D (“Series D”). Series B is the general partner of OCM Principal Opportunities Fund IV AIF (Delaware), L.P. (“Principal Opportunities”). Principal Opportunities is the sole shareholder of OCM/GAP Holdings IV, Inc. (“OCM/GAP”). Series I and Series D are general partners of Radio Holdings. Mr. Ford disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(6)
  Includes 26,057 shares of Class A common stock that can be acquired upon the exercise of options to be granted in connection with this offering, and that will be exercisable upon grant but subject to certain transfer restrictions. See “Executive Compensation—Option Grants Upon Completion of this Offering.” Includes 2,000 shares of Class A common stock that Mr. Ginsberg intends to purchase in connection with this offering pursuant to the directed share program.
(7)
  Includes 8,605,491 shares of Class A common stock that can be acquired upon exercise of outstanding warrants, which will be immediately exercisable for a de minimus exercise price per share, and 2,151,373 shares of Class B common stock, in each case held by funds managed by Oaktree. These securities are owned directly by OCM POF IV AIF GAP Holdings, L.P. (“GAP Holdings”) and OCM PF/FF Radio Holdings PT, L.P. (“Radio Holdings”). These securities may be deemed beneficially owned by Mr. Kaplan by virtue of being a principal of Oaktree Capital Group Holdings GP, LLC (“OCGH”). OCGH is the general partner of Oaktree Capital Group Holdings, L.P. (“Capital Group LP”). Capital Group LP is the sole voting shareholder of Oaktree AIF Holdings, Inc. (“AIF Holdings”). AIF Holdings is the general partner of Oaktree AIF Investments, L.P. (“AIF Investments”). AIF Investments is the general partner of Oaktree Fund GP III, L.P. (“Oaktree GP III”). Oaktree GP III is the sole member of Oaktree Fund GP AIF, LLC (“Fund GP AIF LLC”). Fund GP AIF LLC is the general partner of Oaktree Fund AIF Series, L.P.-Series B (“Series B”), Oaktree Fund AIF Series, L.P.-Series I (“Series I”) and Oaktree Fund AIF Series, L.P.-Series D (“Series D”). Series B is the general partner of OCM Principal Opportunities Fund IV AIF (Delaware), L.P. (“Principal Opportunities”). Principal Opportunities is the sole shareholder of OCM/GAP Holdings IV, Inc. (“OCM/GAP”). OCM/GAP is the general partner of GAP Holdings. Series I and Series D are general partners of Radio Holdings. OCGH is a limited liability company managed by an executive committee, of which Mr. Kaplan is a member. In such capacity, Mr. Kaplan may be deemed an indirect beneficial owner of the securities reported herein. Mr. Kaplan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(8)
  Includes 26,536 shares of Class A common stock that can be acquired upon the exercise of options to be granted in connection with this offering, and that will be exercisable upon grant but subject to certain transfer restrictions. See “Executive Compensation—Option Grants Upon Completion of this Offering.” Includes 6,700 shares of Class A common stock that Mr. Lebow intends to purchase in connection with this offering pursuant to the directed share program.
(9)
  Includes 10,000 shares of Class A common stock that can be acquired upon the exercise of options to be granted in connection with this offering, and that will be exercisable upon grant but subject to certain transfer restrictions. See “Executive Compensation—Option Grants Upon Completion of this Offering.”
(10)
  Includes 8,605,491 shares of Class A common stock that can be acquired upon exercise of outstanding warrants, which will be immediately exercisable for a de minimus exercise price per share, and 2,151,373 shares of Class B common stock, in each case held by funds managed by Oaktree. These securities are owned directly by OCM POF IV AIF GAP Holdings, L.P. (“GAP Holdings”) and OCM PF/FF Radio Holdings PT, L.P. (“Radio Holdings”). These securities may be deemed beneficially owned by Mr. Quick by virtue of being an officer of OCM/GAP Holdings IV, Inc. (“OCM/GAP”). OCM/GAP is the general partner of GAP Holdings. Oaktree Fund GP AIF, LLC is the general partner of Oaktree Fund AIF Series, L.P.-Series B (“Series B”), Oaktree Fund AIF Series, L.P.-Series I (“Series I”) and Oaktree Fund AIF Series, L.P.-Series D (“Series D”). Series B is the general partner of OCM Principal Opportunities Fund IV AIF (Delaware), L.P. (“Principal Opportunities”). Principal

Opportunities is the sole shareholder of OCM/GAP Holdings IV, Inc. (“OCM/GAP”). Series I and Series D are general partners of Radio Holdings. Mr. Quick disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(11)
  Includes 574,980 shares held by FiveWire. Mr. Price is the Managing Member of FiveWire, and as a result may be deemed to have beneficial ownership of the shares held by it. Mr. Price disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 1,824,019 shares of Class B common stock that can be acquired upon the exercise of options to be granted in connection with this offering, and that will be exercisable upon grant but subject to certain transfer restrictions. See “Executive Compensation—Option Grants Upon Completion of this Offering.” Pursuant to the Stockholders’ Agreement, FiveWire, Mr. Price, and the other FiveWire Holders have have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”
(12)
  Mr. Rosenstein is a Member of FiveWire and accordingly may be deemed to share in the voting and dispositive power of the shares owned by such entity. Mr. Rosenstein disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 912,009 shares of Class B common stock that can be acquired upon the exercise of options to be granted in connection with this offering, and that will be exercisable upon grant but subject to certain transfer restrictions. See “Executive Compensation—Option Grants Upon Completion of this Offering.” Pursuant to the Stockholders’ Agreement, FiveWire, Mr. Rosenstein, and the other FiveWire Holders have have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”
(13)
  Includes 456,005 shares of Class A common stock that can be acquired upon the exercise of options to be granted in connection with this offering, and that will be exercisable upon grant but subject to certain transfer restrictions. See “Executive Compensation—Option Grants Upon Completion of this Offering.”
(14)
  Mr. Berkett is a Member of FiveWire and accordingly may be deemed to share in the voting and dispositive power of the shares owned by such entity. Mr. Berkett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 456,005 shares of Class B common stock that can be acquired upon the exercise of options to be granted in connection with this offering, and that will be exercisable upon grant but subject to certain transfer restrictions. See “Executive Compensation—Option Grants Upon Completion of this Offering.” Pursuant to the Stockholders’ Agreement, FiveWire, Mr. Berkett, and the other FiveWire Holders have have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”
(15)
  Includes 211,716 shares of Class A common stock that can be acquired upon the exercise of options to be granted in connection with this offering, and that will be exercisable upon grant but subject to certain transfer restrictions. See “Executive Compensation—Option Grants Upon Completion of this Offering.”
(16)
  Mr. Prasad is a Member of FiveWire and accordingly may be deemed to share in the voting and dispositive power of the shares owned by such entity. Mr. Prasad disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 456,005 shares of Class B common stock that can be acquired upon the exercise of options to be granted in connection with this offering, and that will be exercisable upon grant but subject to certain transfer restrictions. See “Executive Compensation—Option Grants Upon Completion of this Offering.” Pursuant to the Stockholders’ Agreement, FiveWire, Mr. Prasad, and the other FiveWire Holders have have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”

(17)
  Includes 65,144 shares of Class A common stock that can be acquired upon the exercise of options to be granted in connection with this offering, and that will be exercisable upon grant but subject to certain transfer restrictions. See “Executive Compensation—Option Grants Upon Completion of this Offering.”
(18)
  Holders of Class C common stock are not entitled to vote on matters to be voted upon by shareholders generally, whereas each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. Holders of Class B common stock and Class C common stock are each entitled to a separate class vote on any amendment of any specific rights of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights of the holders of Class A common stock. In connection with the transfer of shares of Class B common stock, unless the transferee is an affiliate or related party of Oaktree or FiveWire, such transferred shares automatically convert into an equal number of shares of Class A common stock. In connection with the transfer of shares of Class C common stock, unless prior to such transfer, the transferor or transferee sends a notice to the Company requesting that the shares of Class C common stock remain shares of Class C common stock following such transfer, such transferred shares will automatically convert into an equal number of shares of Class A common stock. Each holder of Class B common stock or Class C common stock is entitled to convert at any time all or any part of such holder’s shares of Class B common stock or Class C common stock, as applicable, into an equal number of shares of Class A common stock. However, to the extent that such conversion or transfer would result in the holder or transferee holding more than 4.99% of the Class A common stock following such conversion or transfer, the holder or transferee shall first deliver to the Company an ownership certification for the purpose of enabling the Company (i) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (ii) to seek any necessary approvals from the FCC or the United States Department of Justice. The Company, however, is not required to convert any share of Class B common stock or Class C common stock if the Company in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act.
(19)
  Total shares of Class A common stock, Class B common stock, and Class C common stock, including shares underlying warrants to purchase Class A common stock, which are immediately exercisable for a de minimis purchase price per share. Also includes shares underlying options to purchase shares of Class A common stock and Class B common stock, which are immediately exercisable but subject to restrictions on transfer. See “Executive Compensation—Option Grants Upon Completion of this Offering.”
(20)
  Total voting power excludes outstanding options and warrants, which do not carry the right to vote.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Conversion
Immediately prior to the consummation of this offering, we will consummate the Conversion as described under “Prospectus Summary—Background and Corporate Information.”
Registration Agreement
Each of Townsquare Media, LLC, certain funds managed by Oaktree, GE Capital, SOF Investments and certain other equity holders of Townsquare Media, LLC has entered into a registration agreement which will be amended and restated in connection with this offering. As amended and restated, under the registration agreement, Oaktree has the ability to cause Townsquare Media, Inc. to register shares of Class A common stock held by Oaktree. In addition, Oaktree, GE Capital and such other equity holders have the right to participate in certain registrations by Townsquare Media, Inc. of its equity securities.
Stockholders’ Agreement
Upon completion of this offering, we will enter into a Stockholders’ Agreement with Oaktree and the FiveWire Holders. Under this agreement, certain funds managed by Oaktree will have the right to designate three director designees to our board of directors so long as Oaktree beneficially owns at least 33.3% of the number of shares of common stock it will hold immediately following the consummation of this offering. Each of the directors designated by Oaktree will have two votes on each matter until Oaktree ceases to beneficially own at least 70.0% of the number of shares of common stock it will hold immediately following the consummation of this offering. These director designees will be voted upon by our stockholders.
In addition, for so long as Oaktree beneficially owns at least one-third of the number of shares of common stock it held immediately following the consummation of this offering, each FiveWire Holder will take all necessary actions to cause the election of such Oaktree director designees.
Furthermore, pursuant to the Stockholders’ Agreement, each FiveWire Holder will grant to Oaktree an irrevocable proxy to vote their shares of Class B common stock, which shall remain in effect for so long as Oaktree beneficially owns at least 50% of the number of shares of common stock it held immediately following the consummation of this offering. Such proxy is assignable by Oaktree to any single transferee, or group of affiliated transferees, of all of the shares of common stock beneficially owned by Oaktree immediately following the consummation of this offering.
Selldown Agreement
Upon completion of this offering, we will enter into the Selldown Agreement, pursuant to which the FiveWire Holders and certain other members of our management will be subject to certain restrictions on sales of our common stock held by them. Pursuant to the terms of the Selldown Agreement, the FiveWire Holders and management members will generally be restricted from transferring a specified percentage (which is expected to range between 50% and 100%) of the shares of our common stock held by them at the closing of this offering. If Oaktree sells a portion of the shares of common stock or warrants to purchase common stock that it holds (the percentage of shares and warrants, collectively, held by Oaktree at such time that it sells in such a transaction, we refer to as the “Sale Percentage”), the FiveWire Holders and management members will be permitted to sell a percentage of the shares of common stock and warrants held by them, up to an amount equal to the Sale Percentage. Under the Selldown Agreement, approximately 50%, 100%, and 100% of the shares of Class B common stock held by FiveWire, Mr. Price and Mr. Rosenstein, respectively, will be subject to the foregoing restrictions on transfer, and approximately 58% of the shares of Class A common stock held by Mr. Wilson will be subject to these restrictions. The Selldown Agreement will terminate on the earlier of (i) the date that Oaktree no longer holds at least 10% of the shares of common stock and warrants exercisable for common stock, collectively, held by Oaktree immediately following closing of this offering, and (ii) the third anniversary of the closing of this offering.
Outstanding Warrants
Townsquare Media, LLC has issued warrants exercisable for Class A Common Units and Class A Preferred Units to certain of its investors, including funds advised by Oaktree. The warrant holders are entitled to substantially identical economic rights as if they held the underlying Class A Common Units and Class A Preferred Units and are also entitled to antidilution rights in certain events, including but not limited to stock dividends, splits or combinations. Each warrant entitles the holder to one of the underlying units for an exercise price of $0.0001 per unit, and are exercisable at the holder’s option at any time upon delivery, prior to the expiration date, of the warrant, accompanied by payment of the exercise price for the number of units with respect to which the warrant is being exercised. In the Conversion, each outstanding warrant exercisable for Class A Preferred Units and each outstanding warrant exercisable for Class A Common Units of Townsquare Media, LLC will be exchanged for warrants exercisable for a number of shares of Class A common stock of Townsquare Media, Inc. based on the relative amount that each such warrant would be entitled to receive under the warrant agreement pursuant to which such warrant was issued in connection with a hypothetical liquidation of the company. Upon completion of this offering, we expect to have approximately 9.5 million warrants to purchase Class A common stock outstanding.
Indemnification of Directors and Officers
We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.
Board Observer Rights
In connection with this offering, we intend to grant GE Capital the right to have one observer attend meetings of our board of directors and committees, for so long as GE Capital and its affiliates collectively own at least approximately 10% of our then outstanding Common Stock (giving effect to outstanding warrants and considered together as a single class). In addition, as long as GE Capital and its affiliates do not transfer the Common Stock they hold upon completion of this offering, they will continue to have the right to appoint one observer to attend meetings of our board of directors and committees, even if GE Capital and its affiliates collectively own less than approximately 10% of our then outstanding Common Stock (giving effect to outstanding warrants and considered together as a single class).
Policies and Procedures With Respect to Related Party Transactions
Upon the closing of this offering, we intend to adopt policies and procedures whereby our Audit Committee will be responsible for reviewing and approving related party transactions. In addition, our Code of Ethics will require that all of our employees and directors inform the Company of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Senior Secured Credit Facility
Townsquare Radio, a subsidiary of the Company, as borrower, is party to a Senior Secured Credit Facility with General Electric Capital Corporation, as administrative agent, and the lenders party thereto from time to time. Townsquare Radio has incurred $207 million of terms loans under the Senior Secured Credit Facility. On July 11, 2014, we entered into an amendment to the Senior Secured Credit Facility that provides for up to $25 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit).
Maturity; prepayments
The term loans previously incurred under the Senior Secured Credit Facility mature six years from the closing of the Senior Secured Credit Facility, ending April 4, 2018.
Revolving loans and swingline loans incurred under the Senior Secured Credit Facility mature four years from the closing of the Senior Secured Credit Facility, ending April 4, 2016.
Subject to certain exceptions, the Senior Secured Credit Facility is subject to mandatory prepayments in amounts equal to:
•
  100% of the net cash proceeds from issuances or the incurrence of debt by Townsquare Radio Holdings, LLC (the parent of Townsquare Radio), Townsquare Radio or any of its subsidiaries (other than certain indebtedness permitted by the Senior Secured Credit Facility);
•
  100% of the net cash proceeds from certain sales or other dispositions of assets (including as a result of casualty or condemnation) by Townsquare Radio or any of its subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; and
•
  50% (with stepdowns after the first year to 25% and 0% based upon achievement of specified senior secured leverage ratios) of annual excess cash flow of Townsquare Radio and its subsidiaries, which are applicable given that incremental term loans have been incurred under the Senior Secured Credit Facility.
Voluntary prepayments and commitment reductions are permitted in minimum amounts.
Security; guarantees
The obligations of Townsquare Radio under the Senior Secured Credit Facility are guaranteed by Townsquare Radio Holdings, LLC and each direct and indirect, existing and future, domestic subsidiary of Townsquare Radio.
The Senior Secured Credit Facility and any interest rate protection and other hedging arrangements provided by any lender party to the Senior Secured Credit Facility or any of its affiliates are secured on a first priority basis by a perfected security interest in substantially all 3 of Townsquare Radio’s and each guarantor’s tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property, owned real property with a fair market value above $1 million and all of the capital stock of the borrower and each of its direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the voting securities and 100% of the non-voting securities of first tier foreign subsidiaries).
Interest
At Townsquare Radio’s election, the interest rate per annum applicable to the term loans is based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States,

(b) the federal funds effective rate plus 0.5% and (c) (x) the LIBOR rate applicable for an interest period of one month, plus (y) the excess of the LIBOR applicable margin over the base rate applicable margin, in each case, plus an applicable margin or (ii) LIBOR, plus an applicable margin.
Fees
We pay certain recurring fees with respect to the Senior Secured Credit Facility and will continue to do so, including (i) fees on the unused commitments of the lenders under the revolving facility, (ii) letter of credit fees on the aggregate face amounts of outstanding letters of credit plus a fronting fee to the issuing bank and (iii) administration fees.
Covenants
The Senior Secured Credit Facility contains, a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of Townsquare Radio and the guarantors to:
•
  incur additional indebtedness (including guarantee obligations);
•
  incur liens;
•
  engage in mergers or other fundamental changes;
•
  sell certain property or assets;
•
  pay dividends or other distributions;
•
  make acquisitions, investments, loans and advances;
•
  prepay certain indebtedness, including the Notes;
•
  change the nature of their business;
•
  engage in certain transactions with affiliates; and
•
  incur restrictions on contractual obligations limiting interactions between Townsquare Radio and its subsidiaries or limit actions in relation to the Senior Secured Credit Facility.
In addition, under the Senior Secured Credit Facility, we are required to comply with a specified financial ratio.
Events of Default
The Senior Secured Credit Facility contains customary events of default, including with respect to nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; failure to perform or observe covenants; cross-default to other indebtedness in an amount of $10 million; bankruptcy and insolvency events; inability to pay debts; monetary judgment defaults in an amount of $10 million; actual or asserted invalidity or impairment of any definitive loan documentation; and a change of control.
Our ability to borrow under the Senior Secured Credit Facility is dependent on, among other things, our compliance with the specified financial ratio. Failure to comply with this ratio or the other provisions of the credit agreements for the Senior Secured Credit Facility could, absent a waiver or an amendment from the lenders, restrict the availability of the Senior Secured Credit Facility and (subject to the expiration of certain grace periods) permit the acceleration of all outstanding borrowings under the credit agreement.
9.00% Senior Notes Due 2019
On April 4, 2012, the Issuers issued $265.0 million aggregate principal amount of 9.00% Senior Notes Due 2019 (the “Senior Notes”) pursuant to an indenture among the Issuers, the guarantors signatory thereto and Wilmington Trust, National Association, as trustee. On November 14, 2013, the Issuers issued an additional $145.9 million aggregate principal amount of Senior Notes pursuant to the indenture. The Senior Notes are general senior obligations of the Issuers and are guaranteed by certain of the Issuers’ restricted subsidiaries that guarantee other indebtedness of the Issuers or guarantors, including the Senior Secured Credit Facility.
The Senior Notes will mature on April 1, 2019. Interest on the Senior Notes accrues at a rate of 9.00% per annum and is payable semi-annually in arrears on April 1 and October 1 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Prior to April 1, 2015, we may redeem up to 35% of the principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 109.00% of the principal amount of the notes, together with accrued and unpaid interest, if any, to, but not including, the date of redemption. Prior to April 1, 2015, we may also redeem some or all of the Senior Notes at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, plus a “make-whole” premium. On or after April 1, 2015, we may redeem all or a part of the Senior Notes at our option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest, if any, on the Senior Notes to be redeemed to the applicable redemption date if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Period	Redemption Price
2015	106.750%
2016	104.500%
2017	102.250%
2018 and thereafter	100.000%

The indenture governing the Senior Secured Notes contains covenants that, among other things, restrict the ability of the Issuers and certain of its subsidiaries to: incur or guarantee additional indebtedness; pay dividends or make other distributions or redeem or repurchase capital stock; issue, redeem or repurchase certain debt; issue certain preferred stock or similar equity securities; make loans and investments; sell assets; incur liens; enter into transactions with affiliates; enter into agreements restricting certain subsidiaries’ ability to pay dividends; and consolidate, merge or sell all or substantially all of our assets. These covenants are subject to a number of important exceptions and qualifications. In addition, in certain circumstances, if the Issuers sell assets or experience certain changes of control, they must offer to purchase the Senior Notes plus accrued and unpaid interest, if any, plus a premium.
Senior PIK Notes
On November 14, 2013, the Company issued $30 million of 10.0% Senior PIK Notes due in September 2019. The payment of principal, premium, if any and interest on the PIK Notes will be fully and unconditionally guaranteed on a senior secured basis, jointly and severally by the Company and its subsidiaries. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months, compounding quarterly each March, June, September and December of the calendar year. Accrued PIK interest at December 31, 2013 was $0.4 million.

DESCRIPTION OF CAPITAL STOCK
The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our certificate of incorporation, our bylaws and the provisions of applicable law. Copies of our certificate of incorporation and bylaws will be filed as exhibits to the registration statement, of which this prospectus is a part.
The Conversion
In connection with this offering, Townsquare Media, LLC will be converted into a Delaware corporation and be renamed Townsquare Media, Inc. It is contemplated that, pursuant to such conversion, each unit and warrant to purchase units of Townsquare Media, LLC will be exchanged for a number of shares or options to purchase shares of Townsquare Media, Inc. Class A, Class B and Class C common stock, and warrants to purchase shares of Class A common stock of Townsquare Media, Inc. The conversion will be structured so as to retain the relative equity interests of each of the respective equityholders in the Company.
Authorized Capitalization Following the Conversion and Offering
The following summary of certain provisions of our capital stock following the consummation of this offering does not purport to be complete and is subject to our certificate of incorporation, our bylaws and the provisions of applicable law. Copies of our certificate of incorporation and bylaws will be filed as exhibits to the registration statement, of which this prospectus is a part.
Authorized Capitalization
General
Upon the consummation of this offering, the total amount of our authorized capital stock will consist of 300,000,000 shares of Class A common stock, par value $0.01 per share, 50,000,000 shares of Class B common stock, par value $0.01 per share, 50,000,000 shares of Class C common stock, par value $0.01 per share and 50,000,000 shares of undesignated preferred stock.
Common Stock
Immediately following the consummation of this offering, there are expected to be 8,767,242 shares of Class A common stock, 9,508,878 warrants to purchase Class A common stock, 3,022,484 shares of Class B common stock and 4,894,480 shares of Class C common stock outstanding. Holders of shares of Class A common stock, Class B common stock and Class C common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities. Unless our Board of Directors determines otherwise, we will issue all of our capital stock in uncertificated form.
Class A Common Stock
Each holder of our Class A common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Our Class A common stock is neither convertible nor redeemable.
Subject to transfer restrictions set forth in our certificate of incorporation, each holder of shares of Class B or Class C common stock is entitled to convert at any time or times all or any part of such holder’s shares of Class B or Class C common stock, as the case may be, into an equal number of shares of Class A common stock.
In connection with the transfer of shares of Class B common stock, unless the transferee is an affiliate or related party of Oaktree or FiveWire, such transferred shares automatically convert into an equal number of shares of Class A common stock. In connection with the transfer of shares of Class C common stock, unless in connection with and prior to such transfer, the transferor or transferee sends a notice to the Company requesting that the shares of Class C common stock remain shares of Class C common stock immediately following such transfer, such transferred shares automatically convert into an equal number of shares of Class A common stock. However, to the extent that such conversion or transfer, or any transfer of Class A common stock (whether or not in connection with any conversion) would result in the holder or transferee holding more than 4.99% of the Class A common stock following such conversion or transfer, the holder or transferee, respectively, shall first deliver to the Company an ownership certification for the purpose of enabling the Company (i) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (ii) to seek any necessary approvals from the FCC or the United States Department of Justice. The Company, however, is not required to convert any share of Class B common stock or Class C common stock if the Company in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act. In addition, prior to any transfer or conversion of Class B common stock or Class C common stock, other than in connection with certain sales to the public, a holder of such stock is required to give the Company four business days notice of the transfer or conversion and provide any information reasonably requested by the Company to ensure compliance with applicable law.
Class B Common Stock
Each holder of our Class B common stock is entitled to ten votes per share on each matter submitted to a vote of stockholders. Our Class B common stock is not redeemable, but is convertible (including automatically upon certain transfers) into Class A common stock as set forth under “—Class A Common Stock” and in our certificate of incorporation.
Class C Common Stock
Holders of shares of Class C common stock are not entitled to any voting rights with respect to such shares of Class C common stock. Our Class C common stock is not redeemable, but is convertible (including automatically upon certain transfers) into Class A common stock as set forth under “—Class A Common Stock” and in our certificate of incorporation.
Preferred Stock
Immediate following the consummation of this offering, there are expected to be no shares of preferred stock outstanding. Our Board of Directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company.
Voting Rights
Each holder of our Class A common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Each holder of our Class B common stock is entitled to ten votes per share on each matter submitted to a vote of stockholders. Holders of shares of Class C common stock are not entitled to any voting rights with respect to such shares of Class C common stock. In addition to any vote required by law, (i) the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class, is required to authorize any amendment or modification of any specific rights or obligations of the holders of Class B common stock that does not similarly affect the rights or obligations of the holders of Class A common stock, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Class C common stock, voting as a separate class, is required to authorize any amendment or modification of any specific rights or obligations of the holders of Class C common stock that does not similarly affect the rights or obligations of the holders of Class A common stock. Our bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Dividend Rights
Each holder of shares of our capital stock will be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Company as may be declared thereon by our Board of Directors from time to time out of assets or funds of the Company legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of common stock or rights to acquire common stock, the holders of Class A common stock shall receive Class A common stock or rights to acquire Class A common stock, as the case may be, the holders of Class B common stock shall receive Class B common stock or rights to acquire Class B common stock, as the case may be, and the holders of Class C common stock shall receive Class C common stock or rights to acquire Class C common stock, as the case may be. See the section entitled “Dividend Policy.” These rights are subject to the preferential rights of any other class or series of our preferred stock.
Other Rights
Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future. This offering is not subject to pre-emptive rights.
Liquidation Rights
If our company is involved in a consolidation, merger, recapitalization, reorganization, or similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Equal Status
Except as expressly provided in our certificate of incorporation, the Class A common stock, Class B common stock and Class C common stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger or consolidation requiring the approval of the holders of the Company’s capital stock entitled to vote thereon (whether or not the Company is the surviving entity), the holders of each class of common stock have the right to receive, or the right to elect to receive, the same form and amount of consideration, if any, as the holders of each other class of common stock on a per share basis, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of common stock by any third party pursuant to an agreement to which the Company is a party or (y) any tender or exchange offer by the Company to acquire any shares of common stock, pursuant to the terms of the applicable tender or exchange offer, the holders of each class of common stock shall have the right to receive, or the right to elect to receive, the same form and amount of consideration on a per share basis as the holders of each other class of common stock provided, that if the consideration to be received by the holders of common stock in connection with any such transaction is in the form of shares of stock of the surviving or resulting corporation (or any parent corporation), such shares received by the holders of Class A common stock, Class B common stock or Class C common stock may have varying voting powers or other rights as are equivalent to those of the Class A common stock, Class B common stock and Class C common stock, respectively, as set forth in our certificate of incorporation.
FCC Matters
To the extent necessary to avoid (i) a violation of the Communications Act or the rules, regulations and policies promulgated by the FCC and in effect from time to time (collectively, the “FCC Regulations”), (ii) a material limitation or impairment of any existing business activity or proposed business activity of the Company or any of its subsidiaries under the Communications Act or FCC Regulations, (iii) a material limitation or impairment under the Communications Act or FCC Regulations of the acquisition of an attributable interest in a full power radio station by the Company or any of its subsidiaries for which the Company or its subsidiary has entered into a definitive agreement with a third party, or (iv) the Company or any of its subsidiaries becoming subject to any rule, regulation, order or policy under the Communications Act or FCC Regulations having or which could reasonably be expected to have a material effect on the Company to which the Company would not be subject but for such ownership, conversion or proposed ownership, then, in the case of each of (i) through (iv) above (each, an “FCC Regulatory Limitation”), the Board of Directors may, after allowing the applicable owner of shares of capital stock a reasonable opportunity to cure or prevent such FCC Regulatory Limitation, (a) take any action, including, without limitation, exchanging capital stock for non-voting securities of the Company, warrants to purchase securities of the Company or any other securities of the Company, it believes necessary to prohibit the ownership or voting of more than 25% of the Company’s outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively “Aliens”), or by any other entity (1) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (2) owned by, or held for the benefit of, Aliens in a manner that would cause the Company to be in violation of the Communications Act or FCC Regulations; (b) prohibit any conversion or transfer of the Company’s stock which the Company believes could cause more than 25% of the Company’s outstanding capital stock to be owned or voted by or for any person referred to in (a) above, (c) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent that it would result in violation of the Communications Act or FCC Regulations, (d) require the conversion of any or all shares of capital stock held by a holder into shares of any other class of capital stock in the Company with equivalent economic value, (e) require the exchange of any or all shares held by a holder for warrants to acquire, at a nominal exercise price, the same number and class of shares of capital stock, and/or (f) redeem any shares of capital stock, subject to certain procedural and fair market value requirements set forth in the certificate of incorporation. The Company may request information from a person if it believes that such ownership, conversion, transfer or proposed ownership by or to such person could subject the Company to an FCC Regulatory limitation or FCC reporting requirements. If any person from whom information is requested does not provide all the information requested by the Company in a timely manner, the Board of Directors may take any of the actions listed in clauses (a) through (f) above, except that in such case the person may upon notice to the Company decide not to proceed with the transfer or conversion.
Anti-takeover Effects of our Certificate of Incorporation and Bylaws
Our certificate of incorporation and our bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board of Directors the power to discourage acquisitions that some stockholders may favor.
Action by Written Consent, Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals
Our certificate of incorporation will provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting once certain funds managed by Oaktree cease to beneficially own more than 50% of the voting power of our outstanding shares of common stock. Our certificate of incorporation and bylaws will also provide that, except as otherwise required by law, special meetings of the stockholders can be called only pursuant to a resolution adopted by a majority of the total voting power of directors that we would have if there were no vacancies or, until the date that Oaktree ceases to beneficially own more than 50% of the voting power of our outstanding shares of common stock, at the request of holders of 50% or more of the voting power of our outstanding shares of common stock or more of our outstanding shares. Except as described above, stockholders will not be permitted to call a special meeting or to require the board of directors to call a special meeting.
In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Classified Board
Our certificate of incorporation will provide that our Board of Directors will be divided into three classes of directors (with each class having one director designated by certain funds managed by Oaktree (who will have two votes on each matter presented to the Board of Directors, but only one vote on each matter presented to any committee of the Board of Directors, until Oaktree ceases to beneficially own at least 70.0% of the number of shares of common stock it held immediately following the consummation of this offering), with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board.
Stockholders’ Agreement
Upon completion of this offering, we will enter into the Stockholders’ Agreement. Under this agreement, Oaktree will have the right to designate three director designees to our board of directors so long as Oaktree owns at least 33.3% of the number of shares of common stock it will hold immediately following the consummation of this offering.
In addition, for so long as Oaktree beneficially owns at least one-third of the number of shares of common stock it held immediately following the consummation of this offering, each FiveWire Holder will take all necessary actions to cause the election of such Oaktree director designees.
Furthermore, pursuant to the Stockholders’ Agreement, each FiveWire Holder will grant to Oaktree an irrevocable proxy to vote their shares of Class B common stock, which shall remain in effect for so long as Oaktree beneficially owns at least 50% of the number of shares of common stock it held immediately following the consummation of this offering. Such proxy is assignable by Oaktree to any single transferee, or group of affiliated transferees, of all of the shares of common stock beneficially owned by Oaktree immediately following the consummation of this offering.
Removal of Directors
Our certificate of incorporation will provide that directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the votes to which all the stockholders would be entitled to cast until certain funds managed by Oaktree cease to beneficially own more than 50% of the voting power of our outstanding shares of common stock. After such time, directors may only be removed from office only for cause and only upon the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended, altered, changed or repealed by a majority vote of our Board of Directors, provided that, in addition to any other vote otherwise required by law, after the date on which certain funds managed by Oaktree cease to beneficially own more than 50% of the voting power of our outstanding shares of common stock, the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock will be required to amend, alter, change or repeal our bylaws. Additionally, after the date on which Oaktree ceases to beneficially own more than 50% of the voting power of our outstanding shares of common stock, the affirmative vote of at least 75% of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of our certificate of incorporation, voting as a single class, will be required to amend or repeal or to adopt any provision inconsistent with specified provisions of our certificate of incorporation. This requirement of a supermajority vote to approve amendments to our certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments. In addition, the affirmative vote of a majority of the outstanding shares of Class B common stock, voting as a separate class, will be required for any amendment to the specific rights or obligations of the Class B common stock that does not similarly affect the Class A common stock. Similarly, the affirmative vote of a majority of the outstanding shares of Class C common stock, voting as a separate class, will be required for any amendment to the specific rights or obligations of the Class C common stock that does not similarly affect the Class A common stock.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Under our certificate of incorporation, we will opt out of Section 203 of the DGCL, and will therefore not be subject to Section 203.
Corporate Opportunity
Our certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to certain funds managed by Oaktree or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for Oaktree, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. Neither Oaktree, nor any of its representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws will provide that we will indemnify them to the fullest extent permitted by such law. We expect to enter into indemnification agreements with our current directors and executive officers prior to the completion of this offering and expect to enter into a similar agreement with any new directors or executive officers.
Exclusive Jurisdiction of Certain Actions
Our certificate of incorporation requires, to the fullest extent permitted by law that derivative actions brought in the name of the Company, actions against directors, officers, employees or agent for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the

State of Delaware and if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Payment of Legal Fees in Certain Proceedings
Our amended and restated certificate of incorporation provides, to the fullest extent permitted by law, in the event that any person or entity (the “Claimant”) (x) initiates or asserts (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or its stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or the Bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine (each of the foregoing, a “Claim”), or joins any such Claim as a named party, and (y) does not thereby obtain a judgment on the merits that substantially achieves the full remedy or relief sought in the Claim, such Claimant shall be jointly and severally obligated to reimburse the Corporation for all fees, costs and expenses (including attorneys’ fees and the fees of experts) actually and reasonably incurred by the Corporation in defending such Claim.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219.
Listing
Our shares of Class A common stock have been approved for listing on the New York Stock Exchange under the trading symbol “TSQ.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for any class of our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our Class A common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock.
Sale of Restricted Shares
Upon completion of this offering, we will have 8,767,242 shares of Class A common stock, 9,508,878 warrants to purchase Class A common stock, 3,022,484 shares of Class B common stock and 4,894,480 shares of Class C common stock outstanding. Of these shares of common stock, the 8,333,333 shares of common stock being sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act (“Rule 144”), which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining 8,455,626 shares of Class A, Class B and Class C common stock held by our existing stockholders upon completion of this offering will be “restricted securities,” as that term is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 and Rule 701 under the Securities Act, which rules are summarized below. Subject to certain restrictions on transfer pursuant to the Stockholders Agreement, these remaining shares of common stock held by our existing stockholders upon completion of this offering will be available for sale in the public market (after the expiration of the lock-up agreements described below) only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as described below.
Rule 144
In general, under Rule 144 as currently in effect, persons who are not one of our affiliates at any time during the three months preceding a sale may sell shares of our Class A common stock beneficially held upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.
At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our Class A common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of either of the following:
•
  1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 88,200 shares immediately after this offering, based on the number of shares of our Class A common stock outstanding immediately after the consummation of this offering; or
•
  the average weekly trading volume of our Class A common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our Class A common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will, subject to the lock-up restrictions described below, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.
Registration Rights
Upon the expiration of the lock-up agreements, the holders of approximately 17.7 million shares of our Class A common stock (including shares underlying outstanding warrants assuming the conversion of all shares of Class B and Class C common stock into shares of Class A common stock, each on a one-for-one basis), or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. For a description of these registration rights, see “Certain Relationships and Related Party Transactions—Registration Agreement.” After these shares are registered, they will be freely tradable without restriction under the Securities Act.
Stock Options
As soon as practicable after the effectiveness of the registration statement of which this prospectus forms a part, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of our Class A common stock subject to options outstanding or reserved for issuance under our 2014 Omnibus Incentive Plan. This registration statement will become effective immediately upon filing, and shares covered by the Form S-8 registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of the 2014 Omnibus Incentive Plan, see “Executive Compensation.”

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS
Overview
The following is a summary of material U.S. federal income and estate tax consequences to non-U.S. holders, as defined below, of the purchase, ownership and disposition of shares of our Class A common stock. This summary deals only with shares of Class A common stock purchased in this offering that are held as capital assets (generally, property held for investment) by a non-U.S. holder.
For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our Class A common stock that, for U.S. federal income tax purposes, is not any of the following:
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  an individual who is a citizen or resident of the United States;
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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
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  any entity or arrangement treated as a partnership for U.S. federal income tax purposes;
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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.
If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our Class A common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership considering an investment in shares of our Class A common stock, you should consult your own tax advisors.
This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, rulings and other administrative pronouncements and judicial decisions, all as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax consequences described in this summary.
This summary does not address all aspects of U.S. federal income and estate taxation, does not address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 and does not deal with the alternative minimum tax or other federal taxes (such as gift tax) or with foreign, state or local tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws (including if you are a U.S. expatriate or U.S. expatriated entity, a financial institution, an insurance company, a tax-exempt organization, a trader, broker or dealer in securities or currencies, a “controlled foreign corporation,” a “passive foreign investment company,” an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment).
We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of shares of our Class A common stock that differ from those discussed below.

If you are considering the purchase of shares of our Class A common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership and disposition of shares of our Class A common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other applicable taxing jurisdiction in light of your particular circumstances.
Dividends
In general, distributions in cash or other property on shares of our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distributions exceed both our current and our accumulated earnings and profits, they will first be treated as a return of capital reducing your tax basis in our Class A common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock.
As discussed under “Dividend Policy” above, we do not currently expect to pay dividends. In the event that we do pay dividends, dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder generally will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (including the provision of a properly completed IRS Form W-8 ECI or other applicable form). Instead, unless an applicable income tax treaty provides otherwise, such dividends will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a rate of 30% on its earnings and profits (subject to adjustments) that are effectively connected with its conduct of a U.S. trade or business (unless an applicable income tax treaty provides otherwise).
A non-U.S. holder of shares of our Class A common stock who wishes to claim the benefit of an applicable income tax treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person and is eligible for treaty benefits of a reduction in the rate of, or exemption from, withholding on dividends, or (b) if shares of our Class A common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically.
A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Shares of Class A Common Stock
Subject to the discussions below of backup withholding and the FATCA legislation, any gain realized by a non-U.S. holder on a sale or other disposition of shares of our Class A common stock generally will not be subject to U.S. federal income tax unless:
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  the gain is effectively connected with a trade or business of the non-U.S. holder conducted in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base of the non-U.S. holder);
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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
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  we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our Class A common stock (the “applicable period”).

In the case of a non-U.S. holder described in the first bullet point above, any gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to a branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise. Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States.
With respect to the third bullet point above, we believe we are not and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Even if we are or become a USRPHC, so long as our Class A common stock is regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain only if such non-U.S. holder actually or constructively owned more than five percent of our outstanding Class A common stock at some time during the applicable period. You should consult your own tax advisor about the consequences that could result if we are, or become, a USRPHC.
Information Reporting and Backup Withholding
The amount of dividends paid to each non-U.S. holder and any tax withheld with respect to such dividends will be reported annually to the IRS and to each such holder, regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.
A non-U.S. holder generally will be subject to backup withholding with respect to dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition by a non-U.S. holder of shares of our Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries unless such non-U.S. holder certifies under penalty of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person), or such non-U.S. holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Legislation Affecting Taxation of Class A Common Stock Held by or Through Foreign Entities
Legislation enacted in 2010, known as the “FATCA” legislation, generally will impose a U.S. federal withholding tax of 30% on dividend income from our Class A common stock and on the gross proceeds of a sale or other disposition of our Class A common stock paid to a “foreign financial institution” (as specifically defined for this purpose), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption. Absent any applicable exception, this legislation also generally will impose a U.S. federal withholding tax of 30% on dividend income from our Class A common stock and the gross proceeds of a sale or other disposition of our Class A common stock paid to a foreign entity that is not a foreign financial institution, whether such foreign entity is the beneficial owner or an intermediary, unless such entity provides the applicable withholding agent and, in the case of substantial U.S. owners, also the U.S. tax authorities either with (i) a certification identifying any substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity (or more than zero percent in the case of some entities) or (ii) a certification that the entity does not have any substantial U.S. owners. The United States and other governments may enter into intergovernmental agreements that modify or supplement these rules. Under final Treasury regulations and related guidance, this withholding tax only applies to payments of dividends made after June 30, 2014 and payments of gross proceeds made after December 31, 2016. Under certain circumstances, a non-U.S. holder of our Class A common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Non-U.S. holders should consult their own tax advisors regarding the implications of this legislation on their investment in our Class A common stock.
U.S. Federal Estate Tax
Shares of our Class A common stock that are owned (or deemed to be owned) at the time of death by a non-U.S. holder who is an individual will be includable in such non-U.S. holder’s taxable estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
THE SUMMARY ABOVE IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS. POTENTIAL PURCHASERS OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK.

UNDERWRITING (CONFLICTS OF INTEREST)
Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies LLC and RBC Capital Markets, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,333,335
Jefferies LLC	1,666,666
RBC Capital Markets, LLC	1,666,666
Guggenheim Securities, LLC	833,333
Macquarie Capital (USA) Inc.	833,333
Total	8,333,333

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.46 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. We have agreed to pay reasonable fees and disbursements of counsel to the underwriters in connection with the review by FINRA of the terms of the sale of the shares in an aggregate amount not to exceed $25,000. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$11.00	$91,666,663	$105,416,663
Underwriting discount	$0.77	$6,416,666	$7,379,166
Proceeds, before expenses, to us	$10.23	$85,249,997	$98,037,497

The expenses of the offering, not including the underwriting discount, are estimated at $3.0 million and are payable by us.
Option to Purchase Additional Shares
We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,250,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We, our executive officers and directors and our other existing security holders have agreed not to sell or transfer any Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:
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  offer, pledge, sell or contract to sell any Class A common stock;
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  sell any option or contract to purchase any Class A common stock;
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  purchase any option or contract to sell any Class A common stock;
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  grant any option, right or warrant for the sale of any Class A common stock;
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  lend or otherwise dispose of or transfer any Class A common stock;
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  request or demand that we file a registration statement related to the Class A common stock; or
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  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.
This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A common stock. It also applies to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
New York Stock Exchange Listing
Our shares of Class A common stock have been approved for listing on the New York Stock Exchange under the symbol “TSQ.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.
Before this offering, there has been no public market for any class of our common stock. The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:
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  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;
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  our financial information;
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  the history of, and the prospects for, our company and the industry in which we compete;
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  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenue;
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  the present state of our development;
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  our continued ability to identify suitable acquisition targets, and consummate and integrate any future acquisitions;
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  risks and uncertainties relating to our leverage; and
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  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.
The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of one or more of the underwriters act as lenders under, and as consideration therefor received customary fees and expenses in connection with, our senior secured credit facility. As a result, affiliates of certain underwriters will receive a portion of the proceeds of this offering. See “Use of Proceeds.” Affiliates of certain of the underwriters acted as initial purchasers, and received fees in connection with, the issuances of our 9.00% senior notes due 2019.
RBC Capital Markets, LLC and Macquarie Capital (USA) Inc., each of whom is an underwriter in this offering, or their affiliates, will receive more than 5% of the net proceeds of this offering in connection with the prepayment of a portion of the outstanding term loans under the Senior Secured Credit Facility and, with respect to Macquarie Capital (USA) Inc., in connection with the repayment of our 10% Senior PIK Notes due 2019, see “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated has served in that capacity and will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. To comply with FINRA Rule 5121, RBC Capital Markets, LLC and Macquarie Capital (USA) Inc. will not confirm sales to any account over which it exercises discretionary authority without the specified written approval of the transaction of the accountholder.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Directed Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price, 263,860 shares of common stock offered in this prospectus for our directors, officers, employees, business associates and other related persons. Reserved shares purchased by our directors and officers will be subject to the 180-day restricted period described above. The number of shares of common stock sold to the general public will be reduced by this amount of reserved shares.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:
A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive:
B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or
C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)
  where no consideration is or will be given for the transfer;
(c)
  where the transfer is by operation of law;
(d)
  as specified in Section 276(7) of the SFA; or
(e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Financial Advisor
Solebury Capital LLC (“Solebury”), a FINRA member, is acting as our financial advisor in connection with the offering. We expect to pay Solebury, upon the successful completion of this offering, a fee of $350,000 for its services. We have also agreed to reimburse Solebury for certain expenses incurred in connection with the engagement of up to $25,000, and, in our sole discretion, may pay Solebury an additional incentive fee of up to $50,000. Solebury is not acting as an underwriter and will not sell or offer to sell any securities and will not identify, solicit or engage directly with potential investors. In addition, Solebury will not underwrite or purchase any of the offered securities or otherwise participate in any such undertaking.

LEGAL MATTERS
Kirkland & Ellis LLP, New York, New York will pass upon the validity of the Class A common stock offered hereby on our behalf. The underwriters are represented by Cahill Gordon & Reindel LLP, New York, New York.
EXPERTS
The consolidated financial statements of Townsquare Media, LLC and its subsidiaries as of December 31, 2012 and 2013 and for the years then ended, included in this prospectus, have been audited by McGladrey LLP, independent registered public accounting firm, as stated in their report appearing elsewhere herein and are included in reliance upon such report and upon authority of such firm as experts in auditing an accounting.
The combined financial statements of selected markets of Cumulus Media, Inc., which is a carve out of the radio markets of Cumulus Media, Inc. for the period January 1, 2012 through July 30, 2012, included in this prospectus, have been audited by McGladrey LLP, independent accountants, as stated in their report (which contains an explanatory paragraph on corporate allocations as it relates to intercompany transactions with Cumulus Media in Note 1) appearing elsewhere herein and are included in reliance upon such report and upon authority of such firm as experts in auditing an accounting.
The combined financial statements of selected markets of Cumulus Media, Inc., which is a carve out of the radio markets of Cumulus Media, Inc. for the period January 1, 2013 through November 13, 2013, included in this prospectus, have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph on corporate allocations as it relates to intercompany transactions with Cumulus Media in Note 1) appearing elsewhere herein and are included in reliance upon such report and upon authority of such firm as experts in auditing an accounting.
The combined financial statements of selected markets of Cumulus Media, Inc., which is a carve out of the radio markets of Cumulus Media, Inc. as of December 31, 2012 and for the year ended December 31, 2012, included in this prospectus, have been so included in reliance on the report (which contains an explanatory paragraph related to corporate allocations as described in Note 1) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the shares of our Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the Class A common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
Upon completion of this offering, we will become subject to the information and periodic and current reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic and current reports, proxy statements and other information with the SEC. Such periodic and current reports, proxy statements and other information will be available to the public on the SEC’s website at www.sec.gov and free of charge through our website at www.townsquaremedia.com. To receive copies of public records not posted to the SEC’s website at prescribed rates, you may complete an online form at www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Please note that our website address is provided as an inactive textual reference only. The information contained on, or accessible through, our website is not part of this prospectus and is therefore not incorporated by reference.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Townsquare Media, LLC and Subsidiaries Audited Financial Statements

Townsquare Media, LLC and Subsidiaries Unaudited Financial Statements

Selected Markets of Cumulus Media, Inc. (collectively, the “Cumulus I Markets”) Audited Financial Statements

Independent Auditor’s Report	F-54
Combined Statement of Operations for the period from January 1, 2012 through July 30, 2012	F-56
Combined Statement of Invested Equity for the period from January 1, 2012 through July 30, 2012	F-57
Combined Statement of Cash Flows for the period from January 1, 2012 through July 30, 2012	F-58
Notes to Combined Financial Statements	F-59

Selected Markets of Cumulus Media, Inc. (collectively, the “Cumulus II Markets”) Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-68
Combined Balance Sheet as of December 31, 2012	F-69
Combined Statement of Operations for the year ended December 31, 2012	F-70
Combined Statement of Cash Flows for the year ended December 31, 2012	F-71
Combined Statement of Invested Equity for the year ended December 31, 2012	F-72
Notes to Combined Financial Statements	F-73

Selected Markets of Cumulus Media, Inc. (collectively, the “Cumulus II Markets”) Audited Financial Statements

Independent Auditor’s Report	F-85
Combined Statement of Operations for the period from January 1, 2013 through November 13, 2013	F-87
Combined Statement of Invested Equity for the period from January 1, 2013 through November 13, 2013	F-88
Combined Statement of Cash Flows for the period from January 1, 2013 through November 13, 2013	F-89
Notes to Combined Financial Statements	F-90

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Managers
Townsquare Media, LLC and Subsidiaries
We have audited the accompanying consolidated balance sheets of Townsquare Media, LLC and Subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Townsquare Media, LLC and Subsidiaries as of December 31, 2012 and 2013, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
/s/ McGladrey LLP
New York, NY
May 9, 2014

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in Thousands, Except Share and per Share Data)

	December 31, 2012	December 31, 2013
ASSETS
Current assets:
Cash	$22,305	$45,647
Accounts receivable, net of allowance of $2,774 and $2,914, respectively	40,431	56,994
Prepaid expenses and other current assets	2,331	8,298
Total current assets	65,067	110,939
Property and equipment, net	77,876	96,294
Intangible assets, net	362,569	501,899
Goodwill	91,999	217,150
Deferred financing costs, net	12,080	12,357
Investments	234	234
Other assets	296	330
Total assets	$610,121	$939,203
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$5,142	$8,640
Current portion of long-term debt	1,164	2,186
Accrued expenses and other current liabilities	18,077	22,820
Deferred revenue	3,281	9,396
Accrued interest	5,963	9,411
Total current liabilities	33,627	52,453
Long-term debt, less current portion, (inclusive of bond premium of $0 and $8,898, respectively)	366,283	651,286
Other long-term liabilities	1,873	933
Total liabilities	401,783	704,672
Commitments and contingencies
Members’ equity:
Controlling interest	207,896	234,039
Non-controlling interest	442	492
Total liabilities and members’ equity	$610,121	$939,203

See Notes to Consolidated Financial Statements

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands, Except Share and per Share Data)

	Year Ended December 31,
	2012	2013
Net revenue	$222,736	$268,578
Operating costs and expenses:
Direct operating expenses, excluding depreciation and amortization	153,103	185,214
Depreciation and amortization	14,824	15,189
Corporate expenses	17,750	21,124
Transaction and other restructuring costs	1,782	2,001
Change in fair value of contingent consideration	—	(1,100)
Net loss (gain) on sale of assets	123	(36)
Total operating costs and expenses	187,582	222,392
Operating income	35,154	46,186
Other (expense) income:
Interest expense, net	(28,291)	(35,620)
Net loss on derivative instruments	(129)	(1)
Other income (expense), net	6	(114)
Income before income taxes	6,740	10,451
Provision for income taxes	340	340
Net income	$6,400	$10,111
Pro forma C corporation data (unaudited):
Historical income before taxes		$10,451
Pro forma income taxes		4,065
Pro forma net income		$6,386
Pro forma net income per share:
Basic		$0.84
Diluted		$0.38
Weighted average shares outstanding:
Basic		7,567,623
Diluted		16,736,145

See Notes to Consolidated Financial Statements

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(in Thousands, Except Share and per Share Data)

	Controlling Interest	Non- Controlling Interest
Balance at December 31, 2011	$186,131	$—
Capital contribution from members	15,100	—
Equity issued in respect of Double O acquisition	265	—
Non-controlling interest in Mountain Jam, LLC	—	420
Non-controlling interest in Taste of Country Productions, LLC	—	22
Net income	6,400	—
Balance at December 31, 2012	207,896	442
Equity issued in respect of Peak acquisition	16,241	—
Units repurchased and held in Treasury	(159)	—
Net income	10,061	50
Balance at December 31, 2013	$234,039	$492

See Notes to Consolidated Financial Statements

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands, Except Share and per Share Data)

	Year Ended December 31,
	2012	2013
Cash flows from operating activities
Net income	$6,400	$10,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,824	15,189
Amortization of deferred financing costs	2,605	2,111
Provision for doubtful accounts	1,429	8
Noncash interest expense	1,015	170
Loss on derivative instruments	129	1
Net loss (gain) on sale of assets	123	(36)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(7,514)	(4,202)
Prepaid expenses and other assets	(36)	(5,183)
Accounts payable	(106)	385
Accrued expenses	(2,335)	5,140
Accrued interest	5,842	3,449
Other long-term liabilities	(2,529)	(939)
Net cash provided by operating activities	19,847	26,204
Cash flows from investing activities
Payments for acquisitions, net of cash acquired	(133,776)	(276,799)
Acquisition of intangibles	(256)	—
Proceeds from insurance settlement	181	—
Purchase of investments	(234)	—
Purchase of property and equipment	(9,894)	(9,526)
Proceeds from sale of assets	1,779	155
Net cash used in investing activities	(142,200)	(286,170)
Cash flows from financing activities:
Repayment of bank debt	(252,274)	(1,020)
Capital contributions from members	15,100	—
Proceeds from issuance of unsecured senior notes	265,000	155,019
Debt financing costs paid	(13,023)	(2,388)
Proceeds from issuance of incremental term loans	105,000	102,000
Proceeds from issuance of Senior PIK Notes	—	30,000
Units repurchased	—	(159)
Repayments of capitalized obligations	(137)	(144)
Net cash provided by financing activities	119,666	283,308
Net (decrease) increase in cash	(2,687)	23,342
Cash:
Beginning of period	24,992	22,305
End of period	$22,305	$45,647

See Notes to Consolidated Financial Statements

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in Thousands, Except Share and per Share Data)

	Year Ended December 31,
	2012	2013
Supplemental Disclosure of Cash Flow Information:
Cash payments:
Interest	$19,757	$31,392
Income taxes	236	493
Barter transactions:
Barter revenue – included in broadcasting revenue, net	8,020	9,296
Barter expense – included in direct operating expenses	7,506	8,542
Equity issued in respect of Double O acquisition	265	—
Fair value of contingent consideration in respect of MMN acquisition	1,100	—
Equity issued in respect of Peak acquisition	—	16,241
Allocation of business acquisition to non-controlling interest:
Mountain Jam, LLC	420	—
Taste of Country Productions, LLC	22	—

See Notes to Consolidated Financial Statements

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
Note 1. Organization and Basis of Presentation
Organization: Townsquare Media, LLC (the “Company” or “Ultimate Parent”) was organized as a limited liability company in 2010 to own and operate media properties through subsidiaries. As more fully described below, the Company commenced operations on April 28, 2010.
As of December 31, 2013, the Company owned 100% of Townsquare Management Company, LLC (“Management”), which in turn owned 100% of Townsquare Radio Holdings, LLC, which in turn owned 100% of Townsquare Radio, LLC (“Townsquare Radio”), which directly or indirectly owned 100% of each of i) Townsquare Media, Inc. and subsidiaries to be renamed Townsquare Media, 2010, Inc. prior to completion of this offering (“TMI”); ii) Townsquare Media West Central Holding, LLC and subsidiaries (“TMWC”); iii) Townsquare Media Acquisition III, LLC and subsidiaries (“TMAIII”); iv) Townsquare Media Acquisition IV, LLC and subsidiaries (“TMAIV”); v) Bryton Acquisition Company, LLC (“Bryton”); vi) Lyla Acquisition Company, LLC (“Lyla”); vii) Zader Acquisition Company, LLC (“Zader”); and viii) Townsquare Live Events, LLC (“Townsquare Live Events”) which in turn is the parent of a) Townsquare Lifestyle Events, LLC (“Townsquare Lifestyle”) and b) Saratoga Festivals, LLC (“Saratoga”) and the 70% owner of c) Taste of Country Productions, LLC (“Taste of Country”), d) 70% owner of Mountain Jam, LLC (“Mountain Jam”), e) Townsquare Live Events, Montana, LLC (“Headwaters Country Jam”), f) Townsquare Live Events Colorado, LLC (“Country Jam”) and g) Townsquare Expos, LLC (“MAC Events”), (collectively (i)-(viii) and (a)-(g), the “Radio Subsidiaries”).
In addition, as of December 31, 2013, the Company owned 100% of Townsquare Cares, Inc.; Townsquare Interactive, LLC; Townsquare Live Entertainment, LLC; Townsquare Live Productions, LLC; Townsquare MMN, LLC (“MMN”); Townsquare Next, LLC (“Townsquare Next”); Seize the Deal, LLC (“Seize the Deal”); Townsquare Live Events International, LLC (“TSLE International”); as well as 50% of Townsquare Check-up Productions, LLC (all of the foregoing, collectively the “Non-Radio Subsidiaries”).
As of December 31, 2013, these entities and their subsidiaries owned and operated 312 radio stations, over 325 search engine and mobile-optimized local websites, and approximately 500 live events in 66 small and mid-sized U.S. markets, making the Company the third largest owner of radio stations in the United States by number of radio stations owned.
Since commencing operations the Company has entered into the following significant transactions:
On August 19, 2011, the Company acquired, in a business combination, 100% of the equity interests of Millennium Radio Holdings, LLC (“Millennium”), from affiliates of Oaktree and GE Capital in an equity exchange for 12,499,432 units of Class A Preferred Units and related warrants and 12,499,432 Class A Common Units and related warrants of Townsquare Media, LLC. Townsquare Media, LLC subsequently contributed all of its ownership interests in Millennium to Townsquare Radio and Millennium was renamed Townsquare Media Acquisition IV, LLC. This transaction has been accounted for as a purchase of Millennium’s net assets and business. Its operations and cash flows have, therefore, been included in the accompanying financial statements beginning July 20, 2011 when an entity controlled by Oaktree (the Ultimate Parent’s controlling equity holder) became the controlling unit holder of Millennium.
On February 29, 2012, the Company, through its subsidiary, Townsquare Media Acquisition III, LLC, acquired in a business combination, the radio stations and certain related assets and liabilities of Double O Corporation (“Double O”) for approximately $11.0 million and 96,506 Class A Common Units and 96,506 Class A Preferred Units (or warrants to purchase the same) of the Ultimate Parent in connection with its acquisition of Double O, which were valued at approximately $0.3 million.
On July 31, 2012, the Company, through a wholly owned subsidiary, Bryton Acquisition, LLC and TMI, acquired through an asset purchase and asset exchange, certain radio stations and related assets and liabilities of Cumulus Media, Inc. and its subsidiaries (“Cumulus I”). The Company acquired

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

substantially all of the assets and liabilities of 55 radio stations in various markets across the United States. In exchange for these radio stations and their related assets and liabilities, the Company transferred to Cumulus substantially all of the assets and liabilities of the 10 radio stations in Bloomington and Peoria, Illinois and approximately $114.9 million in cash, net of adjustments at closing.
On August 10, 2012, a newly formed subsidiary of the Company, MMN, acquired from MMN Media, Inc. the MOG Music Network business, a music-focused digital advertising network and its related assets, for approximately $7.0 million in cash at closing, net of adjustment at closing, and up to $4.0 million of additional cash payments based on an earn-out arrangement. The cash paid at closing was satisfied entirely with cash on the balance sheet of Townsquare Media, LLC. The business did not achieve targets to merit payments in relation to the earn-out.
On July 12, 2013, the Company, through a subsidiary of Townsquare Live Events, purchased substantially all of the assets of Country Jam, a Colorado-based annual music festival, for $4.1 million, net of adjustments. Approximately $3.7 million was paid through closing and $0.4 million will be paid at scheduled dates in the third quarter of 2014.
On November 14, 2013, the Company acquired, in a business combination, 100% of the equity interests of Peak II Holdings, LLC (“Peak”) which owned 6 radio stations in Boise, Idaho and 5 radio stations in Fresno, California, for approximately $33.9 million of cash and 2,582,398 of Class A Common Units and 2,582,398 Class A Preferred Units (or warrants to purchase the same) of the Ultimate Parent, which were valued at approximately $16.2 million. Peak was subsequently renamed Lyla Acquisition Company, LLC (“Lyla”).
On November 14, 2013, the Company, through its subsidiary, Zader Acquisition Company, LLC (“Zader”), acquired through an asset purchase and asset exchange, certain radio stations and related assets and liabilities from Cumulus Media Inc. and its subsidiaries (“Cumulus II”). The Company acquired substantially all of the assets and liabilities of 50 radio stations in 12 markets for approximately $235.9 million in cash and the acquisition net working capital.
On November 14, 2013, the Company, purchased through an asset exchange, the assets and certain liabilities, including 15 radio stations owned by Cumulus in and around Dubuque, Iowa and Poughkeepsie, New York. In exchange for these assets and liabilities, the Company agreed to transfer to Cumulus the assets and certain liabilities, including 5 radio broadcast stations in Fresno, California acquired by the Company from Peak. The Company received approximately $0.9 million in cash from Cumulus pursuant to the exchange.
On November 20, 2013, the Company, through a wholly owned subsidiary, Townsquare Expos, LLC, acquired substantially all of the assets of MAC Events, LLC, a New Jersey-based consumer and trade show producer for approximately $3.4 million in cash, net of adjustments.
A description of each of the above subsidiaries and their business follows:
Description of Business: The Company is a media and entertainment company that owns and operates radio, digital and live event properties. The Company specializes in creating and distributing original entertainment, music and lifestyle content. Additionally, the Company owns certain national digital properties including Taste of Country and PopCrush, certain digital commerce and service offerings and a programming joint venture.
The Company’s radio properties were made up of the following subsidiary groups as of December 31, 2013:
TMI and its subsidiaries own and operate radio, digital and live event properties in small and mid-sized markets throughout the United States. These markets consist of: Ft. Collins-Greeley, Colorado; Evansville, Indiana; Owensboro, Kentucky; Lafayette, Louisiana; Presque Isle, Maine; Flint and Grand Rapids, Michigan; St. Cloud, Minnesota; Albany, Buffalo and Utica, New York; and El Paso and

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

Killeen-Temple, Texas. TMI also owns Special Events Management, LLC which operates live events throughout the Company’s radio markets.
TMWC and its subsidiaries own and operate radio, digital and live event properties in small and mid-sized markets throughout the Gulf Central, Western and Pacific Northwestern Regions of the United States. These markets consist of: Abilene, Amarillo, Lubbock, Lufkin, Texarkana, Tyler, Victoria and Wichita Falls, Texas; Lake Charles and Shreveport, Louisiana; Lawton, Oklahoma; Billings, Bozeman, Missoula and Shelby, Montana; Casper, Cheyenne and Laramie, Wyoming; Twin Falls, Idaho; Richland-Kennewick-Pasco and Yakima, Washington; and Duluth, Minnesota.
TMAIV and its subsidiaries own and operate radio, digital and live event properties in small and mid-sized markets in New Jersey. These markets consist of Atlantic City, Monmouth-Ocean and Trenton.
TMAIII and its subsidiaries own and operate radio, digital and live event properties in small markets in Oneonta, New York; San Angelo, Texas; Quincy-Hannibal, Illinois-Missouri; and Sedalia, Missouri.
Bryton and its subsidiaries own and operate radio, digital and live event properties in small and mid-sized markets throughout the United States. These markets consist of Augusta and Bangor, Maine; Binghamton, New York; Bismarck, North Dakota; Grand Junction, Colorado; Odessa-Midland, Texas; New Bedford, Massachusetts; Sioux Falls, South Dakota; and Tuscaloosa, Alabama.
Lyla and its subsidiaries own and operate radio, digital and live event properties in Boise, Idaho; Dubuque, Iowa; and Poughkeepsie, New York.
Zader and its subsidiaries own and operate radio, digital and live event properties in small and mid-sized markets throughout the United States. These markets consist of: Danbury, Connecticut; Rockford, Illinois; Cedar Rapids and Waterloo, Iowa; Quad Cities, Iowa-Illinois; Portland, Maine; Battle Creek, Kalamazoo and Lansing, Michigan; Faribault-Owatonna and Rochester, Minnesota; and Portsmouth-Dover-Rochester, New Hampshire.
Townsquare Live Events and its subsidiaries own and operate live music and non-music live event business in small and mid-sized markets throughout the United States.
The Company’s Non-Radio subsidiaries are comprised of a not-for profit organization, various live event businesses, and an e-couponing and e-commerce business, a national digital content business, a digital advertising network business, a digital marketing services business, and a programming production business.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in the prior year’s financial statements have been reclassified to conform to the current year’s presentation.
Segment Reporting: Operating segments are organized internally by type of products and services provided. The Company has aggregated similar operating segments into one reportable segment, which is Local Advertising. The Company reports the remainder of its business in an Other Media and Entertainment category. Our Local Advertising segment provides advertising via broadcast and digital delivery within our local markets. The segment disclosure is consistent with the management decision-making process that determines the allocation of resources and the measurement of performance.
Use of Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

Concentrations of Credit Risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The credit risk is limited due to the large number of customers comprising the Company’s customer base and their dispersion across several different geographic areas of the country.
Cash: The Company maintains its cash balances at large financial institutions throughout the United States. Accounts at the institutions are insured by the Federal Deposit Insurance Corporation. Balances in these accounts may at times exceed federally insured limits. The Company has not experienced any losses in such accounts.
Accounts Receivable and Allowance for Doubtful Accounts: The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the accounts that will not be collected. In addition to reviewing delinquent accounts receivable, management considers many factors in estimating its general allowance including historical data, experience, customer types, creditworthiness and economic trends. From time to time, management may adjust its assumptions for anticipated changes in any of those or other factors expected to affect collectability. Account balances are charged off against the allowance when it is probable the receivable will not be recovered.
Property and Equipment: Property and equipment are stated at cost. Property and equipment acquired in a business combination are recorded at their estimated fair value at the date of acquisition under the purchase method of accounting. Major additions or improvements are capitalized, while repairs and maintenance are charged to expense.
Depreciation expense on property and equipment is determined on a straight-line basis. The estimated useful lives for depreciation are as follows:

Property Type	Depreciation Period in Years
Buildings and improvements	10 to 39 years
Broadcasting equipment	3 to 20 years
Computer and office equipment	3 to 5 years
Furniture and fixtures	5 to 10 years
Vehicles	5 years
Software development costs	1 to 2 years
Leasehold improvements	Shorter of their useful life or remaining term

Upon sale or disposition of an asset, the cost and related accumulated depreciation are removed from the accounts and any loss or gain is recognized in other (expense) income in the consolidated statements of operations.
Software Development Costs: As of December 31, 2012 and 2013, the Company had capitalized $2.5 million and $2.8 million (net of accumulated amortization of $1.3 million and $1.0 million), respectively, in accordance with Accounting Standards Codification (“ASC”) Topic 985, Software. Costs incurred for software development prior to technological feasibility are expensed in the period incurred. Once technological feasibility is reached, which is generally at the point of time of the completion of a working model, development costs are capitalized until the product is ready for general release. Software development costs consist primarily of salary and benefits for the Company’s development and technical support staff, contractors’ fees and other costs associated with the development and localization of products and services.
Acquisitions and Business Combinations: The Company accounts for its business acquisitions under the purchase method of accounting in accordance with ASC Topic 805, Business Combinations. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

estimated fair values at the date of acquisition. Goodwill represents the excess of the purchase price over the fair value of net assets acquired, including the amounts assigned to identifiable intangible assets. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items.
This standard requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition date’s fair value with limited exceptions and changes the accounting treatment for certain specific items, including:
•
  Acquisition costs are generally expensed as incurred;
•
  Noncontrolling interests are valued at fair value at the acquisition date; and
•
  Restructuring costs associated with a business combination are generally expensed subsequent to the acquisition date.
Intangible Assets: Intangible assets consist principally of FCC broadcast licenses, which have been recorded at their estimated fair value as of the date of acquisition. FCC broadcast licenses have an indefinite useful life and therefore are not amortized. Costs associated with other definite-lived intangible assets are being amortized using the straight-line method over the term of the related agreements, which range from 1 to 39 years.
The Company evaluates the fair value of its FCC licenses at the unit of account level and has determined the unit of account to be the geographic market level, which is the lowest level for which the Company has identifiable cash flows. The Company evaluates its FCC licenses for impairment as of December 31 for all its operating groups, or more frequently if events or changes in circumstances indicate that the assets might be impaired. The Company determines the fair value of its FCC licenses using an income approach. This income approach attempts to isolate the income that is attributable to the FCC licenses at the unit of account level. The fair value is calculated by estimating and discounting the cash flows that a typical market participant would assume could be available from similar radio stations operated as part of a group of commonly owned radio stations in a similar sized geographic radio market. The Company believes this method of valuation provides the best estimate of the fair value of the FCC licenses. The Company did not utilize a market approach as transactions involving FCC licenses in a specific geographic market do not frequently occur and therefore the information is limited, if available at all. The cost approach is not applicable as FCC licenses are not able to be re-created or duplicated. There was no impairment at December 31, 2012 and 2013.
For purposes of testing the carrying value of the Company’s FCC licenses for impairment, the fair value of FCC licenses for each geographic market contains significant assumptions incorporating variables that are based on past experiences and judgments about future performance using industry normalized information for an average radio station within a market. These variables would include, but are not limited to: (1) forecasted revenue growth rates for each radio geographic market; (2) market share and profit margin of an average radio station within a market; (3) estimated capital start-up costs and losses incurred during the early years; (4) risk-adjusted discount rate; and (5) expected growth rates in perpetuity to estimate terminal values. These variables on a geographic market basis are susceptible to changes in estimates, which could result in significant changes to the fair value of the FCC licenses on a geographic market basis. If the carrying amount of the FCC licenses is greater than its estimated fair value in a given geographic market, the carrying amount of the FCC license in that geographic market is reduced to its estimated fair value and this reduction may have a material impact on the Company’s consolidated financial condition and results of operations.
Goodwill: The purchase method of accounting requires that the excess of purchase price paid over the estimated fair value of identifiable tangible and intangible net assets of acquired businesses be recorded as goodwill. Under the provisions of ASC Topic 350, Intangibles—Goodwill and Other, goodwill is not

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

amortized, but is reviewed for impairment at least on an annual basis, or when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The Company evaluates goodwill for impairment at the reporting unit level, which the Company has determined to be a geographic market for its radio stations. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the implied fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Impairment losses, if any, are reflected in operating income or loss in the consolidated statements of operations for the period in which such losses are recognized. The Company has selected December 31st as the annual valuation date. The valuations conducted as of December 31, 2012 and 2013 did not result in any goodwill impairment.
Deferred Financing Costs: Deferred financing costs related to the issuance of debt are capitalized and are amortized over the life of the respective debt instrument using the straight line method which is materially consistent to using the effective interest method. The amortization of these costs is recorded as interest expense, net in the consolidated statements of operations.
Impairment of Long-Lived Assets: Long-lived assets (including property, equipment and intangible assets subject to amortization) to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset group may not be recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposal of the asset group. If it were determined that the carrying amount of an asset was not recoverable, an impairment loss would be recorded. The Company determines the fair value of its long-lived assets based upon the market value of similar assets, if available, or independent appraisals, if necessary. Long-lived assets to be disposed of and/or held for sale are reported at the lower of carrying amount or fair value, less cost to sell. The fair value of assets held for sale is determined in the same manner as described for assets held and used. There was no impairment at December 31, 2012 and 2013.
Self-Insurance Liabilities: The Company is self-insured for medical liability. In addition, the Company has stop loss coverage in excess of certain defined limits. Liabilities associated with the risks that are retained by the Company are estimated, in part, by considering claims experience, severity factors and other assumptions. For any legal costs expected to be incurred in connection with a loss contingency, the Company recognizes the expense as incurred.
Asset Retirement Obligations: Under the provisions of current accounting guidance ASC 410, Asset Retirement and Environmental Obligations, the Company is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the fair value can be reasonably estimated. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company settles the obligation for its recorded amount and records a gain or loss upon settlement. The obligation for equipment removal at the end of the lease term as of December 31, 2012 and 2013 was $0.9 million, which is included in other long-term liabilities in the consolidated balance sheets.
Revenue Recognition: Broadcast revenue for commercial broadcasting advertisements is recognized when the commercial is broadcast. Revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for advertisers that use agencies. Event revenue and other non-broadcast advertising revenue are recognized as events are conducted. Deferred revenue consists primarily of advance ticket sales on events scheduled to take place at dates in the future. Internet revenue is derived primarily from the sale of internet-based advertising campaigns to local and national advertisers and is recognized over the duration of the campaigns.
Barter Transactions: Barter transactions (advertising provided in exchange for goods and services) are reported at the estimated fair value of the products or services received. Revenue from barter

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

transactions is recognized when advertisements are broadcast and merchandise or services received are charged to expense when received or used. If merchandise or services are received prior to the broadcast of the advertising, a liability is recorded. If advertising is broadcast before the receipt of the goods or services, a receivable is recorded.
Local Marketing Agreements: At times, the Company enters into local marketing agreements (“LMA”) in connection with the purchase or sale of radio stations. In most cases, an LMA is in effect from the signing of the acquisition agreement or shortly thereafter, through the closing date of the purchase or sale. Generally, under the contractual terms of an LMA, the buyer agrees to furnish the programming content for and provide other services to the radio stations and in return, receives the right to sell and broadcast advertising on the radio station and collect receipts for such advertising. During the period the Company operates radio stations under LMAs for the purchase of a radio station, the Company recognizes revenue and expenses for such radio stations in the same manner as for owned radio stations and includes such revenue and expenses related to such radio stations in operations since the effective dates of the LMAs.
At December 31, 2012 and 2013, the Company did not own any radio stations that were operated by others under an LMA, but did operate one non-owned radio station under an LMA for the year ended December 31, 2012 and operated two non-owned radio stations for the year ended December 31, 2013. The total revenue for the contractual portion of the LMA of the radio station(s) and its total expenses for the contractual portion of the LMA were immaterial.
Music Licensing: The Company has agreements with Broadcast Music, Inc. (“BMI”) and American Society of Composers, Authors and Publishers (“ASCAP”). In January 2010, the Radio Music Licensing Committee (the “RMLC”), of which the Company is a participant, filed motions in the New York courts against BMI and ASCAP on behalf of the radio industry, seeking interim fees and a determination of fair and reasonable industry-wide license fees. During 2010, the courts approved reduced interim fees for ASCAP and BMI.
In January 2012, ASCAP and the RMLC entered into a settlement agreement that was approved by the court and covers the period from January 1, 2010 through December 31, 2016. This settlement also included a credit for fees previously paid in 2010 and 2011, with such fees to be credited over the remaining period of the contract. In connection with the ASCAP settlement, the Company has received approximately $0.2 million and $0.3 million of credits during the year ended December 31, 2012 and 2013, respectively, and is expected to receive an additional $0.9 million of credits through December 31, 2016.
Additionally, in June 2012, BMI and the RMLC entered into a settlement agreement that was approved by the court and covers the period from January 1, 2010 through December 31, 2016. The agreement concerned fees payable by the U.S. commercial radio industry to perform more than 7.5 million musical works in the BMI repertoire through 2016. The agreement ended the ongoing Federal Court litigation and provided for a reduction in industry fees, a return to a revenue-based fee structure and expanded coverage to accommodate the radio industry’s evolving distribution platforms including, websites, smart phones and other wireless devices. The Company received a total credit of $1.3 million during the year ended December 31, 2012 in connection with the settlement with BMI. No additional credits are expected for future periods.
Financial Instruments: ASC 825, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose estimated fair values for its financial instruments. Management has reviewed its cash, accounts receivable, other current assets, accounts payable and accrued expenses and has determined that their carrying values approximate their fair value due to the short maturity of these instruments. The fair value of the Company’s long-term debt is disclosed in Note 6.
Fair Value Measurements: ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

The fair value framework under ASC 820 provides for a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are as follows:
Level 1:
  Inputs are quoted prices (unadjusted) in active markets for identified assets or liabilities that the Company has the ability to access at the measurement date.
Level 2:
  Inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 assets include quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets that are not active; and inputs other than quoted prices that are observable such as models.
Level 3:
  Inputs are unobservable inputs for the asset or liability. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.
Derivative Financial Instruments: From time to time, the Company uses interest rate derivative instruments as part of its overall strategy to manage its exposure to an increase in interest rates. Derivatives are recorded at fair value either as assets or liabilities. To date, the Company has not designated its derivative instruments as hedging instruments and changes in the fair values of those instruments are therefore recognized currently in the consolidated statements of operations within other (expense) income, net. Based on the hierarchy, the Company has defined the derivatives as a Level 2 instrument.
Advertising and Promotion Costs: Costs of media advertising (including barter) and associated production costs are expensed to radio station operating expenses the first time the advertising takes place. The Company recorded advertising expenses of $1.3 million and $1.7 million for the years ended December 31, 2012 and 2013, respectively.
Income Taxes: The Company is a limited liability company and has elected to be treated as a pass-through entity under the Internal Revenue Code. However, TMI is a corporation and, as such, is required to record a provision or benefit for income taxes in the consolidated financial statements based on the results of its operations for each period. Taxable income and losses of the Company are the responsibility of the members and are allocated to and reported on the income tax returns of the Company’s members.
The Company follows the provisions of ASC Topic 740, Accounting for Income Taxes. ASC Topic 740 clarifies the accounting for uncertainties in income taxes recognized in an enterprise’s financial statements. ASC Topic 740 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 provides guidance on derecognition, classification, interest and penalties, disclosures and transition. As required by the uncertain tax position guidance in ASC Topic 740, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applied the uncertain tax position guidance in ASC Topic 740 to all tax positions for the years 2010 through 2012, which are the years for which the statute of limitations currently remains open. The Company’s policy is to recognize interest and penalties accrued on unrecognized tax benefits as part of income tax expense. The Company did not identify any material uncertain tax positions as a result of the application of this standard.
Legal Costs: In accordance with ASC Topic 450, Contingencies, the Company accrues for estimated legal costs to be incurred in defending lawsuits and asserted claims. The Company monitors the stage of progress of its litigation matters and relates that to estimated accrual of cost to determine if any adjustments are required.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

ASC Topic 450, Contingencies, categorizes loss contingencies by determining the likelihood of the underlying adverse event is either (i) probable—likely to happen, (ii) remote—the chance of the future event occurring is slight, or (iii) possible—between probable and remote. When it is probable that a loss has been incurred at the balance-sheet date, the loss should be accrued if there is a reasonable basis for estimation. In accordance with ASC Topic 450, the Company accrued legal costs for the Brill lawsuit in connection with Townsquare Media, Inc.’s (formerly known as Regent Communications, Inc.) 2003 purchase of twelve radio stations from Brill Media Company LLC and related entities in connection with their bankruptcy proceedings. The plaintiffs were seeking compensatory and punitive damages in excess of $20 million.
The Company initially recorded a liability for legal costs in the amount of $6.0 million of which approximately $3.0 million was remaining as of December 31, 2012. On April 18, 2013, the Company received a summary judgment dismissing all claims in the Brill lawsuit and as a result during the second quarter of 2013, the Company reversed the remaining liability of $2.1 million as a reduction to legal expense on the Company’s Consolidated Statements of Operations. There was no remaining liability as of December 31, 2013.
Recently Issued Accounting Pronouncements:
In July 2013, the FASB issued ASU 2013-11, “Income Taxes, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (ASU 2013-11). ASU 2013-11 states that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in ASU 2013-11 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, with early adoption permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.
In March 2013, the FASB issued ASU 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (ASU 2013-05). ASU 2013-05 resolves the diversity in practice concerning the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The guidance is effective for fiscal years and interim reporting periods within those fiscal years beginning after December 15, 2013. The amendments described in the ASU are to be applied prospectively to derecognition events occurring after the effective date; prior periods are not to be adjusted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.
In February 2013, the FASB issued ASU 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (“ASU 2013-04”). ASU 2013-04 provides guidance for the recognition, measurement and disclosure resulting from joint and several liability arrangements. Examples of obligations that fall within the scope of the ASU include certain debt arrangements, other contractual obligations and settled litigation. The new guidance is effective on a retrospective basis for fiscal years and interim periods within those fiscal years beginning after December 15, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

Note 3. Business Acquisitions
Double O Acquisition: On February 29, 2012, TMAIII, together with its subsidiaries, acquired from Double O certain assets and liabilities related to 26 radio stations in Oneonta, New York; Odessa-Midland and San Angelo, Texas; Quincy-Hannibal, Illinois-Missouri; and Sedalia, Missouri, for approximately $11.0 million and 96,506 Class A Common Units and 96,506 Class A Preferred Units (or warrants to purchase the same) of the Company, which were valued at approximately $0.3 million. In valuing the equity securities that were part of the consideration transferred, we utilized the acquisition date fair value measured in accordance with the principles of ASC Topic 820 which reflects fair value measured from the perspective of a market participant that holds the equity securities as an asset. The valuation methodology used an income approach which took into account the pro forma Direct Profit for the trailing twelve months and applying a market participant multiple selected from a range of multiples observed for comparable companies to determine an enterprise value. Enterprise value was adjusted for cash on hand, and indebtedness to determine the equity value. The selection of the multiple used requires significant judgment.
In connection with this transaction, TMAIII borrowed $10.5 million from a member of the Ultimate Parent in promissory notes secured by substantially all the assets acquired and guaranteed by the Ultimate Parent and all TMAIII subsidiaries. In addition, TMAIII borrowed $1.5 million from its Ultimate Parent to fund working capital. Such working capital indebtedness was unsecured. These notes were repaid in their entirety in April 2012.
The operations and cash flows relating to the Double O acquisition have been included in the accompanying consolidated financial statements from the date of acquisition.
The purchase price was allocated to the tangible and intangible assets and liabilities at their fair value at the date of acquisition and included $0.3 million of goodwill. The valuation considered a number of factors, including valuations or appraisals, in determining the fair values of individual assets. The fair value of the FCC licenses was determined on the same basis as discussed in Note 2—Intangible Assets.
The purchase price allocation is as follows:

Accounts receivable	$30
Other current assets	69
Goodwill	265
Property and equipment	4,517
FCC licenses	6,518
Accounts payable and accrued expenses	(134)
Total purchase price	$11,265

Cumulus I Acquisition: On July 31, 2012, a newly formed subsidiary of the Company, Bryton, together with its subsidiaries and TMI, acquired from Cumulus certain assets and liabilities related to 55 radio stations, in Augusta, Bangor and Presque Isle, Maine; Binghamton, New York; Bismarck, North Dakota; Grand Junction, Colorado; Killeen-Temple and Odessa-Midland, Texas; New Bedford, Massachusetts; Sioux Falls, South Dakota; and Tuscaloosa, Alabama. In exchange for these radio stations and related assets and liabilities, the Company transferred to Cumulus substantially all of the assets and liabilities of the 10 radio stations in Bloomington and Peoria, Illinois and a cash payment of approximately $114.9 million, net of adjustments at closing. In the exchange of the 10 radio stations in Bloomington and Peoria, Illinois, the Company used a valuation model that utilized a multiple of Direct Profit to determine the value of the non-monetary assets. In valuing the non-monetary assets that were part of the consideration transferred, we utilized the acquisition date fair value measured in accordance with the principles of ASC Topic 820 which reflects fair value measured from the perspective of a market

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

participant. The valuation methodology used an income approach which took into account the pro forma Direct Profit for the trailing twelve months and applying a market participant multiple selected from a range of multiples observed for comparable companies. The selection of the multiple used requires significant judgment.
In connection with this transaction, Townsquare Radio borrowed $105.0 million in incremental term loans under the Company’s existing Credit Agreement with a syndicate of banks, led by General Electric Capital as Administrative Agent (see Note 6—Long-Term Debt). Additionally, Townsquare Radio received $13.2 million from its Ultimate Parent, which was paid to Cumulus and deemed an equity contribution to Townsquare Radio.
The operations and cash flows relating to Bloomington and Peoria are included in the accompanying consolidated financial statements through the date of the sale and the operations and cash flows relating to assets acquired from Cumulus are included in the accompanying consolidated financial statements from the date of the acquisition. The Company did not recognize a gain or loss in relation to the transaction.
The purchase price was allocated to the tangible and intangible assets and liabilities at their fair value at the date of acquisition, with any excess of the purchase price over the net assets acquired being reported as goodwill. The valuation considered a number of factors, including valuations or appraisals, in determining the fair values of individual assets. The fair value of the FCC licenses was determined on the same basis as discussed in Note 2—Intangible Assets.
The purchase price allocation is as follows:

Accounts receivable	$141
Other current assets	96
Property and equipment	17,239
Goodwill	32,840
Other intangibles—advertising relationships	1,400
FCC licenses	80,400
Accounts payable and accrued expenses	(2,807)
Subtotal	129,309
Less: Carrying value of radio stations exchanged	(14,450)
Total purchase price	$114,859

MMN Acquisition: On August 10, 2012, a newly formed subsidiary of the Company, MMN, acquired from MMN Media, Inc. the MOG Music Network business, a music-focused digital advertising network and its related assets, for approximately $7.0 million in cash at closing, net of adjustment at closing, and up to $4.0 million of additional cash payments based on an earn-out arrangement. The cash paid at closing was satisfied entirely with cash on the balance sheet of Townsquare Media, LLC. The business did not achieve targets to merit payments in relation to the earn-out. The change in fair value of the contingent consideration of $1.1 million has been recorded as a gain in the consolidated statement of operations for the period ended December 31, 2013.
The operations and cash flows relating to the MMN acquisition have been included in the accompanying consolidated financial statements from the date of acquisition.
The purchase price was allocated to the tangible and intangible assets and liabilities at their fair value at the date of acquisition, with any excess of the purchase price over the net assets acquired being reported as goodwill.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

The purchase price allocation (which includes the contingent consideration) is as follows:

Accounts receivable	$1,731
Other current assets	127
Property and equipment	20
Goodwill	7,000
Accounts payable and accrued expenses	(1,912)
Total purchase price	$6,966

Country Jam Acquisition: On July 12, 2013, the Company, through a subsidiary of Townsquare Live Events, purchased substantially all of the assets of Country Jam, a Colorado-based annual music festival, for $4.1 million, net of adjustments. Approximately $3.7 million was paid through closing and $0.4 million will be paid at scheduled dates in the future. The Company estimated the fair value of acquired trademarks using the relief from royalty method. This transaction has been accounted for as a business combination with $2.0 million allocated to the trademark and $2.7 million allocated to goodwill.
Peak Acquisition: On November 14, 2013, the Company acquired, in a business combination, 100% of the equity interests of Peak, which owns 6 radio stations in Boise, Idaho and 5 radio stations in Fresno, California, for approximately $33.9 million of cash and 2,582,398 of Class A Common Units and 2,582,398 Class A Preferred Units (or warrants to purchase the same) of the Company, which were valued at approximately $16.2 million. The value of the Company’s equity was determined based upon a multiple of Direct Profit. In valuing the equity securities that were part of the consideration transferred, we utilized the acquisition date fair value measured in accordance with the principles of ASC Topic 820 which reflects fair value measured from the perspective of a market participant that holds the equity securities as an asset. The valuation methodology used an income approach which took into account the pro forma Direct Profit for the trailing twelve months and applying a market participant multiple selected from a range of multiples observed for comparable companies to determine an enterprise value. Enterprise value was adjusted for cash on hand, and indebtedness to determine the equity value. The selection of the multiple used requires significant judgment.
Prior to the Company’s consummation of Peak, Oaktree owned 33% of the equity of Peak. For financial reporting purposes, the equity interest owned by Oaktree was transferred to the Company and accounted for as a transaction between entities under common control. Upon consummation of the Peak transaction, the Company obtained a controlling interest in Peak, which was subsequently renamed Lyla Acquisition Company, LLC.
In connection with this transaction, Townsquare Radio borrowed $37.0 million in incremental term loans under the Company’s existing Credit Agreement with a syndicate of banks, led by General Electric Capital as Administrative Agent (see Note 6—Long-Term Debt).
The purchase price was allocated to the tangible and intangible assets and liabilities at their fair value at the date of acquisition, with any excess of the purchase price over the net assets acquired being reported as goodwill. The valuation considered a number of factors, including valuations or appraisals, in determining the fair values of individual assets. The fair value of FCC licenses was determined on the same basis as discussed in Note 2—Intangible Assets.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

The purchase price and fair value of previously owned interests is as follows:

Accounts receivable	$3,499
Other current assets	241
Property and equipment	8,364
Goodwill	25,802
Other intangibles—advertising relationships	400
FCC licenses	14,500
Accounts payable and accrued expenses	(2,657)
Total	$50,149

Cumulus II Acquisition: On November 14, 2013, the Company through its subsidiary, Zader acquired through an asset purchase, certain radio stations and related assets and liabilities of Cumulus. The Company acquired substantially all of the assets and liabilities of 50 radio stations in Danbury, Connecticut; Rockford, Illinois; Cedar Rapids and Waterloo, Iowa; Quad Cities, Iowa-Illinois; Portland, Maine; Battle Creek, Kalamazoo and Lansing, Michigan; Faribault-Owatonna and Rochester, Minnesota; and Portsmouth-Dover-Rochester, New Hampshire, for approximately $235.9 million in cash, net of adjustments at closing.
In connection with this transaction the Company and its Ultimate Parent entered into a number of financing commitments with various financial institutions. Townsquare Radio borrowed $65.0 million in incremental term loans under the Company’s existing Credit Agreement with a syndicate of banks, led by General Electric Capital as Administrative Agent (see Note 6—Long-Term Debt). Additionally, Townsquare Radio issued $145.9 million of 9% Unsecured Senior Notes due in April 2019 as an add-on to our existing Notes. The Company made a capital contribution of $30 million of 10.0% Senior PIK Notes due in 2019 with MIHI, LLC, BlackRock Kelso Corporation and Grace Bay Holdings II, LLC, to complete the financing for the transaction.
The purchase price was allocated to the tangible and intangible assets and liabilities at their fair value at the date of acquisition, with any excess of the purchase price over the net assets acquired being reported as goodwill. The valuation considered a number of factors, including valuations or appraisals, in determining the fair values of individual assets. The fair value of FCC licenses was determined on the same basis as discussed in Note 2—Intangible Assets.
The purchase price allocation for the acquisitions described is as follows:

Accounts receivable	$9,677
Other current assets	521
Property and equipment	16,436
Goodwill	101,022
Other intangibles—advertising relationships	4,400
FCC licenses	107,500
Accounts payable and accrued expenses	(3,642)
Total purchase price	$235,914

As a result of the above transaction, KCRR(FM), KKHQ(FM) and KOEL(FM) in Waterloo, Iowa, were placed into a trust pursuant to a trust agreement that will comply with Communications Laws.
Cumulus Asset Exchange: On November 14, 2013, the Company purchased through an asset exchange, the assets and certain liabilities, including 15 radio stations owned by Cumulus in and around Dubuque, Iowa and Poughkeepsie, New York. In exchange for these assets and liabilities, the Company

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

agreed to transfer to Cumulus the assets and certain liabilities, including 5 radio broadcast stations in Fresno, California acquired by the Company from Peak. In the exchange of the 5 radio stations in Fresno, California, the Company used a valuation model that utilized a multiple of Direct Profit to determine the value of the non-monetary assets. The Company received approximately $0.9 million in cash from Cumulus pursuant to the exchange. In valuing the non-monetary assets that were part of the consideration transferred, we utilized the acquisition date fair value measured in accordance with the principles of ASC Topic 820 which reflects fair value measured from the perspective of a market participant. The valuation methodology used an income approach which took into account the pro forma Direct Profit for the trailing twelve months and applying a market participant multiple selected from a range of multiples observed for comparable companies. The selection of the multiple used requires significant judgment.
The purchase price was allocated to the tangible and intangible assets and liabilities at their fair value at the date of acquisition, with any excess of the purchase price over the net assets acquired being reported as goodwill. The valuation considered a number of factors, including valuations or appraisals, in determining the fair values of individual assets. The fair value of FCC licenses was determined on the same basis as discussed in Note 2—Intangible Assets.
The allocation of the purchase price and cash consideration received is as follows:

Accounts receivable	$1,377
Other current assets	76
Property and equipment	3,016
Goodwill	8,945
Other intangibles—advertising relationships	500
FCC licenses	18,500
Accounts payable and accrued expenses	(248)
Total purchase price	32,166
Less: Fair value of radio stations exchanged	(33,074)
Total cash consideration received	$(908)

MAC Events Acquisition: On November 20, 2013, the Company through a wholly owned subsidiary, Townsquare Expos, LLC, acquired substantially all of the assets of MAC Events, LLC, a New Jersey-based consumer and trade show producer for approximately $3.4 million in cash, net of adjustments.
The purchase price allocation is as follows:

Accounts receivable	$562
Other current assets	425
Trademark	1,073
Goodwill	2,947
Deferred revenue	(1,313)
Accounts payable	(307)
Total purchase price	$3,387

Pro-Forma Results: The following table illustrates the unaudited pro forma information reflecting net revenue and net income for the years ended December 31, 2012 and 2013, as if the Double O, Cumulus I, MMN, Country Jam, Peak, Cumulus II and MAC Events, as well as other non-significant transactions had occurred on January 1, 2012. The unaudited pro forma amounts are for information purposes only and

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

do not purport to represent what the Company’s actual results of operations would have been if the transactions had been completed as of January 1, 2012 or any other historical date, nor is it reflective of the Company’s expected actual results of operations for any future periods.

	Year Ended December 31,
	2012	2013
Net revenue	$344,656	$345,113
Net income	38,764	35,976

Note 4. Property and Equipment

	December 31, 2012	December 31, 2013
Land and improvements	$18,087	$25,640
Buildings and leasehold improvements	21,751	29,438
Broadcast equipment	58,990	69,095
Computer and office equipment	4,882	6,791
Furniture and fixtures	2,938	3,728
Vehicles	2,335	2,819
Software development costs	5,701	9,560
	114,684	147,071
Less: Accumulated depreciation and amortization	(36,808)	(50,777)
Property and equipment, net	$77,876	$96,294

Depreciation and amortization expense was $13.6 million and $14.0 million for the years ended December 31, 2012 and 2013, respectively.
Note 5. Goodwill and Other Intangible Assets
Indefinite-lived assets consist of FCC broadcast licenses and goodwill. FCC licenses represent a substantial portion of the Company’s total assets. The FCC licenses are renewable in the ordinary course of business, generally for a maximum of eight years. The fair value of FCC licenses is primarily dependent on the future cash flows of the radio markets and other assumptions, including, but not limited to, forecasted revenue growth rates, market shares, profit margins and a risk-adjusted discount rate.
Based on the results of the Company’s 2012 and 2013 annual impairment evaluations, the fair values of the Company’s goodwill and FCC licenses exceeded their carrying values and, therefore, no impairment of these assets had occurred as of the dates of the annual tests. If market conditions and operational performance of the Company’s reporting units were to deteriorate and management had no expectation that the performance would improve within a reasonable period of time or if an event occurs or circumstances change that would reduce the fair value of its goodwill and intangible assets below the amounts reflected in the balance sheet, the Company may be required to recognize impairment charges in future periods.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

The following represents the changes in goodwill for the years ended December 31, 2012 and 2013:

Balance, January 1, 2012	$50,464
Double O acquisition	265
Cumulus I asset exchange	32,840
MMN acquisition	7,000
Mountain Jam acquisition	1,155
Taste of Country Productions	275
Balance, December 31, 2012	91,999
Headwaters Country Jam acquisition	373
Country Jam acquisition	2,749
Rock Jam acquisition	100
AOL Music acquisition	118
Peak acquisition	25,802
Fresno exchange	(16,906)
Cumulus II acquisition	101,022
Cumulus II asset exchange	8,946
MAC Events acquisition	2,947
Balance, December 31, 2013	$217,150

Intangible assets consist of the following:

	Estimated Useful Life	December 31,
		2012	2013
Intangible Assets:
FCC licenses	Indefinite	$355,893	$487,794
Customer and advertising relationships	10 years	9,217	14,317
Leasehold interests	5 to 39 years	1,085	1,085
Tower space	3 to 9 years	637	637
Sports broadcast rights	1 to 2 years	665	665
Non-compete agreements	1 to 2 years	243	243
Trademark	10 years	490	3,967
Other intangibles	1 to 2 years	50	—
Total		368,280	508,708
Less: Accumulated amortization		(5,711)	(6,809)
Net amount		$362,569	$501,899

Amortization expense for definite-lived intangible assets for the years ended December 31, 2012 and 2013 was $1.2 million.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

Estimated future amortization expense for each of the five succeeding fiscal years and thereafter as of December 31, 2013 is as follows:

2014	$1,974
2015	1,974
2016	1,908
2017	1,843
2018	1,135
Thereafter	5,271
$14,105

Note 6. Long-Term Debt
Long-term debt consisted of the following:

	December 31, 2012	December 31, 2013
Townsquare Radio, LLC:
Unsecured Senior Notes (inclusive of bond premium of $0 and $8,898, respectively)	$265,000	$419,798
Incremental Term Loans	101,743	202,722

Townsquare Media, LLC:
Senior PIK Notes	—	30,392
Capitalized obligations	704	560
	367,447	653,472
Less: current portion of long-term debt	(1,164)	(2,186)
	$366,283	$651,286

Townsquare Radio: On April 4, 2012, Townsquare Radio, issued $265.0 million of 9% Unsecured Senior Notes due April 2019 (the “Notes”). Interest is payable semiannually on April 1 and October 1, commencing on October 1, 2012 at 9% until principal amount is due in April 2019. The net proceeds from this offering of $257.0 million were used to repay, in its entirety, the outstanding debt (excluding capitalized obligations) of the Company’s subsidiaries.
Concurrently with the issuance of the Notes, on April 4, 2012, Townsquare Radio entered into a $10.0 million Revolving Credit Facility with General Electric Capital Corporation, as administrative agent and the lenders party thereto. The Revolving Credit Facility is available to finance the working capital needs and general corporate purposes of Townsquare Radio and its subsidiaries. As of December 31, 2013, no amounts have been drawn under the Revolving Credit Facility. In addition, previously incurred deferred finance costs of $1.1 million related to the extinguished debt were written off to interest expense in April 2012.
On November 14, 2013 Townsquare Radio issued $145.9 million of 9% Unsecured Senior Notes due in April 2019 at a price of 106.25% as an add-on to the Company’s existing Notes. Interest is payable semiannually on April 1 and October 1, commencing on April 1, 2014 at 9% until principal amount is due in April 2019. The net proceeds from this offering of $155.1 million (including bond premium of approximately $9.1 million), were used to finance the Cumulus II acquisition more fully described in Note 3.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

The Notes are unconditionally guaranteed on a senior unsecured basis (the “Note Guarantees”) by each existing and future wholly owned domestic subsidiary of the Company, other than for the licensed subsidiaries, that guarantees the Credit Agreement (each, a “Guarantor”). Under the Notes, the Company is subject to an incurrence covenant based on a maximum consolidated leverage ratio of 6:00 to 1:00. While the Company is permitted to exceed the consolidated leverage ratio of 6:00 to 1:00, the Company is not allowed to incur any additional indebtedness while this ratio is greater than 6:00 to 1:00.
At any time prior to April 1, 2015, the Company may redeem the Notes in whole or in part, at its option at a redemption price equal to 100% of the principal amount of such Notes plus various applicable premiums as defined, plus accrued and unpaid interest, if any, to the redemption date.
Based on available market information as of the date hereof, the Notes were trading at 108.75 as of December 31, 2013 with an estimated fair value of $453.8 million.
On July 31, 2012, Townsquare Radio, in connection with the consummation of the Cumulus I acquisition, borrowed $105.0 million in Incremental Term Loans under the Company’s existing Credit Agreement with a syndicate of banks, led by General Electric Capital as Administrative Agent.
On November 14, 2013, Townsquare Radio issued $102 million in Incremental Term Loans as an add-on to the Company’s existing credit facility which was used to finance the Peak and Cumulus II acquisitions more fully described in Note 3. Such incremental term loans have a maturity date of April 4, 2018 and amortize principal quarterly at a rate of 1% per annum.
The Incremental Term Loans bear interest (subsequent to an amendment entered into November 7, 2012), at the Company’s election, at the Eurodollar Rate (as defined in the Credit Agreement), plus 3.50% or the Base Rate (as defined in the Credit Agreement) plus 2.50%. Prior to the amendment on November 7, 2012, the term loans bore interest at the Company’s election of the Eurodollar Rate (as defined in the Credit Agreement), plus 4.00% or the Base Rate (as defined in the Credit Agreement). As of December 31, 2013, the effective interest rate on the term loans was 3.7%.
The term loans include a requirement for mandatory prepayments of 50% of the Company’s excess free cash flow as measured on an annual basis. Excess free cash flow is generally defined as the Company’s consolidated EBITDA less debt service costs, capital expenditures, current income taxes paid, current interest paid, losses from extraordinary items and any increases in the Company’s working capital during the period. The Company was not required to make an excess free cash flow payment for the period ended December 31, 2013. The incremental term loans are senior secured obligations of the Company.
The term loans are guaranteed by the holdings of each subsidiary of the Company on substantially all of the tangible and intangible assets. Under the term loans, the Company is subject to a maximum consolidated senior secured leverage ratio of 2:40 to 1:00, as well as to negative covenants customary for facilities of this type.
Based on available market information, the estimated fair value of the incremental term loans was approximately $200.2 million as of December 31, 2013.
The term loans also provide for a $10.0 million revolving line of credit, which was unused as of December 31, 2013.
Townsquare Media: On November 14, 2013, the Company issued $30 million of 10.0% Senior PIK Notes due in September 2019. The payment of principal, premium, if any and interest on the PIK Notes will be fully and unconditionally guaranteed on a senior secured basis, jointly and severally by the Company and its subsidiaries. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months, compounding quarterly each March, June, September and December of the calendar year. Accrued PIK interest at December 31, 2013 was $0.4 million.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

Annual maturities of the Company’s long-term debt as of December 31, 2013 are payable as follows:

2014	$2,190
2015	2,198
2016	2,206
2017	2,125
2018	194,563
2019	441,292
$644,574

Note 7. Equity
The equity units of the Company consist of Class A Common Units, Class B Common Units, Class A Preferred Units and Class B Preferred Units (collectively, the “Company Units”). As of December 31, 2012 and 2013, only Class A Common Units, Class B Common Units and Class A Preferred Units have been issued and are outstanding. The Company has also issued warrants for Company Units to certain of its investors. The rights and obligations related to the Company Units are set for in the Company’s Second Amended and Restated Limited Liability Company Agreement dated as of March 15, 2011, as amended by Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement dated as of October 13, 2011 as further amended by Amendment No. 2 to the Second Amended and Restated Limited Liability Company Agreement, dated as of September 17, 2013 and as further amended by Amendment No. 3 to the Second Amended and Restated Limited Liability Company Agreement dated as of December 10, 2013 (as further amended from time to time, the “LLC Agreement”) and the Company’s Amended and Restated Security Holders Agreement dated as of August 12, 2010 (as further amended from time to time, the “Security Holders Agreement”).
All of the Company Units are non-voting interests, other than Class A Common Units, but only if such Class A Common Units are either held by (a) OCM POF IV AIF GAP Holdings, L.P., a Delaware limited partnership, and any other investment vehicle or fund managed, directly or indirectly, by Oaktree Capital Management, L.P. that at any time acquires Company Units (collectively, “OCM”) or (b) subject to the delivery of an election to hold voting securities and the satisfaction of certain regulatory criteria (which has not yet been delivered or satisfied), SOF Investments, L.P. – Private V, a Delaware limited partnership and/or any of its affiliates that at any time acquired Company Units.
Upon a liquidating distribution or in connection with any interim distributions, each of the Company’s units are entitled to participate in such distributions as follows: (i) first, all distributions are paid to the Class A Preferred Units, until an amount equal to the unreturned capital of each such Class A Preferred Unit is paid in full; $144.2 million as of December 31, 2013, (ii) second, all distributions are paid to the Class B Preferred Units, until an amount equal to the unreturned capital of each such Class B Preferred Unit is paid in full and (iii) third, all amounts remaining to be distributed are paid to the Class A Common Units and Class B Common Units, with the Class B Common Units receiving a fixed distribution amount calculated in accordance with the LLC Agreement, and all remaining amounts being paid to the holders of Class A Common Units based upon the number of Class A Common Units held by each such holder.
The Company Units are generally subject to transfer restrictions on the terms set forth in the Security Holders Agreement, although the holders of the Company Units can generally transfer to affiliates, family members and for estate planning purposes. In addition, holders of Class A Common Units and Class A Preferred Units (other than OCM) can transfer their units to a third party in certain circumstances after complying with a right of first refusal in favor of OCM, and, in connection with a

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

transfer of Class A Common Units and Class A Preferred Units by OCM, other holders of Class A Common Units and Class Preferred Units are generally entitled to tag-along rights that allow such holders to transfer a portion of their like-kind Company Units with OCM as well.
Holders of Class A Common Units are entitled to preemptive rights in connection with any new equity issuances of equity securities by the Company, subject to customary carve outs, and are also generally entitled to receive monthly, quarterly and annual financial statements and the annual business plan from the Company.
All Company Units are subject to a drag-along provision in favor of OCM that requires that the holders of Company Units sell their Company Units to a bona fide third-party purchaser if OCM approves such sale.
Class B Common Units are defined as a Unit representing a fractional part of the interest of a Unitholder in Profits, Losses and Distributions. The Company has issued Class B Common Units to existing employees, officers, directors, managers, other service providers of the Company and its Subsidiaries. The maximum number of Class B Common Units to be issued and outstanding at any time is limited to 10,500,000. The right of any Class B Common Unit to receive distributions is subject, among other things, the calculation of the carried interest distribution amount, as defined.
The Class B Common Units are subject to various vesting schedules subject to employment. The fair value of Class B Common Units issued in 2012 and 2013 were de minimis. No amounts have been expensed due to the Company not meeting the exercisability rights that is contingent upon the occurrence of a change in control of the Company, or in certain cases, an initial public offering as outlined in the LLC Agreement. Since the contingency represents a performance condition to be determined in the future no compensation expense has been recognized.
On February 29, 2012, the Company issued 96,506 Class A Common Units and 96,506 Class A Preferred Units (or warrants to purchase the same) valued at $0.3 million in connection with its acquisition of Double O.
On July 30, 2012, the Company issued 5,454,545 Class A Common Units and 5,454,545 Class A Preferred Units (or warrants to purchase the same) in exchange for $15.0 million in connection with its Cumulus I acquisition.
On August 1, 2012, the Company issued 36,364 Class A Common Units and 36,364 Class A Preferred Units (or warrants to purchase the same) in exchange for $0.1 million.
On December 18, 2012, the Company recorded an equity contribution of $0.4 million, representing the value of 30% non-controlling interest of Chet-5’s investment in Mountain Jam, LLC.
On December 18, 2012, the Company recorded an equity contribution of $22 thousand, representing the value of 30% non-controlling interest of Chet-5’s investment in Taste of Country.
On November 14, 2013, the Company issued 2,582,398 Class A Common Units and 2,582,398 Class A Preferred Units (or warrants to purchase the same) valued at $16.2 million in connection with its acquisition of Peak.
On December 27, 2013 the Company purchased 199,333 Class A Preferred Units and 199,333 Class A Common Units from certain company unit holders, which units were subsequently held in Treasury by the Company until being distributed to certain employees as compensation in 2014.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

The Company has the following units outstanding as of December 31, 2012 and 2013:

	2012	2013
Class A Common	40,351,108	41,555,705
Class A Preferred	40,351,108	41,555,705
Class B Common	9,792,350	9,709,300
Class B Preferred	—	—

The following summarizes the Class B Common Units:

Balance, January 1, 2012	9,725,650
Issued	529,700
Forfeited	(463,000)
Balance, December 31, 2012	9,792,350
Issued	218,500
Forfeited	(301,550)
Balance, December 31, 2013	9,709,300

In addition, the Company had the following warrants to purchase units outstanding as of December 31, 2012 and 2013:

	2012	2013
Warrants to purchase Class A Common	15,609,760	16,987,561
Warrants to purchase Class A Preferred	15,609,760	16,987,561

The warrant holders are entitled to substantially identical economic rights as if they held the underlying Class A Common Units and Class A Preferred Units and are also entitled to anti-dilution rights in certain events, including but not limited to stock dividends, splits or combinations. Each warrant entitles the holder to one of the underlying units for an exercise price of $0.0001 per unit and are exercisable at the holder’s option at any time upon delivery, prior to the expiration date, of the warrant, accompanied by payment of the exercise price for the number of units with respect to which the warrant is being exercised.
Note 8. Income Taxes
TMI records deferred income taxes, which are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.
The Company’s tax years open to examination based on the statute of limitations for federal income taxes are for 2010 and after and 2009 and after for state income taxes.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

TMI’s provision for income taxes in the consolidated statements of operations reflects only the Company’s state franchise taxes which are based on a number of factors in certain state jurisdictions unrelated to net income. There were no federal or other state income taxes on TMI’s earnings in 2013 as a result of its net operating loss carryforwards, the benefit of which had not been previously recorded. TMI has recorded a full valuation allowance on its net deferred tax assets at December 31, 2012 and December 31, 2013. Significant components of the deferred tax assets and liabilities are as follows:

	December 31,
	2012	2013
Deferred Tax Assets:
Net operating loss carryforwards	$21,314	$21,409
Intangibles and long-lived assets	15,957	11,737
Accounts receivable	334	382
Property and equipment	398	419
Total deferred tax assets	38,003	33,947
Valuation allowance	(38,003)	(33,947)
Net deferred tax assets	$—	$—

TMI has recorded a full valuation allowance on its net deferred tax assets at December 31, 2012 and 2013. The $4.1 million net change in the valuation allowance from 2012 to 2013 results directly from changes in the components of the deferred tax assets and liabilities.
The utilization of TMI’s net operating loss carryforwards for federal income tax purposes is limited pursuant to the annual utilization limitations provided under the provisions of Internal Revenue Code Section 382. After giving effect to such limitations, as of December 31, 2013, TMI has cumulative federal and state tax loss carryforwards of $53.8 million. These loss carryforwards will expire in years 2014 through 2036.
The Company’s effective tax rate of 3.3% is less than the statutory rate because the majority of the Company’s subsidiaries are limited liability companies, which are not subject to income taxes at the Company level.
Total provision for income taxes from continuing operations differed from the amount computed by applying the federal statutory tax rate of 35.0% for the year ended December 31, 2012 due to the following:

Pretax income at federal statutory rate	$2,359
Income for which no federal tax effect	(2,359)
State income tax expense, net of tax benefit	340
Provision for income taxes	$340

Total provision for income taxes from continuing operations differed from the amount computed by applying the federal statutory tax rate of 35.0% for the year ended December 31, 2013 due to the following:

Pretax income at federal statutory rate	$3,658
Income for which no federal tax effect	(3,658)
State income tax expense, net of tax benefit	340
Provision for income taxes	$340

Note 9. Derivative Financial Instruments
The Company is exposed to a variety of market risks, including the effects of changes in interest rates. The Company’s risk management strategy includes the use of derivative instruments to convert a

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

portion of its debt from variable to fixed rates or to limit the maximum rate on certain variable rate debt in order to reduce the effect of fluctuating interest rates. The Company follows current accounting guidance, which requires that all derivative financial instruments, such as interest rate swap agreements, be recognized in the financial statements as assets or liabilities and be measured at fair value.
In 2011, the Company purchased for $1.5 million, two interest rate caps which through December 2013 limit the Company’s quarterly interest rate exposure to U.S. three-month LIBOR to a maximum of 2% on a total of $150 million notional amount of long-term debt. In 2012, the Company recorded an unrealized loss of $0.1 million on these currently outstanding derivatives. In 2013, the Company recorded immaterial losses on these currently outstanding derivatives.
Note 10. Savings Plans
Townsquare Media, LLC 401(k) Profit Sharing Plan: Townsquare Media, LLC sponsors a defined contribution plan covering substantially all employees. Both the employee and Townsquare Media can make voluntary contributions to the plan. Townsquare Media, LLC matched contributions vest to the employees over a three-year period after one year of service. There were no Townsquare Media, LLC matched contributions in 2012 and 2013.
Note 11. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:

	December 31,
	2012	2013
Accrued compensation and benefits	$6,063	$11,412
Accrued professional fees	3,375	1,476
Accrued commissions	1,909	1,880
Fair value of contingent consideration	1,100	—
Accrued taxes	922	952
Accrued music and FCC licensing	310	1,108
Accrued publisher fees	575	793
Accrued national representation fees	510	660
Accrued other	3,313	4,539
	$18,077	$22,820

Note 12. Transaction and Other Restructuring Costs
In 2012, the Company incurred merger and acquisition transaction costs of $1.8 million, the substantial majority of which were incurred in connection with the Cumulus I acquisition, including severance and other benefits to terminated employees.
In 2013, the Company incurred merger and acquisition transaction costs of $2.0 million, the substantial majority of which were incurred in connection with the Cumulus II and Peak acquisitions.
Note 13. Commitments and Contingencies
Operating Leases: The Company leases certain facilities and equipment used in its operations. Certain of the Company’s operating leases contain renewal options through 2062, escalating rent provisions and/or cost of living adjustments. Total rental expense was approximately $7.4 million and $9.7 million for the years ended December 31, 2012 and 2013, respectively. Total rental expense includes costs incurred for live events including venue and equipment rentals.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

At December 31, 2013, the total minimum annual rental commitments under noncancelable operating leases are as follows:

2014	$8,408
2015	7,588
2016	6,904
2017	6,013
2018	5,125
Thereafter	12,981
Total minimum payments	$47,019

Future Commitments: The radio broadcast industry’s principal ratings service is Nielsen, which publishes surveys for domestic radio markets. The Company’s remaining aggregate obligation under the agreements with Nielsen as December 31, 2013 is approximately $25.1 million and is expected to be paid in accordance with the agreements through October 2018.
Litigation: In the normal course of business, the Company is subject to various regulatory proceedings, lawsuits, claims and other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance.
On April 18, 2013, the Company received a summary judgment order issued by the Vanderburgh Superior Court in the State of Indiana dismissing all claims in the Brill lawsuit in connection with Townsquare Media, Inc.’s (formerly known as Regent Communications, Inc.) 2003 purchase of twelve radio stations from Brill Media Company LLC and related entities in connection with their bankruptcy proceedings. The plaintiffs were seeking compensatory and punitive damages in excess of $20 million. In the second quarter of 2013 the Company reversed $2.1 million of the remaining liability as a reduction to corporate expense on the Company’s Consolidated Statement of Operations. There is no remaining liability as of December 31, 2013. The plaintiffs are pursuing an appeal, which is scheduled to be argued in the Indiana Court of Appeals on May 13, 2014.
Additionally, from time to time the Company is engaged in various legal proceedings related to the intellectual property, employee, or other matters, which are not material to the Company’s consolidated operations or financial condition.
Note 14. Segment Reporting
The Company has one reportable segment, which is Local Advertising. The Company reports the remainder of its business in an Other Media and Entertainment category. Our Local Advertising segment provides advertising via broadcast and digital delivery within our local markets. The Other Media and Entertainment businesses principally provide live events, digital marketing services, e-commerce solutions and digital advertising services nationally. The segment disclosure is consistent with the management decision-making process that determines the allocation of resources and the measurement of performance.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

The following table presents the Company’s reportable segment results for the years ended December 31, 2012:

	Local Advertising	Other Media & Entertainment	Corporate and other reconciling items	Consolidated
Year Ended December 31, 2012
Net revenue	$198,306	$24,430	$—	$222,736
Direct operating expenses	133,255	19,848	—	153,103
Depreciation and amortization	11,214	3,228	382	14,824
Corporate expenses	—	—	17,750	17,750
Transaction and other restructuring costs	—	—	1,782	1,782
Net gain on sale of assets	—	—	123	123
Operating income (loss)	$53,837	$1,354	$(20,037)	$35,154
Long-Lived Assets	$519,228	$12,647	$569	$532,444
Capital expenditures	$4,777	$4,227	$890	$9,894

The following table presents the Company’s reportable segment results for the years ended December 31, 2013:

	Local Advertising	Other Media & Entertainment	Corporate and other reconciling items	Consolidated
Year Ended December 31, 2013
Net revenue	$229,653	$38,925	$—	$268,578
Direct operating expenses	147,720	37,494	—	185,214
Depreciation and amortization	11,202	3,498	489	15,189
Corporate expenses	—	—	21,124	21,124
Transaction and other restructuring costs	—	—	2,001	2,001
Change in fair value of contingent consideration	—	—	(1,100)	(1,100)
Net gain on sale of assets	—	—	(36)	(36)
Operating income (loss)	$70,731	$(2,067)	$(22,478)	$46,186
Long-Lived Assets	$791,447	$22,676	$1,220	$815,343
Capital expenditures	$4,586	$4,089	$851	$9,526

Note 15. Pro Forma C Corporation Data (Unaudited)
In connection with the Company’s filing with the Securities and Exchange Commission and planned public stock offering, the Company plans to reorganize as a corporation and become a “C” corporation subject to federal, state and local income taxes. The proforma tax adjustments for the periods presented are based on the historical results of operations for such periods assuming that the company was a “C” corporation throughout these periods. Such adjustments do not include the direct effect of the deferred income taxes which are required to be recorded upon the date of reorganization as a “C” corporation. Upon conversion, the Company estimates it will establish net current deferred tax assets of approximately $1.5 million, net long-term deferred tax assets of approximately $4.5 million and net long-term deferred tax liabilities of $16.7 million.
Note 16. Pro Forma Net Income Per Common Share (Unaudited)
Pro forma basic and diluted net income per common share have been computed to give effect to the assumed conversion of the units and warrants to purchase units of Townsquare Media, LLC into Class A, Class B, and Class C common stock of Townsquare Media, Inc. upon the completion of the initial public offering of the Company’s common stock. In addition, the pro forma net income applied in

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)

computing the pro forma basic and diluted net income per share is based upon the Company’s historical net income as adjusted to reflect the conversion of the Company from a limited liability company into a Delaware corporation. Prior to such conversion, the Company was treated as a partnership and generally not subject to income taxes. The pro forma net income (loss), therefore, includes adjustments for income tax expense (benefit) as if the Company had been a corporation and subject to income taxes at an assumed combined federal, state, and local income tax rate of 38.9%.
The following table sets forth the computation of basic and diluted pro forma net income per share for the year ended December 31:

2013
Numerator
Net income	$6,386
Denominator
Weighted average shares of common stock outstanding	7,567,623
Effect of dilutive common stock equivalents-warrants	9,168,522
Weighted average diluted common shares outstanding	16,736,145
Pro forma net income per share:
Basic	$0.84
Diluted	$0.38

Note 17. Subsequent Events
The Company evaluated the consolidated financial statements for subsequent events through May 9, 2014, the date the consolidated financial statements were available to be issued, and determined that there were no material subsequent events to report as of that date.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in Thousands, Except Share and per Share Data)
(Unaudited)

	December 31, 2013	March 31, 2014
ASSETS
Current assets:
Cash	$45,647	$57,339
Accounts receivable, net of allowance of $2,914 and $2,883, respectively	56,994	52,875
Prepaid expenses and other current assets	8,298	5,939
Total current assets	110,939	116,153
Property and equipment, net	96,294	94,467
Intangible assets, net	501,899	501,635
Goodwill	217,150	217,274
Deferred financing costs, net	12,357	11,867
Investments	234	234
Other assets	330	267
Total assets	$939,203	$941,897
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$8,640	$7,612
Current portion of long-term debt	2,186	2,186
Accrued expenses and other current liabilities	22,820	16,041
Deferred revenue	9,396	10,998
Accrued interest	9,411	18,635
Total current liabilities	52,453	55,472
Long-term debt, less current portion, (inclusive of bond premium of $8,898 and $8,474, respectively)	651,286	651,332
Other long-term liabilities	933	933
Total liabilities	704,672	707,737
Commitments and contingencies
Members’ equity:
Controlling interest	234,039	233,668
Non-controlling interest	492	492
Total liabilities and members’ equity	$939,203	$941,897

See Notes to Consolidated Financial Statements

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands, Except Share and per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2013	2014
Net revenue	$53,473	$79,161
Operating costs and expenses:
Direct operating expenses, excluding depreciation and amortization	40,476	57,742
Depreciation and amortization	4,026	4,386
Corporate expenses	3,791	5,437
Transaction and other restructuring costs	1	28
Net gain on sale of assets	(45)	(110)
Total operating costs and expenses	48,249	67,483
Operating income	5,224	11,678
Other expenses:
Interest expense, net	(7,409)	(12,080)
Net loss on derivative instruments	(1)	—
Other expense, net	(12)	(37)
Loss before income taxes	(2,198)	(439)
Provision for income taxes	85	91
Net loss	$(2,283)	$(530)
Pro forma C corporation data (unaudited):
Historical loss before taxes		$(439)
Pro forma income taxes		(171)
Pro forma net loss		$(268)
Pro forma net loss per share:
Basic		$(0.03)
Diluted		$(0.03)
Weighted average shares outstanding:
Basic		7,887,109
Diluted		7,887,109

See Notes to Consolidated Financial Statements

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY
(in Thousands, Except Share and per Share Data)
(Unaudited)

	Controlling Interest	Non-Controlling Interest
Balance at December 31, 2013	$234,039	$492
Units issued from Treasury	159	—
Net loss	(530)	—
Balance at March 31, 2014	$233,668	$492

See Notes to Consolidated Financial Statements

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands, Except Share and per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2013	2014
Cash flows from operating activities
Net loss	$(2,283)	$(530)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,026	4,386
Amortization of deferred financing costs	517	624
Provision for doubtful accounts	294	447
Units issued as compensation	—	159
Noncash interest expense	—	336
Loss on derivative instruments	1	—
Net gain on sale of assets	(45)	(110)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	1,404	3,566
Prepaid expenses and other assets	(743)	2,425
Accounts payable	(906)	(1,027)
Accrued expenses	1,047	(5,305)
Accrued interest	5,963	9,224
Other long-term liabilities	(159)	—
Net cash provided by operating activities	9,116	14,195
Cash flows from investing activities:
Acquisition of intangibles	(212)	(231)
Purchase of property and equipment	(1,941)	(1,995)
Proceeds from sale of assets	92	147
Net cash used in investing activities	(2,061)	(2,079)
Cash flows from financing activities:
Repayment of bank debt	(255)	(255)
Debt financing costs paid	(174)	(134)
Repayments of capitalized obligations	(35)	(35)
Net cash used in financing activities	(464)	(424)
Net increase in cash	6,591	11,692
Cash:
Beginning of period	22,305	45,647
End of period	$28,896	$57,339
Supplemental Disclosure of Cash Flow Information:
Cash payments:
Interest	$930	$1,894
Income taxes	120	10
Barter transactions:
Barter revenue—included in broadcasting revenue, net	1,678	2,656
Barter expense—included in direct operating expenses	1,479	2,377

See Notes to Consolidated Financial Statements

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)
Note 1. Organization and Basis of Presentation
Organization: Townsquare Media, LLC. (the “Company” or “Ultimate Parent”) was organized as a limited liability company in 2010 to own and operate media properties through subsidiaries. As more fully described below, the Company commenced operations on April 28, 2010.
As of March 31, 2014, the Company owned 100% of Townsquare Management Company, LLC (“Management”), which in turn owned 100% of Townsquare Radio Holdings, LLC, which in turn owned 100% of Townsquare Radio, LLC (“Townsquare Radio”), which directly or indirectly owned 100% of each of i) Townsquare Media, Inc. and subsidiaries (“TMI”); ii) Townsquare Media West Central Holding, LLC and subsidiaries (“TMWC”); iii) Townsquare Media Acquisition III, LLC and subsidiaries (“TMAIII”); iv) Townsquare Media Acquisition IV, LLC and subsidiaries (“TMAIV”); v) Bryton Acquisition Company, LLC (“Bryton”); vi) Lyla Acquisition Company, LLC (“Lyla”); vii) Zader Acquisition Company, LLC (“Zader”); and viii) Townsquare Live Events, LLC (“Townsquare Live Events”) which in turn is the parent of a) Townsquare Lifestyle Events, LLC (“Townsquare Lifestyle”) and b) Saratoga Festivals, LLC (“Saratoga”) and the 70% owner of c) Taste of Country Productions, LLC (“Taste of Country”), d) 70% owner of Mountain Jam, LLC (“Mountain Jam”), e) Townsquare Live Events, Montana, LLC (“Headwaters Country Jam”), f) Townsquare Live Events Colorado, LLC (“Country Jam”) and g) Townsquare Expos, LLC (“MAC Events”), (collectively (i)-(viii) and (a)-(g), the “Radio Subsidiaries”).
In addition, as of March 31, 2014, the Company owned 100% of Townsquare Cares, Inc.; Townsquare Interactive, LLC; Townsquare Live Entertainment, LLC; Townsquare Live Productions, LLC; Townsquare MMN, LLC (“MMN”); Townsquare Next, LLC (“Townsquare Next”); Seize the Deal, LLC (“Seize the Deal”); Townsquare Live Events International, LLC (“TSLE International”); as well as 50% of Townsquare Check-up Productions, LLC (all of the foregoing, collectively the “Non-Radio Subsidiaries”).
As of March 31, 2014, these entities and their subsidiaries owned and operated 312 radio stations, over 325 search engine and mobile-optimized local websites and approximately 500 live events in 66 small and mid-sized U.S. markets, making the Company the third largest owner of radio stations in the United States by number of radio stations owned.
Since commencing operations the Company has entered into the following significant transactions.
On August 19, 2011, the Company acquired, in a business combination, 100% of the equity interests of Millennium Radio Holdings, LLC (“Millennium”), from affiliates of Oaktree and GE Capital in an equity exchange for 12,499,432 units of Class A Preferred Units and related warrants and 12,499,432 Class A Common Units and related warrants of Townsquare Media, LLC. Townsquare Media, LLC subsequently contributed all of its ownership interests in Millennium to Townsquare Radio and Millennium was renamed Townsquare Media Acquisition IV, LLC. This transaction has been accounted for as a purchase of Millennium’s net assets and business. Its operations and cash flows have, therefore, been included in the accompanying financial statements beginning July 20, 2011 when an entity controlled by Oaktree (the Ultimate Parent’s controlling equity holder) became the controlling unit holder of Millennium.
On February 29, 2012, the Company, through its subsidiary, Townsquare Media Acquisition III, LLC, acquired in a business combination, the radio stations and certain related assets and liabilities of Double O Corporation (“Double O”) for approximately $11.0 million and 96,506 Class A Common Units and 96,506 Class A Preferred Units (or warrants to purchase the same) of the Ultimate Parent in connection with its acquisition of Double O, which were valued at approximately $0.3 million.
On July 31, 2012, the Company, through a wholly owned subsidiary, Bryton Acquisition, LLC and TMI, acquired through an asset purchase and asset exchange, certain radio stations and related assets and liabilities of Cumulus Media, Inc. and its subsidiaries (“Cumulus I”). The Company acquired

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

substantially all of the assets and liabilities of 55 radio stations in various markets across the United States. In exchange for these radio stations and their related assets and liabilities, the Company transferred to Cumulus substantially all of the assets and liabilities of the 10 radio stations in Bloomington and Peoria, Illinois and approximately $114.9 million in cash, net of adjustments at closing.
On August 10, 2012, a newly formed subsidiary of the Company, MMN, acquired from MMN Media, Inc. the MOG Music Network business, a music-focused digital advertising network and its related assets, for approximately $7.0 million in cash at closing, net of adjustment at closing, and up to $4.0 million of additional cash payments based on an earn-out arrangement. The cash paid at closing was satisfied entirely with cash on the balance sheet of Townsquare Media, LLC. The business did not achieve targets to merit payments in relation to the earn-out.
On July 12, 2013, the Company, through a subsidiary of Townsquare Live Events, purchased substantially all of the assets of Country Jam, a Colorado-based annual music festival, for $4.1 million, net of adjustments. Approximately $3.7 million was paid through closing and $0.4 million will be paid at scheduled dates in the third quarter of 2014.
On November 14, 2013, the Company acquired, in a business combination, 100% of the equity interests of Peak II Holdings, LLC (“Peak”) which owned 6 radio stations in Boise, Idaho and 5 radio stations in Fresno, California, for approximately $33.9 million of cash and 2,582,398 of Class A Common Units and 2,582,398 Class A Preferred Units (or warrants to purchase the same) of the Ultimate Parent, which were valued at approximately $16.2 million. Peak was subsequently renamed Lyla Acquisition Company, LLC (“Lyla”).
On November 14, 2013, the Company, through its subsidiary, Zader Acquisition Company, LLC (“Zader”), acquired through an asset purchase and asset exchange, certain radio stations and related assets and liabilities from Cumulus Media Inc. and its subsidiaries (“Cumulus II”). The Company acquired substantially all of the assets and liabilities of 50 radio stations in 12 markets for approximately $235.9 million in cash and the acquisition net working capital.
On November 14, 2013, the Company, purchased through an asset exchange, the assets and certain liabilities, including 15 radio stations owned by Cumulus in and around Dubuque, Iowa and Poughkeepsie, New York. In exchange for these assets and liabilities, the Company agreed to transfer to Cumulus the assets and certain liabilities, including 5 radio broadcast stations in Fresno, California acquired by the Company from Peak. The Company received approximately $0.9 million in cash from Cumulus pursuant to the exchange.
On November 20, 2013, the Company, through a wholly owned subsidiary, Townsquare Expos, LLC, acquired substantially all of the assets of MAC Events, LLC, a New Jersey-based consumer and trade show producer for approximately $3.4 million in cash, net of adjustments.
A description of each of the above subsidiaries and their business follows.
Description of Business: The Company is a media and entertainment company that owns and operates radio, digital and live event properties. The Company specializes in creating and distributing original entertainment, music and lifestyle content. Additionally, the Company owns certain national digital properties including Taste of Country and PopCrush, certain digital commerce and service offerings and a programming joint venture.
The Company’s radio properties were made up of the following subsidiary groups as of March 31, 2014:
TMI and its subsidiaries own and operate radio, digital and live event properties in small and mid-sized markets throughout the United States. These markets consist of: Ft. Collins-Greeley, Colorado; Evansville, Indiana; Owensboro, Kentucky; Lafayette, Louisiana; Presque Isle, Maine; Flint and Grand

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

Rapids, Michigan; St. Cloud, Minnesota; Albany, Buffalo and Utica, New York; and El Paso and Killeen-Temple, Texas. TMI also owns Special Events Management, LLC which operates live events throughout the Company’s radio markets.
TMWC and its subsidiaries own and operate radio, digital and live event properties in small and mid-sized markets throughout the Gulf Central, Western and Pacific Northwestern Regions of the United States. These markets consist of: Abilene, Amarillo, Lubbock, Lufkin, Texarkana, Tyler, Victoria and Wichita Falls, Texas; Lake Charles and Shreveport, Louisiana; Lawton, Oklahoma; Billings, Bozeman, Missoula and Shelby, Montana; Casper, Cheyenne and Laramie, Wyoming; Twin Falls, Idaho; Richland-Kennewick-Pasco and Yakima, Washington; and Duluth, Minnesota.
TMAIV and its subsidiaries own and operate radio, digital and live event properties in small and mid-sized markets in New Jersey. These markets consist of Atlantic City, Monmouth-Ocean and Trenton.
TMAIII and its subsidiaries own and operate radio, digital and live event properties in small markets in Oneonta, New York; San Angelo, Texas; Quincy-Hannibal, Illinois-Missouri; and Sedalia, Missouri.
Bryton and its subsidiaries own and operate radio, digital and live event properties in small and mid-sized markets throughout the United States. These markets consist of Augusta and Bangor, Maine; Binghamton, New York; Bismarck, North Dakota; Grand Junction, Colorado; Odessa-Midland, Texas; New Bedford, Massachusetts; Sioux Falls, South Dakota; and Tuscaloosa, Alabama.
Lyla and its subsidiaries own and operate radio, digital and live event properties in Boise, Idaho; Dubuque, Iowa; and Poughkeepsie, New York.
Zader and its subsidiaries own and operate radio, digital and live event properties in small and mid-sized markets throughout the United States. These markets consist of: Danbury, Connecticut; Rockford, Illinois; Cedar Rapids and Waterloo, Iowa; Quad Cities, Iowa-Illinois; Portland, Maine; Battle Creek, Kalamazoo and Lansing, Michigan; Faribault-Owatonna and Rochester, Minnesota; and Portsmouth-Dover-Rochester, New Hampshire.
Townsquare Live Events and its subsidiaries own and operate live music and non-music live event business in small and mid-sized markets throughout the United States.
The Company’s Non-Radio Subsidiaries are comprised of a non-for profit organization, various live event businesses, and an e-couponing and e-commerce business, a national digital content business, a digital advertising network business, a digital marketing services business, and a programming production business.
Note 2. Summary of Significant Accounting Policies
There have been no significant changes in the Company’s accounting policies since December 31, 2013.
Recently Issued Accounting Pronouncements:
In July 2013, the FASB issued ASU 2013-11, “Income Taxes, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (ASU 2013-11). ASU 2013-11 states that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in ASU 2013-11 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, with early adoption permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.
In March 2013, the FASB issued ASU 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (ASU 2013-05). ASU 2013-05 resolves the diversity in practice concerning the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The guidance is effective for fiscal years and interim reporting periods within those fiscal years beginning after December 15, 2013. The amendments described in the ASU are to be applied prospectively to derecognition events occurring after the effective date; prior periods are not to be adjusted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.
In February 2013, the FASB issued ASU 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (“ASU 2013-04”). ASU 2013-04 provides guidance for the recognition, measurement and disclosure resulting from joint and several liability arrangements. Examples of obligations that fall within the scope of the ASU include certain debt arrangements, other contractual obligations and settled litigation. The new guidance is effective on a retrospective basis for fiscal years and interim periods within those fiscal years beginning after December 15, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.
Note 3. Interim Financial Data
The accompanying unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and the notes related thereto included elsewhere in this prospectus as of December 31, 2013. The accompanying unaudited interim consolidated financial statements include the consolidated accounts of the Company and its wholly-owned subsidiaries, with all significant intercompany balances and transactions eliminated in consolidation. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of results of operations for and financial condition as of the end of the interim periods have been included. The results of operations and cash flows for the three months ended March 31, 2014 and the Company’s financial condition as of such date are not necessarily indicative of the results of operations or cash flows that can be expected for, or the Company’s financial condition as of, any other interim period or for the fiscal year ending December 31, 2014. The consolidated balance sheet as of December 31, 2013 is derived from the audited financial statements at that date.
The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, the Company evaluates its significant estimates, including those related to bad debts, intangible assets, derivative financial instruments, income taxes, contingencies, litigation and purchase price allocations. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

circumstances, the result of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual amounts and results may differ materially from these estimates under different assumptions or conditions.
Note 4. Business Acquisitions
Peak Acquisition: On November 14, 2013, the Company acquired, in a business combination, 100% of the equity interests of Peak, which owns 6 radio stations in Boise, Idaho and 5 radio stations in Fresno, California, for approximately $33.9 million of cash and 2,582,398 of Class A Common Units and 2,582,398 Class A Preferred Units (or warrants to purchase the same) of the Ultimate Parent, which were valued at approximately $16.2 million. The value of the Company’s equity was determined based upon a multiple of Direct Profit. In valuing the equity securities that were part of the consideration transferred, we utilized the acquisition date fair value measured in accordance with the principles of ASC Topic 820 which reflects fair value measured from the perspective of a market participant that holds the equity securities as an asset. The valuation methodology used an income approach which took into account the pro forma Direct Profit for the trailing twelve months and applying a market participant multiple selected from a range of multiples observed for comparable companies to determine an enterprise value. Enterprise value was adjusted for cash on hand, and indebtedness to determine the equity value. The selection of the multiple used requires significant judgment.
Prior to the Company’s consummation of Peak, Oaktree owned 33% of the equity of Peak. For financial reporting purposes, the equity interest owned by Oaktree was transferred to the Company and accounted for as a transaction between entities under common control. Upon consummation of the Peak transaction, the Company obtained a controlling interest in Peak, which was subsequently renamed Lyla Acquisition Company, LLC.
In connection with this transaction, Townsquare Radio borrowed $37.0 million in incremental term loans under the Company’s existing Credit Agreement with a syndicate of banks, led by General Electric Capital as Administrative Agent (see Note 7—Long-Term Debt).
The purchase price was allocated to the tangible and intangible assets and liabilities at their fair value at the date of acquisition, with any excess of the purchase price over the net assets acquired being reported as goodwill. The valuation considered a number of factors, including valuations or appraisals, in determining the fair values of individual assets. The fair value of the FCC licenses was determined using an income approach, which attempts to isolate the income that is attributable to the FCC licenses at the unit of account level, which was determined to be the geographic market level, the lowest level for which the Company has identifiable cash flows. The fair value is calculated by estimating and discounting the cash flows that a typical market participant would assume could be available from similar radio stations operated as part of a group of commonly owned radio stations in a similar sized geographic radio market. The Company believes this method of valuation provides the best estimate of the fair value of the FCC licenses.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

The purchase price and fair value of previously owned interests is as follows:

Accounts receivable	$3,499
Other current assets	241
Property and equipment	8,364
Goodwill	25,802
Other intangibles—advertising relationships	400
FCC licenses	14,500
Accounts payable and accrued expenses	(2,657)
Total	$50,149

Cumulus II Acquisition: On November 14, 2013, the Company through its subsidiary, Zader, acquired through an asset purchase, certain radio stations and related assets and liabilities of Cumulus. The Company acquired substantially all of the assets and liabilities of 50 radio stations in Danbury, Connecticut; Rockford, Illinois; Cedar Rapids and Waterloo, Iowa; Quad Cities, Iowa-Illinois; Portland, Maine; Battle Creek, Kalamazoo and Lansing, Michigan; Faribault-Owatonna and Rochester, Minnesota; and Portsmouth-Dover-Rochester, New Hampshire, for approximately $235.9 million in cash, net of adjustments at closing.
In connection with this transaction the Company and its Ultimate Parent entered into a number of financing commitments with various financial institutions. Townsquare Radio borrowed $65.0 million in incremental term loans under the Company’s existing Credit Agreement with a syndicate of banks, led by General Electric Capital as Administrative Agent (see Note 7—Long-Term Debt). Additionally, Townsquare Radio issued $145.9 million of 9% Unsecured Senior Notes due in April 2019 as an add-on to our existing Notes. The Company made a capital contribution of $30 million of 10.0% Senior PIK Notes due in 2019 with MIHI, LLC, BlackRock Kelso Corporation and Grace Bay Holdings II, LLC, to complete the financing for the transaction.
The purchase price was allocated to the tangible and intangible assets and liabilities at their fair value at the date of acquisition, with any excess of the purchase price over the net assets acquired being reported as goodwill. The valuation considered a number of factors, including valuations or appraisals, in determining the fair values of individual assets. The fair value of the FCC licenses was determined using an income approach, which attempts to isolate the income that is attributable to the FCC licenses at the unit of account level, which was determined to be the geographic market level, the lowest level for which the Company has identifiable cash flows. The fair value is calculated by estimating and discounting the cash flows that a typical market participant would assume could be available from similar radio stations operated as part of a group of commonly owned radio stations in a similar sized geographic radio market. The Company believes this method of valuation provides the best estimate of the fair value of the FCC licenses.
The purchase price allocation for the acquisitions described is as follows:

Accounts receivable	$9,677
Other current assets	521
Property and equipment	16,436
Goodwill	101,022
Other intangibles—advertising relationships	4,400
FCC licenses	107,500
Accounts payable and accrued expenses	(3,642)
Total purchase price	$235,914

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

As a result of the above transaction, KCRR(FM), KKHQ(FM) and KOEL(FM) in Waterloo, Iowa, were placed into a trust pursuant to a trust agreement that will comply with Communications Laws.
Cumulus Asset Exchange: On November 14, 2013, the Company purchased through an asset exchange, the assets and certain liabilities, including 15 radio stations owned by Cumulus in and around Dubuque, Iowa and Poughkeepsie, New York. In exchange for these assets and liabilities, the Company agreed to transfer to Cumulus the assets and certain liabilities, including 5 radio broadcast stations in Fresno, California acquired by the Company from Peak. In exchange of the 5 radio stations in Fresno, California, the Company used a valuation model that utilized a multiple of Direct Profit to determine the value of non-monetary assets. The Company received approximately $0.9 million in cash from Cumulus pursuant to the exchange. In valuing the non-monetary assets that were part of the consideration transferred, we utilized the acquisition date fair value measured in accordance with the principles of ASC Topic 820 which reflects fair value measured from the perspective of a market participant. The valuation methodology used an income approach which took into account the pro forma Direct Profit for the trailing twelve months and applying a market participant multiple selected from a range of multiples observed for comparable companies. The selection of the multiple used requires significant judgment.
The purchase price was allocated to the tangible and intangible assets and liabilities at their fair value at the date of acquisition, with any excess of the purchase price over the net assets acquired being reported as goodwill. The valuation considered a number of factors, including valuations or appraisals, in determining the fair values of individual assets. The fair value of the FCC licenses was determined using an income approach, which attempts to isolate the income that is attributable to the FCC licenses at the unit of account level, which was determined to be the geographic market level, the lowest level for which the Company has identifiable cash flows. The fair value is calculated by estimating and discounting the cash flows that a typical market participant would assume could be available from similar radio stations operated as part of a group of commonly owned radio stations in a similar sized geographic radio market. The Company believes this method of valuation provides the best estimate of the fair value of the FCC licenses.
The allocation of the purchase price and cash consideration received is as follows:

Accounts receivable	$1,377
Other current assets	76
Property and equipment	3,016
Goodwill	8,945
Other intangibles—advertising relationships	500
FCC licenses	18,500
Accounts payable and accrued expenses	(248)
Total purchase price	32,166
Less: Fair value of radio stations exchanged	(33,074)
Total cash consideration received	$(908)

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

MAC Events Acquisition: On November 20, 2013, the Company through a wholly owned subsidiary, Townsquare Expos, LLC, acquired substantially all of the assets of MAC Events, LLC, a New Jersey-based consumer and trade show producer for approximately $3.4 million in cash, net of adjustments.
The purchase price allocation is as follows:

Accounts receivable	$562
Other current assets	425
Trademark	1,073
Goodwill	2,947
Deferred revenue	(1,313)
Accounts payable	(307)
Total purchase price	$3,387

Pro-Forma Results: The following table illustrates the unaudited pro forma information reflecting net revenue and net income for the three months ended March 31, 2013 and 2014 as if the Peak, Cumulus II and MAC Events, as well as other non-significant transactions had occurred on January 1, 2013. The unaudited pro forma amounts are for information purposes only and do not purport to represent what the Company’s actual results of operations would have been if the transactions had been completed as of January 1, 2013 or any other historical date, nor is it reflective of the Company’s expected actual results of operations for any future periods.

	Three Months Ended March 31,
	2013	2014
Net revenue	$72,463	$79,199
Net income	1,799	1,824

Note 5. Property and Equipment

	December 31, 2013	March 31, 2014
Land and improvements	$25,640	$25,634
Buildings and leasehold improvements	29,438	29,543
Broadcast equipment	69,095	69,450
Computer and office equipment	6,791	7,068
Furniture and fixtures	3,728	4,104
Vehicles	2,819	2,831
Software development costs	9,560	10,441
	147,071	149,071
Less: Accumulated depreciation and amortization	(50,777)	(54,604)
Property and equipment, net	$96,294	$94,467

Depreciation and amortization expense for the three months ended March 31, 2013 and 2014 was $3.7 million and $3.9 million, respectively.
Note 6. Goodwill and Other Intangible Assets
Indefinite-lived assets consist of FCC broadcast licenses and goodwill. FCC licenses represent a substantial portion of the Company’s total assets. The FCC licenses are renewable in the ordinary course of

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

business, generally for a maximum of eight years. The fair value of FCC licenses is primarily dependent on the future cash flows of the radio markets and other assumptions, including, but not limited to, forecasted revenue growth rates, market shares, profit margins and a risk-adjusted discount rate.
Based on the results of the Company’s 2013 annual impairment evaluations, the fair values of the Company’s goodwill and FCC licenses exceeded their carrying values and, therefore, no impairment of these assets had occurred as of the dates of the annual tests. If market conditions and operational performance of the Company’s reporting units were to deteriorate and management had no expectation that the performance would improve within a reasonable period of time or if an event occurs or circumstances change that would reduce the fair value of its goodwill and intangible assets below the amounts reflected in the balance sheet, the Company may be required to recognize impairment charges in future periods.
The following represents the changes in goodwill for the three months ended March 31, 2014:

Balance, January 1, 2014	$217,150
Live Events acquisitions	124
Balance, March 31, 2014	$217,274

Intangible assets consist of the following:

	Estimated Useful Life	December 31, 2013	March 31, 2014
Intangible Assets:
FCC licenses	Indefinite	$487,794	$487,794
Customer and advertising relationships	10 years	14,317	14,317
Leasehold interests	5 to 39 years	1,085	1,085
Tower space	3 to 9 years	637	637
Sports broadcast rights	1 to 2 years	665	665
Non-compete agreements	1 to 2 years	243	243
Trademark	10 years	3,967	4,199
Total		508,708	508,940
Less: Accumulated amortization		(6,809)	(7,305)
Net amount		$501,899	$501,635

Amortization expense for definite-lived intangible assets for the three months ended March 31, 2013 and 2014 was $0.3 million and $0.5 million, respectively.
Estimated future amortization expense for each of the five succeeding fiscal years and thereafter as of March 31, 2014 is as follows:

2014 (remainder)	$1,497
2015	1,997
2016	1,930
2017	1,866
2018	1,157
Thereafter	5,394
$13,841

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

Note 7. Long-Term Debt
Long-term debt consisted of the following:

	December 31, 2013	March 31, 2014
Townsquare Radio, LLC:
Unsecured Senior Notes (inclusive of bond premium of $8,898 and $8,474, respectively)	$419,798	$419,374
Incremental Term Loans	202,722	202,468
Townsquare Media, LLC:
Senior PIK Notes	30,392	31,151
Capitalized obligations	560	525
	653,472	653,518
Less: current portion of long-term debt	(2,186)	(2,186)
	$651,286	$651,332

Townsquare Radio: On April 4, 2012, Townsquare Radio, issued $265.0 million of 9% Unsecured Senior Notes due April 2019 (the “Notes”). Interest is payable semiannually on April 1 and October 1, commencing on October 1, 2012 at 9% until principal amount is due in April 2019. The net proceeds from this offering of $257.0 million were used to repay, in its entirety, the outstanding debt (excluding capitalized obligations) of the Company’s subsidiaries.
Concurrently with the issuance of the Notes, on April 4, 2012, Townsquare Radio entered into a $10.0 million Revolving Credit Facility with General Electric Capital Corporation, as administrative agent and the lenders party thereto. The Revolving Credit Facility is available to finance the working capital needs and general corporate purposes of Townsquare Radio and its subsidiaries. As of March 31, 2014, no amounts have been drawn under the Revolving Credit Facility. In addition, previously incurred deferred finance costs of $1.1 million related to the extinguished debt were written off to interest expense in April 2012.
On November 14, 2013 Townsquare Radio issued $145.9 million of 9% Unsecured Senior Notes due in April 2019 at a price of 106.25% as an add-on to the Company’s existing Notes. Interest is payable semiannually on April 1 and October 1, commencing on April 1, 2014 at 9% until principal amount is due in April 2019. The net proceeds from this offering of $155.1 million (including bond premium of approximately $9.1 million), were used to finance the Cumulus II acquisition more fully described in Note 4.
The Notes are unconditionally guaranteed on a senior unsecured basis (the “Note Guarantees”) by each existing and future wholly owned domestic subsidiary of the Company, other than for the licensed subsidiaries, that guarantees the Credit Agreement (each, a “Guarantor”). Under the Notes, the Company is subject to an incurrence covenant based on a maximum consolidated leverage ratio of 6:00 to 1:00. While the Company is permitted to exceed the consolidated leverage ratio of 6:00 to 1:00, the Company is not allowed to incur any additional indebtedness while this ratio is greater than 6:00 to 1:00.
At any time prior to April 1, 2015, the Company may redeem the Notes in whole or in part, at its option at a redemption price equal to 100% of the principal amount of such Notes plus various applicable premiums as defined, plus accrued and unpaid interest, if any, to the redemption date.
Based on available market information as of the date hereof, the Notes were trading at 109.875 as of March 31, 2014 with an estimated fair value of $474.9 million.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

On July 31, 2012, Townsquare Radio, in connection with the consummation of the Cumulus I acquisition, borrowed $105.0 million in Incremental Term Loans under the Company’s existing Credit Agreement with a syndicate of banks, led by General Electric Capital as Administrative Agent.
On November 14, 2013, Townsquare Radio issued $102 million in Incremental Term Loans as an add-on to the Company’s existing credit facility which was used to finance the Peak and Cumulus II acquisitions more fully described in Note 4. Such incremental term loans have a maturity date of April 4, 2018 and amortize principal quarterly at a rate of 1% per annum.
The Incremental Term Loans bear interest (subsequent to an amendment entered into November 7, 2012), at the Company’s election, at the Eurodollar Rate (as defined in the Credit Agreement), plus 3.50% or the Base Rate (as defined in the Credit Agreement) plus 2.50%. Prior to the amendment on November 7, 2012, the term loans bore interest at the Company’s election of the Eurodollar Rate (as defined in the Credit Agreement), plus 4.00% or the Base Rate (as defined in the Credit Agreement). As of March 31, 2014, the effective interest rate on the term loans was 3.7%.
The term loans include a requirement for mandatory prepayments of 50% of the Company’s excess free cash flow as measured on an annual basis. Excess free cash flow is generally defined as the Company’s consolidated EBITDA less debt service costs, capital expenditures, current income taxes paid, current interest paid, losses from extraordinary items and any increases in the Company’s working capital during the period. The Company was not required to make an excess free cash flow payment for the period ended December 31, 2013. The incremental term loans are senior secured obligations of the Company.
The term loans are guaranteed by the holdings of each subsidiary of the Company on substantially all of the tangible and intangible assets. Under the term loans, the Company is subject to a maximum consolidated senior secured leverage ratio of 2:40 to 1:00, as well as to negative covenants customary for facilities of this type.
Based on available market information, the estimated fair value of the incremental term loans was approximately $199.2 million as of March 31, 2014.
The term loans also provide for a $10.0 million revolving line of credit, which was unused as of March 31, 2014.
Townsquare Media: On November 14, 2013, the Company issued $30 million of 10.0% Senior PIK Notes due in September 2019. The payment of principal, premium, if any and interest on the PIK Notes will be fully and unconditionally guaranteed on a senior secured basis, jointly and severally by the Company and its subsidiaries. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months, compounding quarterly each March, June, September and December of the calendar year. Accrued PIK interest at March 31, 2014 was $1.1 million.
Annual maturities of the Company’s long-term debt as of March 31, 2014 are payable as follows:

2014 (remainder)	$1,901
2015	2,198
2016	2,206
2017	2,125
2018	194,563
2019	442,051
$645,044

Note 8. Equity
The equity units of the Company consist of Class A Common Units, Class B Common Units, Class A Preferred Units and Class B Preferred Units (collectively, the “Company Units”). As of

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

December 31, 2013 and March 31, 2014, only Class A Common Units, Class B Common Units and Class A Preferred Units have been issued and are outstanding. The Company has also issued warrants for Company Units to certain of its investors. The rights and obligations related to the Company Units are set forth in the Company’s Second Amended and Restated Limited Liability Company Agreement dated as of March 15, 2011, as amended by Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement dated as of October 13, 2011 as further amended by Amendment No. 2 to the Second Amended and Restated Limited Liability Company Agreement, dated as of September 17, 2013 and as further amended by Amendment No. 3 to the Second Amended and Restated Limited Liability Company Agreement dated as of December 10, 2013 (as further amended from time to time, the “LLC Agreement”) and the Company’s Amended and Restated Security Holders Agreement dated as of August 12, 2010 (as further amended from time to time, the “Security Holders Agreement”).
All of the Company Units are non-voting interests, other than Class A Common Units, but only if such Class A Common Units are either held by (a) OCM POF IV AIF GAP Holdings, L.P., a Delaware limited partnership, and any other investment vehicle or fund managed, directly or indirectly, by Oaktree Capital Management, L.P. that at any time acquires Company Units (collectively, “OCM”) or (b) subject to the delivery of an election to hold voting securities and the satisfaction of certain regulatory criteria (which has not yet been delivered or satisfied), SOF Investments, L.P. – Private V, a Delaware limited partnership and/or any of its affiliates that at any time acquired Company Units.
Upon a liquidating distribution or in connection with any interim distributions, each of the Company’s units are entitled to participate in such distributions as follows: (i) first, all distributions are paid to the Class A Preferred Units, until an amount equal to the unreturned capital of each such Class A Preferred Unit is paid in full; $144.2 million as of March 31, 2014, (ii) second, all distributions are paid to the Class B Preferred Units, until an amount equal to the unreturned capital of each such Class B Preferred Unit is paid in full and (iii) third, all amounts remaining to be distributed are paid to the Class A Common Units and Class B Common Units, with the Class B Common Units receiving a fixed distribution amount calculated in accordance with the LLC Agreement, and all remaining amounts being paid to the holders of Class A Common Units based upon the number of Class A Common Units held by each such holder.
The Company Units are generally subject to transfer restrictions on the terms set forth in the Security Holders Agreement, although the holders of the Company Units can generally transfer to affiliates, family members and for estate planning purposes. In addition, holders of Class A Common Units and Class A Preferred Units (other than OCM) can transfer their units to a third party in certain circumstances after complying with a right of first refusal in favor of OCM, and, in connection with a transfer of Class A Common Units and Class A Preferred Units by OCM, other holders of Class A Common Units and Class Preferred Units are generally entitled to tag-along rights that allow such holders to transfer a portion of their like-kind Company Units with OCM as well.
Holders of Class A Common Units are entitled to preemptive rights in connection with any new equity issuances of equity securities by the Company, subject to customary carve outs, and are also generally entitled to receive monthly, quarterly and annual financial statements and the annual business plan from the Company.
All Company Units are subject to a drag-along provision in favor of OCM that requires that the holders of Company Units sell their Company Units to a bona fide third-party purchaser if OCM approves such sale.
Class B Common Units are defined as a Unit representing a fractional part of the interest of a Unitholder in Profits, Losses and Distributions. The Company has issued Class B Common Units to existing employees, officers, directors, managers, other service providers of the Company and its Subsidiaries. The maximum number of Class B Common Units to be issued and outstanding at any time is limited to 10,500,000. The right of any Class B Common Unit to receive distributions is subject, among other things, the calculation of the carried interest distribution amount, as defined.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

The Class B Common Units are subject to various vesting schedules subject to employment. The fair value of Class B Common Units issued 2013 were de minimis. No amounts have been expensed due to the Company not meeting the exercisability rights that is contingent upon the occurrence of a change in control of the Company, or in certain cases, an initial public offering as outlined in the LLC Agreement. Since the contingency represents a performance condition to be determined in the future no compensation expense has been recognized.
On December 27, 2013, the Company purchased 199,333 Class A Preferred Units and 199,333 Class A Common Units from certain Company unit holders for approximately $0.2 million, which units were subsequently held in Treasury as of December 31, 2013. On January 14, 2014, the Company distributed these units to certain employees as compensation. The Company valued these units based upon the December 2013 market transaction with an unrelated third party and recorded $0.2 million in compensation expense in the first quarter of 2014.
The Company has the following units outstanding as of March 31, 2014:

2014
Class A Common	41,555,705
Class A Preferred	41,555,705
Class B Common	10,035,850
Class B Preferred	—

The following summarizes the Class B Common Units:

Balance, January 1, 2014	9,709,300
Issued	340,000
Forfeited	(13,470)
Balance, March 31, 2014	10,035,830

In addition, the Company had the following warrants to purchase units outstanding as of March 31, 2014:

2014
Warrants to purchase Class A Common	16,987,561
Warrants to purchase Class A Preferred	16,987,561

The warrant holders are entitled to substantially identical economic rights as if they held the underlying Class A Common Units and Class A Preferred Units and are also entitled to anti-dilution rights in certain events, including but not limited to stock dividends, splits or combinations. Each warrant entitles the holder to one of the underlying units for an exercise price of $0.0001 per unit and are exercisable at the holder’s option at any time upon delivery, prior to the expiration date, of the warrant, accompanied by payment of the exercise price for the number of units with respect to which the warrant is being exercised.
Note 9. Income Taxes
The Company is a limited liability company and has elected to be treated as a pass-through entity under the Internal Revenue Code. However, TMI is a corporation and, as such, is required to record a provision or benefit for income taxes in the consolidated financial statements based on the results of its operations for each period. Other taxable income and losses of the Company are the responsibility of the members and are allocated to and reported on the income tax returns of the Company’s members.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

The utilization of TMI’s net operating loss carryforwards for federal income tax purposes is limited pursuant to the annual utilization limitations provided under the provisions of Internal Revenue Code Section 382. After giving effect to such limitations, as of December 31, 2013, TMI has cumulative federal and state tax loss carryforwards of $53.8 million. These loss carryforwards will expire in years 2014 through 2036. The Company’s effective tax rate is less than the statutory rate because the majority of the Company’s subsidiaries are limited liability companies, which are not subject to income taxes at the Company level.
Note 10. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:

	December 31, 2013	March 31, 2014
Accrued compensation and benefits	$11,412	$4,747
Accrued professional fees	1,476	1,025
Accrued commissions	1,880	1,841
Accrued taxes	952	1,148
Accrued music and FCC licensing	1,108	991
Accrued publisher fees	793	620
Accrued national representation fees	660	564
Accrued other	4,539	5,105
	$22,820	$16,041

Note 11. Commitments and Contingencies
Operating Leases: The Company leases certain facilities and equipment used in its operations. Certain of the Company’s operating leases contain renewal options through 2062, escalating rent provisions and/or cost of living adjustments. Total rental expense was approximately $1.9 million and $4.7 million for the three months ended March 31, 2013 and 2014, respectively. Total rental expense includes costs incurred for live events including venue and equipment rentals.
At March 31, 2014, the total minimum annual rental commitments under noncancelable operating leases are as follows:

2014 (remainder)	$6,512
2015	7,800
2016	7,102
2017	6,219
2018	5,320
Thereafter	13,374
Total minimum payments	$46,327

Future Commitments: The radio broadcast industry’s principal ratings service is Nielsen, which publishes surveys for domestic radio markets. The Company’s remaining aggregate obligation under the agreements with Nielsen as of March 31, 2014 is approximately $23.6 million and is expected to be paid in accordance with the agreements through October 2018.
Litigation: In the normal course of business, the Company is subject to various regulatory proceedings, lawsuits, claims and other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance.

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

Additionally, from time to time the Company is engaged in various legal proceedings related to the intellectual property, employee, or other matters, which are not material to the Company’s consolidated operations or financial condition.
Note 12. Segment Reporting
The Company has one reportable segment, which is Local Advertising. The Company reports the remainder of its business in an Other Media and Entertainment category. Our Local Advertising segment provides advertising via broadcast and digital delivery within our local markets. The Other Media and Entertainment businesses principally provide live events, digital marketing services, e-commerce solutions and digital advertising services nationally. The segment disclosure is consistent with the management decision-making process that determines the allocation of resources and the measurement of performance.
The following table presents the Company’s reportable segment results for the three months ended March 31, 2013:

	Local Advertising	Other Media & Entertainment	Corporate and other reconciling items	Consolidated
Three Months Ended March 31, 2013
Net revenue	$47,324	$6,149	$—	$53,473
Direct operating expenses	34,507	5,969	—	40,476
Depreciation and amortization	2,807	1,111	108	4,026
Corporate expenses	—	—	3,791	3,791
Transaction and other restructuring costs	—	—	1	1
Net gain on sale of assets	—	—	(45)	(45)
Operating income (loss)	$10,010	$(931)	$(3,855)	$5,224
Long-Lived Assets	$517,091	$13,051	$676	$530,818
Capital expenditures	$710	$1,069	$162	$1,941

The following table presents the Company’s reportable segment results for the three months ended March 31, 2014:

	Local Advertising	Other Media & Entertainment	Corporate and other reconciling items	Consolidated
Three Months Ended March 31, 2014
Net revenue	$65,272	$13,889	$—	$79,161
Direct operating expenses	45,074	12,668	—	57,742
Depreciation and amortization	3,324	912	150	4,386
Corporate expenses	—	—	5,437	5,437
Transaction and other restructuring costs	—	—	28	28
Net gain on sale of assets	—	—	(110)	(110)
Operating income (loss)	$16,874	$309	$(5,505)	$11,678
Long-Lived Assets	$789,146	$22,941	$1,289	$813,376
Capital expenditures	$579	$1,158	$258	$1,995

TOWNSQUARE MEDIA, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in Thousands, Except Share and per Share Data)
(Unaudited)

Note 13. Pro Forma C Corporation Data
In connection with the Company’s filing with the Securities and Exchange Commission and planned public stock offering, the Company plans to reorganize as a corporation and become a “C” corporation subject to federal, state and local income taxes. The proforma tax adjustments for the periods presented are based on the historical results of operations for such periods assuming that the company was a “C” corporation throughout these periods. Such adjustments do not include the direct effect of the deferred income taxes which are required to be recorded upon the date of reorganization as a “C” corporation. Upon conversion, the Company estimates it will establish net current deferred tax assets of approximately $1.5 million, net long-term deferred tax assets of approximately $4.5 million and net long-term deferred tax liabilities of $16.7 million.
Note 14. Pro Forma Net Income (Loss) Per Common Share
Pro forma basic and diluted net income (loss) per common share have been computed to give effect to the assumed conversion of the units and warrants to purchase units of Townsquare Media, LLC into Class A, Class B, and Class C common stock of Townsquare Media, Inc. upon the completion of the initial public offering of the Company’s common stock. In addition, the pro forma net income applied in computing the pro forma basic and diluted net income per share is based upon the Company’s historical net income as adjusted to reflect the conversion of the Company from a limited liability company into a Delaware corporation. Prior to such conversion, the Company was treated as a partnership and generally not subject to income taxes. The pro forma net income (loss), therefore, includes adjustments for income tax expense (benefit) as if the Company had been a corporation and subject to income taxes at an assumed combined federal, state, and local income tax rate of 38.9%.
The following table sets forth the computation of basic and diluted pro forma net income per share for the three months ended March 31:

2014
Numerator
Net loss	$(268)
Denominator
Weighted average shares of common stock outstanding	7,887,109
Effect of dilutive common stock equivalents	—
Weighted average diluted common shares outstanding	7,887,109
Pro forma net income per share:
Basic	$(0.03)
Diluted	$(0.03)

The Company had 9,508,878 anti-dilutive warrants as of March 31, 2014.
Note 15. Subsequent Events
The Company evaluated the consolidated financial statements for subsequent events through May 9, 2014, the date the consolidated financial statements were available to be issued, and determined that there were no material subsequent events to report as of that date.

INDEPENDENT AUDITOR’S REPORT
To the Board of Managers
Townsquare Media, LLC
Greenwich, CT
Report on the Combined Financial Statements
We have audited the accompanying combined financial statements of eleven Cumulus Media, Inc. (“Cumulus”) markets (collectively referred to as “Cumulus I”), which comprise the combined statement of operations, invested equity and cash flows for the period January 1, 2012 to July 30, 2012, and the related notes to the combined financial statements. These eleven markets are a carve out of radio markets of Cumulus Media, Inc (“Cumulus”).
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations of Cumulus I, and their cash flows for the period January 1, 2012 to July 30, 2012 in accordance with accounting principles generally accepted in the United States of America.
Emphasis-of-Matter
As disclosed in Note 1, the markets engage in extensive intercompany transactions with Cumulus. The markets rely on Cumulus for a significant portion of its administrative support for items such as corporate and general and administrative expense that primarily consist of salaries and other compensation related expenses (including stock-based compensation) and rent expense. These costs, which are incurred by Cumulus and its subsidiaries on behalf of the markets have been allocated to the markets and reflected in the combined financial statements using methodologies that management believes are reasonable and appropriate under the circumstances. The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the combined financial statements had the markets been an entity which operated independently of Cumulus. These transactions are presented in the combined financial statements as related party transactions, the net effect of which is presented within “Invested equity from Cumulus Media Inc.” on the combined statement of invested equity. All transactions recorded through the “Invested equity from Cumulus Media Inc.” are reflected as financing activities in the accompanying combined statement of cash flows.
/s/ McGladrey LLP
New York, NY
May 9, 2014

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

COMBINED STATEMENT OF OPERATIONS
(Dollars in thousands)
FOR THE PERIOD FROM JANUARY 1, 2012 TO JULY 30, 2012

Revenue	$23,855
Operating expenses:
Direct operating expenses (excluding depreciation and amortization)	14,468
Corporate allocation from Cumulus Media, Inc. (including allocated stock-based compensation expense of $175)	814
Depreciation and amortization	1,094
Loss on exchange of assets or stations	2
Total operating expenses	16,378
Operating income	7,477
Other expense:
Interest expense, net	(2,161)
Other expense, net	(7)
Income before income taxes	5,309
Provision for income taxes	2,083
Net income	$3,226

See notes to combined financial statements.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

COMBINED STATEMENT OF INVESTED EQUITY
(Dollars in thousands)

Balance, January 1, 2012	$6,429
Net income	3,226
Net distributions to Cumulus Media, Inc.	(6,419)
Balance, July 30, 2012	$3,236

See notes to combined financial statements.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

COMBINED STATEMENT OF CASH FLOWS
(Dollars in thousands)
FOR THE PERIOD FROM JANUARY 1, 2012 TO JULY 30, 2012

Cash flows from operating activities:
Net income	$3,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,094
Amortization of debt issuance costs/discounts	108
Provision for doubtful accounts	212
Stock-based compensation expense	175
Loss on sale of assets	2
Deferred income taxes	1,047
Changes in assets and liabilities:
Accounts receivable	22
Trade receivable	94
Prepaid expenses and other current assets	83
Accounts payable and accrued expenses	273
Accrued interest	43
Trade payable	268
Accrued income taxes payable	1,036
Other liabilities	30
Net cash provided by operating activities	7,713
Cash flows from investing activities:
Capital expenditures	(64)
Net cash used in investing activities	(64)
Cash flows from financing activities:
Net distributions to Cumulus Media, Inc.	(6,419)
Repayment of long-term debt	(1,227)
Deferred financing costs	(4)
Net cash used in financing activities	(7,650)
Net decrease in cash	(1)
Cash at beginning of period	4
Cash at end of period	$3
Supplemental disclosures of cash flow information:
Interest paid	$1,992
Income taxes paid	53
Supplemental disclosures of non-cash flow information:
Trade revenue	$1,199
Trade expense	606

See notes to combined financial statements.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

NOTES TO COMBINED FINANCIAL STATEMENTS
1. Description of Business, Basis of Presentation and Summary of Significant Accounting Policies:
Description of Business
Cumulus Media Inc. (and its combined subsidiaries, except as the context may otherwise require, “Cumulus,” “Cumulus Media,” “we,” “us,” “our,” or the “Company”) is a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997.
On April 28, 2012, the Company entered into an agreement with Townsquare Media, LLC (“Townsquare”) pursuant to which the Company sold to Townsquare 47 radio stations in nine small and mid-sized markets for approximately $115.8 million in cash (the “Cumulus I Transaction”) and swapped eight radio stations in two small and mid-sized markets with Townsquare in exchange for five radio stations in Bloomington, IL and five radio stations in Peoria, IL.
The consummation of the Cumulus I Transaction was subject to various customary conditions, including regulatory approval by the Federal Communications Commission and closed effective July 31, 2012.
The accompanying financial statements represents the combined results of operations, changes in invested equity, and cash flows of the 55 radio stations in 11 radio markets which were transferred to Townsquare (the “Cumulus I Markets”) for the period from January 1, 2012 through July 30, 2012.
Basis of Presentation
The accompanying combined carve-out financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Cumulus I Markets were a part of Cumulus Media, Inc. that operate in a single business segment and are not a stand-alone entity. The combined financial statements of the Cumulus I Markets reflects the revenue and expenses directly attributable to the Cumulus I Markets, as well as allocations deemed reasonable by management of the company to present the combined results of operations, changes in invested equity, and cash flows for the Cumulus I Markets on a stand-alone basis. Management considers the allocation method to be reasonable. The financial information included herein may not necessarily reflect the combined results of operations and cash flows of the Cumulus I Markets in the future or what they would have been had the Cumulus I Markets been a separate, stand-alone entity during the period presented.
The Cumulus I Markets were functional business units of the Company, as such; the Company provided certain management and administrative services to the Cumulus I Markets. The costs of such services are reflected in the corporate allocation from Cumulus Media, Inc. line item in the accompanying combined financial statements. Substantially all of the Cumulus I Markets’ cash balances were swept to the Company on a daily basis, where they were managed by the Company. As a result, all Cumulus I Markets’ charges and allocations covered by these centralized cash management functions were deemed to have been paid by the Cumulus I Markets in the statements of cash flows and the excess of such distributions over these costs have been reflected as net distributions to Cumulus Media, Inc. in the statement of invested equity. No interest was charged on such amounts forwarded to the Company or amounts paid by the Company on behalf of the Cumulus I Markets.
Interest expense in the combined statement of operations relates to long-term debt and represents an allocation of the Company’s consolidated long term debt balances to the Cumulus I Markets based on their total assets as a percentage of the Company’s consolidated assets, at the interest rate associated with such debt.
Balances included in the corporate allocation from Cumulus Media, Inc. caption of the combined statement of operations represent an allocation of the Company’s consolidated corporate and general and administrative expense to the Cumulus I Markets based on their total net revenue as a percentage of the

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Company’s consolidated net revenue. Corporate expenses that were allocated primarily consisted of salaries and other compensation related expenses (including stock-based compensation) and rent expense.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures. On an on-going basis, the Cumulus I Markets evaluate their estimates, including those related to bad debts, goodwill and intangible assets, allocation of expenses from the Company, income taxes, contingencies, and litigation. The Cumulus I Markets base their estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates, including under different assumptions or conditions.
Allowance for Doubtful Accounts and Concentration of Credit Risk
The allowance for doubtful accounts is the Cumulus I Markets’ best estimate of the amount of probable credit losses in the Cumulus I Markets’ existing accounts receivable. The Cumulus I Markets determine the allowance based on several factors including the length of time receivables are past due, trends and current economic factors. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Cumulus I Markets do not have any off-balance-sheet credit exposure related to its customers.
In the opinion of management, credit risk with respect to accounts receivable is limited due to the large number of customers and the geographic diversification of the Cumulus I Markets’ customer base. The Cumulus I Markets perform ongoing credit evaluations of its customers and believe that adequate allowances for any uncollectible accounts receivable are maintained.
Property and Equipment
Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements is amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease. Depreciation of construction in progress is not recorded until the assets are placed into service.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.
If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.
Intangible Assets and Goodwill
The Cumulus I Markets’ intangible assets are comprised of broadcast licenses, certain other intangible assets and goodwill. Goodwill represents the excess of costs over fair value of assets of businesses acquired. Intangible assets and goodwill acquired in a business combination and determined to have an

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

indefinite useful life, which include the Cumulus I Markets’ broadcast licenses, are not amortized, but instead tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.
In determining that the Cumulus I Markets’ broadcast licenses qualified as indefinite lived intangibles, management considered a variety of factors including the Federal Communications Commission’s (“FCC”) historical record of renewing broadcast licenses, the very low cost to the Cumulus I Markets of renewing such licenses, the relative stability and predictability of the radio industry and the relatively low level of capital investment required to maintain the physical plant of a radio station. The Cumulus I Markets evaluate the recoverability of its indefinite-lived assets, which include broadcasting licenses and goodwill, using judgments and estimates. Future events may impact these judgments and estimates. If events or changes in circumstances were to indicate that an asset’s carrying value is not recoverable, a write-down of the asset would be recorded through a charge to operations.
Revenue Recognition
Revenue is derived primarily from the sale of commercial airtime to local and national advertisers. Revenue is recognized as commercials are broadcast. Revenue presented in the financial statements are reflected on a net basis, after the deduction of advertising agency fees by the advertising agencies, usually at a rate of 15.0%, which is the industry standard.
Advertising Costs
Advertising costs are expensed as incurred. For the period ended July 30, 2012 the costs incurred were $0.03 million.
Trade Transactions
The Cumulus I Markets provide commercial airtime in exchange for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair value of the goods or services received. Trade revenue is recorded and the liability is relieved when commercials are broadcast and trade expense is recorded and the asset relieved when goods or services are consumed. Trade valuation is based upon management’s estimate of the fair value of the products, supplies and services received. For the period ended July 30, 2012 trade transactions were comprised of trade revenue of $1.2 million and trade expenses of $0.6 million.
Income Taxes
The Cumulus I Markets’ results of operations have historically been included in the consolidated federal income tax returns of the Company. The income tax amounts reflected in combined financial statements have been allocated based on taxable income directly attributable to the Cumulus I Markets, resulting in a stand-alone presentation. Management believes the assumptions underlying the allocation of income taxes are reasonable. However, the amounts allocated for income taxes in the combined financial statements are not necessarily indicative of the amount of income taxes that would have been recorded had the Cumulus I Markets been operated as a separate, stand-alone entity.
The Cumulus I Markets use the liability method of accounting for deferred income taxes. Deferred income taxes are recognized for all temporary differences between the tax and financial reporting bases of the Cumulus I Markets’ assets and liabilities based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded for a net deferred tax asset balance when it is more likely than not that the benefits of the tax asset will not be realized. The Cumulus I Markets continue to assess the need for its deferred tax

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

asset valuation allowance in the jurisdictions in which it operates. Any adjustment to the deferred tax asset valuation allowance is recorded in the income statement of the period that the adjustment is determined to be required. See Note 4, “Income Taxes” for further discussion.
Accounting for National Advertising Agency Contract
The Cumulus I Markets have engaged Katz Media Group, Inc. (“Katz”) as its national advertising sales agent. The Cumulus I Markets’ contract with Katz has several economic elements that principally reduce the overall expected commission rate below the stated base rate. The Cumulus I Markets estimate the overall expected commission rate over the entire contract period and apply that rate to commissionable revenue throughout the contract period with the goal of estimating and recording a stable commission rate over the life of the contract.
The potential commission adjustments are estimated and combined in the accounts payable and accrued expenses caption of the combined balance sheet with the contractual termination liability. That liability is accreted to commission expense to effectuate the stable commission rate over the term of the Katz contract.
The Cumulus I Markets’ accounting for and calculation of commission expense to be realized over the life of the Katz contract requires management to make estimates and judgments that affect reported amounts of commission expense in each period. Actual results in any period may differ from management’s estimates. Over the term of the contract with Katz, management updates its assessment of the effective commission expense attributable to national sales in an effort to record a consistent commission rate in each period.
Long Term Debt
Long term debt and related balances and activity in these financial statements represent allocations of the consolidated Company’s related balances and activity. The Company’s long-term debt during the period ended July 30, 2012 consisted of First Lien and Second Lien Term Loan Borrowings, net of discount, and 7.75% Senior Notes.
Adoption of New Accounting Standard
ASU 2011-08. In September 2011, the FASB issued ASU 2011-8, which amends ASC Topic 350, Intangibles—Goodwill and Other. The amendments in this ASU give companies the option to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of more than 50.0%) that the fair value of a reporting unit is less than its carrying amount. If a company concludes that this is the case, it must perform the two-step goodwill impairment test. Otherwise, a company is not required to perform this two-step test. Under the amendments in this ASU, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. The Cumulus I Markets adopted this guidance effective January 1, 2012. The adoption of this guidance did not have an impact on the Cumulus I Markets’ combined statement of operations.
Recent Accounting Pronouncement
ASU 2012-02. In July 2012, the FASB issued ASU 2012-02. The amendments in this ASU give companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired rather than calculating the fair value of the indefinite-lived intangible asset. It is effective prospectively for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this guidance is not expected to have an impact on the Cumulus I Markets’ combined statement of operations.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

2. Intangible Assets and Goodwill
The Cumulus I Markets have significant intangible assets recorded and these intangible assets are comprised primarily of broadcast licenses and goodwill acquired through the acquisition of radio stations. The Cumulus I Markets review the carrying value of its indefinite lived intangible assets and goodwill at least annually for impairment. If the carrying value exceeds the estimate of fair value, the Cumulus I Markets calculate impairment as the excess of the carrying value of goodwill over its estimated fair value and charge the impairment to results of operations.
There were no changes in goodwill during the period ended July 30, 2012.
Total amortization expenses related to the Cumulus I Markets’ intangible assets was $0.7 million for the period ended July 30, 2012. As of July 30, 2012, estimated future amortization expenses related to the Cumulus I Market’s intangible assets subject to amortization were as follows (dollars in thousands):

2012 (remainder)	$494
2013	1,186
2014	1,186
2015	1,186
2016	1,186
Thereafter	2,371
Total other intangibles, net	$7,609

Goodwill
Impairment Testing
The Cumulus I Markets perform their annual impairment testing of goodwill during the fourth quarter and on an interim basis if events or circumstances indicate that goodwill may be impaired. The calculation of the fair value of each reporting unit is prepared using an income approach and discounted cash flow methodology. As part of its overall planning associated with the testing of goodwill, the Cumulus I Markets determined that its geographic markets are the appropriate reporting unit.
Step 1 Goodwill Test
As of July 30, 2012, the Cumulus I Markets performed an impairment testing of goodwill using a discounted cash flow analysis, an income approach which employs the projection of future cash flows and the calculation of these cash flows into their present value equivalent via a discount rate. The Cumulus I Markets used an approximate five-year projection period to derive operating cash flow projections from a market participant view. The Cumulus I Markets made certain assumptions regarding future revenue growth based on industry market data and historical and expected performance. The Cumulus I Markets then projected future operating expenses in order to derive expected operating profits, which the Cumulus I Markets combined with expected working capital additions and capital expenditures to determine expected operating cash flows.
The discount rate employed in the fair value calculations in the Step 1 test in the Cumulus I Markets was 10%. The Cumulus I Markets believe this discount rate was appropriate and reasonable for estimating the fair value of the Cumulus I Markets.
The Cumulus I Markets’ analysis determined that, based on its Step 1 goodwill test, the fair value of the Cumulus I Markets containing goodwill balances exceeded their carrying value. Therefore, the Cumulus I Markets determined goodwill was appropriately stated as of July 30, 2012 and no charge for impairment was required.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Indefinite Lived Intangibles (FCC Licenses)
The Cumulus I Markets perform their annual impairment testing of indefinite-lived intangibles (the Cumulus I Markets’ FCC licenses) during the fourth quarter of each year and on an interim basis if events or circumstances indicate that the asset may be impaired. As part of the overall planning associated with the indefinite-lived intangibles test, the Cumulus I Markets determined that the geographic markets are the appropriate unit of accounting for the broadcast license impairment testing.
For the impairment test of the Cumulus I Markets’ FCC licenses, including both AM and FM licenses, the Cumulus I Markets utilized the income approach, specifically the Greenfield Method, with the exception of two stations which the Cumulus I Markets were not operating as of the valuation date. A minimum value of fifty thousand dollars was estimated for the FCC licenses of these two non-operating stations. In completing the appraisals, the Cumulus I Markets conducted a thorough review of all aspects of the assets being valued.
The income approach measures value based on income generated by the subject property, which is then analyzed and projected over a specified time and capitalized at an appropriate market rate to arrive at the estimated value. The Greenfield Method isolates cash flows attributable to the subject asset using a hypothetical start-up approach.
The estimated fair values of the Cumulus I Markets’ FCC licenses represent the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the Cumulus I Markets and willing market participants at the measurement date. The estimated fair value also assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible and financially feasible.
A basic assumption in the Cumulus I Markets’ valuation of these FCC licenses was that these radio stations were new radio stations, signing on-the-air as of the date of the valuation. The Cumulus I Markets assumed the competitive situation that existed in those markets as of that date, except that these stations were just beginning operations. In doing so, the Cumulus I Markets bifurcated the value of going concern and any other assets acquired, and strictly valued the FCC licenses.
In estimating the value of the licenses using a discounted cash flow analysis the Cumulus I Markets began with market revenue projections. Next, the Cumulus I Markets estimated the percentage of the market’s total revenue, or market share, that market participants could reasonably expect an average start-up station to attain, as well as the duration (in years) required to reach the average market share. The estimated average market share was computed based on market share data, by type (i.e., AM and FM).
After market revenue and market shares have been estimated, operating expenses, including depreciation based on assumed investments in fixed assets and future capital expenditures, of a start-up station or operation are similarly estimated based on industry-average cost data. Appropriate estimated income taxes are then subtracted, estimated depreciation added back, estimated capital expenditures subtracted, and estimated working capital adjustments are made to calculate estimated free cash flow during the build-up period until a steady state or mature “normalized” operation is achieved.
The Cumulus I Markets discounted the net free cash flows using an after-tax weighted average cost of capital of 16%, and then calculated the total discounted net free cash flows. For net free cash flows beyond the projection period, the Cumulus I Markets estimated a perpetuity value and then discounted the amounts to present values.
In order to estimate what listening audience share would be expected for each station by market, the Cumulus I Markets analyzed the average local commercial share garnered by similar AM and FM stations competing in those radio markets. The Cumulus I Markets made any appropriate adjustments to the listening share and revenue share based on the stations’ signal coverage within the market and the

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

surrounding area population as compared to the other stations in the market. Based on the Cumulus I Markets’ knowledge of the industry and familiarity with similar markets, the Cumulus I Markets determined that approximately three years would be required for the stations to reach maturity.
The Cumulus I Markets also incorporated the following additional assumptions into the discounted cash flow valuation model:
•
  the projected operating revenue and expenses through 2017;
•
  the estimation of initial and on-going capital expenditures (based on market size);
•
  depreciation on initial and on-going capital expenditures (the Cumulus I Markets calculated depreciation using accelerated double declining balance guidelines over five years for the value of the tangible assets necessary for a radio station to go on-the-air);
•
  the estimation of working capital requirements (based on working capital requirements for comparable companies);
•
  the calculations of yearly net free cash flows to invested capital; and
•
  amortization of the intangible asset—the FCC license (the Cumulus I Markets calculated amortization on a straight line basis over 15 years).
As a result of an interim impairment test conducted as of July 30, 2012, there was no impairment charge required to reduce the carrying value of the FCC licenses in the Cumulus I Markets.
3. Long-Term Debt
First Lien and Second Lien Credit Facilities
The Company’s First Lien Facility consists of a $1.3 billion first lien term loan facility, net of an original issue discount of $13.5 million, maturing in September 2018 (the “First Lien Term Loan”), and a $300.0 million revolving credit facility, maturing in September 2016 (the “Revolving Credit Facility”). The Second Lien Facility consists of a $790.0 million second lien term loan facility, net of an original issue discount of $12.0 million, maturing in September 2019 (the “Second Lien Term Loan”).
7.75% Senior Notes
On May 13, 2011, the Company issued $610.0 million aggregate principal amount of the 7.75% Senior Notes. Proceeds from the sale of the 7.75% Senior Notes were used to, among other things, repay the $575.8 million outstanding under the term loan facility under the Terminated Credit Agreement. Interest on the 7.75% Senior Notes is payable on each May 1 and November 1 of each year. The 7.75% Senior Notes mature on May 1, 2019. The Cumulus I Markets allocated portion of such debt was $50,775 at July 30, 2012 but was not assumed in the Cumulus I Transaction.
The Cumulus I Markets were part of legal entities guaranteeing the First Lien Term Loan Borrowings and 7.75% Senior Notes; however the Company has obtained releases from the lenders relieving the Cumulus I Markets from such guarantees upon completion of the Cumulus I Transaction.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

4. Income Taxes
Provision for income taxes for the period ended July 30, 2012 consists of the following (dollars in thousands):

Current income tax expense:
Federal	$825
State and local	211
Total current income tax expense	1,036
Deferred tax expense:
Federal	834
State and local	213
Total deferred tax expense	1,047
Total provision for income taxes	$2,083

Total income tax expense differed from the amount computed by applying a combined statutory tax rate of 34% for the period ended July 31, 2012 due to the following (dollars in thousands):

Pretax income at federal statutory rate	$1,794
State income tax expense, net of federal tax benefit	278
Other, net	11
Total provision for income taxes	$2,083

The tax effects of temporary differences in the recognition of revenue and expenses for financial accounting and income tax purposes arise primarily from the allowance for doubtful accounts, stock compensation cost, depreciation of property and equipment and amortization of intangible assets.
Deferred tax assets and liabilities are computed by applying the combined statutory tax rate in effect to the gross amounts of temporary differences
5. Leases
The Cumulus I Markets have non-cancelable operating leases, primarily for land, tower space, office-space, certain office equipment and vehicles. The operating leases generally contain renewal options for periods ranging from one to thirty years and require the Cumulus I Markets to pay all executory costs such as maintenance and insurance. Rental expense for operating leases was approximately $0.4 million for the period ended July 30, 2012.
Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) were assumed by Townsquare as of July 30, 2012 are as follows (in thousands):

Year Ending December 31:
2012 (remainder)	$394
2013	823
2014	610
2015	522
2016	368
Thereafter	1,111
Total	$3,828

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS I MARKETS”

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

6. Commitments and Contingencies
Future Commitments
The radio broadcast industry’s principal ratings service is Nielsen, which publishes surveys for domestic radio markets. The Cumulus I Markets remaining aggregate obligation under the agreements with Nielsen is approximately $4.6 million and is expected to be paid in accordance with the agreements through December 2017.
The Cumulus I Markets engage Katz Media Group, Inc. (“Katz”) as its national advertising sales agent. The national advertising agency contract with Katz contains termination provisions that, if exercised by the Cumulus I Markets during the term of the contract would obligate the Cumulus I Markets to pay a termination fee to Katz, calculated based upon a formula set forth in the contract.
7. Subsequent Events
The Company has considered subsequent events occurring through May 9, 2014, the date these financial statements were available to be issued. The Company is not aware of any subsequent events that would require recognition in the combined financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Management of Cumulus Media Inc.:
In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of cash flows, and of invested equity present fairly, in all material respects, the financial position of fourteen Cumulus markets (the “Markets”), which is a carve out of radio markets of Cumulus Media Inc. (“the Company”) at December 31, 2012, and the results of their operations and their cash flows for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As disclosed in Note 1, the Markets engage in extensive intercompany transactions with the Company. The Markets rely on the Company for a significant portion of its administrative support for items such as corporate and general and administrative expense that primarily consisted of salaries and other compensation related expenses (including stock-based compensation) and rent expense. These costs, which are incurred by the Company and its subsidiaries on behalf of the Markets have been allocated to the Markets and reflected in the combined financial statements using methodologies that management believes are reasonable and appropriate under the circumstances. The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the combined financial statements had the Markets been an entity which operated independently of the Company. These transactions are presented in the combined financial statements as related party transactions, the net effect of which is presented within “Invested equity from Cumulus Media Inc.” on the combined balance sheet. All transactions recorded through the “Invested equity from Cumulus Media Inc.” are reflected as financing activities in the accompanying combined statement of cash flows.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
October 11, 2013

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”

COMBINED BALANCE SHEET
(Dollars in thousands)

December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$4
Accounts receivable, less allowance for doubtful accounts of $357	10,793
Trade receivable	362
Prepaid expenses and other current assets	459
Deferred income taxes	145
Total current assets	11,763
Property and equipment, net	12,237
Broadcast licenses	61,384
Other intangible assets, net	11,862
Goodwill	66,808
Other assets	2,079
Deferred income taxes	451
Total assets	$166,584
Liabilities and Invested Equity
Current liabilities:
Accounts payable and accrued expenses	$1,680
Trade payable	414
Accrued income taxes payable	3,660
Current portion of long-term debt	3,348
Total current liabilities	9,102
Long-term debt	114,915
Other liabilities	108
Deferred income taxes	17,893
Total liabilities	142,018
Invested equity from Cumulus Media, Inc	24,566
Total liabilities and invested equity	$166,584

See accompanying notes to the combined financial statements.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”

COMBINED STATEMENT OF OPERATIONS
(Dollars in thousands)

Year Ended December 31, 2012
Broadcast revenue	$74,310
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	38,627
Corporate allocation from Cumulus Media, Inc. (including allocated stock-based compensation expense of $636)	2,869
Depreciation and amortization	6,568
LMA fees	91
Impairment of intangible assets	1,156
Total operating expenses	49,311
Operating income	24,999
Non-operating (expense) income:
Interest expense, net	(8,697)
Loss on early extinguishment of debt	(106)
Other income, net	5
Total non-operating expense, net	(8,798)
Income before income taxes	16,201
Income tax expense	(6,567)
Net income	$9,634

See accompanying notes to the combined financial statements.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”

COMBINED STATEMENT OF CASH FLOWS
(Dollars in thousands)

Year Ended December 31, 2012
Cash flows from operating activities:
Net income	$9,634
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,568
Amortization of debt issuance costs/discounts	475
Provision for doubtful accounts	500
Stock-based compensation expense	636
Loss on early extinguishment of debt	106
Impairment of intangible assets	1,156
Deferred income taxes	2,907
Changes in assets and liabilities:
Accounts receivable	337
Trade receivable	490
Prepaid expenses and other current assets	(11)
Other assets	(15)
Accounts payable and accrued expenses	1,768
Trade payable	(234)
Other liabilities	(147)
Net cash provided by operating activities	24,170
Cash flows from investing activities:
Capital expenditures	(75)
Net cash used in investing activities	(75)
Cash flows from financing activities:
Net distributions to Cumulus Media, Inc.	(17,413)
Repayment of long-term debt	(7,602)
Proceeds from borrowings under long-term debt	919
Net cash used in financing activities	(24,096)
Decrease in cash and cash equivalents	(1)
Cash and cash equivalents at beginning of period	5
Cash and cash equivalents at end of period	$4
Supplemental disclosures of cash flow information:
Income taxes paid (refunds)	—
Supplemental disclosures of non-cash flow information:
Trade revenue	2,709
Trade expense	2,917
Balance, January 1, 2012	$32,345
Net income	9,634
Net distributions to Cumulus Media, Inc.	(17,413)
Balance, December 31, 2012	$24,566

See accompanying notes to the combined financial statements.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”

COMBINED STATEMENT OF INVESTED EQUITY
(Dollars in thousands)

Balance, January 1, 2012	$32,345
Net income	9,634
Net distributions to Cumulus Media, Inc.	(17,413)
Balance, December 31, 2012	$24,566

See accompanying notes to the combined financial statements.

SELECTED MARKETS OF CUMULUS MEDIA INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS
1. Description of Business, Basis of Presentation and Summary of Significant Accounting Policies:
Description of Business
Cumulus Media Inc. (and its consolidated subsidiaries, except as the context may otherwise require, “Cumulus,” “Cumulus Media,” “we,” “us,” “our,” or the “Company”) is a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997.
On August 30, 2013, the Company entered into an agreement with Townsquare Media, LLC (“Townsquare”) pursuant to which the Company will sell to Townsquare 53 radio stations in 12 small and mid-sized markets for approximately $238 million in cash (the “Townsquare Transaction”) and will swap 15 radio stations in two small and mid-sized markets with Townsquare in exchange for five radio stations in Fresno, California.
The consummation of the Townsquare Transaction is subject to various closing conditions, including regulatory approval by the Federal Communications Commission.
The accompanying financial statements represent the combined financial position and results of operations, changes in invested equity, and of cash flows for the 68 radio stations in 14 radio markets being transferred to Townsquare (the “Markets”).
Basis of Presentation
The accompanying combined carve-out financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Markets are a part of Cumulus Media, Inc. that operate in a single business segment and are not a stand-alone entity. The combined financial statements of the Markets reflect the assets, liabilities, revenue and expenses directly attributable to the Markets, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in invested equity and of cash flows for the Markets on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate, and management considers the allocations to be reasonable. The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in invested equity and cash flows of the Markets in the future or what they would have been had the Markets been a separate, stand-alone entity during the periods presented.
The Markets are functional business units of the Company, as such; the Company provides certain management and administrative services to the Markets. The costs of such services are reflected in the corporate allocation from Cumulus Media, Inc. line item in the accompanying combined statement of operations. Substantially all of the Markets’ cash balances are swept to the Company on a daily basis, where they are managed by the Company. As a result, all of the Markets’ charges and cost allocations covered by these centralized cash management functions were deemed to have been paid by the Markets to the Company, in cash, during the period in which the cost was recorded in the combined financial statements. In addition, all of the Markets’ cash receipts were advanced to the Company as they were received. The excess of cash receipts advanced over the charges and cash allocation is reflected as net distributions to Cumulus Media, Inc. in the combined statements of invested equity and cash flows.
The invested equity from Cumulus Media, Inc. caption represents the net investment in the Markets from the Company. These investments primarily include the balance sheet portion of intercompany transactions with the Company, including among other items, the allocation of consolidated corporate general and administrative expenses (See below).
Balances included in the long-term debt captions of the combined balance sheet, interest expense and the loss on early extinguishment of debt captions of the combined statement of operations represent an allocation of the Company’s consolidated balances to the Markets derived from the their total assets as a percentage of the Company’s consolidated assets.

SELECTED MARKETS OF CUMULUS MEDIA INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Balances included in the corporate allocation from Cumulus Media, Inc. caption of the combined statement of operations represents an allocation of the Company’s consolidated corporate and general and administrative expense to the Markets derived from their total net revenue as a percentage of the Company’s consolidated net revenue. Corporate expenses that were allocated primarily consisted of salaries and other compensation related expenses (including stock-based compensation) and rent expense.
The Markets consider all transactions with the Company to be financing transactions, which are presented as net distributions to Cumulus Media, Inc. in the accompanying combined statement of cash flows.
Reportable Segment
The Markets operate under one reportable business segment, radio broadcasting, for which segment disclosure is consistent with the management decision-making process that determines the allocation of resources and the measurement of performance.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Markets evaluate its estimates, including those related to bad debts, goodwill and intangible assets, allocation of expenses from the Company, income taxes, contingencies, and litigation. The Markets base their estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates, including under different assumptions or conditions.
Cash and Cash Equivalents
The Markets consider all highly liquid investments with original maturities of three months or less to be cash equivalents.
Accounts Receivable, Allowance for Doubtful Accounts and Concentration of Credit Risk
Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Markets’ best estimate of the amount of probable credit losses in the Markets’ existing accounts receivable. The Markets determine the allowance based on several factors including the length of time receivables are past due, trends and current economic factors. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Markets do not have any off-balance-sheet credit exposure related to its customers.
In the opinion of management, credit risk with respect to accounts receivable is limited due to the large number of customers and the geographic diversification of the Markets’ customer base. The Markets perform ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible accounts receivable are maintained.
Property and Equipment
Property and equipment are stated at cost. Property and equipment acquired in business combinations are recorded at their estimated fair values on the date of acquisition under the purchase method of accounting. Equipment under capital leases is stated at the present value of minimum lease payments.

SELECTED MARKETS OF CUMULUS MEDIA INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease. Depreciation of construction in progress is not recorded until the assets are placed into service.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.
Intangible Assets and Goodwill
The Markets’ intangible assets are comprised of broadcast licenses, certain other intangible assets and goodwill. Goodwill represents the excess of costs over fair value of assets of businesses acquired. Intangible assets and goodwill acquired in a business combination and determined to have an indefinite useful life, which include the Markets’ broadcast licenses, are not amortized, but instead tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.
In determining that the Markets’ broadcast licenses qualified as indefinite lived intangibles, management considered a variety of factors including the Federal Communications Commission’s (“FCC”) historical record of renewing broadcast licenses, the very low cost to the Markets of renewing such licenses, the relative stability and predictability of the radio industry and the relatively low level of capital investment required to maintain the physical plant of a radio station. The Markets evaluate the recoverability of its indefinite-lived assets, which include broadcasting licenses and goodwill, using judgments and estimates. Future events may impact these judgments and estimates. If events or changes in circumstances were to indicate that an asset’s carrying value is not recoverable, a write-down of the asset would be recorded through a charge to operations.
Revenue Recognition
Revenue is derived primarily from the sale of commercial airtime to local and national advertisers. Revenue is recognized as commercials are broadcast. Revenue presented in the financial statements are reflected on a net basis, after the deduction of advertising agency fees by the advertising agencies, usually at a rate of 15.0%, which is the industry standard.
Advertising Costs
Advertising costs are expensed as incurred. For the year ended December 31, 2012 the costs incurred were $0.1 million.
Local Marketing Agreements
In certain circumstances, the Markets may enter into a local marketing agreement (“LMA”) or time brokerage agreement with a FCC licensee of a radio station. In a typical LMA, the licensee of the station makes available, for a fee, airtime on its station to a party, which supplies programming to be

SELECTED MARKETS OF CUMULUS MEDIA INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

broadcast on that airtime, and collects revenue from advertising aired during such programming. Revenue earned and fees incurred pursuant to LMAs or time brokerage agreements are recognized at their gross amounts in the accompanying combined statement of operations.
As of December 31, 2012, the Markets operated 1 radio station under LMA. The station operated under LMA contributed $0.2 million to the combined net revenue of the Markets during the year ended December 31, 2012.
Trade Transactions
The Markets provide commercial airtime in exchange for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair value of the goods or services received. Trade revenue is recorded and the liability is relieved when commercials are broadcast and trade expense is recorded and the asset relieved when goods or services are consumed. Trade valuation is based upon management’s estimate of the fair value of the products, supplies and services received. For the year ended December 31, 2012 amounts reflected under trade transactions were trade revenue of $2.7 million and trade expenses of $2.9 million, respectively.
Income Taxes
The Markets’ results of operations have historically been included in the consolidated federal income tax returns of the Company. The income tax amounts reflected in combined financial statements have been allocated based on taxable income directly attributable to the Markets, resulting in a stand-alone presentation. The assumptions underlying the allocation of income taxes are reasonable. However, the amounts allocated for income taxes in the combined financial statements are not necessarily indicative of the amount of income taxes that would have been recorded had the Markets been operated as a separate, stand-alone entity.
The Markets use the liability method of accounting for deferred income taxes. Deferred income taxes are recognized for all temporary differences between the tax and financial reporting bases of the Markets’ assets and liabilities based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded for a net deferred tax asset balance when it is more likely than not that the benefits of the tax asset will not be realized. The Markets continue to assess the need for its deferred tax asset valuation allowance in the jurisdictions in which it operates. Any adjustment to the deferred tax asset valuation allowance is recorded in the income statement of the period that the adjustment is determined to be required. See Note 5, “Income Taxes” for further discussion.
Fair Values of Financial Instruments
The carrying values of accounts receivables, accounts payable and accrued expenses approximate fair value due to the short term to maturity of these instruments.
Accounting for National Advertising Agency Contract
The Markets have engaged Katz Media Group, Inc. (“Katz”) as its national advertising sales agent. The Markets’ contract with Katz has several economic elements that principally reduce the overall expected commission rate below the stated base rate. The Markets estimate the overall expected commission rate over the entire contract period and applies that rate to commissionable revenue throughout the contract period with the goal of estimating and recording a stable commission rate over the life of the contract.
The potential commission adjustments are estimated and combined in the accounts payable and accrued expenses caption of the combined balance sheet with the contractual termination liability. That liability is accreted to commission expense to effectuate the stable commission rate over the term of the Katz contract.

SELECTED MARKETS OF CUMULUS MEDIA INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The Markets’ accounting for and calculation of commission expense to be realized over the life of the Katz contract requires management to make estimates and judgments that affect reported amounts of commission expense in each period. Actual results in any period may differ from management’s estimates. Over the term of the contract with Katz, management updates its assessment of the effective commission expense attributable to national sales in an effort to record a consistent commission rate in each period.
Long-Term Debt
Long-term debt and related balances and activity in these financial statements represent allocations of the consolidated Company’s related balances and activity. The Company’s long-term debt at December 31, 2012 consists of First and Second Lien Term Loan Borrowings, net of discount, and 7.75% Senior Notes.
Adoption of New Accounting Standard
ASU 2011-08. In September 2011, the FASB issued ASU 2011-8, which amends ASC Topic 350, Intangibles—Goodwill and Other. The amendments in this ASU give companies the option to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of more than 50.0%) that the fair value of a reporting unit is less than its carrying amount. If a company concludes that this is the case, it must perform the two-step goodwill impairment test. Otherwise, a company is not required to perform this two-step test. Under the amendments in this ASU, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. The Markets adopted this guidance effective January 1, 2012. The adoption of this guidance did not have an impact on the Markets’ combined financial statements.
Recent Accounting Pronouncement
ASU 2012-02. In July 2012, the FASB issued ASU 2012-02. The amendments in this ASU give companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired rather than calculating the fair value of the indefinite-lived intangible asset. It is effective prospectively for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this guidance is not expected to have an impact on the Markets’ combined financial statements.
2. Property and Equipment
Property and equipment consists of the following as of December 31, 2012 (dollars in thousands):

	Estimated Useful Life	2012
Land		$3,097
Broadcasting and other equipment	3 to 7 years	22,111
Computer and capitalized software costs	1 to 3 years	1,059
Furniture and fixtures	5 years	2,055
Leasehold improvements	5 years	732
Buildings	20 years	7,901
Construction in progress		27
		36,982
Less: accumulated depreciation		(24,745)
		$12,237

SELECTED MARKETS OF CUMULUS MEDIA INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Depreciation expense for the year ended December 31, 2012 was $1.5 million.
3. Intangible Assets and Goodwill
The following tables present the changes in intangible assets and goodwill for the year ended December 31, 2012 (dollars in thousands):

	Indefinite-Lived	Definite-Lived	Total
Intangible Assets:
Balance as of January 1, 2012	$62,540	$16,874	$79,414
Impairments	(1,156)	—	(1,156)
Amortization	—	(5,012)	(5,012)
Balance as of December 31, 2012	$61,384	$11,862	$73,246

There were no changes in goodwill during the year ended December 31, 2012.
The Markets have significant intangible assets recorded and these intangible assets are comprised primarily of broadcast licenses and goodwill acquired through the acquisition of radio stations. The Markets review the carrying value of its indefinite lived intangible assets and goodwill at least annually for impairment. If the carrying value exceeds the estimate of fair value, the Markets calculate impairment as the excess of the carrying value of goodwill over its estimated fair value and charge the impairment to results of operations. During the quarter ended December 31, 2012, the Markets recorded broadcast license impairments in two markets of $1.2 million to reduce their carrying values to their estimated fair values.
Total amortization expense related to the Markets’ intangible assets was $5.0 million for the year ended December 31, 2012. As of December 31, 2012, estimated future amortization expenses related to intangible assets subject to amortization were as follows (dollars in thousands):

2013	$3,871
2014	2,990
2015	2,307
2016	1,750
2017	944
Total other intangibles, net	$11,862

Goodwill
2012 Impairment Testing
The Markets perform their annual impairment testing of goodwill during the fourth quarter and on an interim basis if events or circumstances indicate that goodwill may be impaired. The calculation of the fair value of each reporting unit is prepared using an income approach and discounted cash flow methodology. As part of its overall planning associated with the testing of goodwill, the Markets determined that its geographic markets are the appropriate reporting unit.
During the fourth quarter of 2012, the Markets performed their annual impairment test. The assumptions used in estimating the fair values of reporting units are based on currently available data at the time the test is conducted and management’s best estimates and accordingly, a change in market conditions or other factors could have a material effect on the estimated values.
Step 1 Goodwill Test
The Markets performed its annual impairment testing of goodwill using a discounted cash flow analysis, an income approach. The discounted cash flow approach requires the projection of future cash

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“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

flows and the calculation of these cash flows into their present value equivalent via a discount rate. The Markets used an approximate five-year projection period to derive operating cash flow projections from a market participant view. The Markets made certain assumptions regarding future revenue growth based on industry market data and historical and expected performance. The Markets then projected future operating expenses in order to derive expected operating profits, which the Markets combined with expected working capital additions and capital expenditures to determine expected operating cash flows.
The Markets performed the Step 1 test and compared the fair value of each market to the carrying value of its net assets as of December 31, 2012. This test was used to determine if any of the markets had an indicator of impairment (i.e. the market net asset carrying value was greater than the calculated fair value of the market).
The discount rate employed in the fair value calculations in the Step 1 test in the markets was 9.5%. The Markets believe this discount rate was appropriate and reasonable for estimating the fair value of the markets.
For periods after 2012, the Markets projected annual revenue growth based on industry data and historical and expected performance. The Markets projected expense growth based primarily on the stations’ historical financial performance and expected growth. The Markets’ projections were based on then-current market and economic conditions and the Markets’ historical knowledge of the markets.
The Markets’ analysis determined that, based on its Step 1 goodwill test, the fair value of the markets containing goodwill balances exceeded their carrying value. Therefore, the Markets determined goodwill was appropriately stated as of December 31, 2012.
Indefinite Lived Intangibles (FCC Licenses)
The Markets perform its annual impairment testing of indefinite-lived intangibles (the Markets’ FCC licenses) during the fourth quarter of each year and on an interim basis if events or circumstances indicate that the asset may be impaired. As part of the overall planning associated with the indefinite-lived intangibles test, the Markets determined that the geographic markets are the appropriate unit of accounting for the broadcast license impairment testing.
For the annual impairment test of the Markets’ FCC licenses, including both AM and FM licenses, the Markets utilized the income approach, specifically the Greenfield Method, with the exception of two stations which the Markets were not operating as of the valuation date. A minimum value of fifty thousand dollars was estimated for the FCC licenses of these two non-operating stations. In completing the appraisals, the Markets conducted a thorough review of all aspects of the assets being valued.
The income approach measures value based on income generated by the subject property, which is then analyzed and projected over a specified time and capitalized at an appropriate market rate to arrive at the estimated value. The Greenfield Method isolates cash flows attributable to the subject asset using a hypothetical start-up approach.
The estimated fair values of the Markets’ FCC licenses represent the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the Markets and willing market participants at the measurement date. The estimated fair value also assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible and financially feasible.
A basic assumption in the Markets’ valuation of these FCC licenses was that these radio stations were new radio stations, signing on-the-air as of the date of the valuation. The Markets assumed the competitive situation that existed in those markets as of that date, except that these stations were just beginning operations. In doing so, the Markets bifurcated the value of going concern and any other assets acquired, and strictly valued the FCC licenses.

SELECTED MARKETS OF CUMULUS MEDIA INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In estimating the value of the licenses using a discounted cash flow analysis the Markets began with market revenue projections. Next, the Markets estimated the percentage of the market’s total revenue, or market share, that market participants could reasonably expect an average start-up station to attain, as the well as the duration (in years) required to reach the average market share. The estimated average market share was computed based on market share data, by type (i.e., AM and FM).
After market revenue and market shares have been estimated, operating expenses, including depreciation based on assumed investments in fixed assets and future capital expenditures, of a start-up station or operation are similarly estimated based on industry-average cost data. Appropriate estimated income taxes are then subtracted, estimated depreciation added back, estimated capital expenditures subtracted, and estimated working capital adjustments are made to calculate estimated free cash flow during the build-up period until a steady state or mature “normalized” operation is achieved.
The Markets discounted the net free cash flows using an after-tax weighted average cost of capital of 9.5%, and then calculated the total discounted net free cash flows. For net free cash flows beyond the projection period, the Markets estimated a perpetuity value, and then discounted the amounts to present values.
In order to estimate what listening audience share would be expected for each station by market, the Markets analyzed the average local commercial share garnered by similar AM and FM stations competing in those radio markets. The Markets made any appropriate adjustments to the listening share and revenue share based on the stations’ signal coverage within the market and the surrounding area population as compared to the other stations in the market. Based on the Markets’ knowledge of the industry and familiarity with similar markets, the Markets determined that approximately three years would be required for the stations to reach maturity. The Markets also incorporated the following additional assumptions into the discounted cash flow valuation model:
•
  the projected operating revenue and expenses through 2017;
•
  the estimation of initial and on-going capital expenditures (based on market size);
•
  depreciation on initial and on-going capital expenditures (the Markets calculated depreciation using accelerated double declining balance guidelines over five years for the value of the tangible assets necessary for a radio station to go on-the-air);
•
  the estimation of working capital requirements (based on working capital requirements for comparable companies);
•
  the calculations of yearly net free cash flows to invested capital; and
•
  amortization of the intangible asset—the FCC license (the Markets calculated amortization on a straight line basis over 15 years).
As a result of the annual impairment test conducted in the fourth quarter of 2012, the Markets recorded a non-cash impairment charge of approximately $1.2 million in 2012 to reduce the carrying value of FCC licenses in two markets to their estimated fair values.

SELECTED MARKETS OF CUMULUS MEDIA INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

4. Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consist of the following as of December 31, 2012 (dollars in thousands):

2012
Accounts payable	$207
Accrued employee costs	685
Accrued other	320
Accrued real estate taxes	108
Accrued interest	360
Total accounts payable and accrued expenses	$1,680

5. Long-Term Debt
First Lien and Second Lien Credit Facilities
The First Lien Facility consists of a $1.325 billion first lien term loan facility, net of an original issue discount of $13.5 million, maturing in September 2018 (the “First Lien Term Loan”), and a $300.0 million revolving credit facility, maturing in September 2016 (the “Revolving Credit Facility”). No amounts were outstanding under the Revolving Credit Facility as of December 31, 2012. The Second Lien Facility consists of a $790.0 million second lien term loan facility, net of an original issue discount of $12.0 million, maturing in September 2019 (the “Second Lien Term Loan”). On December 20, 2012, the Company entered into an amendment and restatement (the “Amendment and Restatement”) of its First Lien Facility, which had both a debt modification and extinguishment for accounting purposes. As a result, the Company wrote off $2.4 million of deferred financing costs related to the First Lien Facility which has been included in the “Loss on early extinguishment of debt” caption of the consolidated statement of operations for the year ended December 31, 2012. The Company also capitalized $0.8 million of deferred financing costs related to the Amendment and Restatement. At December 31, 2012, borrowings under the First Lien Term Loan bore interest at 4.5% per annum and borrowings under the Second Lien Term Loan bore interest at 7.5% per annum.
7.75% Senior Notes
On May 13, 2011, the Company issued $610.0 million aggregate principal amount of the 7.75% Senior Notes. Proceeds from the sale of the 7.75% Senior Notes were used to, among other things, repay the $575.8 million outstanding under the term loan facility under the Terminated Credit Agreement. Interest on the 7.75% Senior Notes is payable on each May 1 and November 1 of each year. The 7.75% Senior Notes mature on May 1, 2019.
The Markets are part of legal entities guaranteeing the First and Second Lien Term Loan Borrowings and 7.75% Senior Notes, however the Company has obtained releases from the lenders relieving the Markets from such guarantees upon completion of the Townsquare Transaction.

SELECTED MARKETS OF CUMULUS MEDIA INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

6. Income Taxes
Income tax expense from continuing operations for the year ended December 31, 2012 consisted of the following (dollars in thousands):

2012
Current income tax expense:
Federal	$2,895
State and local	765
Total current income tax expense	$3,660
Deferred tax expense:
Federal	$2,300
State and local	607
Total deferred tax expense	2,907
Total income tax expense	$6,567

Total income tax expense from continuing operations differed from the amount computed by applying the federal statutory tax rate of 40.5% for the year ended December 31, 2012 due to the following (dollars in thousands):

2012
Pretax income at federal statutory rate	$5,670
State income tax expense, net of tax benefit	892
Other	5
Net income tax expense	$6,567

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2012 are presented below (dollars in thousands):

2012
Current deferred tax assets:
Accounts receivable	$145
Noncurrent deferred tax assets:
Stock compensation cost	257
Property and equipment	194
451
Noncurrent deferred tax liabilities:
Intangible assets	17,893
Net noncurrent deferred tax liabilities	17,893
Net deferred tax liabilities	$17,297

Deferred tax assets and liabilities are computed by applying the federal income and estimated state tax rate in effect to the gross amounts of temporary differences.
The Markets file income tax returns in the United States federal jurisdiction and various states and cities. As such, an estimated federal and state income tax rate of 35% is being used.

SELECTED MARKETS OF CUMULUS MEDIA INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

7. Leases
The Markets have non-cancelable operating leases, primarily for land, tower space, office-space, certain office equipment and vehicles. The operating leases generally contain renewal options for periods ranging from one to ten years and require the Markets to pay all executory costs such as maintenance and insurance. Rental expense for operating leases was approximately $1.2 million for the year ended December 31, 2012.
Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2012 are as follows (in thousands):

Year Ending December 31:
2013	$1,161
2014	1,042
2015	1,130
2016	787
2017	682
Thereafter	3,543
$8,345

8. Commitments and Contingencies
Future Commitments
Effective December 31, 2009, the Company’s radio music license agreements with the two largest performance rights organizations, The American Society of Composers, Authors and Publishers (“ASCAP”) and Broadcast Music, Inc. (“BMI”), expired. In January 2010, the Radio Music License Committee (the “RMLC”), which negotiates music licensing fees for most of the radio industry with ASCAP and BMI, filed motions in the New York courts against these organizations on behalf of the radio industry, seeking interim fees and a determination of fair and reasonable industry-wide license fees. During 2010, the courts approved reduced interim fees for ASCAP and BMI. On January 27, 2012, the Federal District Court for the Southern District of New York approved a settlement between the RMLC and ASCAP concerning the fees payable covering the period January 1, 2010 through December 31, 2016. Included in the agreement is a $75.0 million industry fee credit against fees previously paid in 2010 and 2011, with such fees to be credited over the remaining period of the contract. The Markets began recognizing the ASCAP credits as a reduction in direct operating expenses on January 1, 2012. On August 28, 2012, the Federal District Court for the Southern District of New York approved a settlement between the RMLC and BMI concerning the fees payable covering the period January 1, 2010 through December 31, 2016. Included in the Company’s agreement is a $70.5 million industry fee credit against fees previously paid in 2010 and 2011, with such fees immediately available to the industry. The Markets recognized a full credit against such fees during 2012 in the amount of approximately $0.4 million.
The radio broadcast industry’s principal ratings service is Arbitron, which publishes surveys for domestic radio markets. The Markets remaining aggregate obligation under the agreements with Arbitron is approximately $4.6 million and is expected to be paid in accordance with the agreements through December 2017.
The Markets engage Katz Media Group, Inc. (“Katz”) as its national advertising sales agent. The national advertising agency contract with Katz contains termination provisions that, if exercised by the Markets during the term of the contract, would obligate the Markets to pay a termination fee to Katz, calculated based upon a formula set forth in the contract.

SELECTED MARKETS OF CUMULUS MEDIA INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Legal Proceedings
The Markets are currently, and expect that from time to time in the future it will be, party to, or a defendant in, various claims or lawsuits that are generally incidental to its business. The Markets expect that they will vigorously contest any such claims or lawsuits and believes that the ultimate resolution of any known claim or lawsuit will not have a material adverse effect on its combined financial position, results of operations or cash flows.
9. Subsequent Events
The combined financial statements of the Markets are derived from the consolidated financial statements of Cumulus Media, Inc. which issued its financial statements on March 18, 2013. Accordingly, the Markets have evaluated transactions for consideration as recognized subsequent events in the annual financial statements through the date of March 18, 2013. Additionally, the Markets have evaluated transactions that occurred as of the issuance of these financial statements, October 11, 2013, for purposes of disclosure of unrecognized subsequent events.

INDEPENDENT AUDITOR’S REPORT
To the Board of Managers
Townsquare Media, LLC
Greenwich, CT
Report on the Combined Financial Statements
We have audited the accompanying combined financial statements of fourteen Cumulus Media, Inc. (“Cumulus”) markets (collectively referred to as “Cumulus II”), which comprise the combined statement of operations, invested equity and cash flows for the period January 1, 2013 to November 13, 2013, and the related notes to the combined financial statements. These fourteen markets are a carve out of radio markets of Cumulus Media, Inc. (“Cumulus”).
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations of Cumulus II, and their cash flows for the period January 1, 2013 to November 13, 2013 in accordance with accounting principles generally accepted in the United States of America.
Emphasis-of-Matter
As disclosed in Note 1, the markets engage in extensive intercompany transactions with Cumulus. The markets rely on Cumulus for a significant portion of its administrative support for items such as corporate and general and administrative expense that primarily consist of salaries and other compensation related expenses (including stock-based compensation) and rent expense. These costs, which are incurred by Cumulus and its subsidiaries on behalf of the markets have been allocated to the markets and reflected in the combined financial statements using methodologies that management believes are reasonable and appropriate under the circumstances. The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the combined financial statements had the markets been an entity which operated independently of Cumulus. These transactions are presented in the combined financial statements as related party transactions, the net effect of which is presented within “Invested equity from Cumulus Media Inc.” on the combined statement of invested equity. All transactions recorded through the “Invested equity from Cumulus Media Inc.” are reflected as financing activities in the accompanying combined statement of cash flows.
/s/ McGladrey LLP
New York, NY
May 9, 2014

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
COMBINED STATEMENTS OF OPERATIONS
(Dollars in thousands)
FOR THE PERIOD FROM JANUARY 1, 2013 TO NOVEMBER 13, 2013

Revenue	$61,491
Operating expenses:
Direct operating expenses (excluding depreciation and amortization)	32,734
Corporate allocation from Cumulus Media, Inc. (including allocated stock-based compensation expense of $435)	2,484
Depreciation and amortization	4,439
Loss on exchange of assets or stations	3
Total operating expenses	39,660
Operating income	21,831
Other expense:
Interest expense, net	(6,839)
Loss on early extinguishment of debt	(199)
Income before income taxes	14,793
Provision for income taxes	5,956
Net income	$8,837

See notes to combined financial statements.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
COMBINED STATEMENT OF INVESTED EQUITY
(Dollars in thousands)

Balance, January 1, 2013	$24,566
Net income	8,837
Net distributions to Cumulus Media, Inc.	(16,317)
Balance, November 13, 2013	$17,086

See notes to combined financial statements.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
COMBINED STATEMENT OF CASH FLOWS
(Dollars in thousands)
FOR THE PERIOD FROM JANUARY 1, 2013 TO NOVEMBER 13, 2013

Cash flows from operating activities:
Net income	$8,837
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	4,439
Amortization of debt issuance costs/discounts	381
Provision for doubtful accounts	231
Stock-based compensation expense	435
Loss on sale of assets	1
Loss on early extinguishment of debt	199
Deferred income taxes	3,263
Changes in assets and liabilities:
Accounts receivable	37
Trade receivables	(534)
Accrued income taxes payable	2,693
Prepaid expenses and other current assets	246
Accounts payable and accrued expenses	(702)
Accrued interest	272
Trade payable	645
Other liabilities	(2)
Net cash provided by operating activities	20,441
Cash flows from investing activities:
Capital expenditures	(227)
Net cash used in investing activities	(227)
Cash flows from financing activities:
Net distributions to Cumulus Media, Inc	(16,317)
Repayment of long-term debt	(3,894)
Deferred financing costs	(3)
Net cash used in financing activities	(20,214)
Net change in cash	—
Cash at beginning of period	4
Cash at end of period	$4
Supplemental disclosures of cash flow information:
Interest paid	$6,081
Income taxes paid	135
Supplemental disclosures of non-cash flow information:
Trade revenue	$2,744
Trade expense	2,694

See notes to combined financial statements.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS
1. Description of Business, Basis of Presentation and Summary of Significant Accounting Policies:
Description of Business
Cumulus Media, Inc. (and its consolidated subsidiaries, except as the context may otherwise require, “Cumulus,” “Cumulus Media,” “we,” “us,” “our,” or the “Company”) is a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997.
On August 30, 2013, the Company entered into an agreement with Townsquare Media, LLC (“Townsquare”) pursuant to which the Company sold to Townsquare 53 radio stations in 12 small and mid-sized markets for approximately $238 million in cash (the “Cumulus II Transaction”) and swapped 15 radio stations in two small and mid-sized markets with Townsquare in exchange for five radio stations in Fresno, California.
The consummation of the Cumulus II Transaction was subject to various closing conditions, including regulatory approval by the Federal Communications Commission and closed effective November 13, 2013.
The accompanying financial statements represents the combined results of operations, changes in invested equity, and cash flows, of the 68 radio stations in 14 radio markets being transferred to Townsquare (the “Cumulus II Markets”) for the period from January 1, 2013 to November 13, 2013.
Basis of Presentation
The accompanying combined carve-out financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Cumulus II Markets were a part of Cumulus Media, Inc. that operate in a single business segment and are not a stand-alone entity. The combined financial statements of the Cumulus II Markets reflects revenue and expenses directly attributable to the Cumulus II Markets, as well as allocations deemed reasonable by management of the Company to present the combined financial results of operations, changes in invested equity, and cash flows for the Cumulus II Markets on a stand-alone basis. Management considers the allocation methodologies to be reasonable. The financial information included herein may not necessarily reflect the combined results of operations and cash flows of the Cumulus II Markets in the future or what they would have been had the Cumulus II Markets been a separate, stand-alone entity during the period presented.
The Cumulus II Markets were functional business units of the Company, as such; the Company provided certain management and administrative services to the Cumulus II Markets. The costs of such services are reflected in the corporate allocation from Cumulus Media, Inc. line item in the accompanying combined financial statements. Substantially all of the Cumulus II Markets’ cash balances were swept to the Company on a daily basis, where they were managed by the Company. As a result, all of the Cumulus II Markets’ charges and cost allocations covered by these centralized cash management functions were deemed to have been paid by the Cumulus II Markets in the statement of cash flows and the excess of such distributions over these costs have been reflected as net distributions to Cumulus Media, Inc. in the statement of invested equity. No interest was charged on such amounts forwarded to the Company or amounts paid by the Company on behalf of the Cumulus II Markets.
Interest expense in the combined statement of operations relates to long-term debt and represents an allocation of the Company’s consolidated long term debt balances to the Cumulus II Markets based on their total assets as a percentage of the Company’s consolidated assets, at the interest rate associated with such debt.
Balances included in the corporate allocation from Cumulus Media, Inc. caption of the combined statement of operations represent an allocation of the Company’s consolidated corporate and general and administrative expenses to the Cumulus II Markets derived from their total net revenue as a percentage of

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

the Company’s consolidated net revenue. Corporate expenses that were allocated primarily consisted of salaries and other compensation related expenses (including stock-based compensation) and rent expense.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Cumulus II Markets evaluate their estimates, including those related to bad debts, goodwill and intangible assets, allocation of expenses from the Company, income taxes, contingencies, and litigation. The Cumulus II Markets base their estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates, including under different assumptions or conditions.
Allowance for Doubtful Accounts and Concentration of Credit Risk
The allowance for doubtful accounts is the Cumulus II Markets’ best estimate of the amount of probable credit losses in the Cumulus II Markets’ existing accounts receivable. The Cumulus II Markets determine the allowance based on several factors including the length of time receivables are past due, trends and current economic factors. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Cumulus II Markets do not have any off-balance-sheet credit exposure related to its customers.
In the opinion of management, credit risk with respect to accounts receivable is limited due to the large number of customers and the geographic diversification of the Cumulus II Markets’ customer base. The Cumulus II Markets perform ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible accounts receivable are maintained.
Property and Equipment
Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements is amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease. Depreciation of construction in progress is not recorded until the assets are placed into service.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.
If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.
Intangible Assets and Goodwill
The Cumulus II Markets’ intangible assets are comprised of broadcast licenses, certain other intangible assets and goodwill. Goodwill represents the excess of costs over fair value of assets of businesses acquired. Intangible assets and goodwill acquired in a business combination and determined to have an

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

indefinite useful life, which include the Cumulus II Markets’ broadcast licenses, are not amortized, but instead tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.
In determining that the Cumulus II Markets’ broadcast licenses qualified as indefinite lived intangibles, management considered a variety of factors including the Federal Communications Commission’s (“FCC”) historical record of renewing broadcast licenses, the very low cost to the Cumulus II Markets of renewing such licenses, the relative stability and predictability of the radio industry and the relatively low level of capital investment required to maintain the physical plant of a radio station. The Cumulus II Markets evaluate the recoverability of their indefinite-lived assets, which include broadcasting licenses and goodwill, using judgments and estimates. Future events may impact these judgments and estimates. If events or changes in circumstances were to indicate that an asset’s carrying value is not recoverable, a write-down of the asset would be recorded through a charge to operations.
Revenue Recognition
Revenue is derived primarily from the sale of commercial airtime to local and national advertisers. Revenue is recognized as commercials are broadcast. Revenue presented in the financial statements are reflected on a net basis, after the deduction of advertising agency fees by the advertising agencies, usually at a rate of 15.0%, which is the industry standard.
Advertising Costs
Advertising costs are expensed as incurred. For the period ended November 13, 2013 the costs incurred were $0.03 million.
Local Marketing Agreements
In certain circumstances, the Cumulus II Markets may enter into a local marketing agreement (“LMA”) or time brokerage agreement with a FCC licensee of a radio station. In a typical LMA, the licensee of the station makes available, for a fee, airtime on its station to a party, which supplies programming to be broadcast on that airtime, and collects revenue from advertising aired during such programming. Revenue earned and fees incurred pursuant to LMAs or time brokerage agreements are recognized at their gross amounts in the accompanying combined statement of operations.
As of November 13, 2013, the Cumulus II Markets operated one radio station under LMA. The station operated under LMA contributed $0.1 million to the combined net revenue of the Cumulus II Markets during the period from January 1, 2013 to November 13, 2013.
Trade Transactions
The Cumulus II Markets provide commercial airtime in exchange for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair value of the goods or services received. Trade revenue is recorded and the liability is relieved when commercials are broadcast and trade expense is recorded and the asset relieved when goods or services are consumed. Trade valuation is based upon management’s estimate of the fair value of the products, supplies and services received. For the period from January 1, 2013 to November 13, 2013 trade transactions were compromised of trade revenue of $2.7 million and trade expenses of $2.7 million.
Income Taxes
The Cumulus II Markets’ results of operations have historically been included in the consolidated federal income tax returns of the Company. The income tax amount reflected in combined financial statements has been allocated based on taxable income directly attributable to the Cumulus II Markets, resulting in a stand-alone presentation. Management believes assumptions underlying the allocation of

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

income taxes are reasonable. However, the amounts allocated for income taxes in the combined financial statements are not necessarily indicative of the amount of income taxes that would have been recorded had the Cumulus II Markets been operated as a separate, stand-alone entity.
The Cumulus II Markets use the liability method of accounting for deferred income taxes. Deferred income taxes are recognized for all temporary differences between the tax and financial reporting bases of the Cumulus II Markets’ assets and liabilities based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded for a net deferred tax asset balance when it is more likely than not that the benefits of the tax asset will not be realized. The Cumulus II Markets continue to assess the need for its deferred tax asset valuation allowance in the jurisdictions in which it operates. Any adjustment to the deferred tax asset valuation allowance is recorded in the income statement of the period that the adjustment is determined to be required. See Note 4, “Income Taxes” for further discussion.
Accounting for National Advertising Agency Contract
The Cumulus II Markets have engaged Katz Media Group, Inc. (“Katz”) as its national advertising sales agent. The Cumulus II Markets’ contract with Katz has several economic elements that principally reduce the overall expected commission rate below the stated base rate. The Cumulus II Markets estimate the overall expected commission rate over the entire contract period and applies that rate to commissionable revenue throughout the contract period with the goal of estimating and recording a stable commission rate over the life of the contract.
The potential commission adjustments are estimated and combined in the accounts payable and accrued expenses caption of the combined balance sheet with the contractual termination liability. That liability is accreted to commission expense to effectuate the stable commission rate over the term of the Katz contract.
The Cumulus II Markets’ accounting for and calculation of commission expense to be realized over the life of the Katz contract requires management to make estimates and judgments that affect reported amounts of commission expense in each period. Actual results in any period may differ from management’s estimates. Over the term of the contract with Katz, management updates its assessment of the effective commission expense attributable to national sales in an effort to record a consistent commission rate in each period.
Long-Term Debt
Long-term debt and related balances and activity in these financial statements represents allocations of the consolidated Company’s related balances and activity. The Company’s long-term debt during the period January 1, 2013 to November 13, 2013 consisted of First Lien and Second Lien Term Loan Borrowings, net of discount, and 7.75% Senior Notes.
Recent Accounting Pronouncement
ASU 2012-02. In July 2012, the FASB issued ASU 2012-02. The amendments in this ASU give companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired rather than calculating the fair value of the indefinite-lived intangible asset. It is effective prospectively for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Cumulus II Markets adopted this guidance effective January 1, 2013. The adoption of this guidance did not have an impact on the Cumulus II Markets’ combined statement of operations.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

2. Intangible Assets and Goodwill
The Cumulus II Markets have significant intangible assets recorded and these intangible assets are comprised primarily of broadcast licenses and goodwill acquired through the acquisition of radio stations. The Cumulus II Markets review the carrying value of its indefinite lived intangible assets and goodwill at least annually for impairment. If the carrying value exceeds the estimate of fair value, the Cumulus II Markets calculate impairment as the excess of the carrying value of goodwill over its estimated fair value and charge the impairment to results of operations.
There were no changes to goodwill during the period January 1, 2013 to November 13, 2013.
Total amortization expense related to the Cumulus II Markets’ intangible assets was $3.2 million for the period from January 1, 2013 to November 13, 2013. As of November 13, 2013, estimated future amortization expenses related to intangible assets subject to amortization were as follows (dollars in thousands):

2013 (remainder)	$643
2014	2,990
2015	2,307
2016	1,750
2017	944
Total other intangibles, net	$8,634

Goodwill
Impairment Testing
The Cumulus II Markets perform their annual impairment testing of goodwill during the fourth quarter and on an interim basis if events or circumstances indicate that goodwill may be impaired. The calculation of the fair value of each reporting unit is prepared using an income approach and discounted cash flow methodology. As part of its overall planning associated with the testing of goodwill, the Cumulus II Markets determined that its geographic markets are the appropriate reporting unit.
Step 1 Goodwill Test
As of November 13, 2013, the Cumulus II Markets performed an impairment testing of goodwill using a discounted cash flow analysis, an income approach which employs the projection of future cash flows and the calculation of these cash flows into their present value equivalent via a discount rate. The Cumulus II Markets used an approximate five-year projection period to derive operating cash flow projections from a market participant view. The Cumulus II Markets made certain assumptions regarding future revenue growth based on industry market data and historical and expected performance. The Cumulus II Markets then projected future operating expenses in order to derive expected operating profits, which the Cumulus II Markets combined with expected working capital additions and capital expenditures to determine expected operating cash flows.
The discount rate employed in the fair value calculations in the Step 1 test in the markets was 10%. The Cumulus II Markets believe this discount rate was appropriate and reasonable for estimating the fair value of the markets.
The Cumulus II Markets’ analysis determined that, based on its Step 1 goodwill test, the fair value of the Cumulus II Markets containing goodwill balances exceeded their carrying value. Therefore, the Cumulus II Markets determined goodwill was appropriately stated as of November 13, 2013 and no charge for impairment was required.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Indefinite Lived Intangibles (FCC Licenses)
The Cumulus II Markets perform their annual impairment testing of indefinite-lived intangibles (the Cumulus II Markets’ FCC licenses) during the fourth quarter of each year and on an interim basis if events or circumstances indicate that the asset may be impaired. As part of the overall planning associated with the indefinite-lived intangibles test, the Cumulus II Markets determined that the geographic markets are the appropriate unit of accounting for the broadcast license impairment testing.
For the impairment test of the Cumulus II Markets’ FCC licenses, including both AM and FM licenses, the Cumulus II Markets utilized the income approach, specifically the Greenfield Method, with the geographic markets are the appropriate unit of accounting for the broadcast license impairment testing exception of two stations which the Cumulus II Markets were not operating as of the valuation date. A minimum value of fifty thousand dollars was estimated for the FCC licenses of these two non-operating stations. In completing the appraisals, the Cumulus II Markets conducted a thorough review of all aspects of the assets being valued.
The income approach measures value based on income generated by the subject property, which is then analyzed and projected over a specified time and capitalized at an appropriate market rate to arrive at the estimated value. The Greenfield Method isolates cash flows attributable to the subject asset using a hypothetical start-up approach.
The estimated fair values of the Cumulus II Markets’ FCC licenses represent the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the Cumulus II Markets and willing market participants at the measurement date. The estimated fair value also assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible and financially feasible.
A basic assumption in the Cumulus II Markets’ valuation of these FCC licenses was that these radio stations were new radio stations, signing on-the-air as of the date of the valuation. The Cumulus II Markets assumed the competitive situation that existed in those markets as of that date, except that these stations were just beginning operations. In doing so, the Cumulus II Markets bifurcated the value of going concern and any other assets acquired, and strictly valued the FCC licenses.
In estimating the value of the licenses using a discounted cash flow analysis the Cumulus II Markets began with market revenue projections. Next, the Cumulus II Markets estimated the percentage of the market’s total revenue, or market share, that market participants could reasonably expect an average start-up station to attain, as well as the duration (in years) required to reach the average market share. The estimated average market share was computed based on market share data, by type (i.e., AM and FM).
After market revenue and market shares have been estimated, operating expenses, including depreciation based on assumed investments in fixed assets and future capital expenditures, of a start-up station or operation are similarly estimated based on industry-average cost data. Appropriate estimated income taxes are then subtracted, estimated depreciation added back, estimated capital expenditures subtracted, and estimated working capital adjustments are made to calculate estimated free cash flow during the build-up period until a steady state or mature “normalized” operation is achieved.
The Cumulus II Markets discounted the net free cash flows using an after-tax weighted average cost of capital of 16%, and then calculated the total discounted net free cash flows. For net free cash flows beyond the projection period, the Cumulus II Markets estimated a perpetuity value, and then discounted the amounts to present values.
In order to estimate what listening audience share would be expected for each station by market, the Cumulus II Markets analyzed the average local commercial share garnered by similar AM and FM stations competing in those radio markets. The Cumulus II Markets made any appropriate adjustments to the listening share and revenue share based on the stations’ signal coverage within the market and the

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

surrounding area population as compared to the other stations in the market. Based on the Cumulus II Markets’ knowledge of the industry and familiarity with similar markets, the Cumulus II Markets determined that approximately three years would be required for the stations to reach maturity. The Cumulus II Markets also incorporated the following additional assumptions into the discounted cash flow valuation model:
•
  the projected operating revenue and expenses through 2017;
•
  the estimation of initial and on-going capital expenditures (based on market size);
•
  depreciation on initial and on-going capital expenditures (the Cumulus II Markets calculated depreciation using accelerated double declining balance guidelines over five years for the value of the tangible assets necessary for a radio station to go on-the-air);
•
  the estimation of working capital requirements (based on working capital requirements for comparable companies);
•
  the calculations of yearly net free cash flows to invested capital; and
•
  amortization of the intangible asset—the FCC license (the Cumulus II Markets calculated amortization on a straight-line basis over 15 years).
As a result of an interim impairment test conducted as of November 13, 2013, there was no impairment charge required to reduce the carrying value of the FCC licenses in the Cumulus II Markets.
3. Long-Term Debt
First Lien and Second Lien Credit Facilities
The Company’s First Lien Facility consists of a $1.3 billion first lien term loan facility, net of an original issue discount of $13.5 million, maturing in September 2018 (the “First Lien Term Loan”), and a $300.0 million revolving credit facility, maturing in September 2016 (the “Revolving Credit Facility”). No amounts were outstanding under the Revolving Credit Facility as of November 13, 2013. The Second Lien Facility consists of a $790.0 million second lien term loan facility, net of an original issue discount of $12.0 million, maturing in September 2019 (the “Second Lien Term Loan”). On May 1, 2013, the Company entered into an amendment and restatement (the “Amendment and Restatement”) of its First Lien Facility, which had both a debt modification and extinguishment for accounting purposes. As a result, the Company wrote off $6.7 million of deferred financing costs related to the
First Lien Facility which has been included in the “Loss on early extinguishment of debt” caption of the combined statement of operations for the period ended. The Company also capitalized $0.06 million of deferred financing costs related to the Amendment and Restatement. At November 13, 2013, borrowings under the First Lien Term Loan bore interest at 4.5% per annum and borrowings under the Second Lien Term Loan bore interest at 7.5% per annum.
7.75% Senior Notes
On May 13, 2011, the Company issued $610.0 million aggregate principal amount of the 7.75% Senior Notes. Proceeds from the sale of the 7.75% Senior Notes were used to, among other things, repay the $575.8 million outstanding under the term loan facility under the Terminated Credit Agreement. Interest on the 7.75% Senior Notes is payable on each May 1 and November 1 of each year. The 7.75% Senior Notes mature on May 1, 2019. The Cumulus II Markets allocated portion of such debt was $113 million at November 13, 2013 but was not assumed in the Townsquare Transaction.
The Cumulus II Markets were part of legal entities guaranteeing the First Lien Term Loan Borrowings and 7.75% Senior Notes; however the Company has obtained releases from the lenders relieving the Cumulus II Markets from such guarantees upon completion of the Townsquare Transaction.

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

4. Income Taxes
Provision for income taxes for the period ended November 13, 2013 consists of the following (dollars in thousands):

Current income tax expense:
Federal	$2,117
State and local	576
Total current income tax expense	2,693
Deferred tax expense:
Federal	$2,581
State and local	682
Total deferred tax expense	3,263
Total provision for income taxes	$5,956

Total income tax expense from continuing operations differed from the amount computed by applying the federal statutory tax rate of 35% for the period ended November 13, 2013 due to the following (dollars in thousands):

Pretax income at federal statutory rate	$5,177
State income tax expense, net of tax benefit	814
Other, net	(35)
Net provision for income taxes	$5,956

The tax effects of temporary differences in the recognition of revenue and expenses for financial accounting and income tax purposes arise primarily from the allowance for doubtful accounts, stock compensation cost, depreciation of property and equipment and amortization of intangible assets.
Deferred tax assets and liabilities are computed by applying the combined statutory tax rate in effect to the gross amounts of temporary differences.
5. Leases
The Cumulus II Markets have non-cancelable operating leases, primarily for land, tower space, office-space, certain office equipment and vehicles. The operating leases generally contain renewal options for periods ranging from one to thirty years and require the Cumulus II Markets to pay all executory costs such as maintenance and insurance. Rental expense for operating leases was approximately $1.0 million for the period from January 1, 2013 to November 13, 2013.
Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of November 13, 2013, which have been assumed by Townsquare are as follows (in thousands):

Year Ending December 31:
2013 (remainder)	$191
2014	1,396
2015	1,258
2016	971
2017	801
Thereafter	2,977
Total	$7,594

SELECTED MARKETS OF CUMULUS MEDIA, INC.
“COLLECTIVELY CUMULUS II MARKETS”
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

6. Commitments and Contingencies
Future Commitments
The radio broadcast industry’s principal ratings service is Nielsen, which publishes surveys for domestic radio markets. The Cumulus II Markets remaining aggregate obligation under the agreements with Nielsen is approximately $4.6 million and is expected to be paid in accordance with the agreements through December 2017.
The Cumulus II Markets engage Katz Media Group, Inc. as its national advertising sales agent. The national advertising agency contract with Katz contains termination provisions that, if exercised by the Cumulus II Markets during the term of the contract would obligate the Cumulus II Markets to pay a termination fee to Katz, calculated based upon a formula set forth in the contract.
7. Subsequent Events
The Company has considered subsequent events occurring through May 9, 2014, the date these financial statements was available to be issued. The Company is not aware of any subsequent events that would require recognition in the combined financial statements.

townsquare media
107.7 GNA TODAY'S COUNTRY
96.5 KVKI
97X QUAD CITIES' CLASSIC ROCK
92.7 / 96.9 WRRV THE NEW ROCK ALTERNATIVE
townsquare interactive
KTEM NEWSRADIO 14
THE 98.3 KEY 80s' 90s' & NOW
WPG TALK RADIO
NewsTalk 95.5
Mountain Jam
POWER 95.9
COUNTRY 106.5 WYRK
Q103 Albany's #1 ROCK Station
99.9 KTDY
NEWS TALK RADIO WOBM 1160 & 1310 AM
COMICS ALLIANCE
Q98.5
the Lake 92.9
Balloon Fest
NEW JERSEY 101.5
MY 103.5
DIFFUSER.FM
US 105
KOOL 107.9 FM Western Colorado's Greatest Hits
WGRD 97.9
KICKS 105.5 Today's Best Country
SCREEN CRUSH
99.9 THE POINT
B100 QUAD CITIES'
the Boot
EL PASO DOWNTOWN Street Fest
101.5 FM NEWS TALK 1290AM KGVO.COM
B93
TASTE OF COUNTRY
1470 WFNT
HOT 107.9
CARS 108
Loudwire
The BoomBox
PopCrush
ULTIMATE CLASSIC ROCK
92.9 THE TICKET
Q106.5
105.7 WJLT
K99
KALAMAZOO RIBFEST
106.1 KISS FM
KICKS 105.5
103 GBF
101.5 WPDH
1230 KEXO
WGRD 97.9
Kiss 103.1 fm
94.9 WHOM
Cajun RADIO
WBKR

Through and including August 17, 2014 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
8,333,333 Shares

Townsquare Media, Inc.
Class A Common Stock

P R O S P E C T U S

BofA Merrill Lynch
Jefferies
RBC Capital Markets
Guggenheim Securities
Macquarie Capital
July 23, 2014